                                                                    EXHIBIT 99.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                            WEST PALM BEACH DIVISION

                                    )
In re:                              )            Case No. 03-35966-BKC-PGH
                                    )
REPTRON ELECTRONICS, INC.,          )            Chapter 11
                                    )
           Debtor.                  )
                                    )
____________________________________)

                  FIRST AMENDED DISCLOSURE STATEMENT FOR SECOND
           AMENDED PLAN OF REORGANIZATION OF REPTRON ELECTRONICS, INC.
                                DECEMBER 17, 2003

                                 IMPORTANT DATES

Date by which Ballots must be received: JANUARY 9, 2004

Date by which objections to Confirmation of the Plan must be filed and served:
JANUARY 9, 2004

Hearing on Confirmation of the Plan: JANUARY 14, 2004

         THE FIRST AMENDED DISCLOSURE STATEMENT DATED NOVEMBER 17, 2003 (THE "DISCLOSURE STATEMENT") WAS APPROVED BY THE BANKRUPTCY COURT ON DECEMBER 17, 2003. ATTACHED TO THE DISCLOSURE STATEMENT IS THE SECOND AMENDED PLAN OF REORGANIZATION DATED DECEMBER 17, 2003 (THE "PLAN"). PLEASE READ BOTH DOCUMENTS CAREFULLY BEFORE VOTING ON THE PLAN. A BALLOT IS ENCLOSED. THE DEBTOR AND THE CREDITORS COMMITTEE URGE YOU TO VOTE TO ACCEPT THE PLAN.

                                                  TEW CARDENAS, LLP
                                                  Counsel to the Debtor
                                                  Thomas R. Lehman, P.A.
                                                  Lynn Maynard Gollin, Esq.
                                                  201 South Biscayne Blvd.
                                                  Miami Center, Suite 2600
                                                  Miami, Florida 33131-4336
                                                  Tel.: 305 536-1112
                                                  Fax : 305 536-1116

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                                                       Case No. 03-35966-BKC-PGH

         FIRST AMENDED DISCLOSURE STATEMENT OF REPTRON ELECTRONICS, INC.

         Reptron Electronics, Inc. (the "Debtor") transmits this First Amended Disclosure Statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code, 11 U.S.C. Sections 101 et seq., to each known holder of an Allowed Claim against or Equity Interest in the Debtor in Classes 3, 4, and 5 and to certain other persons who may request a copy. The purpose of this Disclosure Statement is to provide information deemed adequate by the United States Bankruptcy Court for the Southern District of Florida (the "Bankruptcy Court") for each holder of an Allowed Claim or Equity Interest who is impaired to make an informed decision in exercising its rights to vote for acceptance or rejection of the Second Amended Plan of Reorganization dated December 17, 2003, as amended at any time (the "Plan"), and filed by the Debtor with the Court. The Plan provides for a restructuring of the Debtor's outstanding debt and equity to increase its liquidity as described below and in the Plan.

         THE DEFINITIONS IN ARTICLE ONE OF THE PLAN ARE INCORPORATED BY REFERENCE IN THIS DISCLOSURE STATEMENT. DEFINED TERMS ARE CAPITALIZED. A HEARING ON CONFIRMATION OF THE PLAN IS SCHEDULED FOR JANUARY 14, 2004, 9:30 A.M., E.S.T., AT THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF FLORIDA. PARTIES IN INTEREST HAVE A RIGHT TO ATTEND AND PARTICIPATE AT THIS HEARING. YOUR OBJECTION TO THE PLAN MUST BE IN WRITING, FILED AND SERVED SO AS TO BE RECEIVED BY 4:00 P.M., E.S.T., ON JANUARY 9, 2004, IN ORDER TO BE HEARD AT THE HEARING. THIS HEARING DATE MAY BE ADJOURNED TO A DIFFERENT DATE WITHOUT FURTHER WRITTEN NOTICE PROVIDED.

         A VOTE FOR ACCEPTANCE OF THE PLAN BY THOSE HOLDERS OF A CLAIM OR INTEREST WHO ARE ENTITLED TO VOTE IS IMPORTANT. THE MANAGEMENT OF THE DEBTOR RECOMMENDS THAT THE HOLDERS OF ALLOWED CLAIMS AND INTERESTS VOTE IN FAVOR OF THE PLAN, AS THEY BELIEVE THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND INTEREST HOLDERS. ACCORDINGLY, CREDITORS AND INTEREST HOLDERS ARE URGED TO VOTE IN FAVOR OF THE PLAN. VOTING INSTRUCTIONS ARE SET FORTH AT PAGES 11 THROUGH 15 OF THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 4:00 P.M., E.S.T., ON JANUARY 9, 2004. CREDITORS AND INTEREST HOLDERS ARE URGED TO READ THE ENTIRE PLAN AND DISCLOSURE STATEMENT BEFORE VOTING.

         For the Plan to be confirmed, the Plan must be accepted by at least one non-insider impaired Class of Claims or Interests. A Claim or Interest that will not be repaid in full or as to which the legal rights are altered is impaired. A holder of an impaired Claim or Interest is entitled to vote to accept or reject the Plan if such impaired Claim or Interest has been Allowed under section 502 of the Bankruptcy Code, or temporarily allowed for voting purposes under Rule 3018 of the Bankruptcy Rules. For a Class of Claims or Interests to vote to accept the Plan, votes representing at least two-thirds in amount and more than one-half in number of Claims or Interests voted in that Class must be cast in favor of acceptance of the Plan.

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                                                       Case No. 03-35966-BKC-PGH

         As more completely described below, the Debtor is seeking acceptances from Holders of Allowed Claims or Interests in the following Classes:

                  CLASS 3 - TRADE CREDITORS

                  CLASS 4 - GENERAL UNSECURED CLAIMS

                  CLASS 5 - COMMON EQUITY INTERESTS

         Section 1129 of the Bankruptcy Code provides that, so long as one impaired Class of Claims accepts a plan (excluding any acceptance by the Debtor's "insiders," as defined in section 101(31) of the Bankruptcy Code), a debtor may seek confirmation, despite the rejection of the plan by one or more impaired Classes. This is typically called a "cramdown" plan. If an impaired Class rejects the Plan, no Claim or Equity Interest junior to the most senior rejecting Class may retain or receive property pursuant to the Plan unless the senior rejecting Class is paid in full or such junior Class provides a new contribution to the Debtor. For the Plan to be confirmed over the objections of a rejecting Class, the Court must find that the Plan does not unfairly discriminate against, and is fair and equitable to, the rejecting Class. The Debtor does not anticipate that it will need to seek Confirmation under the cramdown provisions, however, it believes it can successfully do so, if required. In the event that any Class of Claims or Interests designated herein as unimpaired is held to be impaired and therefore entitled to vote, the Debtor in its discretion may deem such Class to have been rejected, and may seek to confirm its Plan under section 1129(b) in lieu of soliciting votes.

         THIS DISCLOSURE STATEMENT DESCRIBES VARIOUS TRANSACTIONS CONTEMPLATED UNDER THE PLAN AND DESCRIBES CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION BUT IS NOT A SUBSTITUTE FOR THE PLAN, OR SUCH OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE DESCRIPTIONS CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION WHICH ARE EXHIBITS TO THIS DISCLOSURE STATEMENT ARE QUALIFIED BY SUCH EXHIBITS, WHICH SHOULD BE READ IN THEIR ENTIRETY. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. YOU ARE URGED TO STUDY THE PLAN IN FULL AND TO CONSULT WITH YOUR COUNSEL AND TAX ADVISORS ABOUT THE PLAN AND ITS IMPACT UPON YOUR LEGAL RIGHTS, INCLUDING POSSIBLE TAX CONSEQUENCES. PLEASE READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY BEFORE VOTING ON THE PLAN. THE TERMS OF THE PLAN SHALL GOVERN IN CASE OF ANY INCONSISTENCY BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT.

         THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR OF LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTOR OR INVOLVING ANY LEGAL EFFECTS OF THE REORGANIZATION OF THE DEBTOR OR CLAIMANTS HOLDING CLAIMS OR EQUITY INTEREST HOLDERS HOLDING INTERESTS. CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, BY ITS NATURE, IS

                                       3
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                                                       Case No. 03-35966-BKC-PGH

FORWARD LOOKING, CONTAINS PROJECTIONS WHICH MAY PROVE TO BE WRONG, OR WHICH MAY BE DIFFERENT FROM ACTUAL RESULTS.

         AS TO CONTESTED MATTERS, INFORMATION IN THIS DISCLOSURE STATEMENT IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS IN ANY LEGAL PROCEEDING, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN SUBMITTED BY THE DEBTOR'S MANAGEMENT, EXCEPT WHERE OTHER SOURCES ARE IDENTIFIED. THE MANAGEMENT OF THE DEBTOR AUTHORIZES NO REPRESENTATIONS CONCERNING THE DEBTOR, THE VALUE OF ITS PROPERTIES OR THE PLAN OTHER THAN THOSE IN THIS DISCLOSURE STATEMENT AND ACCOMPANYING DOCUMENTS OR, SUBSEQUENT TO A FILING BY THE DEBTOR UNDER THE BANKRUPTCY CODE, BY THE COURT. YOU SHOULD NOT RELY ON ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT. THE MANAGEMENT OF THE DEBTOR BELIEVES THAT THE CONTENTS OF THIS DISCLOSURE STATEMENT ARE COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS. HOWEVER, NEITHER THE DEBTOR'S MANAGEMENT, NOR ANY OTHER PARTY THAT CONSENTS TO THIS DISCLOSURE STATEMENT WARRANTS OR REPRESENTS THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS WITHOUT INACCURACY. IN PARTICULAR, THE FEASIBILITY OF THE PLAN IS SUBJECT TO A NUMBER OF ASSUMPTIONS WHICH MAY BE ALTERED BY EVENTS AND FORCES BEYOND THE DEBTOR'S CONTROL.

         THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, GENERALLY IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION" OR THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT.

         THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAVE BEEN MADE AS OF THE DATE OF THIS DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH IN THIS DISCLOSURE STATEMENT UNLESS SO SPECIFIED. ALTHOUGH THE DEBTOR HAS ENDEAVORED TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED EXCEPT FOR THE FINANCIAL STATEMENTS INCLUDED IN

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                                                       Case No. 03-35966-BKC-PGH

THE DEBTOR'S ANNUAL REPORT ON FORM 10-K INCLUDED AS EXHIBIT 2 TO THIS DISCLOSURE STATEMENT.

         THE PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE DEBTOR'S MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTOR'S CONTROL. THE DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR AS TO THE REORGANIZED DEBTOR'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, THE EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

         FOR NON U.S. HOLDERS ONLY: THE DISTRIBUTION OF THIS DISCLOSURE STATEMENT AND THE ISSUE OR TAKING UP OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS OUTSIDE THE UNITED STATES. NO ACTION HAS BEEN TAKEN BY THE DEBTOR THAT WOULD PERMIT AN OFFER OF ANY SECURITIES ISSUED UNDER THE PLAN OR POSSESSION OR DISTRIBUTION OF THIS DISCLOSURE STATEMENT IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED. PERSONS INTO WHOSE POSSESSION THIS DISCLOSURE STATEMENT COMES ARE REQUIRED BY THE DEBTOR TO INFORM THEMSELVES ABOUT AND TO OBSERVE SUCH RESTRICTIONS. IN ADDITION, THE DEBTOR RECOMMENDS THAT HOLDERS OR POTENTIAL HOLDERS OF SECURITIES UNDER THE PLAN CONSULT WITH THEIR OWN ADVISORS CONCERNING ANY LIMITATIONS ON THEIR RIGHT TO TRANSFER SUCH SECURITIES. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR ISSUE, OR THE SOLICITATION OF ANY OFFER TO BUY OR SUBSCRIBE FOR ANY SECURITIES BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. TO THE EXTENT THAT THE DEBTOR IS REQUIRED TO COMPLY WITH CERTAIN REQUIREMENTS OF JURISDICTIONS IN WHICH HOLDERS OF SECURITIES OF THE DEBTOR RESIDES DUE TO THE PARTICIPATION OF HOLDERS IN SUCH JURISDICTIONS IN ANY VOTE WITH RESPECT TO THE PLAN, THE DEBTOR SHALL NOT BE REQUIRED TO TAKE SUCH PARTICIPATION INTO ACCOUNT.

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                                                       Case No. 03-35966-BKC-PGH

                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
DISCLOSURE STATEMENT OF ELECTRONICS, INC................................................................           ii
EXHIBITS................................................................................................           ix
I.       OVERVIEW.......................................................................................           11
   A.    Proposed Restructuring.........................................................................           11
   B.    Summary of Proposed Distributions..............................................................           11
   C.    Voting Instructions and Confirmation of the Plan...............................................           11
   D.    Confirmation of the Plan With and Without Necessary Acceptances................................           14
   E.    Confirmation Hearing...........................................................................           14
II.      THE COMPANY/INDUSTRY...........................................................................           15
   A.    Business - General.............................................................................           15
   B.    The Electronic Manufacturing Services Industry.................................................           15
   C.    The Debtor's Electronic Manufacturing Services Business........................................           16
   D.    The Debtor's Properties........................................................................           19
   E.    Summary of Pre-Petition Capital Structure of the Debtor........................................           19
       1.    Congress Loan Agreement....................................................................           19
       2.    Other Secured Debt.........................................................................           20
         (a)    Gaylord Facility Claim..................................................................           20
         (b)    Hibbing Facility Claim..................................................................           20
         (c)    Tampa Facility Claim....................................................................           20
         (d)    Transamerica Claim......................................................................           21
         (e)    Miscellaneous Secured Claims............................................................           21
       3.    Old Notes..................................................................................           21
       4.    Non-Trade Vendor Unsecured Indebtedness....................................................           22
   F.    Events Precipitating Chapter 11 Petition.......................................................           22
       1.    The Weak Economy and Affect on Debtor's Operations.........................................           22
       3.    Sale of Distribution Business..............................................................           24
       4.    Sale of Module Division....................................................................           24
       5.    Reptron Officers' Agreements to Terminate Employment.......................................           24
       6.    Merger of Lake Superior Merger/Hibbing Electronics Corp into Reptron.......................           25

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                                                       Case No. 03-35966-BKC-PGH

   G.    Significant Events of the Chapter 11 Case........................................................................     25
       1.    DIP Facility and Amendments to Financing Statement...........................................................     25
       2.    Engagement of Professionals..................................................................................     26
       3.    First Day Motions............................................................................................     27
       4.    Shortened Claims Bar Date....................................................................................     28
       5.    Motions to Reject Executory Contracts and Commercial Leases..................................................     28
       6.    U.S. Trustee's Motion to Transfer Venue of the Debtor's Case.................................................     29
       7.    ACI/Consumer Rebate..........................................................................................     29
       8.    Administrative Expense Claims Bar Date.......................................................................     29
       9.    Record Date for Voting Purposes/Use of Master Ballots for Benefical Holders of Notes and Equity Interests....     30
       10.   Post-Petition Date Operations................................................................................     30
       11.   Power Memory Reclamation Motion..............................................................................     30
   H.    Historical Financial Statements..................................................................................     30
   I.    Management Discussion of Financial Results for Years Ended December 31, 2000, 2001 and 2002......................     31
III.     SUMMARY OF THE PLAN..............................................................................................     31
   A.    General Features of the Plan.....................................................................................     31
   B.    Unclassified Claims..............................................................................................     31
       1.    Administrative Expense Claims................................................................................     31
       2.    DIP Financing Claim..........................................................................................     33
       3.    Priority Tax Claims..........................................................................................     33
   C.    Classified Claims................................................................................................     33
       1.    Class 1 - Other Priority Claims..............................................................................     33
       2.    Class 2A - the Gaylord Facility Claim........................................................................     33
       3.    Class 2B - the Hibbing Facility Claim........................................................................     34
       4.    Class 2C - the Tampa Facility Claim..........................................................................     34
       5.    Class 2D - the Transamerica Claim............................................................................     34
       6.    Class 2E - Miscellaneous Secured Claims......................................................................     34
       7.    Class 2F - DIP Lender Letter of Credit Claim.................................................................     34
       8.    Class 3 - Trade Vendor Claims................................................................................     34
       9.    Class 4 - General Unsecured Claims...........................................................................     35
       10.   Class 5 - Common Equity Interests............................................................................     35
       11.   Class 6 - Other Equity Interests.............................................................................     35

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                                                       Case No. 03-35966-BKC-PGH

       12.   Executory Contracts and Leases......................................................................          35
   D.    Plan Implementation.....................................................................................          36
       1.    Transactions Contemplated by the Plan...............................................................          36
       2.    Continuation of Business Operations.................................................................          36
       3.    Management..........................................................................................          36
         (a)    Existing Management..............................................................................          36
         (b)    Proposed Board of Directors and Management.......................................................          37
         (c)    Proposed Management Stock Option Plan............................................................          38
         (d)    Proposed Severance Payments......................................................................          38
       4.    Exit Facility.......................................................................................          38
       5.    Discharge of The Debtor.............................................................................          39
       6.    Terms and Injunctions or Stays......................................................................          39
       7.    Exculpation.........................................................................................          39
       8.    Releases............................................................................................          40
       9.    Conditions to Closing...............................................................................          40
       10.   Waiver of Conditions Precedent......................................................................          41
       11.   Letter of Credit Obligations........................................................................          41
   E.    Objections to Claims....................................................................................          41
       1.    Disputed Claims.....................................................................................          41
       2.    No Distributions Pending Allowance..................................................................          41
       3.    Distributions After Allowance.......................................................................          41
IV.      FEASIBILITY OF THE PLAN.................................................................................          42
   A.    Long-Term Feasibility...................................................................................          42
   B.    Alternatives to the Plan and Liquidation Analysis.......................................................          43
       1.    Best Interests and Cramdown Test....................................................................          43
       2.    Liquidation Value of the Debtor.....................................................................          44
V.       RETENTION OF JURISDICTION...............................................................................          45
VI.      SECURITIES LAWS MATTERS.................................................................................          47
   A.    Bankruptcy Code Exemptions from Registration Requirements...............................................          47
   B.    Resales of New Issued Common Stock or New Notes.........................................................          47
VII.     CERTAIN RISK FACTORS TO BE CONSIDERED...................................................................          48

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                                                       Case No. 03-35966-BKC-PGH

   A.    Risk of Non-Confirmation of the Plan, Best Interests and Cramdown Test..................................          48
   B.    Risk that the Debtor will be unable to obtain an Exit Facility..........................................          49
   C.    Risk of Non-Occurrence of the Effective Date............................................................          49
   D.    Risk of Competitive Conditions..........................................................................          49
   E.    Risk Related to Projected Financial Information.........................................................          49
   F.    Risk Relating to Reorganized Debtor's Ability to Service Debt...........................................          50
   G.    Risk Relating to Listing New Issued Common Stock on an Exchange.........................................          50
   H.    Other Risk Factors......................................................................................          50
VIII.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.....................................................          50
   A.    Consequences to Holders of General Unsecured Claims.....................................................          51
       1.    Recapitalization Treatment..........................................................................          51
       2.    Recognition of Income or Loss.......................................................................          52
       3.    Treatment of Amounts Attributable to Interest.......................................................          52
       4.    Market Discount.....................................................................................          52
   B.    Consequences to Holders of Common Equity Interests......................................................          53
   C.    Consequences to Holders of Other Equity Interests.......................................................          53
   D.    Consequences to the Debtor..............................................................................          53
       1.    Cancellation of Indebtedness Income.................................................................          53
       2.    Limitation of NOL Carryovers and other Tax Attributes...............................................          54
       3.    U.S. Federal Alternative Minimum Tax................................................................          55
       4.    Deductions of Accrued Interest......................................................................          55
   E.    Importance of Obtaining Professional Assistance.........................................................          55
IX.      CONCLUSION..............................................................................................          55

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                                                       Case No. 03-35966-BKC-PGH

                 EXHIBITS TO FIRST AMENDED DISCLOSURE STATEMENT

EXHIBIT 1 - Second Amended Plan of Reorganization

EXHIBIT 2 - 2002 Annual Report on Form 10-K

EXHIBIT 3 - Projections for Reorganized Reptron through 2008

EXHIBIT 4 - Liquidation Analysis

EXHIBIT 5 - Balance Sheet of Reorganized Debtor on Effective Date

EXHIBIT 6 - Going Concern Valuation of Debtor's Business

EXHIBIT 7 - Debtor Post-Petition Operations for the Period October 28 to
            November 30, 2003

EXHIBIT 8 - Congress Financial Corp. November 17, 2003 Exit Financing Commitment
            Letter

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                                                       Case No. 03-35966-BKC-PGH

I.       OVERVIEW

         A.       Proposed Restructuring

         The Plan is premised on the restructuring of the Debtor's unsecured debt and equity structure. Specifically, existing Old Noteholders and other General Unsecured Creditors will receive a combination of 100% of New Notes and 95% of New Common Stock. The New Notes will have a maturity of five (5) years and will bear interest at the rate of 7% per annum during the first two (2) years following issuance and 8% per annum thereafter. Interest will be paid semi-annually in Cash. The principal will all be due at maturity. New Notes in the amount of $30 Million will be issued by the Reorganized Debtor under the New Indenture on the Initial Distribution Date in accordance with the terms of the Plan and the Intercreditor Agreement. Common Equity Interest holders will receive a pro rata share of 5% of New Common Stock. Other Equity Interests will be cancelled. Secured and Priority Claims will be paid in full or reinstated, as provided herein.

         B.       Summary of Proposed Distributions

         The following table summarizes distributions to be made under the proposed Plan. This is a brief summary only and should not be used as a substitute for reviewing the Plan. For a more complete description, claimants are advised to review "Classified Claims," Section [III.C] of this Disclosure Statement, "Classification of Claims Against and Interests in the Debtor,"
Section 3 of the Plan and "Treatment of Claims and Interests," Article IV of the Plan.

          Classification of Claims Against and Interests in The Debtor

CLASS               DESCRIPTION                                     STATUS
-----------------------------------------------------------------------------------------
 1        Other Priority Claims                          Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2A       Gaylord Facility Claim                         Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2B       Hibbing Facility Claim                         Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2C       Tampa Facility Claim                           Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2D       Transamerica Claim                             Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2E       Miscellaneous Secured Claims                   Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2F       DIP Lender Letter of Credit Claim              Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 3        Trade Vendor Claims                            Impaired, entitled to vote
-----------------------------------------------------------------------------------------
 4        General Unsecured Claims                       Impaired, entitled to vote
-----------------------------------------------------------------------------------------
 5        Common Equity Interests                        Impaired, entitled to vote
-----------------------------------------------------------------------------------------
 6        Other Equity Interests                         Impaired, deemed to reject, not
                                                         entitled to vote
-----------------------------------------------------------------------------------------

         C.       Voting Instructions and Confirmation of the Plan

         The ballot to be used to vote to accept or reject the Plan, together with a postage paid return envelope, is enclosed with all copies of this Disclosure Statement mailed to impaired creditors and Equity Interest holders whom the Debtor believes are entitled to vote. If you have Claims or Interests in more than one Class, you will receive a separate ballot for each Class of Claims or Interests. You must mark each ballot separately. BEFORE VOTING, YOU

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

                                                       Case No. 03-35966-BKC-PGH

SHOULD READ THIS DISCLOSURE STATEMENT, ITS EXHIBITS, INCLUDING THE PLAN, AND THE VOTING INSTRUCTIONS ACCOMPANYING THE BALLOT IN THEIR ENTIRETY. You should use only the ballot(s) sent to you with this Disclosure Statement to cast your vote for or against the Plan. YOU SHOULD COMPLETE, DATE AND SIGN YOUR BALLOT(S) AND FILE IT IN PERSON OR BY OVERNIGHT, EXPRESS OR FIRST CLASS MAIL.

         IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE DEBTOR AT THE ADDRESS LISTED ON THE BALLOT BY 4:00 O'CLOCK P.M., E.S.T., ON JANUARY 9, 2004. ANY QUESTIONS CONCERNING WHETHER YOU HAVE RECEIVED THE CORRECT BALLOT, OR CONCERNING THE BALLOT IN GENERAL, OR INQUIRIES IF NO BALLOT IS ATTACHED TO YOUR DISCLOSURE STATEMENT, SHOULD BE ADDRESSED TO MS. JEAN ST. JOHN, TEW CARDENAS, LLP, 201 SOUTH BISCAYNE BOULEVARD, SUITE 2600, MIAMI, FLORIDA 33131, (305) 536-1112. IDENTIFY YOURSELF AS CALLING OR WRITING CONCERNING REPTRON ELECTRONICS, INC. ONLY CREDITORS AND EQUITY INTEREST HOLDERS WHO RETURN THEIR EXECUTED BALLOTS BY THE DEADLINE WILL HAVE THEIR VOTES COUNTED. IF A BALLOT IS EXECUTED AND RETURNED WITHIN THE DEADLINE, BUT IS NOT VOTED FOR OR AGAINST THE PLAN, IT WILL NOT BE COUNTED. THE DEBTOR SHALL HAVE NO RESPONSIBILITY FOR CONTACTING YOU IF THERE ARE ERRORS OR OMISSIONS IN THE BALLOTS It RECEIVES.

         IN ACCORDANCE WITH BANKRUPTCY RULE 3017(D), THE DEBTOR WILL SEND BALLOTS TO INTERMEDIARIES HOLDING CLAIMS FOR OR ACTING ON BEHALF OF BENEFICIAL HOLDERS OF CLAIMS OR INTERESTS (COLLECTIVELY, THE "INTERMEDIARIES"). EACH INTERMEDIARY SHALL BE ENTITLED TO RECEIVE, UPON REQUEST MADE TO THE DEBTOR PRIOR TO DECEMBER 23, 2003, REASONABLY SUFFICIENT COPIES OF BALLOTS TO DISTRIBUTE TO THE BENEFICIAL OWNERS OF THE CLAIMS AND INTERESTS FOR WHICH IT IS AN INTERMEDIARY, AND THE DEBTOR SHALL BE RESPONSIBLE FOR AND SHALL PAY EACH SUCH INTERMEDIARY'S REASONABLE COSTS AND EXPENSES ASSOCIATED WITH THE DISTRIBUTION OF COPIES OF BALLOTS TO THE BENEFICIAL OWNERS OF SUCH CLAIMS AND INTERESTS AND THE TABULATION OF THE BALLOTS.

         The Bankruptcy Court has established December 17, 2003 as the record date for determining the holders of Old Notes and holders of Common Equity Interests entitled to vote on the Plan. Only holders of Allowed Claims or Interests in impaired Classes are entitled to vote on the Plan. An impaired Class accepts the Plan if at least two-thirds in amount and more than one-half in number of the Allowed Claims or Interests in the Class that are actually voted are cast in favor of the Plan. Holders of Allowed Claims or Interests that do not vote are not counted as having voted either for or against the Plan.

         If the voting members of an impaired Class(1) do not vote for the Plan, but the Class nonetheless votes for the Plan by at least the requisite majorities, the Plan at a minimum must

(1) A Class that is not impaired under the Plan is conclusively presumed to have accepted the Plan. Solicitation of acceptance from unimpaired Creditors thus is not required and is not being undertaken. In this case, classes 1, 2A, 2B, 2C, 2D, 2E, and 2F are conclusively presumed to have accepted the Plan.

                                                       Case No. 03-35966-BKC-PGH

provide that each member of the Class will receive property of a value, as of the Closing Date, that is not less than the amount such Class members would receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code. The Debtor believes this requirement is met with respect to every Class proposed under the Plan. See "Alternatives to the Plan and Liquidation Analysis," Section IV.B.

         THE BAR DATE FOR FILING PROOFS OF CLAIM WAS SHORTENED BY ORDER OF THE BANKRUPTCY TO DECEMBER 31, 2003. The Debtor may object to Proofs of Claim filed by certain holders of Claims or Interests, may object to certain Claims listed in their Schedules, and/or may seek to equitably subordinate certain Claims. PERSONS WHOSE CLAIMS ARE DISPUTED AT THE DEADLINE FOR VOTING MAY VOTE ON OR OTHERWISE PARTICIPATE IN DISTRIBUTIONS UNDER THE PLAN ONLY TO THE EXTENT THAT THE COURT ALLOWS THEIR CLAIMS. THE COURT MAY TEMPORARILY ALLOW A CLAIM FOR VOTING PURPOSES, BUT THE BURDEN IS ON THE HOLDER OF A CLAIM TO WHICH AN OBJECTION HAS BEEN FILED OR WHICH IS DISPUTED IN THE SCHEDULES TO BRING SUCH A MOTION. The Debtor's Schedules, which list the amounts and characterization of Claims against and Interests in the Debtor, can be inspected at the United States Bankruptcy Court for the Southern District of Florida, Fort Lauderdale Division, 299 East Broward Boulevard, Fort Lauderdale, Florida 33301.

         YOUR BALLOT DOES NOT SET FORTH A CLAIM AMOUNT. WHETHER OR NOT YOU FILL IN AN AMOUNT, THE DEBTOR WILL ONLY COUNT YOUR BALLOT IN THE AMOUNT OF YOUR ALLOWED CLAIM ON JANUARY 9, 2004, OR INTEREST ON DECEMBER 17, 2003. YOU MAY NEED TO FILE A MOTION TO ESTIMATE YOUR CLAIM FOR VOTING PURPOSES IF YOU BELIEVE THE DEBTOR DISPUTES THE AMOUNT OF YOUR CLAIM.

         It is important that all holders of Claims and Interests that are entitled to vote exercise their right to vote to accept or reject the Plan. Even if you do not accept the Plan, you may be bound by the Plan if the requisite holders of Claims and Interests in your Class vote to accept the Plan.

         As set forth above, any Claim or Interest as to which an objection has been filed is not entitled to vote unless the Bankruptcy Court (upon application of the holder to whose Claim or Interest an objection has been made) temporarily allows such Claim or Interest in an amount that it deems proper for the purpose of accepting or rejecting the Plan. Any such application must be heard and finally determined by the Bankruptcy Court on or before January 9, 2004, the deadline for casting ballots. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not solicited or made in good faith or in accordance with the provisions of the Bankruptcy Code.

         The allowance of any Claim or Interest for purposes of voting on the Plan shall not constitute an allowance of the Claim of Interest for purposes of receiving any distribution pursuant to the Plan. Similarly, any references in the Plan or Disclosure Statement to any Claims or Interests shall not constitute an admission of the existence, nature, extent or the allowance of any Claims or Interests, unless specifically stated otherwise.

         This Plan is the result of extensive negotiation between the Debtor and the Ad Hoc Committee. See Section II.F.1. below. The Debtor and the Creditors Committee believe there is

                                                       Case No. 03-35966-BKC-PGH

no alternative Plan possible at this time which would provide a greater return to creditors and existing shareholders. For this reason, the Debtor and the Creditors Committee strongly urge you to vote in favor of the Plan.

         D.       Confirmation of the Plan With and Without Necessary
                  Acceptances

         Under section 1129(b) of the Bankruptcy Code, if one or more Classes of impaired Claims or Interests do not accept the Plan or are deemed to reject the Plan, the Bankruptcy Court may confirm the Plan only if the Bankruptcy Court finds that the Plan (1) was accepted by at least one Class of impaired Claims (determined without including any acceptance of the Plan by an insider), and (2) does not discriminate unfairly against and is fair and equitable as to all non-accepting impaired Classes. These requirements mean that the Bankruptcy Court must find that, unless all members of a non-accepting impaired Class receive full payment of their respective Claims, no Class that is junior in priority to the non-accepting impaired Class may receive anything under the Plan. The Debtor intends to amend the Plan, if necessary, and seek Confirmation under this standard if there are non-accepting Classes. In the event that any Class of Claims designated herein as unimpaired is held to be impaired and therefore entitled to vote, the Debtor in its discretion may deem such Class to have been rejected, and may seek to confirm its Plan under section 1129(b) of the Bankruptcy Code in lieu of soliciting votes.

         E.       Confirmation Hearing

         Section 1128 of the Bankruptcy Code requires the Court, after notice, to hold a hearing on Confirmation of the Plan (the "Confirmation Hearing").
Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

         The Confirmation Hearing in respect of the Plan has been scheduled for January 14, 2004, at 9:30 a.m., E.S.T., in the courtroom of the Honorable Paul
G. Hyman, United States Bankruptcy Court, Federal Building, 701 Clematis Street, West Palm Beach, Florida 33401. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and specify in detail the name and address of the objecting party, all grounds for the objection, and the amount of the Claim or Interest held by the objecting party. Objections must be accompanied by a memorandum setting forth the law and facts relied upon in making the objection.

         An objection to Confirmation must be filed with the Bankruptcy Court and served upon all parties who have filed a demand for service under Bankruptcy Rule 2002(i), and upon the following parties, together with proof of service, such that the objection is received no later than 4:00 p.m., E.S.T., on January 9, 2004:

                                                       Case No. 03-35966-BKC-PGH

Tew Cardenas LLP                          Andrews & Kurth L.L.P.
Thomas R. Lehman, Esq.                    Richard Baumfield, Esq.
Lynn Maynard Gollin, Esq.                 450 Lexington Avenue
201 South Biscayne Blvd., Suite 2600      New York, NY 10017
Miami, Florida  33131-4336                Tel.: (212) 850-2800
Tel.: 305 536-1112                        Fax: (212) 850-2929
Fax: 305 536-1116
                                          Counsel to the Creditors Committee
Counsel to the Debtor

Heidi A. Feinman, Senior Attorney         Greenberg Traurig, P.A.
Office of the U.S. Trustee                Brian K. Gart, Esq.
Room 1204                                 401 East Las Olas Boulevard #2000
51 S. W. First Avenue                     Fort Lauderdale, Florida 33301
Miami, Florida  33130                     Tel.: (954) 786-8212
Tel.: (305) 536-7285                      Fax:  (954) 759-5512
Fax.: (305) 536-7360

                                          Counsel for CIT Group/Business Credit,
                                          Inc.

II.      THE COMPANY/INDUSTRY

         A.       Business - General

         The Debtor was incorporated under the laws of Michigan in 1973 and reincorporated under the laws of Florida in 1993. The Debtor's principal executive offices are located at 13700 Reptron Boulevard, Tampa, Florida 33626, and its telephone number is (813) 854-2000. The Debtor is an electronics manufacturing services ("EMS") company comprised of Reptron Manufacturing Services and Reptron Display and Systems Integration.

         B.       The Electronic Manufacturing Services Industry

         The EMS industry has experienced rapid changes over the past several years as an increasing number of original equipment manufacturers ("OEMs") have chosen to outsource printed circuit board assemblies and display product integration and assembly to electronics manufacturing specialists such as Reptron Manufacturing Services and Reptron Display and System Integration. Factors driving OEMs to favor outsourcing to electronics manufacturing specialists include:

         - Reduced Time to Market. Because of the intense competitive pressures and rapidly progressing technology in the electronics industry, OEMs are faced with increasingly short product life-cycles and therefore have a growing need to reduce the time required to bring a product to market. OEMs can reduce their time to market by using an electronics manufacturer's established manufacturing expertise and infrastructure.

         - Minimized Capital Investment. As electronic products have become more technologically advanced, the manufacturing process has become increasingly automated and highly intricate, and manufacturers have had to invest in new

                                                       Case No. 03-35966-BKC-PGH

                  capital equipment at an accelerated rate. By outsourcing to electronics manufacturing specialists, OEMs are able to lower their investment in inventory, facilities and equipment, thereby enabling them to allocate capital to other activities such as sales and marketing and research and development.

         - Focused Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs increasingly seek to focus their resources on activities and technologies that add greater value. By offering turnkey manufacturing services and comprehensive electronic assembly, electronics manufacturing specialists permit OEMs to focus on their core business activities, such as product development and marketing.

         - Access to Leading Edge Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex. OEMs desire to work with electronics manufacturing specialists in order to gain access to their technological expertise in process development and control.

         -        Improved Inventory Management and Purchasing Power.
                  Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life-cycles, large investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. Electronics manufacturing specialists are able to manage both procurement and inventory, and have demonstrated proficiency in purchasing components at improved pricing.

         - Access to Low Cost Manufacturing. The rapid move towards globalization has caused the electronics industry to be more competitive than ever before. Therefore, OEMs require access to low cost manufacturing regions. Many Electronic Manufacturing Services providers have established facilities in these low cost regions to facilitate access to low cost manufacturing.

         C.       The Debtor's Electronic Manufacturing Services Business

         The Debtor's Electronic Manufacturing Services segment includes Reptron Manufacturing Services and Reptron Display and System Integration. The Debtor entered the EMS business through an acquisition in 1986. Reptron Manufacturing Services currently operates from three locations and represents approximately 94% of the total 2002 EMS sales. Reptron Display and System Integration was acquired in 1999 and operates from a single facility. Reptron Display and Systems Integration represents approximately 6% of total 2002 EMS sales.

         Reptron Manufacturing Services provides turnkey manufacturing services, including the purchase of customer-specified components from its extensive network of component suppliers, assembly of components on printed circuit boards, performance of post-production testing and in certain instances total box build assembly. Reptron Manufacturing Services attempts to perform as much of a given manufacturing process as is feasible and generally does not perform

                                                       Case No. 03-35966-BKC-PGH

labor-only, consignment assembly functions unless management believes that such engagements may provide a direct route to turnkey contracts. Typical manufacturing engagements include medium to high volume assembly of complex products.

         Reptron Manufacturing Services provides design-for-manufacturability engineering services as well as surface mount technology ("SMT") conversion, pin through hole ("PTH") interconnection technologies and printed circuit board layout services for existing products. Reptron Manufacturing Services also provides test process design capabilities that include the design and development of test fixtures and procedures and software for both in-circuit tests and functional tests of circuit boards, components and products.

         The inherent scheduling and procurement challenges in medium volume production of a large number of different circuit board assemblies requires a high level of expertise in material procurement. Reptron Manufacturing Services obtains its electronic components from a wide variety of manufacturers and distributors, and is able to manage its materials procurement and inventory management functions.

         Reptron Display and Systems Integration performs product assembly services for products that include flat panel display technology. It provides various forms of engineering, product burn-in, clean room environments and other services. The Debtor believes that this total service approach promotes customer loyalty.

         Reptron Manufacturing Services follows a well-defined marketing strategy, which includes the following key elements:

         - Target Customers Requiring Complex Printed Circuit Board Assemblies. Reptron Manufacturing Services focuses on complex assemblies in medium-to-high volumes for customers primarily in the telecommunications, healthcare, industrial/instrumentation, banking and office products industries. Reptron Manufacturing Services does not manufacture extremely high volume printed circuit board assemblies for the personal computer, consumer products or automotive industries. Reptron Manufacturing Services targets customers requiring a high number of different circuit board assemblies, thereby seeking to minimize its exposure to any one product made for a specific customer. Reptron Manufacturing Services focuses on the medium-to-high volume batch business because of its reduced volatility. Reptron Manufacturing Services gains access to a significant number of these kinds of customers through its direct sales force and independent manufacturer's representatives.

         - Target Customer Relationships where Reptron Manufacturing Services is the Primary Source. Reptron Manufacturing Services seeks engagements with customers that have decided to strategically outsource substantially all circuit board assembly. Consequently, Reptron Manufacturing Services markets its services as a "partnership" with the customer and encourages the customer to view Reptron Manufacturing Services as an extension of its own manufacturing capabilities. Reptron Manufacturing Services attempts to avoid relationships where Reptron Manufacturing Services is used as an overflow supplier to manage peak volume requirements.

                                                       Case No. 03-35966-BKC-PGH

         - Maintain a Diverse Customer and Industry Base. Reptron Manufacturing Services targets customers primarily in the telecommunications, medical, industrial/instrumentation, banking and office products industries and seeks to maintain a diversity of customers among these industries and within each industry. In addition, Reptron Manufacturing Services believes that the industries that it targets make products that generally have longer life cycles, more stable demand and less price pressure compared to consumer oriented products. Nevertheless, Reptron Manufacturing Services' customers from time to time, experience downturns in their respective businesses resulting in fluctuations in demand for Reptron Manufacturing Services' services.

         - Target Customers Seeking Value-Added Services. Reptron Manufacturing Services offers a wide variety of services in addition to circuit board assembly and total product assembly. Theses services include various forms of engineering and inventory control programs. Reptron Manufacturing Services seeks to include its services offering in customer engagements to avoid a commodity service business model. The Debtor believes that selling these value-added services promotes customer longevity and more profitable customer engagements.

         The marketing cycle for customers meeting these criteria typically spans six-to-twelve months. Additionally, the start-up phase for an engagement may run an additional six months. Typically, during this phase, significant investments are made by Reptron Manufacturing Services and the customer to successfully launch a high number of different, complex circuit board assemblies. Reptron Manufacturing Services works closely with its customers in all phases of design, start-up and production, and through this cooperative effort develops a close working relationship with the customer. These relationships, and the investments made both in time and financial resources by the customer and Reptron Manufacturing Services, the Debtor believes, promotes long-term customer loyalty.

         Reptron Manufacturing Services seeks to maintain diversity within its customer base and industries served. During 2002, Reptron Manufacturing Services' largest three customers represented 22%, 10% and 8%, respectively of Reptron Manufacturing Services' 2002 net sales. During 2001, Reptron Manufacturing Services' largest three customers represented 18%, 11% and 6%, respectively of Reptron Manufacturing Services' 2001 net sales. The following table sets forth the principle industries and the percentage of Reptron Manufacturing Services sales derived from various industries for 2002 and 2001.

          INDUSTRY              2002 % OF SALES          2001 % OF SALES
--------------------------      ---------------          ---------------
Medical                               26%                      22%
Semiconductor Equipment                5%                      14%
Industrial/Instrumentation            16%                      18%
Telecommunications                    16%                      15%
Banking                               14%                      21%
Government                            11%                       0%
Office Products                        5%                       5%
Other                                  7%                       5%

                                                       Case No. 03-35966-BKC-PGH

         D.       The Debtor's Properties

         Reptron Manufacturing Services operates three plants. These manufacturing facilities are equipped with advanced SMT assembly equipment and PTH insertion equipment.

         The Gaylord, Michigan 80,000 square foot manufacturing facility (the "Gaylord Facility") is owned by the Debtor and was constructed in 1988. The Gaylord Facility accounted for approximately 29% of Reptron Manufacturing Services' 2002 net sales.

         The Tampa, Florida 150,000 square foot manufacturing and corporate headquarters facility (the "Tampa Facility") is owned by the Debtor and was completed in the first quarter of 1997. The Tampa Facility is occupied by the Tampa Reptron Manufacturing Services plant and the Debtor's corporate headquarters. The Tampa Facility accounted for approximately 33% of 2002 Reptron Manufacturing Services' net sales.

         Reptron Manufacturing Services leases six buildings in Hibbing, Minnesota, which total 127,000 square feet. These buildings house manufacturing and administrative offices for the Reptron Manufacturing Services operation. The leased premises were acquired by the Debtor when it purchased the assets of Hibbing Manufacturing Corporation. The real property was, and continues to be owned by a partnership comprised of four individuals who managed the operations of the Hibbing Manufacturing Corporation and are now employed by Reptron Manufacturing Services. Additionally, the Debtor owns a 40,300 square foot building in Hibbing, Minnesota which is occupied by Reptron Manufacturing Services (the "Hibbing Facility"). The Hibbing Facility and related buildings accounted for approximately 38% of Reptron Manufacturing Services' 2002 net sales

         Reptron Display and System Integration operates from a 40,000 square foot leased facility in Fremont, California (the "Fremont Facility"). The Fremont Facility houses the manufacturing and administrative offices for the Reptron Display and System Integration operation in Fremont. The lease on the Freemont Facility expires in July 2004.

         E.       Summary of Pre-Petition Capital Structure of the Debtor

                  1.       Congress Loan Agreement

         As of the Petition Date, the Debtor and Congress Financial Corporation, as agent for certain lenders identified therein ("Congress"), were parties to that certain Loan and Security Agreement dated October 10, 2002, as amended (the "Congress Loan Agreement"), by which Congress initially made available to Debtor a $60 million revolving credit facility through October 10, 2005. The Congress Loan Agreement contained certain covenants, including a minimum quarterly measure of earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined by the Congress Loan Agreement.

         The Debtor did not meet the EBITDA covenants required under the Congress Loan Agreement for the calendar quarters ending December 31, 2002, March 31 and June 30, 2003. Additionally, the Debtor was in default of the Congress Loan Agreement as a result of its default under the Old Notes Indenture (see below). In August, 2003, the Debtor and Congress executed an agreement with an effective date of June 30, 2003, which, among other things, reduced the amount of revolving credit available under the Congress Loan Agreement from $60 million to

                                                       Case No. 03-35966-BKC-PGH

$35 million (the "Forbearance Agreement"). On October 21, 2003, the
Debtor and Congress executed a second agreement, which, among other things, further reduced the amount of revolving credit available under the Congress Loan Agreement from $35 million to $20 million (the "Second Amendment"). Although Congress has not waived the Debtor's existing defaults under the Congress Loan Agreement, in the Forbearance Agreement, Congress agreed to forbear from exercising its rights as a secured lender until the earlier of (i) the occurrence of an additional default under the Congress Loan Agreement or (ii) October 31, 2003. The Congress Loan Agreement, as amended by the Forbearance Agreement and the Second Amendment, substitutes the quarterly EBITDA covenant with a covenant requiring minimum cumulative EBITDA measured monthly commencing July 31, 2003. The Debtor was in compliance with the minimum cumulative monthly EBITDA covenant as of September 30, 2003.

         Borrowings under the Congress Loan Agreement are collateralized by substantially all assets of the Debtor including inventory, accounts receivable, equipment and general intangibles and certain of its real property. The Congress Loan Agreement limited the amount of capital expenditures and prohibits the payment of dividends without the lenders' consent. On the Petition Date, there was approximately $7.6 million outstanding under the Congress Loan Agreement. As discussed in detail below see Section II.G.1, on October 31, 2003, the Debtor paid all amounts due and owing under the Congress Loan Agreement and the Release Agreement pursuant to the Court's Interim Order Approving DIP Financing (the "Interim DIP Financing Order").

                  2.       Other Secured Debt

                           (a)      Gaylord Facility Claim

         On or about July 5, 1988, the Debtor as borrower and Harris Trust of New York, as Trustee for the Northeast Michigan Development Company, entered into that certain $361,000 debenture (the "Gaylord Facility Debenture"). All amounts due and owing under the Gaylord Facility Debenture are guaranteed by the Small Business Administration and are secured by a Lien on the Gaylord Facility and certain identified personal property located on the premises. As of September 30, 2003, there was approximately $170,000 in principal outstanding under the Gaylord Facility Debenture. The Debtor is current with its obligations owed to the Gaylord Facility Debenture.

                           (b)      Hibbing Facility Claim

         On or about April 1, 2002, the Debtor as buyer and the State of Minnesota as seller entered into that certain contract for deed (the "Hibbing Facility Contract"). All amounts due and owing under the Hibbing Facility Contract are secured by a Lien on the Hibbing Facility. As of September 30, 2003, there was approximately $450,000 outstanding in principal under the Hibbing Facility Contract. The Debtor is current with its obligations owed pursuant to the Hibbing Facility Contract.

                           (c)      Tampa Facility Claim

         On or about February 29, 2000, the Debtor as borrower and General Electric Capital Business Asset Funding Corporation as lender entered into that certain $4 million Commercial Mortgage Agreement and Promissory Note (the "Tampa Promissory Note"). All amounts due

                                                       Case No. 03-35966-BKC-PGH

and owing under the Tampa Promissory Note are secured by a Lien on the Tampa Facility. As of September 30, 2003, there was approximately $3,510,000 outstanding in principal under the Tampa Promissory Note. The Debtor is current with its obligations owed to General Electric Capital Business Asset Funding Corporation on the Tampa Promissory Note.

                           (d)      Transamerica Claim

         The Debtor, as lessee, is a party to that certain December 18, 2000 Master Lease Agreement (the "Master Lease") with Transamerica Equipment Financial Services Corporation, as assignee of Celtic Leasing Corp (the "Transamerica Equipment Lease"). All amounts due and owing under the Transamerica Equipment Lease are secured by the equipment identified on the schedules to the Master Lease. As of September 30, 2003, there was approximately $445,000 in principal outstanding under the Transamerica Equipment Lease. The Debtor is current with its obligations owed to Transamerica Equipment Financial Services Corporation, as assignee of Celtic Leasing Corp on the Transamerica Equipment Lease.

                           (e)      Miscellaneous Secured Claims

         This class consists of all Secured Claims other than the Congress Claim, the Transamerica Claim, the Tampa Facility Claim, the Hibbing Facility Claim and the Gaylord Facility Claim. The Debtor is current with its obligations owed to each holder of a Miscellaneous Secured Claim. The Miscellaneous Secured Claims include lease financing agreements with Lease Finance Group, Inc. and Ikon Office Solutions, Inc. The Debtor believes that the total principal amount of Allowed Miscellaneous Secured Claims will be approximately $200,000.

         There are several former secured creditors of the Debtor which have neglected to terminate their UCC's. In California those former creditors are:
Winthrop Resources Corporation; Samsung Semi-Conductor, Inc.; and Congress. In Michigan the former creditors are: National City Bank of Michigan; and Winthrop Resources Corporation. In Minnesota the former creditor is Winthrop Resources Corporation. In Florida the former creditors are: Heller Financial Inc.; De Lage Landen Finance, Inc. f/k/a Data General Corp.; Winthrop Resources Corporation; Great America Leasing Corporation; BCL Capital; Arrow Electronics, Inc.; and Agilent Technologies, Inc. The Debtor has paid each of these secured creditors in full, they will receive no distribution under the Plan, and will be required to file UCC-9 termination statements as necessary in each of the respective states (and counties) where their UCC's are on record as being filed.

                  3.       Old Notes

         The Debtor and U.S. Bank, as successor to Reliance Trust Company (the "Old Notes Indenture Trustee"), are parties to that certain Indenture, dated as of August 4, 1997 (the "Old Notes Indenture"), by which the Debtor issued its
6 3/4% Convertible Subordinated Notes due 2004 (the "Old Notes"). There are approximately 160 holders of Old Notes, including Old Notes held in "Street Names." As of September 30, 2003, there was outstanding approximately $76,315,000 million in principal of Old Notes. The holders of the Old Notes have the right to convert any portion of the principal amount of the outstanding Old Notes into shares of the Debtor's common stock at any time prior to the close of business on August 1, 2004, at a

                                                       Case No. 03-35966-BKC-PGH

conversion rate of 35.0877 shares of common stock per $1,000 principal amount of the Old Notes (equivalent to a conversion price of approximately $28.50 per share).

         The Debtor failed to make the February 1, 2003 and the August 1, 2003 interest payments due to holders of the Old Notes. The Debtor did not have adequate liquidity to make these interest payments. Because the Debtor was unable to make the February 1, 2003 payment on or before March 5, 2003, under conditions described in the Old Notes and under the Old Notes Indenture, the outstanding principal indebtedness of the Old Notes could have been accelerated and become immediately due and payable.

                  4.       Non-Trade Vendor Unsecured Indebtedness

         The Debtor believes that there are miscellaneous non-Trade Vendor General Unsecured Claims (excluding holders of Old Notes) include, service companies, accountants, lawyers, and other small non-Trade Vendor vendors. Many of these claimants are owed less than $500.00 each. As of the Petition Date, the Claims of non-Trade Vendor General Unsecured Claims (excluding holders of Old Notes) aggregated $600,000 to $1 million. Non-Trade Vendor General Unsecured Claims shall be treated in Class 4 of the Plan. See Section III(C)(9).

                  5.       Trade Vendor Unsecured Indebtedness

         Before the Petition Date and in the ordinary course of its business, the Debtor incurred certain unsecured debt to suppliers ("Trade Vendor Claims") to the Debtor of product needed for its manufacturing business ("Trade Vendors"). The Trade Vendors provide the Debtor with, among other things, essential parts, equipment, sole source parts, customer specified parts, and support. As of the Petition Date, there were outstanding approximately $17 million of Trade Vendor Claims against the Debtor, including the Claims of approximately forty four (44) of the Debtor's most critical vendors (the "Critical Trade Vendor Claims" and "Critical Trade Vendors", respectively).

         F.       Events Precipitating Chapter 11 Petition

                  1. The Weak Economy and Affect on Debtor's Operations

         During 2001 and 2002, the United States economy experienced little to no growth. The electronics industry was particularly hard hit. Many companies in the electronics industry, including the Debtor, experienced significant contraction due to adverse market conditions. Although the Debtor put into place various cost-cutting measures to address these market conditions, these measures were insufficient to compensate for the significant reductions in its sales and earnings. As a result, the Debtor was not in compliance with certain covenants in the Congress Loan Agreement as of December 31, 2002. After the Debtor and Congress entered into the initial Forbearance Agreement, some of the advance ratios provided in the Congress Loan Agreement were made more restrictive, thereby reducing the Debtor's liquidity. As a consequence of the Debtor's deteriorating financial condition, the Debtor did not have adequate liquidity to make the interest payment due on February 1, 2003 to the holders of Old Notes. Because the Debtor was unable to cure this default on or before March 5, 2003, an "Event of Default" occurred under the Old Notes Indenture giving rise to the possibility that the outstanding principal amount of the Old Notes could be accelerated and become immediately due and payable. These defaults, as well as the Debtor's weakening financial condition, resulted

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                                                       Case No. 03-35966-BKC-PGH

in some of the Debtor's Trade Vendors limiting the amount of credit extended to the Debtor or reduced the time for payment of credit extended, putting additional pressure on the Debtor's overall financial condition.

                  2. The Ad Hoc Committee/Pre-Negotiated Plan

         After the Debtor failed to make the February 1, 2003 interest payment due to the holders of the Old Notes, the Ad Hoc Committee was formed to discuss with the Debtor possible alternatives for restructuring the indebtedness. The Ad Hoc Committee represented approximately 56% of the total outstanding principal due under the Old Notes. The Ad Hoc Committee was comprised of Camden Asset Management, Wachovia, First Pacific and Hal Purkey, each of which is a holder of Old Notes.(2) The Ad Hoc Committee retained Andrews & Kurth LLP as its legal counsel ("Andrews & Kurth") and the Debtor engaged Vincent Addonisio of Regency Strategic Advisors, Inc. to assist in the negotiations with the Ad Hoc Committee.

         On or about July 24, 2003, following extensive negotiations the Debtor reached an agreement with the Ad Hoc Committee as to a restructuring, the terms of which (for the most part) are embodied in the Plan. In connection therewith, the Debtor entered into lock-up agreements with the members of the Ad Hoc Committee and various other noteholders, who collectively hold approximately $57 million of principal amount of outstanding Old Notes. Pursuant to the lock-up agreements, the members of the Ad Hoc Committee and the Debtor agreed, among other things, and subject to certain conditions, that each member of the Ad Hoc Committee would vote all of their respective Claims in support of the Plan. The Debtor also agreed to pay the fees and expenses of Andrews & Kurth. Prior to the Petition Date, the Debtor fulfilled this obligation and paid all attorneys fees and expenses due for a total approximate sum of $125,000.

         The lock-up agreements expired on September 15, 2003.(3) The parties who signed the agreements have continued to support the Debtor during the reorganization process although they are no longer bound by the terms of the lock-up agreements. As such, the Debtor is confident that the that the members of the Ad Hoc Committee (several of whom now serve as members of the Creditors Committee) will vote in favor of the Plan.

         The Plan contemplates the conversion of a substantial portion of the Debtor's long-term debt into equity. The Debtor's unsecured debt of approximately $77 million will be exchanged for 95% of the New Common Shares(4) of the Debtor and $30 million of New Notes. Common

(2) The Ad Hoc Committee was not a committee approved by the Bankruptcy Court.

(3) The existence of the lock-up agreements is disclosed in this Disclosure Statement to demonstrate the efforts expended pre-Petition Date to formulate the terms for a pre-negotiated Plan among the Debtor and the members of the Ad Hoc Committee, a group that holds $57 million of the total approximate $76 million principal amount of the Old Notes. The support of the Ad Hoc Committee was essential to the Debtor's reorganization efforts. Notwithstanding, the existence of the lock-up agreements should not be relied upon in determining whether to vote to accept or to reject the Plan.

(4) The Debtor and its consultants estimate the price per share will be $3.70 which amount reflects a 20% discount on the price per share based upon current trading.

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                                                       Case No. 03-35966-BKC-PGH

Equity Interest holders will receive 5% of the New Common Shares in exchange for their existing shares, which will be cancelled. Secured Creditors will not be impaired by the Plan. Attached as Exhibit 6 to this Disclosure Statement is the Debtor's Going Concern Valuation of the Debtor's Business.

                  3. Sale of Distribution Business

         On June 13, 2003, the Debtor sold certain assets of its former Electronic Components Distribution Division ("ECD") to Jaco Electronics, Inc. ("Jaco") for approximately $9.2 million, consisting of approximately $5.6 million in cash paid to the Debtor at closing and the assumption of certain liabilities by Jaco totaling approximately $3.6 million. The sale included substantially all of the assets of ECD (with the exception of receivables) and consisted primarily of inventory and equipment. Jaco assumed identified accounts payable of ECD and the obligations under identified assigned contracts. The proceeds of the sale of ECD were applied to reduce the Debtor's obligations under the Congress Loan Agreement.

                  4. Sale of Module Division

         On October 27, 2003, the Debtor sold certain assets of its former Reptron Computer Products division ("RCP") to All Components, Inc. ("ACI") for net cash at closing of approximately $6,950,000. The Debtor has the ability to earn an additional $250,000 of goodwill if sales to a new customer exceed $3.5 million in the twelve months following the closing of the transaction. The Debtor agreed to indemnify ACI up to $1.25 million for (i) breaches of the Debtor's representations and warranties in its agreement with ACI and (ii) a potential judgment arising out of an avoidance action filed against ACI. The indemnity is outstanding for two years from the date of closing. Under the terms of the parties' agreement, ACI is entitled to hold back for one year $750,000 of the gross purchase price it was obligated to pay for RCP as collateral for the Debtor's remaining obligations under the asset purchase and sale agreement, after which such funds will be due and payable to the Debtor. The sale to ACI included substantially all of the assets of RCP. The proceeds of the sale of RCP were applied to reduce the Debtor's obligations under the Congress Loan Agreement.

                  5. Reptron Officers' Agreements to Terminate Employment

         Leigh A. Lane, Michael L. Musto's daughter served as Reptron's secretary and was a director from 1994 to 2003. Previously, Ms. Lane has served in a number of administrative positions, including Operations Manager (1989-1991) and Corporate Credit Manager (1991-2003). In connection with Reptron's streamlining of operations, on September 30, 2003 Ms. Lane entered into a severance agreement with the Debtor ("Lane Agreement"). Pursuant to the Lane Agreement, Ms. Lane was paid one year of severance in the amount of $120,000.00 and was released from any non-compete agreements she had with the Debtor. In exchange, Ms. Lane waived the balance of the severance she was entitled to receive under her employment agreement and agreed that she will not be entitled to any recovery under the Plan or otherwise resulting from any employment or severance agreement between her and the Debtor.

         Michael A. Musto, Michael L. Musto's son, was employed for more than 15 years by Reptron pre-Petition Date, most recently in a sales supervisory position. In connection with Reptron's streamlining of operations, on June 10, 2003 Michael A. Musto entered into a severance agreement with the Debtor ("Musto Jr. Agreement"). Pursuant to the Musto Jr.

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                                                       Case No. 03-35966-BKC-PGH

Agreement, Michael A. Musto was paid one year of severance in the amount of $201,356.06 and was released from any non-compete agreements he had with the Debtor. In exchange, Michael A. Musto waived the balance of the severance he was entitled to receive under his employment agreement and agreed that he will not be entitled to any recovery under the Plan or otherwise resulting from any employment or severance agreement between he and the Debtor.

                  6. Merger of Lake Superior Merger/Hibbing Electronics Corp
                     into Reptron

         On October 14, 2003, Lake Superior Merger Corporation ("Lake Superior"), a corporation organized under the laws of the state of Florida, and Hibbing Electronic Corporation ("Hibbing Electronic"), a corporation organized under the laws of the state of Minnesota, were merged into the Debtor, with the Debtor being the surviving corporation (the "Lake Superior/Hibbing Electronic Merger"). Before the Lake Superior/Hibbing Electronic Merger was effected, Lake Superior was a wholly owned, non-operating subsidiary of the Debtor. Lake Superior's sole asset was its interest in its wholly owned subsidiary, Hibbing Electronics, which was the owner of certain equipment located at the Debtor's Hibbing Facility.

         G.       Significant Events of the Chapter 11 Case

                  1. DIP Facility and Amendments to Financing Statement

                           (a) Interim Order Approving DIP Facility and
                               Amendment to Financing Agreement

         The preservation, maintenance and enhancement of the going concern value of the Debtor's business are crucial to the Debtor's reorganization. However, without adequate post-petition financing, the Debtor would have lacked sufficient working capital to operate. As part of its pre-negotiation of the Plan, the Debtor entered into discussions, but was unable to reach agreement, with Congress, the Debtor's largest secured creditor, for Congress to provide the Debtor with the debtor-in-possession financing it would need during the Chapter 11 Case. Accordingly, the Debtor sought alternative sources of debtor-in-possession financing.

         After substantial negotiation, the Debtor reached an agreement with the CIT Group/Business Credit, Inc. ("CIT") to fund the Debtor's post-petition operations. CIT agreed to provide the Debtor with up to $20 million of post-Petition Date financing in the form of revolving advances and a letter of credit sub-line. The Debtor's obligations under the DIP Facility are secured by first priority liens on and security interests in all of the Debtor's assets except for the Tampa and Gaylord Facilities. The DIP Facility also is secured by a junior lien on and security interest in the Debtor's Tampa and Gaylord Facilities. Such obligations also are entitled to the status of super-priority administrative claims in the Chapter 11 Case pursuant to sections 364(c)(2) and 507(b) of the Bankruptcy Code, senior to all pre- and post-petition Claims in the Chapter 11 Case save certain "carve outs" for professional fees and expenses, Court fees and quarterly fees of the U.S. Trustee pursuant to 28 U.S.C. Section 1930. The ability of the Debtor to incur financing under the DIP Facility is subject to and limited by a monthly budget approved by CIT and disclosed to the Bankruptcy Court.

         Under the terms of the DIP Facility, the Debtor's initial borrowings under the DIP Facility were used to pay in full the pre-Petition Date Claims of Congress and ordinary course of business payments to the Critical Vendors, as well as to fund the Debtor's operations post-

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                                                       Case No. 03-35966-BKC-PGH

Petition Date. On October 30, 2003, the Bankruptcy Court entered an order approving the terms of the DIP Facility on an interim basis with a cap of $15 million (the "Interim DIP Financing Order"). Thereafter, the Interim DIP Financing Order was amended by order of the Bankruptcy Court on October 31, 2003 (the "Amended Interim DIP Financing Order").

                           (b) Final Order Approving DIP Facility and Amendment
                               to Financing Agreement

         On November 13, 2003, the Debtor agreed to amend the DIP Facility to include, among other things, a provision for additional "Events of Default" (the "First Amendment to the Financing Agreement"). Pursuant to the First Amendment to the Financing Agreement, an event of default will occur if an order approving the Disclosure Statement is not entered on or before December 31, 2003, the order confirming the Debtor's Plan is not entered on or before February 13, 2004, or the closing on funding of exit financing does not occur on the eleventh day after the Confirmation Order is entered. The Debtor and CIT consider the amendment, with respect to the addition of Events of Default under the DIP Facility, a material change (as that term is defined in the Amended Interim DIP Financing Agreement). Accordingly, on November 14, 2003, the Debtor filed with the Bankruptcy Court a Notice of Amendment of the DIP Facility. The final hearing on approval of the DIP Facility was conducted by the Bankruptcy Court on November 19, 2003, at which hearing the Bankruptcy Court entered an Order approving the DIP Facility and Amendments thereto (the "Final DIP Financing Order").

                           (c) Third Amendment to Financing Agreement

         The Debtor's worker's compensation insurance company, Hartford Fire Insurance Company ("Hartford") is the beneficiary of a Congress Letter of Credit (the "Hartford L/C"). The face amount of the Hartford L/C is $950,000. Congress holds $950,000 in cash collateral to secure the Debtor's obligations to Congress arising from the issuance of the Hartford L/C. The Hartford L/C expires on December 31, 2003. If a replacement letter of credit is not issued to Hartford by an acceptable bank that secures Hartford's pre- and post-Petition Date debt, the Hartford L/C may be drawn upon or the Debtor's worker's compensation coverage will be compromised.

         CIT agreed to arrange for the issuance of a replacement letter of credit to Hartford from J.P. Morgan/Chase Bank (the "CIT L/C") to secure Hartford's pre- and post- Petition Date debt, and upon delivery of the CIT L/C to Hartford, Hartford will hold a valid, perfected security interest in such CIT L/C which secures both its pre- and post- Petition Date debt. The Third Amendment to the Financing Agreement requires the Debtor to provide CIT with cash collateral equal to 110% of the face amount of the CIT L/C. Once the CIT L/C is issued and delivered to Hartford, the Debtor will arrange for the delivery of the original Hartford L/C and a termination letter from Hartford to Congress which, once received by Congress, will trigger the release of $950,000 of cash collateral. The Debtor filed a motion to approve the third amendment to the financing agreement and the Court entered an order granting the motion on December 17, 2003.

                  2. Engagement of Professionals

         On October 30, 2003, the Debtor received Court authorization to retain Tew Cardenas, L.L.P. as bankruptcy counsel for the Debtor and Chuck Scheiwe of Pathway Business Consulting, to act as CFO for Reptron and assist the company through the bankruptcy

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                                                       Case No. 03-35966-BKC-PGH

proceeding. On November 19, 2003, Debtor received Court authorization to retain Holland & Knight LLP and William L. Elson, Esq. as special counsel to the Debtor to handle tax, and transactional matters in the Chapter 11 Case, and to retain Grant Thornton as its auditor, tax advisor and financial advisor. On November 17, 2003, the Bankruptcy Court approved the retention of Andrews & Kurth as counsel for the Creditors Committee, nunc pro tunc, to the Petition Date.

                  3. First Day Motions

         On the Petition Date, the Debtor filed a number of motions (the "First Day Motions") to help maintain the Debtor's business operation without interruption, maintain vendor and supplier confidence, and boost employee morale. The First Day Motions were heard by the Bankruptcy Court on October 30, 2003. A brief discussion of the First Day Motions follows:

                           a.       The Utilities Motion

         The Debtor filed a motion prohibiting utilities from altering, refusing or discontinuing service on account of pre-petition indebtedness, authorizing the Debtor to pay unpaid pre-petition invoices and establishing procedures for the provision of additional adequate assurance of payment for future utility services (the "Utilities Motion"). An interruption in the Debtor's utilities would have disrupted operations and threatened the Debtor's manufacturing operations. The Court approved the Utilities Motion by Order entered October 30, 2003.

                           b.       The Cash Management Motion

         The Debtor filed a motion for authorization to maintain its existing corporate bank accounts and to continue using its existing business forms and cash management systems ("Cash Management Motion"). The transition from pre-Petition Date bank accounts to post-Petition Date accounts immediately upon filing for bankruptcy protection and changing and purchasing new invoices and checks to reflect Reptron was a DIP would have been expensive and a hardship for the Debtor. Furthermore, CIT the Debtor's depository accounts were all lockbox accounts and to change those accounts would have caused considerable delay in the Debtor receiving payments from customers. Thus, the Debtor requested and was granted preliminary relief by the Court on October 30, 2003 to: maintain its pre-Petition Date accounts (with the exception of its disbursement operating accounts which were to be gradually closed); and to preserve its cash management system. Final relief was granted by the Court on November 19, 2003.

                           c.       Wage/Benefits Motion

         The Debtor filed a motion for authorization to pay pre-petition wages, salaries, benefits and reimbursable expenses and authorizing banks to honor checks in payment of employee obligations ("Wage/Benefits Motion"). The Wage/Benefits Motion was necessary to continue the operations of the Debtor without interruption and to maintain employee morale. The Court granted the relief requested in the Wage/Benefits Motion at a hearing held October 30, 2003.

                           d.       Critical Trade Vendor Motion

         The Debtor filed a motion for authorization to pay certain Critical Trade Vendor Claims ("Critical Trade Vendor Motion") in the ordinary course of business and pursuant to customary

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                                                       Case No. 03-35966-BKC-PGH

trade terms which existed between the Debtor and the respective vendors pre-Petition Date. The Critical Trade Vendor Claims the Debtor sought to have paid in this manner totaled approximately $8.6 million on the Petition Date.

         The Debtor believed that finding replacement vendors would be an arduous and lengthy process. Even if replacement vendors could have been located, the Debtor would have been unfamiliar with them and the quality of the goods provided could suffer. Moreover, many of the Debtor's customers have contractually specified that components originate from certain Trade Vendors. Thus, the Debtor cannot use alternative vendors and remain in compliance with its contractual obligations. Based on the Debtor's substantial experience with its Trade Vendors, the Debtor believed that its contracts with the Trade Vendors were, and remain at competitive rates and terms and that continuation of business on the same or better terms will help stabilize the Debtor's business operations. Furthermore, certain of the Debtor's Trade Vendors are small businesses for whom the Debtor is a large customer. The Debtor believes that absent payment of amounts due pre-petition, many of these small businesses would refuse to continue its business relationship with the Debtor during the Chapter 11 Case and thereafter; thereby impairing the Debtor's ability to operate and potentially, the success of the Debtor's reorganization.

         On October 30, 2003, the Court granted the relief requested in the Critical Trade Vendor Motion and authorized the Debtor to pay in the ordinary course of business, in the Debtor's discretion, the $8.6 million owed to Critical Trade Vendor on their Claims; but only to the extent that each such Critical Trade Vendor agreed to provide the Debtor with post-petition goods according to each such Critical Trade Vendor's pre-Petition Date customary trade terms. A total of $8.4 million of Trade Vendor Claims remain outstanding.

                  4. Shortened Claims Bar Date

         During the October 30, 2003 hearing on First Day Motions, the Debtor informed the Bankruptcy Court that it was hoped that confirmation of the Plan would occur before the end of January 2004 and to accomplish this goal, a shortened claims bar date was needed. The Bankruptcy Court agreed and announced it would consider a motion to shorten the claims bar date, without the necessity of a hearing, upon the Debtor's filing of such a motion and order with the Bankruptcy Court. On November 6, 2003, the Debtor filed a motion for order shortening the time by which proofs of claim must be filed, establishing a claims bar date, and directing the clerk of the Bankruptcy Court for the Southern District of Florida to include the shortened claims bar date in the 341 Meeting Notice (the "Claims Bar Date Motion"). On November 12, 2003, the Bankruptcy Court entered an Order granting the Debtor the relief sought in its Claims Bar Date Motion and established the Claims Bar Date for filing proofs of Claim in the Debtor's Chapter 11 Case with the Clerk of the Bankruptcy Court to be 4:00 p.m. on December 31, 2003.

                  5. Motions to Reject Executory Contracts and Commercial Leases

         The Debtor is scaling back operations to the extent possible. Prior to filing for bankruptcy protection, the Debtor leased premises in Nevada from Northwestern Investment Management Company (the "Nevada Lease"). The Debtor vacated the premises prior to the Petition Date and turned the keys to the premises over to Northwestern Investment Management Company. On October 28, 2003, the Debtor filed a motion with the Bankruptcy Court to reject the Nevada Lease Effective as of the Petition Date. The Debtor's motion to reject the Nevada Lease was granted by the Court at a hearing conducted on November 19, 2003.

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                                                       Case No. 03-35966-BKC-PGH

         The Debtor has also filed motions to reject unexpired non-residential leases of property which the Debtor no longer occupies or has no further need for the space. Specifically, the unexpired non-residential leases of property the Debtor is seeking to reject are: the First Industrial, L.P. lease, premises located in Duluth, Georgia (vacated by Debtor September 30, 2003); the Tampa Bay Arena, L.P. lease of a suite in the Tampa Bay Arena; the Tampa Tri-County Flexxspace, Ltd. (the "Tampa Tri-County Lease") , premises located in Tampa, Florida (vacated by Debtor December 3, 2003); and the FGH Corporate Park Ltd. Lease, premises located in Huntsville, Alabama (vacated by Debtor November 30,
2002) (collectively, the "Leases").

         The Debtor also filed motions to reject employment agreements with Sam Hall and Richard Dale. Mr. Hall and Mr. Dale were employed by a Reptron division which was sold pre-Petition Date and their services are not needed by the Debtor. The final motion to reject filed by the Debtor is the executory contract with William Kempp. Prior to the Petition Date, Mr. Kempp was a pilot employed by the Debtor. Mr. Kempp and the Debtor entered into a severance agreement, which agreement is the subject of the Debtor's motion to reject (collectively, the respective contracts are referred herein as the "Executory Contracts").

         The Debtor's motions to reject the Leases and Executory Contracts are scheduled for hearing on January 7, 2004.

                  6. United States Trustee's Motion to Transfer Venue of the
                     Debtor's Case

         On November 13, 2003, the United States Trustee ("U.S. Trustee") filed a motion with the Bankruptcy Court to transfer the Debtor's Chapter 11 Case to the United States Bankruptcy Court for the Middle District of Florida or, in the alternative, motion to dismiss the Chapter 11 Case for improper venue (the "Venue Motion"). The Debtor disputes that venue of its Chapter 11 Case does not lie in the Southern District of Florida. The hearing on the Venue Motion is scheduled for January 24, 2004.

                  7. ACI/Consumer Rebate

         On November 19, 2003 the Debtor filed a motion requesting authorization for the Debtor to enter into a rebate processing agreement with Continental Promotion Group Inc. ("Continental") and to pay the Debtor's consumers $600,000 in retail customer rebates (the "Rebate Motion"). After an evidentiary hearing held on November 26, 2003, the Bankruptcy Court denied the Rebate Motion. Thereafter, the Debtor made demand upon ACI to promptly pay the consumer rebates. ACI claims that the Debtor's failure to pay the consumer rebates is a breach of the October 24, 2003 Asset Purchase Agreement. The Creditors Committee disputes the Debtor beached the agreement. Recently, the Debtor learned that the consumer rebates were paid by ACI.

                  8. Administrative Expense Claims Bar Date

         On December 9, 2003, the Debtor filed a motion requesting that the Bankruptcy Court fix January 9, 2004 (the "Administrative Expense Claim Bar Date") as the bar date for filing certain administrative expense claims and approve the form of notice of the administrative expense claims bar date (the "Administrative Expense Claims Bar Date Motion"). An Administrative Expense Claim Bar Date is needed for the Debtor to determine amounts necessary for

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                                                       Case No. 03-35966-BKC-PGH

confirmation. On December 17, 2003, the Court granted the relief requested by the Debtor in the Administrative Expense Claims Bar Date Motion.

                  9. Record Date for Voting Purposes/Use of Master Ballots for
                     Beneficial Holders of Notes and Equity Interests

         On December 10, 2003, the Debtor filed a motion requesting that the Bankruptcy Court set a record date for voting purposes, approving use of Master Ballot, and require record holders to provide certain notices of proceedings to beneficial holders of the Debtor"s notes and equity interests (the "Record Date/Master Ballot Motion"). The relief requested in the Record Date/Master Ballot Motion is essential for the purpose of transmitting the Ballots, the Order Approving the Disclosure Statement, the Disclosure Statement, and the Plan to holders of beneficial interests in the Old Notes and Common Equity Interests (the "Solicitation Package"). There are numerous record holders or "Street Names" representing the beneficial holders. The Debtor cannot obtain the names and addresses of the beneficial holders; rather only the record holders can procure this information. Thus, the Solicitation Package must be transmitted to beneficial holders of notes and equity interests through the record holders. The record date for voting purposes is December 17, 2003. As such, it may take until December 23, 2003 for the record holders to obtain a list of beneficial holders of notes and equity interests as of December 17, 2003. Accordingly, the Debtor agreed to pay the cost associated with transmitting the Solicitation Packages to beneficial holders by overnight mail so as to minimize the impact of the short notice period for voting purposes. On December 17, 2003, the Bankruptcy Court granted the relief requested in the Debtor's Record Date/Master Ballot Motion.

                  10. Post-Petition Date Operations

         The Debtor's post-Petition Date operations have been successful and exceeded expectations. See Exhibit 7 to this Disclosure Statement for a description of the Debtor's post-Petition Date operations.

                  11. Power Memory Reclamation Motion

         Power Memory International USA, Inc. ("Power Memory") filed a motion for reclamation (the "Reclamation Motion"). The hearing on the Reclamation Motion was scheduled by the Bankruptcy Court for December 17, 2003. Power Memory timely filed its reclamation demand upon the Debtor seeking (i) a return of product delivered; or, alternatively (ii) payment of the amount due for the product. Thereafter Power Memory filed the Reclamation Motion seeking an Allowed Claim pursuant 11 U.S.C. Section 546 secured by collateral of the Debtor. In response, the Debtor negotiated terms for an agreed order wherein Power Memory shall have an administrative claim, as described under 11 U.S.C. Section 503(b), allowed in the amount of $242,320.00 without offset or deduction of any other kind. On December 17, 2003, the Bankruptcy Court approve the terms of the agreed order.

         H.       Historical Financial Statements

         See the financial statements included in the Debtor's annual report on Form 10-K for the year ended December 31, 2002 (the "Debtor's 10-K"), which is attached to this Disclosure Statement as Exhibit 2.

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                                                       Case No. 03-35966-BKC-PGH

         I. Management Discussion of Financial Results for Years Ended December 31, 2000, 2001 and 2002

         See Item 7 of the Debtor's 10-K, which is attached to this Disclosure Statement as Exhibit 2.

III.     SUMMARY OF THE PLAN

         The Debtor has proposed the Plan in good faith, believing that holders of Claims and Interests will obtain a greater recovery under the Plan than would be available if the Debtor's assets were liquidated under chapter 7 of the Bankruptcy Code.

         The summary of the Plan contained in this Disclosure Statement is not a substitute for, and is qualified in its entirety by, the full text of the Plan itself. ALL CREDITORS, INTEREST HOLDERS, AND THEIR ADVISORS ARE URGED TO READ THE PLAN CAREFULLY IN ITS ENTIRETY. In the event of any discrepancy between the Plan and this Disclosure Statement, the terms of the Plan shall govern.

         A.       General Features of the Plan

         The Debtor believes that the Plan is feasible, fair and equitable, and does not discriminate unfairly among any Claim or Interest holders. The Debtor has proposed the Plan in good faith.

         B.       Unclassified Claims

            1. Administrative Expense Claims

         Except as otherwise provided herein, and subject to CIT's Superpriority Administrative Expense Claim under the DIP Facility, on the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Administrative Expense Claim and the Proponent agree to a different treatment of such Allowed Administrative Expense Claim, the Reorganized Debtor shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Allowed Administrative Expense Claim, provided, however, that (i) other than Administrative Expense Claims which are Allowed by Order of the Bankruptcy Court, Claims of Professionals retained by the Debtor, or the Creditors" Committee whose retention has been approved by the Court, the U.S. Trustee, and CIT, a holder's Administrative Expense Claim shall not become an Allowed Administrative Expense Claim unless the holder of the Administrative Expense files an Administrative Expense Claim with the Bankruptcy Court by Allowed Administrative Expense by the Administrative Expense Claims Bar Date; and (ii) Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor in Possession, whether or not incurred in the ordinary course of business, shall be assumed and paid by Reorganized Debtor in the ordinary course of business (including all obligations owed to the DIP Lender under the DIP Facility), consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

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                                                       Case No. 03-35966-BKC-PGH

         With respect to fees due the U.S. Trustee, the Debtor shall pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) within ten (10) days of the entry of the Confirmation Order for pre-Confirmation Date periods and simultaneously provide the U.S. Trustee an appropriate affidavit indicating the Cash disbursements for the relevant period. The Reorganized Debtor shall further pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) based upon all disbursements of the Reorganized Debtor for post-Confirmation Date periods within the time period set forth in 28 U.S.C. Section 1930(a)(6), until the earlier of the closing of the Chapter 11 Case by the issuance of a final decree by the Bankruptcy Court, or upon the entry of an Order by the Bankruptcy Court dismissing the Chapter 11 Case or converting the Chapter 11 Case to another chapter under the Bankruptcy Code, and the party responsible for paying the post-Confirmation Date U.S. Trustee fees shall provide to the U.S. Trustee upon the payment of each post-Confirmation payment an appropriate affidavit indicating all Cash disbursements for the relevant period.

         With respect to the Administrative Expense Claims of Professionals, not later than five (5) business days prior to the Confirmation Date, each Professional seeking compensation or reimbursement under section 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code shall provide the Debtor and the Creditors Committee with a written estimate of the amount of its requested compensation and reimbursement through the Effective Date. On the Effective Date, the Debtor shall establish the Professional Claims Reserve in an amount equal to the aggregate amount of such estimated compensation or reimbursements, unless otherwise previously paid by the Debtor. The funds in the Professional Claims Reserve shall be used solely for the payment of Allowed Professional Fee Claims. If a Professional fails to submit an estimate of its fees in accordance with this Section 8.3, the Reorganized Debtor shall not pay such Professional's Allowed Professional Fee Claim from the Professional Claims Reserve but rather shall pay such claim from any other source available to the Reorganized Debtor. Each Professional retained or requesting compensation in the Chapter 11 Case pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code shall be required to file and serve an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Case on or before ten (10) days after the Effective Date. Objections to any application made under this section 8.3 shall be filed on or before twenty (20) days after the Effective Date and served on the Debtor and the Creditors Committee, the United States Trustee and the requesting Professional. If no objection is filed and served with respect to a Professional's request for compensation and reimbursement of expenses, such Professional Fee Claim shall be paid by the Reorganized Debtor on the twenty-fourth (24th) day after the Effective Date. Otherwise, such Professional Fee Claim shall be paid by the Reorganized Debtor at such time as the objection is resolved or settled by Final Order of the Bankruptcy Court.

         Among the known holders of Administrative Expense Claims are Power Memory, CIT, the Debtor's Professionals, and counsel for the Creditors Committee. Other Administrative Expense Claims will not be known to the Debtor until the Administrative Expense Claims Bar Date (January 9, 2004) has passed. The Debtor estimates the total Administrative Expense Claims (other than CIT's Superpriority Administrative Expense Claim under the DIP Facility) will exceed $500,000.

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                                                       Case No. 03-35966-BKC-PGH

                  2. DIP Financing Claim

         Except as otherwise provided herein or in the Confirmation Order, on the Effective Date, the Reorganized Debtor shall pay the DIP Facility Claim in Cash and the DIP Lenders will release all Liens, Claims and encumbrances against assets of the Debtor arising from or related to the DIP Facility, except the DIP Lender's lien on and possession of cash collateral to secure the Debtor's obligations under the third amendment to the financing agreement and the Hartford L/C to the extent such obligations continue beyond the Effective Date.

                  3. Priority Tax Claims

         The Debtor believes the total amount of Priority Tax Claims to be $0.00. However, Dan McAllister, Treasurer for the Hillsborough County, Florida Tax Collector recorded on April 19, 2003 a Certificate of Tax Lien in the amount of $749.69 plus accruing interest. The Debtor's records do not reflect this amount is owed and will object to the Claim.

         The treatment for Allowed Priority Tax Claims is that on the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, the Reorganized Debtor shall, at its option, pay to each holder of an Allowed Priority Tax Claim that is due and payable on or before the Effective Date either (a) Cash in an amount equal to such Allowed Priority Tax Claim, or (b) deferred annual Cash payments over a period not exceeding six (6) years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim. Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

         C.       Classified Claims

                  1. Class 1 - Other Priority Claims

         Class 1 shall be comprised of all Priority Claims other than Priority Tax Claims. The Debtor believes the total amount of Other Priority Claims to be $0.00. However, the Debtor recently became aware of a possible tax claim of the Gwinett County Tax Commissioner in Lawranceville, Georgia in the amount of $1,735.65. The Debtor is making inquiries regarding the validity of this tax claim.

         The treatment for Class 1 Claims is that on the Initial Distribution Date, or as soon as practicable thereafter, except to the extent that the Proponent and a holder of an Allowed Other Priority Claim agree to a different treatment of such Allowed Other Priority Claim, or except to the extent that such Claim is not due and payable on or before the Initial Distribution Date, each Allowed Other Priority Claim shall be paid in full, in Cash, and shall be considered unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Other Priority Claims which are not due and payable on or before the Initial Distribution Date shall be paid in the ordinary course of business in accordance with the terms thereof.

                  2. Class 2A - the Gaylord Facility Claim

         Sub-Class 2A shall be comprised of the Gaylord Facility Claim. The Gaylord Facility Claim shall be reinstated as of the Initial Distribution Date.

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                                                       Case No. 03-35966-BKC-PGH

                  3. Class 2B - the Hibbing Facility Claim

         Sub-Class 2B shall be comprised of the Hibbing Facility Claim. The Hibbing Facility Claim shall be reinstated as of the Initial Distribution Date.

                  4. Class 2C - the Tampa Facility Claim

         Sub-Class 2C shall be comprised of the Tampa Facility Claim. The Tampa Facility Claim shall be reinstated as of the Initial Distribution Date, but the Tampa Facility Claim loan documents shall be modified to allow for a junior mortgage lien to be granted to the New Indenture Trustee.

                  5. Class 2D - the Transamerica Claim

         Sub-Class 2D shall be comprised of the Transamerica Claim. The Transamerica Claim shall be reinstated as of the Initial Distribution Date.

                  6. Class 2E - Miscellaneous Secured Claims

         Sub-Class 2E shall be comprised of Miscellaneous Secured Claims. Each holder of an Allowed Miscellaneous Secured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Miscellaneous Secured Claim, in the sole discretion of the Reorganized Debtor, be entitled to any one or a combination of any of the following: (i) on the Initial Distribution Date or as soon as practicable thereafter, receive Cash in an amount equal to such Allowed Miscellaneous Secured Claim; (ii) receive deferred Cash payments totaling at least the Allowed amount of such Allowed Miscellaneous Secured Claim, of a value, as of the Initial Distribution Date, of at least the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Miscellaneous Secured Claim; (iii) upon abandonment by the Reorganized Debtor, receive all or a portion of the Collateral securing such holder's Allowed Miscellaneous Secured Claim; (iv) receive payments or Liens amounting to the indubitable equivalent of the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Miscellaneous Secured Claim; or (v) receive such other treatment as the Reorganized Debtor and such holder shall have agreed upon in writing.

                  7. Class 2F - DIP Lender Letter of Credit Claim

         The DIP Lender shall retain its lien in and possession of cash collateral to secure the Debtor's obligations to the DIP Lender under the Hartford Letter of Credit, pursuant to the terms of the Third Amendment to the DIP Financing Agreement, but only to the extent such obligations of the Debtor continue beyond the Initial Distribution Date.

                  8. Class 3 - Trade Vendor Claims

         Class 3 shall be comprised of all Trade Vendor Claims. The Debtor believes that payment of Trade Vendor Claims in full is necessary to maintain ongoing relationships among the Debtor, and its Trade Vendors, thereby preserving and enhancing the Debtor's going concern value for the benefit of all creditors. The list of Class 3 Trade Vendor Claims is attached as Exhibit J to the Plan. Therefore, the total amount of Class 3 Allowed Trade Vendor Claims will be approximately $8.4 million.

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                                                       Case No. 03-35966-BKC-PGH

         Thus, on the Initial Distribution Date or as soon as practicable thereafter, each holder of an Allowed Trade Vendor Claim shall receive Cash in an amount equal to such Allowed Trade Vendor Claim plus interest, to the extent that the agreed terms of a Trade Vendor's contractual relationship with the Debtor entitles such Trade Vendor to collect interest on such amounts. If the amount of the Trade Vendor Claim is not owed in the ordinary course of business, or according to other payment terms as agreed between the Debtor and a holder of a Trade Vendor Claim will be paid in the ordinary course of business, or according to other payment terms as agreed between the Debtor and holder of the Trade Vendor Claim, but in any event such payment shall not be made later than ninety days after the Initial Distribution Date.

                  9. Class 4 - General Unsecured Claims

         Class 4 shall be comprised of General Unsecured Claims. On the Initial Distribution Date, or as soon as practicable thereafter, each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction of such Allowed General Unsecured Claim its Ratable Portion of the General Unsecured Claim Distribution. However, the holder of an Allowed General Unsecured Claim may elect to be treated as a Class 3 Trade Vendor Claim, provided such holder agrees to limit the total payment on its Claim to $500.00.

                  10. Class 5 - Common Equity Interests

         Class 5 shall be comprised of all Common Equity Interests. On the Initial Distribution Date, Common Equity Interests shall be cancelled and on the Initial Distribution Date, or as soon as practicable thereafter, each holder of an Allowed Common Equity Interest shall receive, in full satisfaction of such Allowed Common Equity Interest its Ratable Portion of the Equity Interest Distribution.

                  11. Class 6 - Other Equity Interests

         Class 6 shall be comprised of all Other Equity Interests. Other Equity Interests include, among other things, derivatives such as stock options, warrants, or swaps. On the Initial Distribution Date, Other Equity Interests will be cancelled and holders of Other Equity Interests will receive no distribution under the Plan.

                  12. Executory Contracts and Leases

         Except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it was a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms,
(iii) is the subject of a motion to reject filed on or before the Effective Date, or (iv) is identified as a rejected executory contract or a rejected unexpired lease, as applicable, in Exhibit E to the Plan, as same may be amended from time to time prior to the Confirmation Hearing by the Debtor with the consent of the Creditors Committee. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the executory contract and lease assumptions and rejections described above, effective as of the Effective Date, except for any contract or lease assumed or rejected prior thereto.

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                                                       Case No. 03-35966-BKC-PGH

         Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

         D.       Plan Implementation

                  1. Transactions Contemplated by the Plan

         The Plan is based on the consummation of the transactions contemplated therein, as more fully described in Section [II.D] of this Disclosure Statement.

                  2. Continuation of Business Operations

         The Reorganized Debtor will continue to operate following the Effective Date. The Debtor's projections of the results of their future operations are contained in Exhibit 3 to this Disclosure Statement.

                  3. Management

                           (a) Existing Management

         Set forth below is certain information concerning Reptron's executive officers and directors as of the Petition Date.

                                                                                          YEAR FIRST
                                                                                           BECAME A
      NAME                                  POSITION(S)                        AGE         DIRECTOR
      ----                                  ------------                       ---         --------
Michael L. Musto           Chief Executive Officer, Director                    61           1973

Paul J. Plante             President, Chief Operating Officer, Acting Chief     45           1994
                           Financial Officer, Director

Bonnie Fena                President-Reptron Manufacturing Services             55           n/a

Vincent Addonisio          Director                                             48           2000

Bertram Miner              Director                                             66           2002

         MICHAEL L. MUSTO. Mr. Musto has been Chief Executive Officer and a director of Reptron since its inception in 1973. He was President of Reptron from 1973 to 1999. Prior to

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                                                       Case No. 03-35966-BKC-PGH

1973, Mr. Musto worked for nine years in electronic components distribution for Northland Electronics and Diplomat Electronics.

         PAUL J. PLANTE. Mr. Plante was appointed President of Reptron in December 1999, Chief Operating Officer of Reptron in January 1997, Acting Chief Financial Officer of Reptron in 2001, and has been a director since 1994. Mr. Plante has been employed by Reptron since 1986 and previously served as its Vice President of Finance, Chief Financial Officer and Treasurer (1987-1997). From 1983-1986, he was Controller of K-Byte Manufacturing, which is now part of a division of Reptron. Prior to 1983, Mr. Plante worked for a regional accounting firm (1980-83). Mr. Plante is a Certified Public Accountant and is a graduate of Michigan State University, with a Bachelor of Arts degree in accounting. He also earned an MBA degree from the University of South Florida. Mr. Plante is presently compensated at the annual rate of $278,000 plus benefits.

         BONNIE FENA. Ms. Fena has served as President of Reptron Manufacturing Services Division since April 2002. Prior to her current role, she served as the President of the Reptron Manufacturing Services Hibbing Facility from May 1998 to April 2002. Prior to joining Reptron, Ms. Fena was President of Hibbing Electronics Corporation (1987 to 1998) and from 1974 to 1987 Ms. Fena served as Vice President and co-founder of Hibbing Electronics Corporation.

         VINCENT ADDONISIO. Mr. Addonisio has been a director of Reptron since May 2000. Mr. Addonisio serves as President and Chief Executive Officer of Regency Strategic Advisors, Inc., a position he has held since 2002. Mr. Addonisio served as an executive of CGI Information Technology Services, Inc. (formerly IMRglobal Corp.), a provider of information technology services and solutions from 1998 to 2002. Mr. Addonisio was President of Parker Communications Network, Inc., a privately-held point of sale marketing network company, from 1997 to 1998. Mr. Addonisio holds a Bachelor of Science degree in Accounting from Binghamton University (SUNY) and an MBA from the Georgia Institute of Technology.

         BERTRAM L. MINER. Mr. Miner was appointed to the Reptron Board in December 2002. Mr. Miner has been a self-employed real estate investor since 1986. Prior to 1986, Mr. Miner was Chief Executive Officer of Quality Health Care Centers, Inc. from 1975 to 1986, served as a mortgage loan officer for Percy Wilson & Co. from 1973 to 1974 and practiced law with the law firm of Baskin, Server & Miner from 1961 to 1973.

                  (b) Proposed Board of Directors and Management

         As of the Effective Date, the board of directors of the Reorganized Debtor shall be comprised of Michael L. Musto, Paul J. Plante, Hal Purkey, Steven Scheiwe, Neil Subin and Mark Holliday. Mr. Purkey, Mr. Subin and Mr. Holliday are holders of Old Notes and will be treated as holders of Allowed Class 4 Claims under the Plan. They each have significant experience working with companies emerging from bankruptcy. Mr. Scheiwe is an attorney who has served on many boards and also has significant experience working with companies emerging from bankruptcy. Compensation for the directors will be determined by the Reorganized Debtor's compensation committee pursuant to the Amended and Restated By-laws. See Exhibit A to the Plan.

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                                                       Case No. 03-35966-BKC-PGH

         On the Effective Date, the operations of the Reorganized Debtor shall become the general responsibility of the Board of Directors of the Reorganized Debtor subject to, and in accordance with, the Amended Certificate of Incorporation and Amended By-laws. The term of the directors of the Debtor immediately prior to the Effective Date shall expire on the Effective Date and those directors shall be replaced by the Board of Directors of the Reorganized Debtor.

         On the Effective Date, the Reorganized Debtor shall enter into the Plante Employment Contract with Paul J. Plante. Pursuant to the Plan, Mr. Plante's current employment contract will be rejected and Mr. Plante has agreed to waive his right to file a Claim for any damages he suffers as a result of the rejection of such contract against the Debtor's estate, and further, to receive any distribution or other recovery under the Plan or otherwise. Mr. Plante's compensation will not be less than his current compensation package. The specifics of Mr. Plante's compensation package are currently being negotiated. Other officers will be named by the Reorganized Debtor's board of directors pursuant to the Amended and Restated By-laws of Reptron Electronics, Inc.

                  (c) Proposed Management Stock Option Plan

         On the Effective Date, the Board of the Reorganized Debtor will adopt a new stock option plan which may provide for up to ten percent (10%) of the New Common Stock of the Reorganized Debtor to be distributed to employees, management and directors in accordance with the terms of such plan. Any such plan will dilute the equity interests in the Reorganized Debtor held by Class 4 General Unsecured Claimants and Class 5 Common Equity Interest Holders on a pro rata basis.

                  (d) Proposed Severance Payments

         The Reorganized Debtor will maintain in effect the Debtor's customary employee severance policies, provided however, that such policies shall not apply to Michael L. Musto, who currently is a party to an employment agreement with the Debtor. On the Effective Date, Michael L. Musto will be terminated from employment with the Debtor and his current employment contract will be rejected under this Plan. In exchange, Michael L. Musto will receive a $400,000 severance payment and will continue to have rights to participate under the Reorganized Debtor's health insurance plan until age 65 at his health insurance plan's contribution levels as of the Effective Date. Other than the foregoing, Michael
L. Musto will not be entitled to any distribution or other recovery under this Plan or otherwise for any claim he may have as a result of the rejection of his employment contract or his termination. The foregoing compromise shall be in full satisfaction of any and all Claims that Mr. Musto may have against the Debtor pursuant to his current employment agreement.

            4.       Exit Facility

         On the Effective Date, the Reorganized Debtor shall enter into the Exit Facility with Congress, all or a portion of which shall be used to make distributions under the Plan. The terms of the Exit Facility are included in
Exhibit 8 to this Disclosure Statement.

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

                                                       Case No. 03-35966-BKC-PGH

                  5. Discharge of the Debtor

         Except to the extent otherwise provided herein, the treatment of all Claims against or Interests in the Debtor hereunder shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Interests in the Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estates or properties or interests in property. Except as otherwise provided herein, upon the Effective Date, all Claims against and Interests in the Debtor will be satisfied, discharged, and released in full in exchange for the consideration provided hereunder. Except as otherwise provided herein, all entities shall be precluded from asserting against the Debtor or the Reorganized Debtor or their respective properties or interests in property, any Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

                  6. Terms and Injunctions or Stays

         The Debtor's Chapter 11 Case was commenced on October 28, 2003. The Confirmation Hearing is on January 14, 2004; seventy-eight (78) days after the Petition Date. The Claims Bar Date is December 31, 2003, just 14 days prior to the Confirmation Hearing. It will be impossible for the Debtor to review and file objections to proofs of Claim prior to the Confirmation Hearing and undoubtedly, other issues will arise post-Confirmation Date which would normally arise prior to confirmation. As a result, the protections afforded by injunctions and or stays under section 105 or 362 of the Bankruptcy Code, or otherwise need to stay in place to allow the Reorganized Debtor the opportunity to complete the bankruptcy process. Therefore, unless otherwise provided in the Plan, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the 60th day following the Effective Date.

                  7. EXCULPATION

         THE RELEASED PARTIES (AS DEFINED BELOW) SHALL NOT HAVE OR INCUR, AND EACH RELEASED PARTY IS HEREBY RELEASED FROM, ANY CLAIM, OBLIGATION, CAUSE OF ACTION OR LIABILITY TO (i) ONE ANOTHER, (ii) ANY HOLDER OF A CLAIM OR AN EQUITY INTEREST, (iii) ANY OTHER PARTY IN INTEREST, OR (iv) ANY AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS, AFFILIATES, SUCCESSORS AND ASSIGNS OF ANY OF THE FOREGOING PARTIES (THE "RELEASOR PARTIES"), FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THIS CHAPTER 11 CASE, THE SOLICITATION OF VOTES AND PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, THE SOLICITATION AND ISSUANCE OF THE NEW ISSUED COMMON STOCK AND THE NEW NOTES, AND IN ALL RESPECTS SHALL BE ENTITLED TO RELY REASONABLY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN, PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO RELEASE ANY RELEASED PARTY FROM LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE, AND PROVIDED FURTHER, THAT RELEASOR PARTIES NOTE THEIR ACCEPTANCE OF THIS RELEASE IN THEIR BALLOT. RELEASED PARTIES CONSIST OF THE DEBTOR, THE REORGANIZED DEBTOR, THE CREDITORS COMMITTEE, THE AD HOC COMMITTEE, THE OLD NOTES INDENTURE TRUSTEE, AND THE DISBURSING AGENT, AND EACH OF THEIR RESPECTIVE PRESENT OR

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

                                                       Case No. 03-35966-BKC-PGH

FORMER MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, REPRESENTATIVES, FINANCIAL ADVISORS, INVESTMENT BANKERS OR AGENTS IN THEIR CAPACITIES AS SUCH AND ANY OF SUCH PARTIES' SUCCESSORS AND ASSIGNS.

                  8. RELEASES

         AS OF THE EFFECTIVE DATE AND SUBJECT TO ITS OCCURRENCE, EXCEPT AS OTHERWISE PROVIDED IN THIS PLAN, EACH RELEASED PARTY SHALL HAVE DEEMED TO HAVE BEEN RELEASED AND DISCHARGED BY (i) THE DEBTOR, ITS ESTATES, AND THE REORGANIZED DEBTOR, AND (ii) THE RELEASOR PARTIES, FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF OR BASED UPON SUCH RELEASED PARTIES' SERVICE IN ANY CAPACITY OR ANY TRANSACTION, EVENT, CIRCUMSTANCE OR OTHER MATTER INVOLVING OR RELATING TO THE DEBTOR THAT OCCURRED ON OR BEFORE THE EFFECTIVE DATE, PROVIDED THAT RELEASOR PARTIES NOTE THEIR ACCEPTANCE OF THIS RELEASE IN THEIR BALLOT; AND PROVIDED FURTHER, HOWEVER, THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO (a) RELEASE A RELEASED PARTY FROM LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE OR THE CLAIMS, IF ANY, OF THE UNITED STATES; (b) PREVENT THE DEBTOR OR THE REORGANIZED DEBTOR FROM OBJECTING TO A CLAIM OR EQUITY INTEREST OF A RELEASED PARTY; (c) PRECLUDE POLICE, FEDERAL TAX OR REGULATORY AGENCIES FROM FULFILLING THEIR STATUTORY DUTIES.

         EXCEPT AS OTHERWISE PROVIDED HEREIN, THE RELEASOR PARTIES SHALL BE ENJOINED FROM COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIMS AND CAUSES OF ACTION RELEASED AND DISCHARGED PURSUANT TO THIS SECTION; PROVIDED, HOWEVER, THAT THE INJUNCTION PROVIDED FOR IN THIS SECTION SHALL NOT (x) BAR ACTIONS BASED UPON LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE OR THE CLAIMS, IF ANY, OF THE UNITED STATES; (y) PRECLUDE POLICE, FEDERAL TAX OR REGULATORY AGENCIES FROM FULFILLING THEIR STATUTORY DUTIES; OR (z) BAR THE CLAIMS, IF ANY, OF THE UNITED STATES.

                  9. Conditions to Closing

         The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

                           (a) The Confirmation Order shall have been entered by the Bankruptcy Court in a form and substance reasonably acceptable to the Debtor and the Creditors Committee and there shall not be a stay or injunction in effect with respect thereto.

                           (b) The Debtor shall have purchased directors and officers liability insurance for the Board of Directors of the Reorganized Debtor in form, substance and amount reasonably acceptable to the Creditors Committee.

                           (c) The Reorganized Debtor and the New Notes Indenture Trustee have executed the Security Agreement.

                           (d) The New Notes Indenture Trustee and the lender(s) under the Exit Facility have executed the Intercreditor Agreement.

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                                                       Case No. 03-35966-BKC-PGH

                           (e) All conditions to the Exit Facility Lender's commitment letter have been met or waived.

                  10. Waiver of Conditions Precedent

         Each of the conditions precedent in paragraph 9, other than paragraph 9(a) hereof may be waived, in whole or in part, by the Debtor with the written consent of the Creditors Committee. Any such waivers of a condition precedent hereof in paragraph 9 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

                  11. Letter of Credit Obligations

         Confirmation of the Plan shall have no impact or effect on the Reorganized Debtor's remaining obligations to Congress and CIT under the Release Agreement (as defined in the Plan) and the Hartford Letter of Credit pursuant to the Third Amendment to Financing Agreement and CIT Credit Agreement. The Reorganized Debtor shall remain fully liable and obligated with respect to such agreements until the obligations thereunder are completely fulfilled and the Letters of Credit have been terminated without a draw or the Letters of Credit have been replaced; after which the "cash collateral" securing such obligations will be returned to the Reorganized Debtor.

         E.       Objections to Claims

                  1. Disputed Claims

         Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtor or the Reorganized Debtor shall have the exclusive right to make and file objections to Claims and Interests. All objections shall be litigated to Final Order; provided, however, that the Debtor or the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtor or the Reorganized Debtor shall file all objections to Claims (other than applications for allowances of compensation and reimbursement of expenses) and Interests and serve such objections upon the holders of such Claims and Interests as to which the objection is made as soon as practicable, but in no event later than the Objection Deadline.

                  2. No Distributions Pending Allowance

         Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim or any portion of an Interest is a Disputed Interest, no payment or distribution provided hereunder shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or an Allowed Interest.

                  3. Distributions After Allowance

         To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or an Allowed Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. As soon as practicable after

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

                                                       Case No. 03-35966-BKC-PGH

the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Allowed Claim or Allowed Interest the distribution to which such holder is entitled under the Plan.

         Notwithstanding the foregoing, all distributions in respect of the Old Notes shall be made to the Old Notes Indenture Trustee for delivery to the Old Noteholders. The fees and expenses of the Old Notes Indenture Trustee shall not be deducted from any distributions to be made provided that they are fully paid by the Debtor in Cash on the Effective Date and provided that the Reorganized Debtor pays in Cash the Old Notes Indenture Trustee's additional fees and expenses incurred after the Effective Date in connection with making distributions to the Old Noteholders.

    IV.    FEASIBILITY OF THE PLAN

         A.       Long-Term Feasibility

         The Bankruptcy Code requires that in order to confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtor (the "Feasibility Test"). For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that the Reorganized Debtor will likely possess the resources and working capital necessary to operate profitably and based on reasonable assumptions, will be able to meet its obligations under the Plan.

         For purposes of determining whether the Plan meets the Feasibility Test, the Debtor has analyzed its ability to meet its obligations under the Plan. As part of this analysis, the Debtor has prepared projections for the period ending with the 2008 calendar year which are attached as Exhibit 3 to this Disclosure Statement.(5) The Debtor believes, based on this analysis, that the Plan provides a feasible means of reorganization and operation from which there is a reasonable expectation that, subject to the risks disclosed herein, the Reorganized Debtor will be able to make all payments required to be made pursuant to the Plan.

         WHILE THE DEBTOR HAS TAKEN GREAT CARE TO ENSURE THE ACCURACY OF ITS ASSUMPTIONS AND TO PROVIDE REASONABLE PROJECTIONS, THERE IS NO GUARANTEE OF THE ACCURACY OF THE PROJECTIONS. ALL OF THE PROJECTIONS HAVE BEEN GENERATED INTERNALLY BY
         MANAGEMENT.

         PROJECTIONS ARE BY THEIR NATURE FORWARD LOOKING AND SUBJECT TO MATTERS BEYOND THE DEBTOR'S CONTROL. NEITHER THE DEBTOR, NOR ANY OTHER PARTY CAN GIVE ANY ASSURANCES THAT THE PROJECTIONS WILL BE MET. ALTHOUGH GREAT CARE HAS BEEN TAKEN IN PREPARING THE PROJECTIONS, ABSOLUTELY NO GUARANTEE CAN BE GIVEN AS TO THEIR ACCURACY.

(5) See also, Exhibit 5 to this Disclosure Statement, a Balance Sheet of Reorganized Debtor on the Effective Date which was prepared by the Debtor and its consultants.

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                                                       Case No. 03-35966-BKC-PGH

         Such forward looking information or statements involve a number of risks and uncertainties and are within the meaning ascribed to forward looking statements in section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: the conditions identified in the lock-up agreements described below are not timely satisfied, if at all; the Plan is not confirmed or the Exit Facility is not available; breach of the Debtor In Possession financing facility; failure of the company's third party vendors to continue to provide satisfactory credit terms; business conditions and growth in the company's industry and in the general economy; competitive factors; risks due to shifts in market demand; risks inherent with predicting revenue and earnings outcomes; uncertainties involved in implementing improvements in the manufacturing process; and the risk factors listed from time to time in the company's reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. In particular, any information or statement suggesting the restoration of profitable operating results are forward looking statements. The words "believe," "estimate," "expect," "intend," "anticipate," "plan," "appear," and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The company undertakes no obligation to publicly update or revise any forward-looking information or statements, whether as a result of new information, future events, or otherwise. You are cautioned that any such forward looking information or statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking information or statements as a result of various factors. You are cautioned not to place undue reliance on forward-looking information or statements.

         B.       Alternatives to the Plan and Liquidation Analysis

           1. Best Interests and Cramdown Test

         Notwithstanding acceptance of the Plan by each impaired Class, in order to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in an impaired Class that has not voted to accept or is deemed to reject the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test of section 1129(a)(7) of the Bankruptcy Code requires that the Court find that the Plan provides to each holder of a Claim or Interest a value at least equal to the value of the Distribution that such holder would instead receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code.

         In a liquidation scenario, holders of Class 4 General Unsecured Claims likely will receive a much smaller distribution and Class 5 Common Equity Interests and Class 6 Other Equity Interests are not likely to receive any distribution. As provided for in section 1129(b) of the Bankruptcy Code, if an impaired Class of Claims or Interests reject the Plan, no Claim or Interest junior to such Class may retain or receive property pursuant to the Plan, unless the rejecting Class is paid in full or the junior Class provides substantial consideration to the Debtor.

         Section 1129(b) also provides that a plan cannot be confirmed over the objections of a rejecting Class unless the Bankruptcy Court finds that the plan does not unfairly discriminate against, and is fair and equitable to the Claim holders. This requirement is also satisfied, as the

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                                                       Case No. 03-35966-BKC-PGH

         holders of Class 4 General Unsecured Claims and Class 5 Common Equity Interests will receive a greater return under the Plan than they would receive in the event of a chapter 7 liquidation, while holders of Class 6 Other Equity Interests will receive no return in either case. Thus, the Debtor may properly cram down the Plan over the objection of holders of Class 5 Common Equity Interests, as well as the deemed rejection of Class 6 Other Equity Interests, as long as Class 4 votes in favor of the Plan.

         To estimate the amount members of each impaired Class of Claims or Interests would receive if the Debtor was liquidated in a chapter 7 case, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if the Chapter 11 Case were converted to a chapter 7 liquidation case under the Bankruptcy Code and the Debtor's assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by the Claims held by the Debtor and reduced by certain increased costs and Claims that arise in a chapter 7 liquidation case which do not arise in a chapter 11 reorganization case.

         Once the percentage liquidation recoveries of each Class are ascertained, the value of the Distribution available out of the Liquidation Value is compared with the value of the property offered to such class under the Plan to determine if it is in the best interests of the holders of Allowed Claims or Allowed Interests, as the case may be, in such Class.

           2. Liquidation Value of the Debtor

         The Debtor has prepared an analysis of the distributions that its creditors and Interest Holders are likely to receive in a hypothetical chapter 7 liquidation in order to determine whether each Claim or Interest holder will receive more under the Plan than they would receive under a chapter 7 liquidation. The Debtor's liquidation analysis is attached as Exhibit 4 to this Disclosure Statement. Although this analysis represents the Debtor's best judgment, there can be no guarantee that actual results from a liquidation will be the same as the Debtor's estimate.

         The Debtor has estimated, hypothetically, the fair realizable value of its assets through liquidation in a chapter 7 bankruptcy case as well as the costs that would be incurred and the additional liabilities that would arise in such a proceeding. The Debtor has then applied the estimated proceeds of a liquidation to satisfy creditor Claims in accordance with the distribution requirements of chapter 7 of the Bankruptcy Code to determine the amount of distributions each class of Claim and Interest holders would receive in a liquidation.

         Liquidation proceeds of a holder of a Secured Claimant's Collateral, net of disposition fees and costs, are first distributed to the holder of a Secured Claim with a Lien on the Collateral from which the proceeds are generated. The Debtor anticipates that the proceeds of liquidation will be greater than the Allowed Claims of the holders of Secured Claims. Substantially all of the Debtor's assets are subject to security interests in favor of holders of Secured Claims.

         Including Cash, Debtor estimates that the fair realizable value, under a hypothetical chapter 7 liquidation, after deduction of chapter 7 related costs, ranges from a high of $42.9 million to a low of $38.8 million.

         Claims for expenses of administration (other than the costs of the chapter 7 liquidation directly attributable to the liquidation of the Secured Claimants' collateral), Claims entitled to

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                                                       Case No. 03-35966-BKC-PGH

priority in accordance with the Bankruptcy Code and General Unsecured Claims are payable out of the remaining proceeds after the Secured Claim holders are paid. The remaining proceeds after payment to the Secured Claim holders are distributed as follows:

         -        Chapter 7 Administrative Claims      full recovery

         -        Chapter 11 Professional Fees/
                  Costs of Administration              full recovery

         -        General Unsecured Claims             between 13.2% and 16.7%

         -        Interests                            no recovery

         Underlying this liquidation analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties. These estimates and assumptions were developed by the Debtor through analysis of market valuations and transactions, industry experience and the use of other valuation approaches. There can be no assurance that the recoveries and estimated liquidation expenses set forth in this analysis would be realized in an actual liquidation by the Debtor.

         The Debtor has approached this liquidation analysis on an asset liquidation basis because the "best interests of the creditors test" assumes a hypothetical liquidation of the Debtor in chapter 7. The Debtor's liquidation analysis assumes that assets would be broken up and sold by a chapter 7 trustee or its duly appointed advisors, brokers or liquidators, irrespective of the asset's current deployment.

         Based on the information presented the Debtor's projections, the Debtor believes that the Plan is feasible. Furthermore, the Plan provides a greater return to all Claim and Interest holders than the returns associated with chapter 7 liquidation.

    V.     RETENTION OF JURISDICTION

         The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to the Chapter 11 Case, the Plan and the Confirmation Order pursuant to, and for the purposes of sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

         A. To hear and determine pending applications for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases and the allowance of Claims or Interests resulting therefrom.

         B. To enforce all agreements, assumed, if any, and to recover all property of the estate wherever located.

         C. To determine any and all adversary proceedings, applications and contested matters, including, without limitation, under sections 544, 545, 548, 549, 550, 551, and 553 of the Bankruptcy Code.

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                                                       Case No. 03-35966-BKC-PGH

         D. To ensure that distributions to holders of Allowed Claims and Interests are accomplished as provided herein.

         E. To hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim or Interest, including, without limitation, any objections to the classification of any Claim, and to allow or disallow any Disputed Claim or Interest in whole or in part.

         F. To determine the validity, extent and priority of all Liens, if any, against properties of the estates.

         G. To determine all assertions of an ownership interest in, the value of, or title to, any property of the estates.

         H. To determine any tax liability of the estates in connection with the Plan, actions taken, distributions or transfers made thereunder.

         I. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated.

         J. To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code.

         K. To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

         L. To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

         M. To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

         N. To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

         O. To hear and determine any other matter not inconsistent with the Bankruptcy Code.

         P. To hear and determine all disputes involving the existence, scope, and nature of the discharges granted under the Plan and the Confirmation Order.

         Q. To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

         R. To determine such other matters as may be provided in the Confirmation Order.

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                                                       Case No. 03-35966-BKC-PGH

         S.       To enter a final decree closing the Chapter 11 Case.

    VI.    SECURITIES LAWS MATTERS

         A.       Bankruptcy Code Exemptions from Registration Requirements

         In reliance upon section 1145 of the Bankruptcy Code, (x) New Issued Common Stock, to be issued to holders of General Unsecured Claims and Common Equity Interests (collectively "Reorganized Debtor Stockholders") and (y) New Notes, if any, to be issued to holders of General Unsecured Claims ("Reorganized Debtor Noteholders") on the Effective Date will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and equivalent provisions in state securities laws. Section 1145(a) of the Bankruptcy Code generally exempts from such registration the issuance of securities if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan or reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued principally in such exchange and partly for cash or property. The Debtor believes that the exchange of (x) New Issued Common Stock for the General Unsecured Claims and/or Common Equity Interest and (y) New Notes for the General Unsecured Claims under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code.(6)

         B.       Resales of New Issued Common Stock or New Notes

         The shares of New Issued Common Stock to be issued to Reorganized Debtor Stockholders and the New Notes to be issued to Reorganized Debtor Noteholders pursuant to the Plan on the Effective Date will be deemed to have been issued in a registered public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally may be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the individual states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

         Section 1145(b)(i) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer of the securities within the meaning of section 2(11) of the Securities Act.

(6) The stock reserved pursuant to the Stock Option Plan is not eligible for
Section 1145 treatment and the Debtor is not seeking in its Plan such treatment for that stock.

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                                                       Case No. 03-35966-BKC-PGH

         The term "issuer" is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities
Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor which is distributed at least ten percent (10%) of the voting securities of a reorganized debtor under its plan of reorganization may be presumed to be an "underwriter" within the meaning of section 1145(b)(i) of the Bankruptcy Code.

         To the extent that persons deemed to be "underwriters" receive New Issued Common Stock and/or New Notes pursuant to the Plan (collectively, "Restricted Holders"), resales by such Restricted Holders would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Restricted Holders may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

         IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED DEBTOR, DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEW ISSUED COMMON STOCK OR NEW NOTES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

    VII.   CERTAIN RISK FACTORS TO BE CONSIDERED

         HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

         A.       Risk of Non-Confirmation of the Plan, Best Interests and
Cramdown Test

         Although the Debtor believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will

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                                                       Case No. 03-35966-BKC-PGH

reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the re-solicitation of votes.

         B.       Risk that the Debtor will be unable to obtain an Exit Facility

         Although the Debtor believes that it will be able to obtain an Exit Facility sufficient to enable the Debtor to make the Cash distributions which the Plan requires be made on the Effective Date, there can be no assurance that Debtor will be able to do so. If Debtor fails to obtain an Exit Facility, within
(180) days after the Confirmation Date, the Confirmation Order shall be vacated, in which event no distributions under the Plan would be made, the Debtor and all holders of Claims and Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtor's obligations with respect to Claims and Interests would remain unchanged.

         C.       Risk of Non-Occurrence of the Effective Date

         Although the Debtor believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in
Article XI of the Plan have not occurred or have been waived by the Debtor within one hundred eighty (180) days after the Confirmation Date, the Confirmation Order shall be vacated, in which event no distributions under the Plan would be made, the Debtor and all holders of Claims and Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtor's obligations with respect to Claims and Interests would remain unchanged.

         D.       Risk of Competitive Conditions

         The EMS industry is extremely competitive, and the Debtor expects that competition will intensify in the future. The Debtor faces substantial competition in each of its business segments. The effects of vigorous competition could also result in price compression thereby affecting the Debtor's projected future earnings.

         E.       Risk Related to Projected Financial Information

         The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Debtor's business plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtor, industry performance, certain assumptions with respect to competitors of the Reorganized Debtor, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Debtor. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtor. Although the Debtor believes that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

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                                                       Case No. 03-35966-BKC-PGH

         F.       Risk Relating to Reorganized Debtor's Ability to Service Debt

         The Reorganized Debtor's ability to make scheduled payments of principal, to pay the interest on, to refinance its indebtedness will depend on future performance. Future performance is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond their control. While no assurance can be provided, based upon the current level of operations and anticipated increases in revenues and cash flow described in the projections included herein, the Debtor believes that cash flow from operations, available cash, the Exit Facility and sales of surplus assets will be adequate to fund the Plan and meet its future liquidity needs.

         G.       Risk Relating to Listing New Issued Common Stock on an
Exchange

         Presently, the Debtor's stock is sold over the counter on The Bulletin Board. If the New Issued Common Stock qualifies for small cap or the NASDAQ National Market System, the Reorganized Debtor intends to apply to have its stock quoted on NASDAQ's small cap or National Market System. There is a risk that the New Issued Common Stock will not qualify in the future and will not be listed on an exchange or quoted on an established market. Furthermore, there can be no assurance that a market will develop for the New Issued Common Stock. Although the Reorganized Debtor will use reasonable efforts to cause the New Issued Common Stock to be listed on a national securities exchange, it is unlikely that the initial listing requirements will be satisfied by the Initial Distribution Date. Even if such securities are subsequently listed, there is no assurance that an active market for the New Issued Common Stock (or any other security issued pursuant to the Plan) will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given as to the liquidity of the market for the New Issued Common Stock or the price at which any sales may occur.

         H.       Other Risk Factors

         Other factors that may cause actual results to differ materially from the Debtor's expectations include economic uncertainty, uncertainties regarding the collectibility of receivables, and the ongoing war on terrorism.

    VIII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following is a summary of certain United States federal income tax consequences of the implementation of the Plan to the Debtor, and to holders of General Unsecured Claims, and Common Equity Interests that, as a Class, vote in favor of the Plan. For purposes of this section, references to the Debtor include Reorganized Debtor, as applicable. This summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

         This summary is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the implementation of the Plan as discussed herein. No opinion of counsel

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                                                       Case No. 03-35966-BKC-PGH

and no rulings or determinations from the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to the tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. The Debtor is not making any representations regarding the particular tax consequences of the confirmation and consummation of the Plan as to any Claim or Interest holder, and is not rendering any form of legal opinion as to such tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein. This summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, persons that are, or hold their Claims or Interests through pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities, persons who received their interests in the Debtor pursuant to the exercise of an employee stock option or otherwise as compensation and persons holding an Interest in the Debtor as a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). The following summary assumes that holders hold their General Unsecured Claims and Common Equity Interests as capital assets for United States federal income tax purposes. HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

         A.       Consequences to Holders of General Unsecured Claims

         The United States federal income tax consequences of the Plan to a holder of General Unsecured Claims will depend upon several factors, including, but not limited to: (i) the manner in which a General Unsecured Claim was acquired; (ii) the length of time a General Unsecured Claim has been held; (iii) whether the holder has taken a bad debt deduction with respect to a General Unsecured Claim (or any portion thereof); (iv) the amount of original issue discount the holder has previously included in income with respect to its General Unsecured Claim; (v) the holder's method of tax accounting; (vi) whether a General Unsecured Claim constitutes a "security" for United States federal income tax purposes; and (vii) whether a New Note constitutes a "security" for United States federal income tax purposes. Therefore, holders of General Unsecured Claims should consult their tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the Plan.

           1. Recapitalization Treatment

         Pursuant to the Plan, a holder of a General Unsecured Claim will receive a combination of New Issued Common Stock and New Notes in exchange for the holder's Claim. The exchange may be treated as a recapitalization for United States federal income tax purposes. Such treatment will depend upon whether the General Unsecured Claim constitutes a "security" for United States federal income tax purposes. If the General Unsecured Claim is considered a security, the receipt of New Issued Common Stock and (if the New Notes constitute "securities" for United States federal income tax purposes) New Notes in exchange for a General Unsecured Claim pursuant to the Plan should be treated as part of a recapitalization. The time period of a debt instrument (e.g., the General Unsecured Claim or the New Notes) is an important factor in

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                                                       Case No. 03-35966-BKC-PGH

the determination of whether a particular instrument constitutes a security. However, the controlling consideration is an overall evaluation of the term and nature of the debt instrument, degree of participation and continuing interest in the business, the purpose of the advances, etc.

         If the exchange of General Unsecured Claims for New Issued Common Stock and New Notes is treated as a recapitalization, a holder of a General Unsecured Claim will not recognize gain or loss with respect to the General Unsecured Claim exchanged (except to the extent issued for accrued but unpaid interest and except with respect to the New Notes if the New Notes are not considered securities for federal income tax purposes). A General Unsecured Claim holder's aggregate tax basis in the New Issued Common Stock and New Notes received will be equal to the holder's aggregate tax basis in the General Unsecured Claim exchanged, increased by the amount of any gain recognized. A General Unsecured Claim holder's holding period for the New Issued Common Stock and New Notes received will include the holding period of the holder's General Unsecured Claim, except to the extent that New Issued Common Stock and New Notes are issued in respect of a Claim for accrued but unpaid interest and except with respect to the New Notes if the New Notes are not considered securities for federal income tax purposes.

           2. Recognition of Income or Loss

         The satisfaction of a General Unsecured Claim pursuant to the Plan will be a taxable event with respect to holders of General Unsecured Claims in the event that such Claims are not securities or if the receipt of New Issued Common Stock and New Notes is not treated as a recapitalization as discussed above. In such event, subject to the "market discount" rules described below, a holder of a General Unsecured Claim will generally recognize capital gain or loss in an amount equal to the difference, if any, between (i) the fair market value of New Issued Common Stock and the issue price of the New Notes received in exchange for the General Unsecured Claim, and (ii) the holder's adjusted tax basis in the General Unsecured Claim.

           3. Treatment of Amounts Attributable to Interest

         For United States federal income tax purposes, the proper allocation of the consideration received pursuant to the Plan in satisfaction of a General Unsecured Claim between principal and accrued interest on a General Unsecured Claim is unclear under present law. If any portion of the consideration received were required to be allocated to accrued interest, such portion would be taxable to a holder of a General Unsecured Claim as interest income, except to the extent that the holder has previously included such interest in income and has not properly written off such interest.

           4. Market Discount

         If a holder of a General Unsecured Claim purchased its Claim at a price less than the General Unsecured Claim's "revised issue price" by at least a de minimis (as defined in the Code) amount, the difference would constitute "market discount." In such event, any gain recognized by a General Unsecured Claim holder under the Plan would generally be treated as ordinary interest income to the extent of the market discount accrued on the General Unsecured Claim during the holder's period of ownership, unless the holder previously elected to include market discount in taxable income as it accrued. To the extent that General Unsecured Claims that were acquired with market discount are exchanged for New Issued Common Stock and New

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                                                       Case No. 03-35966-BKC-PGH

Notes in connection with a recapitalization on a tax-deferred basis (as may occur here), any market discount that accrued on the General Unsecured Claim but was not recognized by the holder is carried over to the New Issued Common Stock and New Notes received therefore, and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such New Issued Common Stock and New Notes is treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Claim.

         B.       Consequences to Holders of Common Equity Interests

         Pursuant to the Plan, a holder of Common Equity Interests will receive the Equity Interest Distribution in exchange for its Common Equity Interest. For United States federal income tax purposes, the exchange of the Common Equity Interest for the Equity Interest Distribution should not be a taxable event, because the exchange of common stock for common stock of the same company is not a taxable event under the Code.

         C.       Consequences to Holders of Other Equity Interests

         Because a holder of an Other Equity Interest will receive no consideration in exchange for the cancellation of such interest, if such holder has not written off such interest prior to the consummation of the Plan, upon such consummation such holder may be entitled to write off such interest.

         D.       Consequences to the Debtor

           1. Cancellation of Indebtedness Income

         In general, taxpayers must include in gross income any cancellation of indebtedness ("COD") income realized during the tax year. Taxpayers recognize COD income in an amount equal to the excess of the adjusted issue price of the indebtedness cancelled over the amount of cash and fair market value of other property issued in satisfaction of the indebtedness (with certain exceptions as provided in section 108). COD income also includes any interest that has been previously accrued and deducted but remains unpaid at the time the indebtedness is discharged. Section 108 of the Tax Code provides, however, that when cancellation of indebtedness occurs in a case under the Bankruptcy Code, gross income does not include any amount that otherwise would be included in gross income by reason of the cancellation. Instead, the amount of any COD in a bankruptcy case will generally be applied to reduce certain tax attributes of the taxpayer.

         The satisfaction of the Trade Vendor Claims pursuant to the Plan will result in a reduction in the outstanding indebtedness of the Debtor. Because the Debtor is a debtor in a bankruptcy case, the Debtor will not recognize any COD income. Rather, the Debtor will reduce certain of its tax attributes by the amount of COD income excluded from gross income. The attribute reduction is generally applied to reduce net operating losses ("NOLs") carryovers, certain tax credits and carryovers, and tax basis of assets. Alternatively, the Debtor may elect to reduce the basis of its depreciable property prior to reducing its NOLs and other tax attributes. The reduction in tax attributes will occur on the first day of the taxable year following the realization of such COD income. An analysis will need to be performed to determine whether such an election will be in the Debtor's best interests.

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                                                       Case No. 03-35966-BKC-PGH

           2. Limitation of NOL Carryovers and other Tax Attributes

         Under section 382 of the Tax Code, if a corporation undergoes an ownership change, its ability to utilize its historic NOLs and certain subsequently recognized "built-in" losses and deductions are subject to an annual limitation (the "Section 382 Limitation"). In general, an ownership change occurs when certain groups of shareholders of a loss corporation have increased their ownership of its stock by more than 50% points measured over a given period of time (normally three years). As a general rule, the amount of the Section 382 Limitation is equal to the value of the corporation's outstanding stock (with certain adjustments) immediately before the ownership change, multiplied by the applicable "long-term tax-exempt rate." Subject to certain limitations, any unused portion of the Section 382 Limitation in a given year is available in subsequent years.

         Section 382 provides an exception to the application of the Section 382 Limitation for corporations under the jurisdiction of a court in a bankruptcy case (the "Bankruptcy Exception"). If a corporation applies the Bankruptcy Exception so that the Section 382 Limitation is not applicable, the amount of pre-change NOLs that may be carried over to a post-change year will be reduced by the amount of interest payments made during the current taxable year and the three preceding taxable years in respect of indebtedness which was exchanged for stock under the Plan. The Debtor should be eligible for the Bankruptcy Exception if the historic shareholders and certain creditors of the Debtor prior to consummation of the Plan own at least 50% of the total voting power and total value of the stock of the Debtor as a result of the consummation of the Plan number. If Debtor elects to apply the Bankruptcy Exception and is therefore not subject to the Section 382 Limitation, a second ownership change occurring within two years after consummation of the Plan will likely result in the application of the Section 382 Limitation effective as of the consummation of the Plan if applied in these circumstance, the Section 382 Limitation likely will eliminate the Debtors' ability to use any NOLs incurred prior to such second ownership change to offset net taxable income earned or gains recognized from the sale of assets, in either case, after such second ownership change, and would also likely eliminate the Debtor's ability to use losses recognized upon the sale of certain assets after such second ownership change to offset net taxable income or gains from the sale of other assets.

         Notwithstanding the foregoing, Section 382 provides that a corporation under the jurisdiction of a court in a bankruptcy case may elect out of the Bankruptcy Exception even if the corporation meets all of its requirements. If the Debtor elects out of the Bankruptcy Exception, or is otherwise ineligible for the Bankruptcy Exception, a special rule under Section 382 applicable to a corporation under the jurisdiction of a court in a bankruptcy case will apply in calculating the appropriate Section 382 Limitation. Under this special rule, the
Section 382 Limitation will be calculated by reference to the lesser of (i) the value of the Debtor's stock (with certain adjustments) immediately after the consummation of the Plan (as opposed to immediately before such consummation) or
(ii) the value of the Debtor's assets (determined without regard to liabilities) immediately before such consummation. Although such calculation may significantly increase the Section 382 Limitation, the Debtor's ability to use the NOLs and recognized built-in losses to offset taxable income generated after consummation of the Plan would still be substantially limited.

                                                       Case No. 03-35966-BKC-PGH

         The Debtor has yet to determine whether it would be eligible for the Bankruptcy Exception or, assuming that it would be eligible for the Bankruptcy Exception, whether it would be beneficial to elect its application.

           3. U.S. Federal Alternative Minimum Tax

         For purposes of computing the Debtor's regular tax liability, all of its taxable income recognized in a taxable year generally may be offset by NOLs (to the extent permitted under the Code and subject to various limitations, including the Section 382 Limitation, as discussed above). Even if all of the Debtor's regular tax liability for a given year is reduced to zero by virtue of its NOLs, the Debtor may still be subject to the alternative minimum tax (the "AMT"). The AMT imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the Tax Code which eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing the corporation's regular tax liability (any COD income excluded from the Debtors' regular taxable income, as described above, would also be excluded from their AMTI). Of particular importance to the Debtor is that a corporation with a net unrealized built-in loss in its assets must adjust the tax basis of its assets, on a consolidated basis, to their fair market values for AMT purposes following a Section 382 ownership change, and in calculating AMTI, only 90% of a corporation's AMTI may be offset by net operating loss carryovers (as computed for AMT purposes).

           4. Deductions of Accrued Interest

         As discussed above, the allocation of consideration between principal and accrued but unpaid interest on the General Unsecured Claims is unclear under present law. If any portion of the consideration were required to be allocated to accrued interest to the extent such accrued interest is not deemed discharged, the Debtor would be entitled to an interest deduction in the amount of such accrued interest, assuming it has not already deducted such amounts.

         E.       Importance of Obtaining Professional Assistance

         AS INDICATED ABOVE, THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME AREAS, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT HIS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

    IX.    CONCLUSION

         The Debtor believes that the transactions described herein represent the best available return to holders of Claims and Interests. Both the Debtor and the Creditors Committee urge each holder of an impaired Claim or Interest to vote in favor of the Plan.

                                                       Case No. 03-35966-BKC-PGH

                                            REPTRON ELECTRONICS, INC.

                                            By:    /s/ Paul Plante
                                            Name:  Paul Plante
                                            Title: President and COO of Reptron

                                                       Case No. 03-35966-BKC-PGH

Dated: December 17, 2003.

                                            TEW CARDENAS, LLP
                                            201 South Biscayne Blvd.,
                                            Miami Center, Suite 2600
                                            Miami, Florida  33131-4336
                                            Tel.: 305 536-1112
                                            Fax: 305 536-1116
                                            E-Mail: TRL@Tewlaw.com
                                            E-Mail: LMG@Tewlaw.com

                                            /s/ Thomas R. Lehman
                                            ------------------------------------
                                            Thomas R. Lehman, P.A.
                                            Florida Bar No. 351318
                                            Lynn Maynard Gollin, Esq.
                                            Florida Bar No. 621668

            [PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]

                                                                       EXHIBIT 1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                            WEST PALM BEACH DIVISION

In re:                                  )
                                        )         Chapter 11
REPTRON ELECTRONICS, INC.,              )
                                        )         Case No.: 03-35966-BKC-PGH
             Debtor.                    )
________________________________________)

                    DEBTOR'S MODIFIED SECOND AMENDED PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

            [THE FIRST AMENDED DISCLOSURE STATEMENT WAS APPROVED WITH
          RESPECT TO THIS SECOND AMENDED PLAN OF REORGANIZATION BY THE
         BANKRUPTCY COURT ON DECEMBER 17, 2003. ACCORDINGLY THE DEBTOR
          AND THE CREDITORS COMMITTEE URGES YOU TO VOTE TO ACCEPT THE
                                     PLAN]

                                            TEW CARDENAS LLP
                                            Thomas R. Lehman, P.A.
                                            Lynn Maynard Gollin, Esq.
                                            201 South Biscayne Boulevard
                                            Miami Center, Suite 2600
                                            Miami, Florida 331312
                                            Tel: (305) 536-1112
                                            Fax: (305) 536-1116

                                            Counsel to the Debtor

Dated:  January 14, 2004.

                                TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I         DEFINITIONS AND INTERPRETATIONS................................................................      1
   A.    Definitions.............................................................................................      1
   B.    Interpretation, Application Of Definitions And Rules Of Construction....................................     10
ARTICLE II           PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE
                     CLAIMS, DIP FACILITY CLAIM AND PRIORITY TAX CLAIMS..........................................     11
      2.1.     Administrative Expense Claims.....................................................................     11
      2.2.     DIP Facility Claim................................................................................     11
      2.3.     Priority Tax Claim................................................................................     11
ARTICLE III          CLASSIFICATION OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR................................     11
      3.1.     Class 1--Other Priority Claims....................................................................     11
      3.2.     Class 2A - Gaylord Facility Claim.................................................................     11
      3.3.     Class 2B - Hibbing Facility Claim.................................................................     11
      3.4.     Class 2C - Tampa Facility Claim...................................................................     11
      3.5.     Class 2D - Transamerica Claim.....................................................................     12
      3.6.     Class 2E - Miscellaneous Secured Claims...........................................................     12
      3.7.     Class 2F - DIP Lender Letter of Credit Claim......................................................     12
      3.8.     Class 3 -Trade Vendor Claims......................................................................     12
      3.9.     Class 4 - General Unsecured Claims................................................................     12
      3.10.    Class 5 - Common Equity Interests.................................................................     12
      3.11.    Class 6 - Other Equity Interests..................................................................     12
ARTICLE IV           PROVISIONS FOR TREATMENT OF CLAIMS AND INITIAL DISTRIBUTION DATE INTERESTS..................     12
      4.1.     Other Priority Claims (Class 1)...................................................................     12
      4.2.     Gaylord Facility Claim (Class 2A).................................................................     12
      4.3.     Hibbing Facility Claim (Class 2B).................................................................     12
      4.4.     Tampa Facility Claim (Class 2C)...................................................................     12
      4.5.     Transamerica Claim (Class 2D).....................................................................     12
      4.6.     Miscellaneous Secured Claims (Class 2E)...........................................................     12
      4.7.     DIP Lender Letter of Credit Claim (Class 2F)......................................................     13
      4.8.     Trade Vendor Claims (Class 3).....................................................................     13

      4.9.     General Unsecured Claims (Class 4)................................................................     13
      4.10.    Common Equity Interests (Class 5).................................................................     13
      4.11.    Other Equity Interests (Class 6)..................................................................     13
ARTICLE V            IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
                     IMPAIRED; ACCEPTANCE OR REJECTION OF THE PLAN...............................................     14
      5.1.     Unimpaired Classes................................................................................     14
      5.2.     Impaired Classes..................................................................................     14
      5.3.     Classes Deemed to Reject..........................................................................     14
ARTICLE VI           CRAMDOWN....................................................................................     14
ARTICLE VII          MEANS OF IMPLEMENTATION.....................................................................     14
      7.1.     Distributions.....................................................................................     14
      7.2.     Authorization to Issue New Securities.............................................................     15
      7.3.     New Indenture.....................................................................................     15
      7.4.     Issuance of New Securities........................................................................     15
      7.5.     Public Company Status.............................................................................     15
      7.6.     Cancellation of Existing Securities and Agreements................................................     15
      7.7.     Amended Certificate of Incorporation..............................................................     16
      7.8.     Stock Option Plan.................................................................................     16
      7.9.     Board of Directors of Reorganized Debtor..........................................................     16
      7.10.    Continued Corporate Existence.....................................................................     16
      7.11.    Exit Facility.....................................................................................     16
      7.12.    Plante Employment Contract........................................................................     17
      7.13.    Musto Sr. Termination.............................................................................     17
      7.14.    Musto Jr. Termination.............................................................................     17
      7.15.    Lane Termination..................................................................................     17
ARTICLE VIII            PROVISIONS GOVERNING DISTRIBUTIONS.......................................................     17
      8.1.     Date of Distributions.............................................................................     17
      8.2.     Disbursing Agent..................................................................................     17
      8.3.     Compensation of Professionals.....................................................................     17
      8.4.     Professional Fee Applications.....................................................................     18
      8.5.     Substantial Contribution Claims...................................................................     18
      8.6.     Delivery of Distributions.........................................................................     18
      8.7.     Manner of Payment Under the Plan..................................................................     19

      8.8.     Fractional Shares and Notes.......................................................................     19
      8.9.     Setoffs and Recoupment............................................................................     19
      8.10.    Distributions After Effective Date................................................................     19
      8.11.    Rights and Powers of Disbursing Agent.............................................................     19
         (A)      Expenses Incurred on or After the Effective Date...............................................     19
      8.12.    Old Notes Indenture Trustee's Fees and Expenses...................................................     19
      8.13.    Record Date for Holders of Claims.................................................................     19
      8.14.    Reserves..........................................................................................     20
         (A)      Disputed General Unsecured Claims..............................................................     20
         (B)      Disputed Equity Interest Reserve...............................................................     20
         (C)      Disputed Priority Claims Reserve...............................................................     20
      8.15.    Allocation Relating to Old Notes..................................................................     21
ARTICLE IX           PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN......................................     21
      9.1.     Disputed Claims...................................................................................     21
      9.2.     No Distributions Pending Allowance................................................................     21
      9.3.     Distributions After Allowance.....................................................................     21
ARTICLE X            PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES...............................     22
      10.1.    Assumed Contracts and Leases......................................................................     22
      10.2.    Payments Related to Assumption of Contracts and Leases............................................     22
      10.3.    Rejected Contracts And Leases.....................................................................     22
      10.4.    Reservation.......................................................................................     23
      10.5.    Bar for Rejection Damages.........................................................................     23
      10.6.    Treatment Under Plan of Rejection Damages.........................................................     23
ARTICLE XI           CONDITIONS PRECEDENT TO EFFECTIVE DATE......................................................     23
      11.1.    Conditions Precedent to Effective Date of the Plan................................................     23
      11.2.    Waiver of Conditions Precedent....................................................................     24
ARTICLE XII          EFFECT OF CONFIRMATION......................................................................     24
      12.1.    Vesting of Assets.................................................................................     24
      12.2.    Preservation of Causes of Action..................................................................     24
      12.3.    Binding Effect....................................................................................     24
      12.4.    Discharge of Debtor...............................................................................     24
      12.5.    Term of Injunctions or Stays......................................................................     24

      12.6.    Exculpation.......................................................................................     25
      12.7.    Release...........................................................................................     25
      12.8.    Indemnification Obligations.......................................................................     25
      12.9.    Letter of Credit Obligations......................................................................     26
ARTICLE XIII            RETENTION OF JURISDICTION................................................................     26
ARTICLE XIV             MISCELLANEOUS PROVISIONS.................................................................     27
      14.1.    Payment of Statutory Fees.........................................................................     27
      14.2.    [Left Intentionally Blank]........................................................................     27
      14.3.    Creditors Committee...............................................................................     27
      14.4.    Exemption from Certain Transfer Taxes.............................................................     28
      14.5.    Modifications and Amendments......................................................................     28
      14.6.    Compliance with Tax Requirements..................................................................     28
      14.7.    Preservation of Transferred Claims................................................................     28
      14.8.    Severability of Plan Provisions...................................................................     28
      14.9.    Filing or Execution of Additional Documents.......................................................     29
      14.10.   Notices...........................................................................................     29
      14.11.   Governing Law.....................................................................................     30

                                                                       EXHIBIT 1

          REPTRON ELECTRONICS, INC.'S MODIFIED SECOND AMENDED PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         The Debtor, Reptron Electronics, Inc., proposes the following Modified Second Amended Plan of Reorganization, dated as of January 14, 2004, pursuant to section 1121(a) of the Bankruptcy Code:

ARTICLE I             DEFINITIONS AND INTERPRETATIONS

                  A.       DEFINITIONS.

                  The following terms herein shall have the respective meanings defined below:

                  1.1. Ad Hoc Committee means the pre-Petition Date unofficial committee of certain holders of the Old Notes which was comprised of Camden Asset Management, L.P., Wachovia Securities, First Pacific Advisors, JMG Capital Management and Hal Purkey.

                  1.2. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Chapter 11 Case allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtor's estate, (b) any actual and necessary costs and expenses of operating the Debtor's business during the Chapter 11 Case in the ordinary course of business, (c) any indebtedness or obligations incurred or assumed by the Debtor during the Chapter 11 Case in the ordinary course of business, including all obligations owed the DIP Lender under the DIP Facility, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, and (e) any fees or charges assessed against the Debtor's estate under section 1930, title 28, United States Code. With respect to fees due the U.S. Trustee, the Debtor shall pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) within ten (10) days of the entry of the Confirmation Order for pre-Confirmation Date periods and simultaneously provide the U.S. Trustee an appropriate affidavit indicating the Cash disbursements for the relevant period. The Reorganized Debtor shall further pay the U.S. Trustee the appropriate sum required pursuant to 28. U.S.C. Section 1930(a)(6) based upon all disbursements of the Reorganized Debtor for post-Confirmation Date periods within the time period set forth in 28 U.S.C. Section 1930(a)(6), until the earlier of the closing of the Case by the issuance of a final decree by the Bankruptcy Court, or upon the entry of an Order by the Bankruptcy Court dismissing the Case or converting the Case to another chapter under the Bankruptcy Code, and the party responsible for paying the post-Confirmation Date U.S. Trustee fees shall provide to the U.S. Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating all Cash disbursements for the relevant period.

                  1.3. Administrative Expense Claims Bar Date means January 9, 2004.

                  1.4. Allowed means with reference to any Claim (a) any Claim against the Debtor which has been listed by the Debtor in its Schedules as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim allowed under this Plan, (c) any Claim which is not Disputed by the Objection Deadline, (d) any

Claim that is compromised, settled or otherwise resolved pursuant to the authority granted to the Reorganized Debtor pursuant to a Final Order of the Bankruptcy Court, (e) any Claim which, if Disputed, has been Allowed by Final Order or (f) any Claim which the Reorganized Debtor determines to allow in its sole and absolute discretion; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of Bankruptcy Court shall not be considered "Allowed Claims" hereunder.

                  1.5. Amended By-Laws means the Amended and Restated By-laws of the Reorganized Debtor which shall be in substantially the form annexed hereto as Exhibit A and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.6. Amended Certificate of Incorporation means the Amended and Restated Certificate of Incorporation of Reorganized Debtor which shall be in substantially the form annexed hereto as Exhibit B and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.7. Bankruptcy Code means title 11, United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

                  1.8. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Florida having jurisdiction over the Chapter 11 Case.

                  1.9. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, as amended from time to time, applicable to the Chapter 11 Case, and any Local Rules of the Bankruptcy Court.

                  1.10. Bar Date means December 31, 2003, the deadline for filing all proofs of Claims except (i) Claims of governmental units for which proofs of Claim are filed in accordance with section 502(b)(9) of the Bankruptcy Code, or (ii) such other date(s) as has been granted by Order of the Bankruptcy Court with respect to one or more other holders of Claims.

                  1.11. Board of Directors of Reorganized Debtor means, initially, Mark Holliday, Michael Musto, Sr., Paul Plante, Hal Purkey, Steven Scheiwe and Neil Subin.

                  1.12. Business Day means any day other than a Saturday, a Sunday or any other day on which the Bankruptcy Court is closed.

                  1.13. Cash means cash equivalents (including personal checks drawn on a bank insured by the Federal Deposit Insurance Corporation, certified checks and money orders) and other readily marketable direct obligations of the United States of America and certificates of deposit issued by banks.

                  1.14. Chapter 11 Case means the case filed by the Debtor with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

                  1.15. Claim means (a) any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, known or unknown, or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, known or unknown.

                  1.16.    Claims Bar Date means December 31, 2003.

                  1.17. Class means any group of substantially similar Claims or Interests classified by the Plan pursuant to section 1129(a)(1) of the Bankruptcy Code.

                  1.18. Collateral means any property or interest in property of the Debtor's estate subject to a Lien to secure the payment or performance of a Claim which Lien is not subject to avoidance under the Bankruptcy Code.

                  1.19. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket in this Chapter 11 Case.

                  1.20. Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

                  1.21. Confirmation Order means the order of the Bankruptcy Court confirming the Plan.

                  1.22. Common Equity Interest means the interest of any holder of equity securities of the Debtor, represented by any issued and outstanding shares of common stock in the Debtor as of the Petition Date.

                  1.23. Creditors Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.

                  1.24. Cure means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

                  1.25. Customary Trade Terms means the most favorable trade terms, practices and programs (including, but not limited to, credit terms, pricing, cash discounts, timing of payment, allowances, rebates, normal product mix and availability and other applicable terms and programs) in effect between a creditor and the Debtor during the one year period prior to the Petition Date or such other trade terms, practices and programs that are at least as favorable as those that were in effect during such time.

                  1.26.    Debtor means Reptron.

                  1.27. Debtor in Possession means the Debtor in its capacity as Debtor in possession in the Chapter 11 Case under sections 1107(a) and 1108 of the Bankruptcy Code.

                  1.28. DIP Facility means the post-petition credit advances made from and after the Petition Date, and all other amounts due to the DIP Lenders, pursuant to that certain Post-Petition Credit Agreement dated October 31, 2003, among Reptron, as borrower and CIT Group/Business Credit, Inc. as lender, and the Financing Orders, as at any time amended by order of the Court.

                  1.29. DIP Facility Claim means all Allowed Claims outstanding under the DIP Facility as of the Effective Date.

                  1.30. DIP Lender means CIT Group/Business Credit, Inc. as the lender under the DIP Facility.

                  1.31. DIP Lender Letter of Credit Claim means the DIP Lender's claim against the Debtor arising from the DIP Lender having arranged for the issuance of the Hartford Letter of Credit.

                  1.32. Disallowed means, when used with respect to a Claim or Equity Interest, a Claim or Equity Interest that has been disallowed by Final Order.

                  1.33. Disbursing Agent means any entity, including the Debtor, Reorganized Debtor, the Old Notes Indenture Trustee or any other person as selected by the Debtor to act as disbursing agent, in its capacity as a disbursing agent under the Plan.

                  1.34. Disclosure Statement means the disclosure document dated December 17, 2003 relating to the Plan, including, without limitation, all exhibits and schedules thereto as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

                  1.35. Disputed means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest proof of which was filed with the Bankruptcy Court and (a) which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, or (b) as to which the Debtor or any other party in interest has interposed a timely objection on or before the Objection Deadline, which objection has not been withdrawn or determined by a Final Order; provided, however, that prior to (x) the time an objection has been filed, and (y) the expiration of the Objection Deadline with respect to such Claim or Equity Interest, a Claim or Equity Interest shall be considered a Disputed Claim or Disputed Equity Interest to the extent that the amount of the Claim or Equity Interest specified in a proof of Claim or Equity Interest exceeds the amount of the Claim or Equity Interest scheduled by the Debtor as not disputed, contingent, or unliquidated.

                  1.36. Disputed Equity Interest Reserve means that reserve created pursuant to Section 8.13 of the Plan.

                  1.37. Disputed General Unsecured Claims Reserve means that reserve created pursuant to Section 8.13 of the Plan.

                  1.38. Disputed Priority Claims Reserve means that reserve created pursuant to Section 8.13 of the Plan.

                  1.39. Distribution Record Date means, notwithstanding Bankruptcy Rule 3021, the record date for all distributions under the Plan shall be: (i) with respect to the Initial Distribution Date, five (5) calendar days before the Effective Date; and (ii) with respect to any subsequent distribution, five (5) calendar days before said distribution.

                  1.40. Effective Date means the first Business Day on which all the conditions precedent to the Effective Date specified in Section 11 of the Plan shall have been satisfied or waived as provided therein, provided, however, that if a stay of the Confirmation Order is in effect, the Effective Date shall be the first Business Day after such stay is no longer in effect.

                  1.41. Equity Interest means either a Common Equity Interest or an Other Equity Interest.

                  1.42. Equity Interest Distribution means 5% of the New Issued Common Stock.

                  1.43. Exchange Act means the Securities Exchange Act of 1934, as amended.

                  1.44. Exit Facility means a credit facility sufficient to repay the DIP Facility Claim and all other Cash distributions that Debtor is required to make on or about the Effective Date under the terms of the Plan.

                  1.45. Exit Facility Lender means Congress Financial Corporation (Florida).

                  1.46. FBCA means the Business Corporation Act of the State of Florida, as amended from time to time.

                  1.47. Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Case, which has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

                  1.48. Financing Agreement means the Financing Agreement between the Debtor and the DIP Lender entered into pursuant to the Financing Orders.

                  1.49. Financing Orders means the Amended Interim Order Granting Motion Authorizing Post-Petition Financing, Granting Security Interests and According Super-Priority Administrative Claims Status Pursuant to 11 U.S.C.
Section 364(c) by Reptron Electronics, Inc., dated October 31, 2003, as amended and the Final Order Authorizing Post-Petition Financing, Granting Security Interests and According Super-Priority Administrative Claims Status Pursuant to 11 U.S.C. Section 364(c) by Reptron Electronics, Inc., dated November 19, 2003, as amended.

                  1.50. Gaylord Facility Claim means all amounts owing under the $361,000 debenture dated July 5, 1988 between Reptron as borrower and by Harris Trust of New York as Trustee for the Northeast Michigan Development Company guaranteed by the Small Business Administration and secured by a Lien on the facility owned by the Debtor in Gaylord, Michigan and certain identified personal property located on the premises.

                  1.51. General Unsecured Claim means any Claim against the Debtor which is not an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Claim, Miscellaneous Secured Claim, Gaylord Facility Claim, Hibbing Facility Claim, Tampa Facility Claim, Transamerica Claim or a Trade Vendor Claim.

                  1.52. General Unsecured Claim Distribution means 95% of the New Issued Common Stock and 100% of the New Notes.

                  1.53. Hartford Letter of Credit means the letter of credit caused to be issued for the benefit of The Hartford by the DIP Lender pursuant to the third amendment to Financing Agreement as approved by the Bankruptcy Court.

                  1.54. Hibbing Facility Claim means all amounts owing under the contract for deed dated April 1, 2002 between Reptron as buyer and the State of Minnesota secured by a lien on the facility owned by the Debtor in Hibbing, Minnesota.

                  1.55. Initial Distribution Date means the Effective Date or as soon as thereafter as the Debtor, in consultation with the Creditors Committee determine to make the first distribution under the Plan.

                  1.56. Intercreditor Agreement means that certain intercreditor agreement, annexed hereto as Exhibit G, subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date, by and between the New Notes Indenture Trustee and the lender(s) under the Exit Facility, effective on the Effective Date.

                  1.57. Interest means the legal, equitable, contractual and other rights of any person or entity with respect to any capital stock or other ownership interest in the Debtor, whether or not transferable, and any option, warrant or right to purchase, sell, or subscribe for an ownership interest or other equity security in the Debtor.

                  1.58. Lane means, Leigh Lane, the Debtor's former Corporate Credit Manager as of September 30, 2003. She is currently the Corporate Secretary and a member of the Board of Directors.

                  1.59. Lien means any lien, claim, right, interest or charge or encumbrance against or upon or other interest in property, the purpose of which is to secure payment of a debt or performance of an obligation.

                  1.60. Miscellaneous Secured Claim means a Secured Claim other than the Transamerica Claim, the Tampa Facility Claim, the Hibbing Facility Claim and the Gaylord Facility Claim.

                  1.61. Musto Jr. means, Michael Musto Jr., who ceased being employed by the Debtor on June 10, 2003.

                  1.62. Musto Sr. means, Michael Musto Sr., the Debtor's Chief Executive Officer.

                  1.63. New Common Stock means that Common Stock, par value $0.01 per share of Reorganized Debtor, to be issued pursuant to the terms of the Plan.

                  1.64. New Indenture means that Indenture by and between Reorganized Debtor and the New Notes Indenture Trustee, which Indenture shall be in substantially the form annexed hereto as Exhibit F and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.65. New Issued Common Stock means those 5,000,000 shares of New Common Stock of Reorganized Debtor to be issued as of the Initial Distribution Date pursuant to Section 7.1 of the Plan.

                  1.66. New Notes means those notes issued by the Reorganized Debtor in an aggregate amount of the sum of $30 million which shall be issued by the Reorganized Debtor under the New Indenture on the Initial Distribution Date in accordance with the terms of this Plan and the Intercreditor Agreement.

                  1.67. New Notes Indenture Trustee means the entity to be selected by the Creditors Committee prior to the Confirmation Date to serve as the indenture trustee for the New Notes.

                  1.68. Objection Deadline means the latest to occur of (i) one hundred and eighty (180) days after the Effective Date (or such other date as has been ordered by the Bankruptcy Court), or (ii) sixty (60) days after a Claim is deemed timely filed and served on counsel for both the Debtor and the Creditors Committee.

                  1.69. Old Notes means the 6 3/4% Convertible Subordinated Notes due 2004 issued by the Debtor under the Old Notes Indenture.

                  1.70. Old Notes Indenture means that certain Indenture, dated as of August 4, 1997, by and between Reptron and the Old Notes Indenture Trustee relating to the Old Notes.

                  1.71. Old Notes Indenture Trustee means U.S. Bank as Indenture Trustee pursuant to the Old Notes Indenture, successor to Reliance Trust Company.

                  1.72. Other Equity Interest means any interest in the Debtor other than Common Equity Interests including but not limited to any option, warrant or right, contractual or otherwise, to acquire a Common Equity Interest plus any claim of a holder of an interest subject to subordination under section 510(b) of the Bankruptcy Code as of the Petition Date.

                  1.73. Other Priority Claim means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment under section 507(a) of the Bankruptcy Code.

                  1.74. Petition Date means October 28, 2003, the date on which the Debtor commenced the Chapter 11 Case.

                  1.75. Plan means the Debtor's Modified Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated as of December 17, 2003, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

                  1.76. Plante means Paul Plante, the Debtor's President and Chief Operating Officer.

                  1.77. Plante Employment Contract means the employment contract to be entered into by the Reorganized Debtor and Plante, as of the Effective Date, with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.78. Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

                  1.79. Professional means any professional employed in the Chapter 11 Case pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and the professionals seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

                  1.80. Professional Claims Reserve means the Cash reserved on the Effective Date in accordance with Section 8.3 of the Plan to be held in a segregated account to be used solely for the payment of Professional Fee Claims in accordance with the terms of the Plan.

                  1.81. Professional Fee Claims means a claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to the Effective Date.

                  1.82. Ratable Portion means, with reference to any distribution on account of any Claim or Equity Interest in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Claim or number of shares evidencing such Equity Interest, as applicable, bears to the aggregate amount of Claims or aggregate number of outstanding shares of Interests in the same Class.

                  1.83. Registration Rights Agreement means the registration rights agreement relating to the New Common Stock and New Notes distributed pursuant to the Plan, to be entered into as of the Effective Date by Reorganized Debtor, for the benefit of certain holders of shares of New Common Stock and New Notes, which agreement shall be in substantially the form of, and containing provisions not less favorable than, the form of agreement annexed hereto as Exhibit D and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.84. Reinstated means with respect to a Claim (i) the Debtor shall cure any default with respect to such Claim that occurred before or after the Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by such holder on any right to accelerate its Claim, and (iv) the legal, equitable and contractual rights of such holder will not otherwise be altered.

                  1.85. Rejection Claim means any Claim against the Debtor arising from the rejection of any executory contract or unexpired lease, including any Claim of (a) a lessor for damages resulting from the rejection of a lease of real property as any such claim shall be calculated in accordance with section 502(b)(6) of the Bankruptcy Code, or (b) an employee for damages resulting from the rejection of an employment agreement as any such Claim shall be calculated in accordance with section 502(b)(7) of the Bankruptcy Code.

                  1.86. Released Parties means the Debtor, the Reorganized Debtor, the Creditors Committee, the Ad Hoc Committee, the Old Notes Indenture Trustee, and the Disbursing Agent, and each of their respective present or former members, partners, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents in their capacities as such and any of such parties' successors and assigns but excluding Ernst & Young Corporate Finance, LLC.

                  1.87.    Releasor Parties shall have the meaning set forth in
Section 12.7 hereof.

                  1.88. Reorganized Debtor means the Debtor as it will be reorganized as of the Effective Date in accordance with the Plan and the Confirmation Order.

                  1.89. Reptron means Reptron Electronics, Inc., a Florida corporation and a Debtor in the Chapter 11 Case.

                  1.90. Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

                  1.91. Secured Claim means a Claim secured by a Lien on Collateral but only to the extent of the value of such Collateral (i) as set forth in the Plan, (ii) as agreed to by the holder of such Claim and the Debtor, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff. That portion, if any, of any secured claim which exceeds the value of the Collateral securing such Claim shall be a General Unsecured Claim unless otherwise provided in the Plan.

                  1.92. Securities Act means the Securities Act of 1933, as amended.

                  1.93. Security Agreement means that certain security agreement, annexed hereto as Exhibit G, subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date, by and between the Reorganized Debtor and the New Notes Indenture Trustee, securing a Lien for the benefit of the holders of New Notes on substantially all of the Reorganized Debtor's assets, provided, however, that (i) such Lien will be subordinate to any Lien that may exist with respect to the Exit Facility or Secured Claims and (ii) such Lien will be granted as to particular collateral only to the extent permitted by the Exit Facility and to the extent it does not impair or cause a default under the terms of a Secured Claim.

                  1.94. Stock Option Plan means the Stock Option Plan, which shall be in substantially the form annexed hereto as Exhibit C, subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date, and which shall be subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.95. Tampa Facility Claim means all amounts owing under the $4,000,000 Promissory Note dated February 29, 2000 between Reptron as borrower and General Electric Business Assets Funding Corporation as lender secured by a Lien on the facility owned by the Debtor in Tampa, Florida. The Tampa Facility Claim Loan documents shall be modified to allow for a junior lien on the facility to be granted the New Indenture Trustee.

                  1.96. Trade Vendor Claims means all of the Allowed Claims of the Debtor's trade suppliers listed on the attached Exhibit J.

                  1.97. Transamerica Claim means all amounts owing under the Master Lease Agreement dated December 18, 2000 between Reptron as lessee and Transamerica Equipment Financial Services Corporation as assignee of Celtic Leasing Corp as lessor.

                  B. INTERPRETATION, APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION.

                  Unless otherwise specified, all section, schedule, or exhibit references in the Plan are to the respective section in, article of, or schedule or exhibit to, the Plan, as the same may be amended, waived, or modified from time-to-time. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

ARTICLE II PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS, DIP FACILITY CLAIM AND PRIORITY TAX CLAIMS

                  2.1. Administrative Expense Claims. Except as otherwise provided herein, and subject to the DIP Lender's Superpriority Administrative Expense Claim under the DIP Facility, on the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtor agree to a different treatment of such Allowed Administrative Expense Claim, the Reorganized Debtor shall pay to each holder of an Allowed Administrative Expense Claim, Cash in an amount equal to such Allowed Administrative Expense Claim, provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor or liabilities arising under loans or advances to or other obligations incurred by the Debtor, whether or not incurred in the ordinary course of business, shall be assumed and paid by the Reorganized Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

                  2.2. DIP Facility Claim. On the Effective Date, the DIP Facility Claim will be paid in full in Cash, and the DIP Lenders will release all Liens, Claims and encumbrances against assets of Debtor arising from or related to the DIP Facility, except the DIP Lender's lien on and possession of cash collateral to secure the Debtor's obligations pursuant to the Third Amendment to the DIP Facility under the Hartford Letter of Credit to the extent such obligations continue beyond the Effective Date.

                  2.3. Priority Tax Claim. On the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, the Reorganized Debtor shall, at its option, pay to each holder of an Allowed Priority Tax Claim that is due and payable on or before the Effective Date either (a) Cash in an amount equal to such Allowed Priority Tax Claim, or
(b) deferred annual cash payments over a period not exceeding six (6) years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim. Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

ARTICLE III           CLASSIFICATION OF CLAIMS AGAINST AND INTERESTS IN THE
                      DEBTOR.

                  3.1. Class 1--Other Priority Claims. This Class shall be comprised of all Other Priority Claims.

                  3.2. Class 2A - Gaylord Facility Claim. This sub-Class shall be comprised of the Gaylord Facility Claim.

                  3.3. Class 2B - Hibbing Facility Claim. This sub-Class shall be comprised of the Hibbing Facility Claim.

                  3.4. Class 2C - Tampa Facility Claim. This sub-Class shall be comprised of the Tampa Facility Claim.

                  3.5. Class 2D - Transamerica Claim. This sub-Class shall be comprised of the Transamerica Claim.

                  3.6. Class 2E - Miscellaneous Secured Claims. This sub-Class shall be comprised of all Miscellaneous Secured Claims.

                  3.7. Class 2F - DIP Lender Letter of Credit Claim. This sub-class shall be comprised of the DIP Lender Letter of Credit Claim.

                  3.8. Class 3 -Trade Vendor Claims. This Class shall be comprised of all Trade Vendor Claims.

                  3.9. Class 4 - General Unsecured Claims. This Class shall be comprised of all General Unsecured Claims other than Trade Vendor Claims.

                  3.10. Class 5 - Common Equity Interests. This Class shall be comprised of all Common Equity Interests.

                  3.11. Class 6 - Other Equity Interests. This Class shall be comprised of all Other Equity Interests.

ARTICLE IV PROVISIONS FOR TREATMENT OF CLAIMS AND INITIAL DISTRIBUTION DATE INTERESTS

                  4.1. Other Priority Claims (Class 1). On the Initial Distribution Date, or as soon as practicable thereafter, except to the extent that the Debtor and a holder of an Allowed Other Priority Claim agree to a different treatment of such Allowed Other Priority Claim, or except to the extent that such Claim is not due and payable on or before the Initial Distribution Date, each Allowed Other Priority Claim shall be paid in full, in cash, and shall be considered unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Other Priority Claims which are not due and payable on or before the Initial Distribution Date shall be paid in the ordinary course of business in accordance with the terms thereof.

                  4.2. Gaylord Facility Claim (Class 2A). The Gaylord Facility Claim shall be Reinstated as of the Effective Date.

                  4.3. Hibbing Facility Claim (Class 2B). The Hibbing Facility Claim shall be Reinstated as of the Effective Date.

                  4.4. Tampa Facility Claim (Class 2C). The Tampa Facility Claim shall be Reinstated as of the Effective Date. The Tampa Facility Claim Loan documents shall be modified to allow for a junior lien on the facility to be granted to the New Indenture Trustee.

                  4.5. Transamerica Claim (Class 2D). The Transamerica Claim shall be Reinstated as of the Effective Date.

                  4.6. Miscellaneous Secured Claims (Class 2E). Each holder of an Allowed Miscellaneous Secured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Miscellaneous Secured Claim, in the sole discretion of the Reorganized Debtor, be entitled to any one or a combination of any of the following: (i) on the Effective Date, receive Cash in an amount equal to such Allowed Miscellaneous Secured Claim, (ii) receive deferred Cash payments totaling at least the allowed amount of such Allowed Miscellaneous Secured Claim, of a value, as of the Effective Date, of at least the value of such holder's interest in the Debtor estate's interest in the Collateral securing the Allowed Miscellaneous Secured Claim, (iii) upon abandonment by the Reorganized Debtor, receive all or a portion of the Collateral securing such holder's Allowed Miscellaneous Secured Claim, (iv) receive payments or Liens amounting to the indubitable equivalent of the value of such holder's interest in the Debtor estate's interest in the Collateral securing the Allowed Miscellaneous Secured Claim, or (v) receive such other treatment as the Reorganized Debtor and such holder shall have agreed upon in writing.

                  4.7. DIP Lender Letter of Credit Claim (Class 2F). The DIP Lender shall retain its lien in and possession of cash collateral to secure the Debtor's obligations to the DIP Lender under the Hartford Letter of Credit, pursuant to the terms of the Third Amendment to Financing Agreement, but only to the extent such obligations of the Debtor continue beyond the Effective Date.

                  4.8. Trade Vendor Claims (Class 3). On the Initial Distribution Date or as soon as practicable thereafter, each holder of an Allowed Trade Vendor Claim shall receive Cash in an amount equal to such Allowed Trade Vendor Claim plus interest, to the extent that the agreed terms of a Trade Vendor's contractual relationship with the Debtor entitles such Trade Vendor to collect interest on such amounts. If the amount of the Trade Vendor Claim is not owed in the ordinary course of business, the Trade Vendor Claim will be paid in the ordinary course of business, or according to other payment terms as agreed between the Debtor and holder of the Trade Vendor Claim, but in any event such payment shall not be made later than ninety days after the Initial Distribution Date.

                  4.9. General Unsecured Claims (Class 4). On the Initial Distribution Date, or as soon as practicable thereafter, each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction of such Allowed General Unsecured Claim its Ratable Portion of the General Unsecured Claim Distribution. However, the holder of an Allowed General Unsecured Claim may elect to be treated as a Class 3 Trade Vendor Claim, provided such holder agrees to limit the total payment on its claim to $500.00.

                  4.10. Common Equity Interests (Class 5). On the Initial Distribution Date, Common Equity Interests shall be cancelled and on the Initial Distribution Date, or as soon as practicable thereafter, each holder of an Allowed Common Equity Interest shall receive, in full satisfaction of such Allowed Common Equity Interest its Ratable Portion of the Equity Interest Distribution.

                  4.11. Other Equity Interests (Class 6). On the Effective Date, Other Equity Interests shall be cancelled and holders of Other Equity Interests shall receive no distribution under the Plan.

ARTICLE V IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION OF THE PLAN

                  5.1. Unimpaired Classes. Each of Class 1 (Other Priority Claims), Class 2A (Gaylord Facility Claim), Class 2B (Hibbing Facility Claim), Class 2C (Tampa Facility Claim), Class 2D (Transamerica Claim), Class 2E (Miscellaneous Secured Claims) Class 2F (DIP Lender Letter of Credit Claim), is unimpaired by the Plan. The holders of Claims in each of the foregoing Classes are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

                  5.2. Impaired Classes. Each of Class 3 (Trade Vendor Claims), Class 4 (General Unsecured Claims) and Class 5 (Common Equity Interests) is impaired by the Plan. The holders of Claims and Interests in the foregoing Classes are entitled to vote to accept or reject the Plan.

                  5.3. Classes Deemed to Reject. Class 6 (Other Equity Interests) is impaired by the Plan, and holders of Class 6 Interests are conclusively presumed to have rejected the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, holders of Interests in Class 6 and are not entitled to vote to accept or reject the Plan.

ARTICLE VI  CRAMDOWN

                  6.1 With respect to Class 6 and any other Class that does not vote to accept the Plan, the Debtor shall seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code.

ARTICLE VII MEANS OF IMPLEMENTATION

                  7.1. Distributions. On the Initial Distribution Date, the Reorganized Debtor shall make or cause to be made to the holders of Allowed Claims and Allowed Equity Interest the distributions of New Issued Common Stock, New Notes and Cash as provided in Article 4 hereof. Disputed Claims and Disputed Interests shall be resolved in accordance with Article 9 hereof and, if a Disputed Claim or a Disputed Interest becomes an Allowed Claim or and Allowed Interest by Final Order, distributions shall be made on account of such Claim in accordance with Article 8 hereof. The issuance of shares of New Issued Common Stock and New Notes to Holders of Allowed Class 4 Claims and Allowed Class 5 Common Equity Interests shall be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code. However, to the extent that
Section 1145 of the Bankruptcy Code is inapplicable, the Reorganized Debtor and certain holders of New Common Stock and New Notes, who may be deemed to be "underwriters" or "affiliates" for purposes of the Securities Act, shall enter into the Registration Rights Agreement on or prior to the Effective Date.

                  7.2. Authorization to Issue New Securities. The issuance of the following securities by the Reorganized Debtor is authorized without further act or action under applicable law, regulation, order or rule: (a) 5,000,000 shares of New Common Stock; and (b) $30,000,000 in principal amount of the New Notes; and (c) the shares and options to be issued under the Stock Option Plan. Pursuant to the terms of the Plan, the Reorganized Debtor will issue and distribute ninety-five percent (95%) of 5,000,000 shares of New Issued Common Stock and $30,000,000 face amount of New Notes to holders of Allowed Class 4 General Unsecured Claims and five percent (5%) of the 5,000,000 shares of New Issued Common Stock to Allowed Class 5 Common Equity Interests on the Initial Distribution Date and any subsequent distribution date(s).

                  The shares of New Issued Common Stock issued under the Plan are subject to dilution by the exercise of the options to be issued under the Stock Incentive Plan.

                  7.3. New Indenture. Prior to the Effective Date, Reorganized Debtor and the New Indenture Trustee shall execute the New Indenture and Security Agreement, and such agreements shall become effective on the Effective Date. The New Notes to be issued under the New Indenture shall be secured by a Lien pursuant to the Security Agreement.

                  7.4. Issuance of New Securities. The Amended Certificate of Incorporation shall initially authorize the Reorganized Debtor to issue a total of up to 50,000,000 shares of New Common Stock.

                  7.5. Public Company Status. At the absolute and sole discretion of the Board of Directors of Reorganized Debtor, after the Effective Date the Debtor shall use its reasonable efforts to cause the shares of New Common Stock to be listed on a national securities exchange or quoted in the national market, smallcap market or OTC bulletin board system of the National Association of Securities Dealers' Automated Quotation System.

                  7.6. Cancellation of Existing Securities and Agreements. On the Initial Distribution Date, except as otherwise provided for herein, (i) the Old Notes, Interests and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor, except such notes or other instruments evidencing indebtedness or obligations of the Debtor that are Reinstated or Assumed under the Plan, shall be canceled and have no effect other than the right to participate in the distributions, if any, provided under the Plan in respect of Claims and Interests as expressly provided with respect to the applicable Claims or Interests in Article 4 of the Plan, and (ii) the obligations of the Debtor under any agreements, indentures or certificates of designations governing the Old Notes or Interests and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor, except such notes or other instruments evidencing indebtedness or obligations of the Debtor that are Reinstated under the Plan, as the case may be, shall be discharged; provided, however, that the Old Notes Indenture shall continue in effect solely for the purposes of (x) allowing the Old Notes Indenture Trustee, to make the distributions to be made on account of the Old Notes under the Plan as provided in Article IV hereof and (y) permitting the Old Notes Indenture Trustee to maintain any rights or liens it may have for fees, costs and expenses under such indenture or other agreement; provided, further, that the provisions of clause (y) of this paragraph shall not affect the discharge of the Debtor's

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

liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtor. The Reorganized Debtor shall not have any obligations to the Old Notes Indenture Trustee (or to any Disbursing Agent replacing such Old Notes Indenture Trustee) for any fees, costs or expenses, except as expressly provided herein; provided, however, that nothing herein shall preclude the Old Notes Indenture Trustee (or any Disbursing Agent replacing such Old Notes Indenture Trustee) from being paid or reimbursed for pre-Petition Date and post-Petition Date fees, costs and expenses from the distributions until payment in full of such fees, costs or expenses that are governed by the Old Notes Indenture in accordance with the provisions set forth therein.

                  7.7. Amended Certificate of Incorporation. On the Effective Date or as soon as practicable thereafter, the Reorganized Debtor shall file with the Secretary of State of Florida, in accordance with the FBCA, the Amended Certificate of Incorporation. On the Effective Date, the Amended Certificate of Incorporation shall automatically become effective, and all other matters provided under this Plan involving the corporate structure of the Reorganized Debtor, or corporate action by it, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the FBCA without any requirement of further action by the stockholders or the directors of the Reorganized Debtor, including, without limitation, the approval of the Stock Option Plan.

                  7.8. Stock Option Plan. The Reorganized Debtor is entitled to adopt the Stock Option Plan without the necessity of shareholder approval required under any applicable law, including, without limitations, section 162(m) of the Internal Revenue Code of 1986, as amended.

                  7.9. Board of Directors of Reorganized Debtor. The board of directors of the Debtor will continue to serve in such capacities until and through the Effective Date. As of the Effective Date, the new Board of Directors of Reorganized Debtor initially shall consist of Mark Holliday, Michael L. Musto, Sr., Paul Plante, Hal Purkey, Steven Scheiwe and Neil Subin. On the Effective Date, the operation of the Reorganized Debtor shall become the general responsibility of the Board of Directors of Reorganized Debtor subject to, and in accordance with, the Amended Certificate of Incorporation and Amended By-Laws. The term of the directors of the Debtor immediately prior to the Effective Date shall expire on the Effective Date and shall be replaced by the Board of Directors of Reorganized Debtor.

                  7.10. Continued Corporate Existence. The Debtor shall continue to exist after the Effective Date as a separate corporate entity, in accordance with Florida law and pursuant to the Amended Certificate of Incorporation and Amended By-Laws. The Amended Certificate of Incorporation and Amended By-Laws shall satisfy the requirements of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities.

                  7.11. Exit Facility. On the Effective Date, the Reorganized Debtor shall enter into the Exit Facility, all or a portion of which shall be used to pay the DIP Facility Claim and the other Cash distributions that the Debtor is required to make on or about the Effective Date under the terms of the Plan, and execute and deliver to Intercreditor Agreement acceptable to the Exit Facility Lender.

                  7.12. Plante Employment Contract. On the Effective Date, the Reorganized Debtor shall enter into the Plante Employment Contract with Plante. Pursuant to the Plan, Plante's current employment contract shall be rejected and Plante shall not be entitled to any distribution or other recovery under this Plan or otherwise for any damages Plante suffers as a result of the rejection of such contract.

                  7.13. Musto Sr. Termination. On the Effective Date, Musto Sr. shall be terminated from employment with the Debtor and Musto's current employment contract shall be rejected under this Plan. In exchange, Musto Sr. will receive a $400,000 severance payment and will continue to have rights to participate under the Reorganized Debtor's health insurance plan until age 65 at Musto Sr.'s health insurance plan's contribution levels as of the Effective Date. Other than the foregoing, Musto Sr. shall not be entitled to any distribution or other recovery under this Plan or otherwise for any claim ultimately Allowed, if any.

                  7.14. Musto Jr. Termination. Musto Jr. shall not be entitled to any recovery under this Plan or otherwise resulting from any employment or severance agreement between him and the Debtor and any such agreements shall be rejected as of the Effective Date if not terminated earlier. In consideration of the foregoing, the Reorganized Debtor shall release Musto Jr. from any non-compete agreements he had with the Debtor.

                  7.15. Lane Termination. Lane shall not be entitled to any recovery under this Plan or otherwise resulting from any employment or severance agreement between her and the Debtor and any such agreements shall be rejected as of the Effective Date if not terminated earlier. In consideration of the foregoing, the Reorganized Debtor shall release Lane from any non-compete agreements she had with the Debtor.

ARTICLE VIII PROVISIONS GOVERNING DISTRIBUTIONS

                  8.1. Date of Distributions. Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Initial Distribution Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

                  8.2. Disbursing Agent. All distributions under the Plan shall be made by the Reorganized Debtor as Disbursing Agent or such other entity designated by the Reorganized Debtor as a Disbursing Agent, including, but not limited to, the Old Notes Indenture Trustee, on the Initial Distribution Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtor.

                  8.3.     Compensation of Professionals. Not later than five
(5) business days prior to the Confirmation Date, each Professional seeking compensation or reimbursement under section 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code shall provide the Debtor and the Creditors Committee with a written estimate of the amount of its requested compensation and

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reimbursement through the Effective Date. On the Effective Date, the Debtor
shall establish the Professional Claims Reserve in an amount equal to the aggregate amount of such estimated compensation or reimbursements, unless otherwise previously paid by the Debtor. The funds in the Professional Claims Reserve shall be used solely for the payment of Allowed Professional Fee Claims. If a Professional fails to submit an estimate of its fees in accordance with this Section 8.3, the Reorganized Debtor shall not pay such Professional's Allowed Professional Fee Claim from the Professional Claims Reserve but rather shall pay such claim from any other source available to the Reorganized Debtor.

                  8.4. Professional Fee Applications. Each Professional retained or requesting compensation in the Chapter 11 Case pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code shall be required to file and serve an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Case on or before ten (10) days after the Effective Date. Objections to any application made under this section
8.3 shall be filed on or before twenty (20) days after the Effective Date and served on the Debtor and the Creditors Committee, the United States Trustee and the requesting Professional. If no objection is filed and served with respect to a Professional's request for compensation and reimbursement of expenses, such Professional Fee Claim shall be paid by the Reorganized Debtor on the twenty-fourth (24th) day after the Effective Date. Otherwise, such Professional Fee Claim shall be paid by the Reorganized Debtor at such time as the objection is resolved or settled by Final Order of the Bankruptcy Court.

                  8.5. Substantial Contribution Claims. The Debtor and the Creditors Committee acknowledge that the Ad Hoc Committee and its counsel, Andrews Kurth LLP, have made a substantial contribution in this Chapter 11 Case. The Debtor and the Creditors Committee will not object to the reimbursement of the reasonable expenses of members of the Ad Hoc Committee (other than fees and expenses incurred by professionals retained by individual members of the Ad Hoc Committee) and the reasonable fees and expenses of Andrews Kurth LLP as counsel for the Ad Hoc Committee incurred during the period commencing on Petition Date to the date the Creditors Committee was appointed by the United States Trustee.

                  8.6. Delivery of Distributions. All distributions to any holder of an Allowed Claim or Allowed Common Equity Interest shall be made (i) at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtor or its agents, or
(ii) in the case of distributions to holders of Old Notes, at the address contained in the official records of the Old Notes Indenture Trustee, unless the Debtor or Reorganized Debtor, as applicable, has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or proof of interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest, provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of ninety
(90) days from the Initial Distribution Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtor, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

                  8.7. Manner of Payment Under the Plan. At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

                  8.8. Fractional Shares and Notes. No fractional shares of New Common Stock or New Notes shall be distributed under the Plan. For purposes of distribution, fractional shares of New Common Stock or New Notes shall be rounded down to the previous whole number.

                  8.9. Setoffs and Recoupment. The Debtor may, but shall not be required to, setoff against, or recoup from, any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such claim it may have against such claimant.

                  8.10. Distributions After Effective Date. Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Initial Distribution Date.

                  8.11. Rights and Powers of Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan,
(ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

                           (A) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor in the ordinary course.

                  8.12. Old Notes Indenture Trustee's Fees and Expenses. The Old Notes Indenture Trustee shall be entitled to payment directly from the Reorganized Debtor on the Effective Date of all fees and reasonable expenses incurred in accordance with the terms of the Old Notes Indenture and all additional fees and expenses incurred as acting as Disbursing Agent for the Old Notes up to a maximum amount of $35,000. These amounts will be paid directly to the Old Notes Indenture Trustee by the Debtor or Reorganized Debtor on the Effective Date, or as soon as practicable thereafter, without further order of the Bankruptcy Court.

                  8.13. Record Date for Holders of Claims. As of the close of business on the Initial Distribution Date, the transfer ledgers for the Old Notes and the Common Equity Interests

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

shall be closed and there shall be no further changes in the record holders of such securities until after the distribution is made. The Debtor, Reorganized Debtor, and the Disbursing Agent shall have no obligation to recognize any transfer of Common Equity Interests, Old Notes or other Claims occurring after the Initial Distribution Date and prior to the distribution and shall be entitled instead to recognize and deal for all purposes with respect to such distribution with only those holders of Old Notes, Common Equity Interests and other Claims as of the close of business on the Initial Distribution Date. With respect to any subsequent distributions, record holders of Old Notes and the Common Equity Interests will have the ability to transfer Common Equity Interests, Old Notes or other Claims.

                  8.14. Reserves. Before making any distributions under the Plan, the Reorganized Debtor shall establish the following reserves:

                           (A) Disputed General Unsecured Claims. The Reorganized Debtor shall hold in reserve the amount of New Issued Common Stock and New Notes that would be required to be distributed under the Plan on account of a General Unsecured Claim but for the fact that such General Unsecured Claim is not an Allowed Claim, provided, however, that at the time such General Unsecured Claim is disallowed in whole or in part by Final Order, settlement or otherwise, the reserve on account of such Claim for the disallowed amount thereof, shall be distributed to holders of Allowed Class 4 General Unsecured Claims in accordance with the terms of the Plan. Notwithstanding the foregoing, $30 million of New Notes shall be distributed to holders of Old Notes on the Effective Date or as soon as practicable thereafter. If a Claim as to which an objection has been filed becomes, in whole or in part, an Allowed Claim, the Reorganized Debtor shall distribute to the holder thereof the amount to which it is entitled from the Disputed General Unsecured Claims Reserve in accordance with the terms of the Plan.

                           (B) Disputed Equity Interest Reserve. The Reorganized Debtor shall hold in reserve the amount of New Issued Common Stock that would be required to be distributed under the Plan on account of a Common Equity Interest but for the fact that such Common Equity Interest is not an Allowed Common Equity Interest, provided, however, that at the time such Common Equity Interest is disallowed in whole or in part by Final Order, settlement or otherwise, the reserve on account of such Common Equity Interest for the disallowed amount thereof, shall be distributed to holders of Allowed Class 5 Common Equity Interest in accordance with the terms of the Plan. If a Common Equity Interest as to which an objection has been filed becomes, in whole or in part, an Allowed Common Equity Interest, the Reorganized Debtor shall distribute to the holder thereof the amount to which it is entitled from the Disputed Equity Interest Reserve in accordance with the terms of the Plan.

                           (C) Disputed Priority Claims Reserve. The Disputed Priority Claims Reserve shall consist of the aggregate amount of Administrative Expense Claims, Priority Tax Claims, and Other Priority Claims that have not been paid or Allowed as at the Confirmation Date. At such time as an Administrative Expense Claim, Priority Tax Claim, or Other Priority Claim is disallowed in whole or in part by Final Order, settlement or otherwise, the reserve on account of such Claim for the disallowed amount thereof shall be transferred to the Reorganized Debtor's operating account to be used by the Reorganized Debtor at its discretion in the ordinary course of business. If an Administrative Expense Claim, Priority Tax Claim or other priority Claim as to which an objection has been filed becomes, in whole or in part, an Allowed Claim, the Reorganized Debtor shall distribute to the holder thereof the amount to which it is entitled from the Disputed Priority Claims Reserve in accordance with the terms of the Plan. Any balance remaining in the Disputed Priority Claims Reserve after all Allowed Administrative Expense Claims, Allowed Priority Tax Claims, and Allowed Other Priority Claims have been paid and the Chapter 11 Case are ready to be closed, shall be transferred to the Reorganized Debtor's operating account to be used by the Reorganized Debtor at its discretion in the ordinary course of business.

                  8.15. Allocation Relating to Old Notes. All distributions to holders of Old Notes shall be allocated first to the portion of each such Claim representing the principal amount of the Old Notes and then, to the extent the consideration exceeds such amount, to the remainder of such Claim.

ARTICLE IX  PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN

                  9.1. Disputed Claims. Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtor or Reorganized Debtor shall have the exclusive right to make and file objections to Claims and Interests. All objections shall be litigated to Final Order; provided, however, that the Debtor or Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtor or Reorganized Debtor shall file all objections to Claims (other than applications for allowances of compensation and reimbursement of expenses) and Interests and serve such objections upon the holders of such Claims and Interests as to which the objection is made as soon as practicable, but in no event later than the Objection Deadline.

                  9.2. No Distributions Pending Allowance. Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim or any portion of an Equity Interest is a Disputed Equity Interest, no payment or distribution provided hereunder shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or an Allowed Equity Interest.

                  9.3. Distributions After Allowance. To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or an Allowed Equity Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Allowed Claim or Allowed Equity Interest the distribution to which such holder is entitled under the Plan.

ARTICLE X   PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  10.1. Assumed Contracts and Leases. Except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it was a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Effective Date, or (iv) is identified as a rejected executory contract or a rejected unexpired lease, as applicable, annexed hereto as Exhibit E and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Hearing. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions and rejections described above, as of the Confirmation Date except for any contract or lease assumed or rejected prior thereto.

                  Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

                  10.2. Payments Related to Assumption of Contracts and Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or the assignee of the Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

                  10.3. Rejected Contracts And Leases. This Plan constitutes and incorporates a motion by the Debtor to reject, and the Confirmation Order shall be deemed to be an Order authorizing the rejection, effective as of the Effective Date, of those executory contracts and unexpired leases to which the Debtor is a party and which are annexed hereto as Exhibit E and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Hearing.

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

                  10.4. Reservation. Except as for those executory contracts and unexpired leases annexed hereto as Exhibit E, subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Hearing, none of the executory contracts and unexpired leases to which the Debtor is a party shall be rejected under the Plan, provided, however, that the Debtor reserves the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which it is a party.

                  10.5. Bar for Rejection Damages. If the rejection by the Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim that is not theretofore evidenced by a timely filed proof of Claim or a proof of Claim that is deemed to be timely filed under applicable law, then such Claim shall be forever barred and shall not be enforceable against the Debtor or Reorganized Debtor, or the properties of the Debtor or Reorganized Debtor, unless a proof of Claim is filed with the Bankruptcy Court (and served on the Debtor) on or before the later to occur of the Bar Date or thirty (30) days after entry of an order (which may be the Confirmation Order) authorizing the rejection of the applicable unexpired lease or executory contract.

                  10.6. Treatment Under Plan of Rejection Damages. Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 4 General Unsecured Claims.

ARTICLE XI  CONDITIONS PRECEDENT TO EFFECTIVE DATE

                  11.1. Conditions Precedent to Effective Date of the Plan. The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

                           (A) A Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court which is in form and substance reasonably acceptable to the Debtor and the Creditors Committee and there shall not be a stay or injunction in effect with respect thereto.

                           (B) The Debtor shall have purchased directors and officers liability insurance for the Board of Directors of Reorganized Debtor in form, substance and amount reasonably acceptable to the Debtor and the Creditors Committee.

                           (C) The Debtor and the New Notes Indenture Trustee have executed the Security Agreement.

                           (D) The Debtor will enter in a Registration Rights Agreement with all necessary parties.

                           (E) The New Notes Indenture Trustee and the lender(s) under the Exit Facility have executed the Intercreditor Agreement.

                           (F) All conditions to the Exit Facility Lender's commitment letter have been met or waived.

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

                           (G) Upon satisfaction of these conditions, the Debtor shall file a notice of the Effective Date of the Plan.

                  11.2. Waiver of Conditions Precedent. Each of the conditions precedent in section 11.1, other than 11.1(A) hereof may be waived, in whole or in part, by the Debtor with the written consent of the Creditors Committee. Any such waivers of a condition precedent in Section 11.1 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

ARTICLE XII EFFECT OF CONFIRMATION

                  12.1. Vesting of Assets. On the Effective Date, the Debtor, its properties and interests in property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estates of the Debtor shall vest in the Reorganized Debtor free and clear of any and all Liens, except as otherwise provided herein. From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

                  12.2. Preservation of Causes of Action. Except as provided herein, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain all causes of action that the Debtor or the estate may hold against any person or entity including but not limited to any causes of action arising from Bankruptcy Code sections 544, 547, 548, 549 or 550 that are not otherwise released under the Plan. Such causes of actions include those claims listed on Exhibit I - Retained Causes of Action.

                  12.3.    Binding Effect. Except as otherwise provided in
section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Effective Date, the provisions of the Plan shall bind any holder of a Claim against or Equity Interest in the Debtor and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

                  12.4. Discharge of Debtor. Except to the extent otherwise provided herein, the treatment of all Claims against or Interests in the Debtor hereunder shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Interests in the Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estate or properties or interests in property. Except as otherwise provided herein, upon the Effective Date, all Claims against and Interests in the Debtor will be satisfied, discharged, and released in full exchange for the consideration provided hereunder. Except as otherwise provided herein, all entities shall be precluded from asserting against the Debtor or Reorganized Debtor or their respective properties or interests in property, any other Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

                  12.5. Term of Injunctions or Stays. Unless otherwise provided in the Plan, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the 60th day following the Effective Date.

                  12.6. EXCULPATION. THE RELEASED PARTIES SHALL NOT HAVE OR INCUR, AND ARE HEREBY RELEASED FROM, ANY CLAIM, OBLIGATION, CAUSE OF ACTION OR LIABILITY TO ONE ANOTHER OR TO ANY HOLDER OF A CLAIM OR INTEREST, OR ANY OTHER PARTY IN INTEREST, OR ANY OF ITS RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS AND ASSIGNS WHO NOTE THEIR ACCEPTANCE OF THE SECTION 12.7 RELEASE IN THEIR BALLOT, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THIS CHAPTER 11 CASE, THE SOLICITATION OF VOTES AND PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, THE SOLICITATION AND ISSUANCE OF THE NEW ISSUED COMMON STOCK AND THE NEW NOTES, AND IN ALL RESPECTS SHALL BE ENTITLED TO RELY REASONABLY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN, PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO RELEASE ANY SUCH PERSON FROM LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE.

                  12.7. RELEASE. AS OF THE EFFECTIVE DATE AND SUBJECT TO ITS OCCURRENCE, EXCEPT AS OTHERWISE PROVIDED IN THIS PLAN, EACH RELEASED PARTY SHALL HAVE DEEMED TO HAVE BEEN RELEASED AND DISCHARGED BY (i) THE DEBTOR, ITS ESTATES, AND THE REORGANIZED DEBTOR, AND (ii) ANY HOLDER OF A CLAIM OR INTEREST OR ANY OTHER PARTY IN INTEREST OR ANY OF ITS RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS AND ASSIGNS WHO NOTE THEIR ACCEPTANCE OF THIS RELEASE IN THEIR BALLOT (ALL SUCH HOLDERS AND OTHER PARTIES LISTED IN THIS SECTION 12.6(i) AND (ii), THE "RELEASOR PARTIES"), FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF OR BASED UPON SUCH RELEASED PARTIES' SERVICE IN ANY CAPACITY OR ANY TRANSACTION, EVENT, CIRCUMSTANCE OR OTHER MATTER INVOLVING OR RELATING TO THE DEBTOR THAT OCCURRED ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO (a) RELEASE A RELEASED PARTY FROM LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE OR THE CLAIMS, IF ANY, OF THE UNITED STATES; (b) PREVENT THE DEBTOR OR THE REORGANIZED DEBTOR FROM OBJECTING TO A CLAIM OR INTEREST OF A RELEASED PARTY;
(c) PRECLUDE POLICE, FEDERAL TAX OR REGULATORY AGENCIES FROM FULFILLING THEIR STATUTORY DUTIES. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE RELEASOR PARTIES SHALL BE ENJOINED FROM COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIMS AND CAUSES OF ACTION RELEASED AND DISCHARGED PURSUANT TO THIS SECTION; PROVIDED, HOWEVER, THAT THE INJUNCTION PROVIDED FOR IN THIS SECTION SHALL NOT (x) BAR ACTIONS BASED UPON LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE OR THE CLAIMS, IF ANY, OF THE UNITED STATES; (y) PRECLUDE POLICE, FEDERAL TAX OR REGULATORY AGENCIES FROM FULFILLING THEIR STATUTORY DUTIES; OR (z) BAR THE CLAIMS, IF ANY, OF THE UNITED STATES.

                  12.8. Indemnification Obligations. Subject to the occurrence of the Effective Date, the obligations of the Reorganized Debtor to indemnify, defend, reimburse or limit the liability of any current or former directors or officers of the Debtor against any claims or causes of action as provided in the Debtor's Amended Certificate of Incorporation, By-Laws, applicable state law or contract or otherwise shall cease.

                  12.9. Letter of Credit Obligations. Confirmation of the Plan shall have no impact or effect on the Reorganized Debtor's remaining obligations to Congress Financial and CIT under the Release Agreement (as defined in the Final Financing Order) and the Hartford Letter of Credit pursuant to the Third Amendment to Financing Agreement and the CIT Credit Agreement. The Reorganized Debtor shall remain fully liable and obligated with respect to such agreements until the obligations thereunder are completely fulfilled and the Letters of Credit have been terminated without a draw or the Letters of Credit have been replaced.

ARTICLE XIII RETENTION OF JURISDICTION

                  The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case, the Plan and the Confirmation Order pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                  (A) To hear and determine pending applications for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

                  (B) To enforce all agreements, assumed, if any, and to recover all property of the estate wherever located.

                  (C) To determine any and all adversary proceedings, applications and contested matters, including, without limitation, under sections 544, 545, 548, 549, 550, 551, and 553 of the Bankruptcy Code.

                  (D) To ensure that distributions to holders of Allowed Claims and Interests are accomplished as provided herein.

                  (E) To hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim or Interests, including, without limitation, any objections to the classification of any Claim or Interest, and to allow or disallow any Disputed Claim or Disputed Interest in whole or in part.

                  (F) To determine the validity, extent and priority of all Liens, if any, against properties of the estates.

                  (G) To determine all assertions of an ownership interest in, the value of, or title to, any property of the estates.

                  (H) To determine any tax liability of the estates in connection with the Plan, actions taken, distributions or transfers made thereunder.

                  (I) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated.

                  (J) To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code.

                  (K) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

                  (L) To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

                  (M) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

                  (N) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

                  (O) To hear and determine any other matter not inconsistent with the Bankruptcy Code.

                  (P) To hear and determine all disputes involving the existence, scope, and nature of the discharges granted under the Plan and the Confirmation Order.

                  (Q) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

                  (R) To determine such other matters as may be provided in the Confirmation Order.

                  (S)      To enter a final decree closing the Chapter 11 Case.

ARTICLE XIV MISCELLANEOUS PROVISIONS

                  14.1.    Payment of Statutory Fees. All fees payable under
section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will be paid by the Reorganized Debtor in the ordinary course of business.

                  14.2.    [Left Intentionally Blank].

                  14.3. Creditors Committee. Effective as at the close of business on the Effective Date, the duties of the Creditors Committee shall terminate, except with respect to applications for Professional Fee Claims and reimbursement of expenses of the members of the Creditors Committee.

                  14.4.    Exemption from Certain Transfer Taxes. Pursuant to
section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to any other person or entity pursuant to the Plan, including the pledging of any collateral, or the delivery of any security interests or other instrument of transfer, the furnishing of any promissory note(s) or other evidence of indebtedness, in furtherance of, or in connection with this Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment.

                  14.5. Modifications and Amendments. The Exhibits to both the Plan and Disclosure Statement can be amended at any time prior to the Confirmation Date with the written approval of both the Creditors Committee and the Debtor. To the extent amendments affect the Exit Facility, such amendments shall require prior written consent of the Exit Facility Lender. In addition the Debtor with the written consent of the Creditors Committee may alter, amend, or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Effective Date the Reorganized Debtor may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan, provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or Order of the Bankruptcy Court.

                  14.6. Compliance with Tax Requirements. In connection with the consummation of the Plan, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

                  14.7. Preservation of Transferred Claims. All causes of action which are currently held by the Debtor will be transferred to and prosecuted by the Reorganized Debtor at its sole and absolute discretion.

                  14.8. Severability of Plan Provisions. Except as otherwise provided herein, in the event that prior to the Effective Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, then if requested by the Debtor or Reorganized Debtor the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms. Notwithstanding the foregoing or any other provision of the Plan, to the extent
Section 4
of the Plan or any part thereof is held by the Bankruptcy Court to be invalid, void or unenforceable, then the Plan shall be deemed null and void for all purposes.

                  14.9. Filing or Execution of Additional Documents. On or before the Effective Date, the Debtor or the Reorganized Debtor will file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

                  14.10. Notices. All notices, requests, and demands to or upon the Debtor to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                                    Reptron Electronics, Inc.
                                    Attn: Paul J. Plante,
                                    President and Chief Operating Officer
                                    13700 Reptron Boulevard
                                    Tampa, Florida 33626
                                    Tel: (813) 854-2000
                                    Fax: (813) 891-4007

                                    With a copy to:

                                    Tew Cardenas, LLP
                                    Thomas R. Lehman, P. A.
                                    Lynn Maynard Gollin, Esq.
                                    201 South Biscayne Boulevard
                                    Miami Center, Suite 2600
                                    Miami, Florida 331312
                                    Tel: (305) 536-1112
                                    Fax: (305) 536-1116

                                    Counsel to Debtor

                                            -and-

                                    Andrews Kurth LLP
                                    Paul N. Silverstein, Esq.
                                    Richard Baumfield, Esq.
                                    450 Lexington Avenue
                                    New York, NY 10017
                                    Tel: (212) 850-2800
                                    Fax: (212) 850-2929

                                    Counsel to the Creditors Committee

                  14.11. Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without giving effect to the principles of conflict of laws thereof.

Dated: January 14, 2004

                                       Respectfully submitted,

                                       TEW CARDENAS, LLP
                                       Attorneys for Reptron Electronics, Inc.
                                       201 S. Biscayne Boulevard
                                       Miami Center, Suite 2600
                                       Miami, FL 33131
                                       Tel. No. 305-536-1112
                                       Fax No. 305-536-1116

                                       By:     /s/ Thomas R. Lehman
                                           -------------------------------------
                                             Thomas R. Lehman, P.A.
                                             Florida Bar No. 351318
                                             Lynn Maynard Gollin, Esq.
                                             Florida Bar No. 621668

                                            Respectfully submitted,

                                            Reptron Electronics, Inc.

                                               /s/ Paul Plante
                                               ---------------------------------
                                            By: Paul Plante
                                            President and COO of Reptron

                                EXHIBITS TO PLAN

Exhibit A:        Amended and Restated By-laws of Reptron Electronics, Inc.

Exhibit B:        Amended and Restated Certificate of Incorporation of
                  Reorganized Reptron Electronics, Inc.

Exhibit C:        Stock Option Plan

Exhibit D:        Registration Rights Agreement

Exhibit E:        Rejected Executory Contracts and Leases

Exhibit F:        Indenture

Exhibit G:        Intercreditor Agreement

Exhibit H:        Security Agreement

Exhibit I:        Retained Causes of Action

Exhibit J:        List of Class 3 Trade Vendor Claims

                                                                       Exhibit 2
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -----------------------------

                                   FORM 10-K/A
                         (AMENDMENT NO. 1 TO FORM 10-K)

      FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO SECTIONS 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

[x] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

            FOR THE TRANSITION PERIOD FROM             TO            .

                         COMMISSION FILE NUMBER: 0-23426

                         -----------------------------

                            REPTRON ELECTRONICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER.)

         FLORIDA                                           58-1959440
(STATE OF INCORPORATION)                       (IRS EMPLOYER IDENTIFICATION NO.)

  13700 REPTRON BOULEVARD, TAMPA, FL                         33626
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                    (ZIP CODE)

               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (813) 854-2351

                          -----------------------------

        SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: NONE.

           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

COMMON STOCK, $.01 PAR VALUE    6 3/4 CONVERTIBLE SUBORDINATED NOTES, DUE 2004
       (TITLE OF CLASS)                         (TITLE OF CLASS)

                          -----------------------------

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this form 10-K. [ ]

         Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2). Yes [ ] No [X]

         The aggregate market value of common stock held by non-affiliates of the registrant at June 28, 2002 was approximately $10,588,000.

         The number of shares of the registrant's Common Stock outstanding at April 11, 2003 was 6,417,196.

                   DOCUMENTS INCORPORATED BY REFERENCE: NONE

================================================================================

                                 AMENDMENT NO. 1
                            TO THE FORM 10-K FILED BY
                   REPTRON ELECTRONICS, INC. ON APRIL 15, 2003

         The following items were omitted from the Form 10-K filed by Reptron Electronics, Inc. on April 15, 2002, and such Form 10-K is hereby amended by inserting Items 10, 11, 12 and 13 of Part III as set forth below.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         Set forth below is certain information, as of April 11, 2003, concerning Reptron's executive officers, continuing directors, and nominees for election as directors.

                                                                                                                YEAR FIRST
                                                                                                                 BECAME A
NAME                                                POSITION(S)                                      AGE         DIRECTOR
----                                                -----------                                      ---         --------
Michael L. Musto(1)...................              Chief Executive Officer and Director
                                                      (term expiring in 2005)                        61            1973
Paul J. Plante.......................               President. Chief Operating Officer,
                                                      Acting Chief Financial Officer and
                                                      Director (term expiring in 2004)               45            1994
Bonnie Fena..........................               President--Reptron Manufacturing
                                                      Services                                       55              --
Leigh A. Lane(1)(2)..................               Corporate Credit Manager, Secretary
                                                      and Director (director nominee for a
                                                      term expiring in 2006)                         38            1994
Deborah Casey........................               Vice President--Reptron Computer
                                                      Products                                       47              --
Charlie Crep.........................               Vice President--Reptron Manufacturing
                                                      Services                                       53              --
Vincent Addonisio(3)(4)..............               Director (director nominee for a term
                                                      expiring in 2006)                              48            2000
William L. Elson(3)..................               Director (term expiring in 2004)                 55            1994
Bertram L. Miner(3)(4)...............               Director (term expiring in 2005)                 66            2002


-------------------------
(1)      Mr. Musto and Ms. Lane serve on Reptron's Stock Option Committee.

(2)      Ms. Lane is the daughter of Mr. Michael L. Musto.

(3)      Messrs. Addonisio, Elson, and Miner serve on Reptron's Audit Committee.

(4)      Messrs. Addonisio and Miner serve on Reptron's Compensation Committee.

         MICHAEL L. MUSTO. Mr. Musto has been Chief Executive Officer and a director of Reptron since its inception in 1973. He was President of Reptron from 1973 to 1999. Prior to 1973, Mr. Musto worked for nine years in electronic components distribution for Northland Electronics and Diplomat Electronics.

         PAUL J. PLANTE. Mr. Plante was appointed President of Reptron in December 1999, Chief Operating Officer of Reptron in January 1997, Acting Chief Financial Officer of Reptron in 2001, and has been a director since 1994. Mr. Plante has been employed by Reptron since 1986 and previously served as its Vice President of Finance, Chief Financial Officer and Treasurer (1987-1997). From 1983-1986, he was Controller of K-Byte Manufacturing, which is now part of a division of Reptron. Prior to 1983, Mr. Plante worked for a regional accounting firm (1980-83). Mr. Plante is a Certified Public Accountant and is a graduate of Michigan State University, with a Bachelor of Arts degree in accounting. He also has an MBA degree from the University of South Florida.

         BONITTA FENA. Ms. Fena has served as President of Reptron Manufacturing Services Division since April 2002. Prior to her current role, she served as the President of the Reptron Manufacturing Services Hibbing Facility from May 1998 to April 2002. Prior to joining Reptron, Ms. Fena was President of Hibbing Electronics Corporation (1987 to 1998) and from 1974 to 1987 Ms. Fena served as Vice President and co-founder of Hibbing Electronics Corporation.

         LEIGH A. LANE. Ms. Lane serves as Reptron's secretary and has been a director since 1994. Ms. Lane has served in a number of administrative positions, including Operations Manager (1989-1991) and Corporate Credit Manager (1991-present).

         DEBORAH CASEY. Ms. Casey has served as Vice President of Reptron Computer Services since 1995.

         CHARLIE CREP. Mr. Crep has served as Vice President of Reptron Manufacturing Services since 2001. Prior to his current role, Mr. Crep served as Vice President of Operations for Reptron's Hibbing, Minnesota facility from 1998 to 2001. From 1985 to 1998, Mr. Crep held a similar position with Hibbing Electronics, Inc. prior to its acquisition by Reptron in 1998.

         VINCENT ADDONISIO. Mr. Addonisio has been a director of Reptron since May 2000. Mr. Addonisio serves as President and Chief Executive Officer of Regency Strategic Advisors, Inc. a position he has held since 2002. Mr. Addonisio served as an executive of CGI Information Technology Services, Inc. (formerly IMRglobal Corp.), a provider of information technology services and solutions from 1998 to 2002. Mr. Addonisio served as a director, Chief Administrative Officer and Executive Vice President until 2002. Mr. Addonisio was President of Parker Communications Network, Inc., a privately-held point of sale marketing network company, from 1997 to 1998. Mr. Addonisio holds a Bachelor of Science degree in Accounting from Binghamton University (SUNY) and an MBA from the Georgia Institute of Technology.

         WILLIAM L. ELSON. Mr. Elson has served as Reptron's outside general counsel since 1979 and has been a director since 1994. He has practiced law as a sole practitioner since 1975 and worked for Coopers & Lybrand from 1973 to 1975. Mr. Elson is a Certified Public Accountant and is a graduate of Wayne State University, with a J.D. degree and a Bachelor of Science degree in accounting. Mr. Elson has been of counsel to the law firm of Holland & Knight LLP in Tampa, Florida since July 2000.

         BERTRAM L. MINER. Mr. Miner was appointed to the Reptron Board in December 2002. Mr. Miner has been a self-employed real estate investor since 1986. Prior to 1986, Mr. Miner was Chief Executive Officer of Quality Health Care Centers, Inc. from 1975 to 1986, served as a mortgage loan officer for Percy Wilson & Co. from 1973 to 1974 and practiced law with the law firm of Baskin, Server & Miner from 1961 to 1973.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires directors, executive officers and persons holding more than ten percent of Reptron's common stock to report their initial ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports and Reptron must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports received by us and written representations of our directors and executive officers, we believe that Edward Okay filed one late Form 4 (reporting four transactions) and one late Form 3 in 2002, and Chris O'Brien and Anthony Musto each filed a late Form 3 in 2002. Other than these filings, we believe all directors, executive officers and persons holding more than ten percent of our common stock were in compliance with their filing requirements.

ITEM 11. EXECUTIVE COMPENSATION

         Under rules established by the Securities and Exchange Commission, Reptron is required to provide certain information concerning total compensation earned or paid to; (1) Reptron's chief executive officer and (2) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $ 100,000 (the "Named Executive Officers") during 2002.

SUMMARY COMPENSATION TABLE

         The following table sets forth certain compensation information for the Named Executive Officers:

                                                                             ANNUAL
                                                                        COMPENSATION(1)            SECURITIES
                                                     FISCAL          -----------------------       UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION                       YEAR           SALARY(2)        BONUS          OPTIONS     COMPENSATION(3)
    ---------------------------                       ----           ---------        -----          -------     ---------------
Michael L. Musto..............................        2002           $360,000        $     0              0           $   60
   Chairman of the Board                              2001            380,000              0              0              125
   And Chief Executive Officer                        2000            400,000              0              0              152

Paul J. Plante................................        2002           $278,000        $     0              0           $1,160
   President, Chief Operating Officer                 2001            299,250              0              0            1,175
   and Acting Chief Financial Officer                 2000            309,000         60,000              0              602

Bonnie Fena...................................        2002           $230,000        $     0              0           $1,060
   President, Reptron Manufacturing                   2001            220,000              0          5,000            1,170
   Services                                           2000            200,000         52,250            500            1,170

Deborah Casey(4)..............................        2002           $150,000        $92,000          2,500           $1,160
   Vice President, Reptron                            2001                N/A            N/A            N/A              N/A
   Computer Products                                  2000                N/A            N/A            N/A              N/A

Charlie Crep(4)...............................        2002           $142,000        $     0              0           $1,060
   Vice President, Reptron                            2001                N/A            N/A            N/A              N/A
   Manufacturing Services                             2000                N/A            N/A            N/A              N/A

Christopher M. O'Brien(5).....................        2002           $221,000        $     0              0           $   60
   Executive Vice President,                          2001            155,000              0         10,000               --
   Reptron Distribution                               2000                 --             --             --               --

------------
(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.

(2) Includes any amount deferred by the executive pursuant to Reptron's 401(K) plan.

(3) Includes annual premiums paid by Reptron for a $10,000 life insurance policy for the Named Executive Officers. Also includes amounts contributed by Reptron to the account of each Named Executive Officer under Reptron's 401(k) plan.

(4) Ms. Casey and Mr. Crep were not among the Named Executive Officers during 2000 and 2001.

(5) Mr. O'Brien resigned during 2002. He would have been among the Named Executive Officers during 2002 if he was employed by the Company on December 31, 2002.

OPTION GRANTS DURING FISCAL YEAR 2002

         The following table sets forth information concerning options granted to the Named Executive Officers during 2002:

                                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                                       ASSUMED ANNUAL RATES OF
                                                                                                     STOCK PRICE APPRECIATION FOR
                                                         2002 STOCK OPTION GRANTS(1)                         OPTION TERM(2)
                                      ------------------------------------------------------------  ------------------------------
                                                        PERCENT OF 2002
                                                       OPTIONS GRANTED TO  EXERCISE OR  EXPIRATION  ASSUMED               ASSUMED
NAME                                  OPTIONS GRANTED       EMPLOYEES      BASE PRICE      DATE     RATE 5%               RATE 10%
----                                  ---------------       ---------      ----------      ----     -------               --------
Michael L. Musto............                   0                0               N/A           N/A         0                     0
Paul J. Plante..............                   0                0               N/A           N/A         0                     0
Bonnie Fena.................                   0                0               N/A           N/A         0                     0
Deborah Casey...............               2,500                6%            $3.15       2/15/12   $12,828               $20,426
Charlie Crep................                   0                0               N/A           N/A         0                     0
Christopher M O' Brien......                   0                0               N/A           N/A         0                     0

--------------
(1) Each of these options was granted pursuant to the Reptron ISO Plan and is subject to the terms of such plan. As long as the optionee maintains continuous employment with Reptron, these options vest over a four year period at a rate of one-fourth of the shares on each anniversary of the date of grant.

(2) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the SEC and do not represent Reptron's estimate or projection of the future price of Reptron's Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of Reptron, overall stock market conditions and the option holders' continued employment through the vesting period.

OPTION EXERCISES DURING FISCAL YEAR 2002 AND FISCAL YEAR END OPTION VALUES

         The following table sets forth information concerning options exercised by the Named Executive Officers during fiscal year 2002 and the number and value of options held at fiscal year end. Reptron does not have any outstanding slock appreciation rights.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED               VALUE OF UNEXERCISED
                                                        OPTIONS AT DECEMBER 31,             IN-THE-MONEY OPTIONS AT
                               SHARES                            2002                       DECEMBER 31, 2002(1)($)
                            ACQUIRED ON     VALUE     ---------------------------        -----------------------------
NAME                          EXERCISE   REALIZED($)  EXERCISABLE   UNEXERCISABLE        EXERCISABLE     UNEXERCISABLE
----                          --------   -----------  -----------   -------------        -----------     -------------
Michael L. Musto..........        0           $0              0             0                  N/A             N/A
Paul J. Plante............        0            0        350,000             0             $      0          $    0
Bonnie Fena...............        0            0         11,500         4,000                    0               0
Deborah Casey.............        0            0          9,250         5,750                    0               0
Charlie Crep..............        0            0          6,500         4,000                    0               0
Christopher M. O' Brien...        0            0              0             0                  N/A             N/A

------------
(1) The closing price for Reptron's common stock as reported on Nasdaq on December 31, 2002 was $0.87. Value is calculated on the basis of the difference between the option exercise price and $0.87 multiplied by the number of shares of Reptron's common stock to which the exercise relates.

EMPLOYMENT AND SEVERANCE CONTRACTS

         We are a party to employment agreements with Messrs. Musto and Plante effective June 5, 1998 and January 5, 1999, respectively. These agreements continue until terminated (as provided in the agreements), and provide for an annual base salary and certain other benefits. The annual base salaries for fiscal 2002 for Messrs. Musto and Plante are $400,000 and $315,000, respectively. However, Messrs. Musto and Plante, as well as our entire senior management team, received a temporary ten percent pay reduction effective July 1, 2001 in response to difficult industry conditions. This decrease in pay will be restored if and when business conditions improve. Mr. Musto's employment agreement provides that he is entitled to severance if his employment is terminated by us for any reason or upon a "change of control" (as defined in the employment agreement). In such case, Mr. Musto would receive 2.99 times his average annual base compensation. Mr. Plante's employment agreement provides that he is entitled to severance if his employment is terminated by us "without cause" or upon a "change of control" (as such terms are defined in the employment agreement). In such case, Mr. Plante would receive 2.99 times his average annual base compensation.

COMPENSATION OF DIRECTORS

         Directors who are not employees of Reptron are paid $6.000 annually plus $1.000 for each Board of Directors meeting attended, and $1,000 for each committee meeting attended if such meeting occurs on a day other than a scheduled meeting of the Board of Directors. In addition, Reptron reserved 450,000 shares of Reptron's common stock for future issuance upon the exercise of stock options that may be granted to its non-employee directors. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of Reptron receives separate compensation for services rendered as a director. There were no stock option grants to non-employee directors in 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2002, the Compensation Committee consisted of Messrs. Addonisio and William U. Parfet until Mr. Parfet's resignation in December 2002, at which time Mr. Miner was appointed the Compensation Committee. All of the members of the Compensation Committee are outside directors. Under rules established by the Securities and Exchange Commission, Reptron is required to provide a description of certain transactions and relationships between any Compensation Committee member and Reptron. No such transactions occurred during 2002. None of the members of the compensation committee are current or former officers or employees of Reptron.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following Report of the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Reptron filing under the Securities Act of 1933, as amended, or the Securities Exchange Act Of 1934, as amended, except to the extent Reptron specifically incorporates this Report or the performance graph by reference in such filings,

         Compensation Policy: Reptron's compensation program for executives consists of three key elements:

         -        a base salary

         -        a performance-based annual bonus

         -        periodic grants of stock options

         The Compensation Committee believes that this three-part approach best serves the interests of Reptron and its shareholders because it enables Reptron to meet the requirements of the highly competitive environment in which Reptron operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. In determining compensation, consideration is given both to Reptron's overall performance and to individual performance, taking into account the contributions made by the executive toward improving Reptron's performance. Consideration is also given to the executive's position, location and level of responsibility, and the job performance of the executive in planning, providing direction for, and implementing Reptron's strategy. The Compensation Committee's primary objective in establishing compensation programs is to support Reptron's goal of maximizing the value of shareholders' investment in Reptron.

         - Base Salary. Base salaries for Reptron's executive officers, as well as changes in such salaries, are based upon such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the executive, and the length of the executive's service. The Compensation Committee believes that Reptron's compensation of its executive officers falls within the median of industry compensation levels. Base salaries are based upon qualitative and subjective factors, and no specific formula is applied to determine the weight of each factor.

         - Annual Bonus. Payments to Reptron's executive officers under annual bonus plans are earned through successful completion of stated objectives, which Reptron has determined to be critical elements for successful operations. The Chief Executive Officer and Chief Operating Officer are eligible to receive annual bonus payments based solely on achieving certain levels of profitability. Ms. Casey was the only Named Executive Officer to receive a bonus in 2002.

         - Stock Options. Reptron's long term incentives are in the form of stock option awards. The objective of these awards is to advance Reptron's and its shareholders' longer term interests and complement incentives tied to annual performance. These awards provide rewards to executives upon the creation of incremental shareholder value and attainment of long term earnings goals. Stock options only produce value to executives if the price of Reptron's stock appreciates, thereby directly linking the interests of our executives with those of our shareholders. The executive's right to the stock options vests over a period prescribed by Reptron's Stock Option Committee. Ms. Casey was the only Named Executive Officer to receive an option grant in 2002.

         Compensation of Reptron's Chief Executive Officer: Mr. Michael L. Musto's compensation was reduced by 10% effective July 1, 2001 in response to difficult industry conditions. Mr. Musto's 2001 compensation, when initially established, was reviewed by the Compensation Committee applying the principles outlined above in the same manner as they were applied to the other executives of Reptron. In addition, the Compensation Committee reviews the compensation paid to chief executive officers of comparable companies and considers those compensation levels in determining Mr. Musto's compensation. No changes have been made in Mr. Musto's compensation since July 1, 2001.

         Internal Revenue Code Limits on Deductibility of Compensation: Section 162(m) of the Internal Revenue Code generally disallows a lax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Reptron expects no adverse tax consequences under
Section 162(m) for 2001.

Submitted by the Compensation Committee
Vincent Addonisio
Bertram L. Miner

                      REPTRON STOCK PRICE PERFORMANCE GRAPH

         The following graph is a comparison of the cumulative total returns for Reptron's common stock as compared with the cumulative total return for The Nasdaq Slock Market (U.S.) Index and the average performance of a group consisting of Reptron's peer corporations on a line-of-business basis. The following Corporations make-up our peer group: ACT Manufacturing, Inc., All American Semiconductor, Pioneer Standard Electronics, Inc., and Plexus Corporation. The cumulative return of Reptron was computed by dividing the difference between the price of Reptron's common stock at the end and the beginning of the measurement period (December 31, 1997 to December 31, 2002) by the price of Reptron's common stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on December 31, 1997.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                        AMONG REPTRON ELECTRONICS, INC.,
              THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

                               [PERFORMANCE GRAPH]

* $100 invested on 12/31/97 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

                                                            1997    1998     1999      2000     2001     2002
                                                           -----   ------   ------    ------   ------   -----
Reptron Electronics, Inc. ..............................   100.0    50.00    84.34     59.64    30.06    8.39
Nasdaq Stock Market (U.S.) .............................   100.0   140.99   261.48    157.77   125.16   86.53
Peer Group .............................................   100.0   116.34   130.04    155.20   140.63   89.14

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ANA RELATED STOCKHOLDER MATTERS

         There were a total of 6,417,196 shares of Reptron common stock outstanding on April 11, 2003. The following table shows the amount of Reptron common stock beneficially owned (unless otherwise indicated) as of the close of business on April 11, 2003 by: (1) any person who is known by Reptron to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) Reptron's directors, (3) the executive officers named in the Summary Compensation Table below and (4) all directors and executive officers of Reptron as a group.

                                                                                SHARES OF REPTRON COMMON
                                                                                 STOCK BENEFICIALLY OWNED
                                                                                -------------------------
                                                                                 NUMBER           PERCENT
                                                                                ---------         -------
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Michael L. Musto(1) ......................................................      2,145,752          33.4%
Paul J. Plante(2) ........................................................        406,105           6.3%
Bonnie Fena(3) ...........................................................         66,506             *
Leigh A. Lane(4) .........................................................          2,500             *
Deborah Casey(5) .........................................................        [10,500]            *
Charlie Crep(6) ..........................................................         [7,875]            *
Vincent Addonisio(7) .....................................................         27,000             *
William L. Elson(8) ......................................................         52,300             *
Bertram L. Miner .........................................................              0             0%
All directors and executive officers as a group(9)(10 persons) ...........      2,718,538          42.4%

SHAREHOLDERS
Milan Mandaric(10) .......................................................        571,800           8.9%
        One Oakwood Boulevard, Suite 200
        Hollywood, Florida 33020
Ryback Management Corporation(11) ........................................        473,684           7.4%
        7711 Carondelet Avenue
        St Louis, Missouri 63105
Forum Capital Markets LLC(12) ............................................        468,686           7.3%
        53 Forest Ave, 3rd Floor
        Old Greenwich, CT 06870
Paradigm Capital Management Inc(13) ......................................        334,500           5.2%
        Nine Elk Street
        Albany, New York 12207
Royce & Associates, Inc.(14) .............................................        345,000           5.4%
        1414 Avenue of Americas
        New York, New York 10019
Dimensional Fund Advisors, Inc(15) .......................................        423,638           6.6%
        1299 Ocean Avenue, 11th Floor
        Santa Monica, California 90401
Avenir Corporation(16) ...................................................        412,734           6.4%
        1725 K St. NW, Suite 401
        Washington, DC 20006
C.L. King & Associates Inc.(17) ..........................................        600,000           9.3%
        Nine Elk Street
        Albany, New York 12207
Edward J. Okay(18) .......................................................        649,200          10.1%
        7150 Elkhorn Drive
        West Palm Beach, Florida 33411

----------------------

*        Less than 1% of the outstanding common stock.

(1) The number of shares shown in the table includes (i) 2,932 shares held directly by Mr. Musto; (ii) 280,700 shares issuable to the Michael L. Musto Revocable Living Trust (the "MLM Trust") upon the conversion of the 6% Convertible Subordinated Notes due 2004 (the "Notes"), of which half were purchased by the MLM Trust on January 7, 1999 and half were purchased on August 26, 1999, which are convertible into shares of Reptron common stock at the rate of 35.0877 shares of common stock per $1,000 principal amount of the Notes; (iii) 1,739,720 shares held by MLM Investment Company Limited Partnership ("MLMLP") of which MLM, Inc., a Nevada corporation ("MLM, Inc."), is the managing general partner, Mr. Musto is the president and controlling shareholder of MLM, Inc., and has sole voting and dispositive power over the shares held by MLMLP; and (iv) 122,500 shares held by the MLM Trust. Excludes 4,000 shares subject to options that are exercisable by Mr. Musto's mother.

(2) The number of shares shown in the table includes (i) 52,000 shares held directly by Mr. Plante; (ii) 350,000 shares subject to options that are exercisable within 60 days of April 11, 2003; and (iii) 4,105 shares issuable to an IRA for the benefit of Mr. Plante's spouse upon the conversion of the Notes.

(3) The number of shares shown in the table includes (i) 53,631 shares held directly by Ms. Fena; and (ii) 12,875 shares subject to options that are exercisable within 60 days of April 11, 2003.

(4) The number of shares shown in the table includes only shares subject to options that are exercisable within 60 days of April 11, 2003.

(5) The number of shares shown in the table includes only shares subject to options that are exercisable within 60 days of April 11, 2003.

(6) The number of shares shown in the table includes only shares subject to options that are exercisable within 60 days of April 11, 2003.

(7) The number of shares shown in the table includes (i) 2,000 shares held directly by Mr. Addonisio and (ii) 25,000 shares subject to options that are exercisable within 60 days of April 11, 2003.

(8) The number of shares shown in the table includes (i) 12,300 shares held by the William L. Elson P.C. Profit Sharing Plan; and (ii) 40,000 shares subject to options that are exercisable within 60 days of April 11, 2003.

(9) Includes 22,712 shares beneficially owned by Anthony Musto. Mr. Musto owns 12,714 of the shares directly and the remaining 10,000 shares are subject to options that are exercisable within 60 days of April 11, 2003. Anthony Musto is the son of Michael L. Musto.

(10) Reptron has reason to believe that Mr. Mandaric beneficially owns 571,800 shares.

(11) The number of shares shown in the table is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1999 and are shares issuable upon the conversion of $13,500,000 of the Notes.

(12) The number of shares shown in the table is based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2000.

(13) The number of shares shown in the table is based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 10, 2002.

(14) The number of shares shown in the table is based upon a Schedule 13D filed with the Securities and Exchange Commission on February 5, 2003.

(15) The number of shares shown in the table is based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2003

(16) The number of shares shown in the table is based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2003

(17) The number of shares shown in the table is based upon a Schedule 13G filed with the Securities and Exchange Commission on January 8, 2003.

(18) The number of shares shown in the table is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2003.

         Information regarding equity compensation plans required by this Item is included in Item 5 of Part II of this report and is incorporated into this Item by reference.

ITEM 13.         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From time to time, Reptron and its subsidiaries engage in transactions with companies where one of Reptron's executive officers or directors or a member of his or her immediate family has a direct or indirect interest. All of these transactions, including those described below, are in the ordinary course of business and at competitive rates and prices.

         Reptron leased one of its sales offices (located in Detroit, Michigan) from Michael L. Musto, Reptron's Chief Executive Officer during 2002. The building includes office and warehouse space and totals approximately 10,000 square feet. Rent expense on this facility totaled $72,000 in 2002. The lease was terminated on March 1, 2003. The Reptron Manufacturing division leases a total of 127,000 square feet of manufacturing and administrative offices in Hibbing, Minnesota, which facility is owned in part by four individuals on the senior management team of Reptron Manufacturing. Rent expense on these offices totaled $562,000 in 2002. The lease expires in December 2007.

         Mr. Elson, a Director of Reptron, provides legal services to Reptron and received approximately $218,000 for legal services rendered during 2002. In addition, Mr. Elson, is also of counsel to the law firm of Holland & Knight LLP which served as counsel to Reptron during the fiscal year ended December 31, 2002.

         Mr. Musto, Reptron's Chief Executive Officer, beneficially owns a portion of Reptron's 6.75% convertible subordinated notes with a face value of approximately $8.0 million. In 2002, Mr. Musto received approximately $540,000 in interest payments on these notes. Also, Mr. Plante, Reptron's President, Chief Operating Officer and Acting Chief Financial Officer, beneficially owns a portion of Reptron's 6.75% convertible subordinated with a face value of approximately $117,000. In 2002, Mr. Plante received approximately $8,000 in interest payments on these notes.

         Ms. Lane, a Director of Reptron, also serves as Secretary and Corporate Credit Manager of Reptron. We are a party to an employment agreement with Ms. Lane effective January 1, 1997. This agreement continues until terminated (as provided in the agreement), and provides for an annual base salary and certain other benefits. The annual base salary for fiscal 2002 was $120,000. However, Ms. Lane, as well as our entire senior management team, received a temporary ten percent pay reduction effective July 1, 2001, in response to difficult industry conditions. This decrease in pay will be restored if and when business conditions improve. Ms. Lane's employment agreement provides that she is entitled to severance if her employment is terminated by us for any reason or upon a "change of control" (as defined in the employment agreement). In such case, Ms. Lane would receive 2.99 times her average annual base compensation.

         Reptron occasionally leases an airplane from a company controlled by Mr. Musto, Reptron's Chief Executive Officer. The lease is based on a per hour use charge. During 2002, payments for the use of the airplane were approximately $120,000.

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this amendment to the Annual Report of Form 10-K/A to be signed on its behalf by the undersigned, thereto duly authorized.

                                                 REPTRON ELECTRONICS, INC.

Date: April 30, 2003                             By:    /s/ MICHAEL L. MUSTO
                                                     ---------------------------
                                                           Michael L. Musto
                                                       Chief Executive Officer

                                 CERTIFICATIONS

I, Michael L. Musto, certify that:

         1. I have reviewed this annual report on Form 10-K/A of Reptron Electronics, Inc.;

         2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

         3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

         4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

                  a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made know to us by others within those entities, particularly during the period in which this annual report is being prepared;

                  b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

                  c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

         5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

                  a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

                  b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls;

         6. The registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: April 30, 2003                   /s/ MICHAEL L. MUSTO
                                       -----------------------------------------
                                       Michael L. Musto, Chief Executive Officer

                                 CERTIFICATIONS

I, Paul J. Plante, certify that:

         1. I have reviewed this annual report on Form 10-K/A of Reptron Electronics, Inc.;

         2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

         3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

         4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

                  a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made know to us by others within those entities, particularly during the period in which this annual report is being prepared;

                  b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

                  c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

         5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

                  a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

                  b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls;

         6. The registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: April 30, 2003               /s/ PAUL J. PLANTE
                                   ---------------------------------------------
                                   Paul J. Plante, President and Chief Operating
                                       Officer (Principal Accounting Officer)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                    FORM 10-K

         (Mark One)

(X) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 2002

                                       or

( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the transition period from         to
                                                  -------    -----------

         Commission File Number 0-23426

                            REPTRON ELECTRONICS, INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)

           Florida                                   38-2081116
           -------                                   ----------
 (State or other jurisdiction            (I.R.S. Employer Identification Number)
of incorporation or organization)

        13700 Reptron Boulevard, Tampa, Florida               33626
        ----------------------------------------              -----
        (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code: (813)854-2351

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

         Title of Each Class
         -------------------

         Common Stock, $.01 par value
         6 3/4 Convertible Subordinated Notes, due 2004

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes (X) No ( )

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( )

Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2).

                                 Yes (X) No ( )

The aggregate market value of shares of the registrant's common stock held by non-affiliates of the registrant as of June 28, 2002 was approximately $10,588,000.

The number of shares of the registrant's common stock issued and outstanding as of April 11, 2003 was 6,417,196.

Documents Incorporated by Reference:

Parts of Reptron's definitive proxy statement for the Annual Meeting of Reptron's Shareholders to be held on June 23, 2003 are incorporated by reference into Part III of this Form.

                            REPTRON ELECTRONICS, INC.
                                    FORM 10-K
                       Fiscal Year ended December 31, 2002

Item Number in
  Form 10-K                                                                                                                  Page
--------------                                                                                                               ----
                                                              PART I

      1.        Business .........................................................................................             3

      2.        Properties .......................................................................................            14

      3.        Legal Proceedings ................................................................................            14

      4.        Submission of Matters to a Vote of Security Holders ..............................................            14

                                                             PART II

      5.        Market For Registrant's Common Stock and Related Stockholder Matters .............................            15

      6.        Selected Financial Data ..........................................................................            16

      7.        Management's Discussion and Analysis of Financial Condition and Results of Operations ............            17

      7a.       Quantitative and Qualitative Disclosures About Market Risk .......................................            24

      8.        Financial Statements and Supplementary Data ......................................................            24

      9.        Changes in and Disagreements With Accountants on Accounting and Financial Disclosure .............            24

                                                             PART III

      10.       Directors and Executive Officers of the Registrant ...............................................            24

      11.       Executive Compensation ...........................................................................            24

      12.       Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters ...            24

      13.       Certain Relationships and Related Transactions ...................................................            24

      14.       Controls and Procedures ..........................................................................            25

      15.       Exhibits, Financial Statement Schedules, and Reports on Form 8-K .................................            26

                                     PART I

         References to "Reptron", "the Company", "we", "us" and "our" refer to Reptron Electronics, Inc., and its subsidiaries, unless the context otherwise requires. This document contains certain forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in Reptron's industry and in the general economy; competitive factors; risks due to shifts in market demand; the ability of Reptron to complete acquisitions; and the risk factors listed from time to time in Reptron's reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. The words "believe", "plans", "estimate", "expect", "intend", "anticipate", and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Reptron undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

ITEM 1.  BUSINESS

GENERAL

         We are an electronics manufacturing supply chain services company providing demand creation distribution of electronic components, custom logistics and supply chain management services, engineering services, display integration services and electronic manufacturing services through our two business segments, Electronic Component Distribution ("ECD") and Electronic Manufacturing Services ("EMS"). The ECD segment is comprised of Reptron Distribution and Reptron Computer Products. The EMS segment is comprised of Reptron Manufacturing Services and Reptron Display and Systems Integration.

         Reptron was incorporated under the laws of Michigan in 1973 and reincorporated under the laws of Florida in 1993. Reptron's principal executive offices are located at 13700 Reptron Boulevard, Tampa, Florida 33626, and its telephone number is (813)854-2351.

THE ELECTRONIC MANUFACTURING SERVICES INDUSTRY AND ELECTRONIC COMPONENT DISTRIBUTION INDUSTRY

         Electronics Manufacturing Services. The EMS industry has experienced rapid changes over the past several years as an increasing number of original equipment manufacturers ("OEMs") have chosen to outsource printed circuit board assemblies and display product integration and assembly to electronics manufacturing specialists such as Reptron Manufacturing Services and Reptron Display and System Integration. Factors driving OEMs to favor outsourcing to electronics manufacturing specialists include:

     - Reduced Time to Market. Because of the intense competitive pressures and rapidly progressing technology in the electronics industry, OEMs are faced with increasingly short product life-cycles and therefore have a growing need to reduce the time required to bring a product to market. OEMs can reduce their time to market by using an electronics manufacturer's established manufacturing expertise and infrastructure.

     - Minimized Capital Investment. As electronic products have become more technologically advanced, the manufacturing process has become increasingly automated and highly intricate, and manufacturers have had to invest in new capital equipment at an accelerated rate. By outsourcing to electronics manufacturing specialists, OEMs are able to lower their investment in inventory, facilities and equipment, thereby enabling them to allocate capital to other activities such as sales and marketing and research and development.

     - Focused Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs increasingly seek to focus their resources on activities and technologies that add greater value. By offering turnkey manufacturing services and comprehensive electronic assembly, electronics manufacturing specialists permit OEMs to focus on their core business activities, such as product development and marketing.

     - Access to Leading Edge Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex. OEMs desire to work with electronics manufacturing specialists in order to gain access to their technological expertise in process development and control.

     - Improved Inventory Management and Purchasing Power. Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life-cycles, large investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. Electronics manufacturing specialists are able to manage both procurement and inventory, and have demonstrated proficiency in purchasing components at improved pricing.

     - Access to Low Cost Manufacturing. The rapid move towards globalization has rendered the electronics industry to be more competitive than ever before. Therefore, OEMs require access to low cost manufacturing regions. Electronic Manufacturing Services providers have established facilities in these low cost regions enabling access to low cost manufacturing.

         Electronic Component Distribution. Most manufacturers of electronic components rely on independent distributors, such as Reptron, to extend their marketing operations. As a stocking, marketing and financial intermediary, a distributor relieves the manufacturer of part of the costs associated with the stocking and selling of its products, including otherwise potentially sizeable investments in inventories, accounts receivable and personnel. Additionally, the use of the distribution business model allows the manufacturer to lower its fixed expenses, thereby converting selling expenses into variable costs supported by sales revenue. At the same time, the distributor offers to a broad range of customers the convenience of diverse inventory, flexible deliveries and a wide range of value-added services to help manage material procurement requirements. Manufacturers have historically viewed their distributors as essential extensions of their marketing organizations and by customers who recognize the value that distributors add to the total material procurement process.

         In recent years, an increasing portion of electronic component procurement has been placed through the distribution channel. This trend has been driven by component manufacturers who place an increasing emphasis on developing new technology while outsourcing a growing portion of the sales function to component distributors. Fixed selling expenses are reduced through their use of the distributor's sales infrastructure.

         Customer needs have also contributed to a growing percentage of component sales placed through distribution. Customers must continue to focus on reducing operating costs and minimizing their inventory investment in order to remain competitive. Their need for inventory control programs (kan ban, kitting, JIT, auto-replenishment, bonding, etc.), component engineering and programming and frequent schedule changes cannot be accommodated by component manufacturers. Distributors provide these programs and others as part of their value-added services offering. In recent years, a larger percentage of distribution sales are associated with value-added services. At the same time, the distributor has assumed a larger role in the management of the supply chain.

STRATEGY

         Reptron's principal business objective is to expand its presence as an electronics supply chain services company within specific market segments. In order to implement its objective, Reptron has formulated a strategy for each of its business units based upon the following key elements:

     - Target Manufacturing Customers in Specific Market Segments. Reptron Manufacturing Services follows a well-defined strategy in its EMS business. Reptron Manufacturing Services focuses on complex assemblies in medium-to-high volumes for commercial and industrial customers. Additionally, Reptron Manufacturing Services seeks customers that will utilize its engineering expertise and its ability to assemble customers' products by integrating printed circuit board assemblies into other elements of the customers' products (sometimes referred to as total "box build"). Reptron

         Manufacturing Services also seeks customer relationships in which Reptron Manufacturing Services is the primary source and avoids engagements requiring an overflow supplier. Reptron Manufacturing Services targets customers in a variety of industries to establish diversity among the customers and industries served. Primary target industry segments include medical and industrial instrumentation.

     - Leverage Investments Made in its Manufacturing Facilities. Reptron has invested in facilities that will allow it to expand its business. Reptron believes its manufacturing facilities can accommodate approximately $300 million in annual contract manufacturing net sales based on the types of business currently transacted by Reptron Manufacturing Services. Reptron Manufacturing Services' 2002 combined sales totaled approximately $155 million. Consequently, Reptron believes there is adequate capacity to support future sales growth.

     - Focus On Select Technologies For Reptron Distribution. Reptron Distribution focuses on select technologies including various types of semiconductors, flat panel displays, power supplies and industrial printers. We have partnered with approximately thirty suppliers providing these products. This narrowly focused approach enables Reptron Distribution to develop superior expertise and service in these product categories thereby adding value to customers and suppliers.

CERTAIN CONSIDERATIONS

         Credit Agreement. Three lenders have made available to us a $60 million revolving credit facility (the "Credit Agreement") through October 10, 2005. Borrowings under the Credit Agreement are collateralized by substantially all assets of Reptron including inventory, accounts receivable, equipment and general intangibles and certain of our real property. The Credit Agreement limits the amount of capital expenditures and prohibits the payment of dividends without the lender's consent. Amounts outstanding under the Credit Agreement as of December 31, 2002 were approximately $33.6 million. The Credit Agreement contains certain covenants including a minimum quarterly measure of earnings before interest, taxes, depreciation and amortization ("EBITDA") as defined by the Credit Agreement. Reptron was not in compliance with the minimum quarterly EBITDA covenant as of December 31, 2002. Additionally, management believes that Reptron will not meet the EBITDA covenants required under the Credit Agreement for at least the calendar quarters ending March 31 and June 30, 2003. Additionally, we are in default of the Credit Agreement as a result of our default under the 6 3/4 % Convertible Notes due August 11, 2004 (see below). As a result of these defaults, our lenders could make demand for immediate repayment of all outstanding advances under the Credit Agreement and exercise their rights as a secured lender as provided under the Credit Agreement. Additionally, some of the advance ratios provided under our Credit Agreement have been made more restrictive, thereby reducing our liquidity. Notwithstanding our lender's right to make demand for immediate and full repayment of all outstanding advances under the Credit Agreement, our lenders continue to provide us financing under the Credit Agreement. Management is working with our lenders to develop arrangements for our lenders to waive these defaults under the Credit Agreement as well as negotiating an amendment to the Credit Agreement directed toward reducing the EBITDA covenants required in future calendar quarters. We cannot assure you that we will receive the necessary waivers or adjustments to these covenants. If our lenders were to terminate the Credit Agreement, for any reason, or substantially reduce the amount of credit available under the Credit Agreement, it is unlikely that we would be able to continue our operations without the benefit of protection under the United States Bankruptcy laws, all of which would have a material adverse effect on our business and financial condition.

         Convertible Notes. As of December 31, 2002, there was outstanding approximately $76.3 million of Convertible Notes. The holders of the Convertible Notes have the right to convert any portion of the principal amount of the outstanding Convertible Notes, at the date of conversion, into shares of our common stock at any time prior to the close of business on August 1, 2004, at a conversion rate of 35.0877 shares of common stock per $1,000 principal amount of the Convertible Notes (equivalent to a conversion price of approximately $28.50 per share). There is no requirement that the holders of the Convertible Notes convert on or before August 1, 2004. Additionally, the Company has the right to require the redemption of the Convertible Notes under certain circumstances. We believe it is extremely unlikely that the Convertible Notes will be either converted or redeemed given the Company's financial condition and the trading price for its stock.

         The Company failed to make the February 1, 2003 interest payment due to holders of the Convertible Notes. Reptron does not have adequate liquidity to make this interest payment and we cannot determine when, if ever, we will have the ability to do so. Because we were unable to cure this default on or before March 5, 2003, under identified conditions described in the Notes and under that certain Trust Indenture between Reptron and Reliance Trust Company (whose successor in interest is US

Bank), dated August 5, 1997 pursuant to which the Notes were issued, the outstanding principal indebtedness of the Convertible Notes can be currently accelerated and become immediately due and payable.

         Certain holders of the Convertible Notes have formed an ad-hoc committee to discuss possible alternatives in the restructuring of the indebtedness and terms of repayment of the restructured debt under the Convertible Notes. The ad-hoc committee represents approximately 56% of the total outstanding principal due under the Convertible Notes. The ad-hoc committee has retained legal counsel and we have engaged a consulting firm to assist in the negotiations of a restructuring with the ad-hoc committee. If we fail to reach an agreement, it is likely that the holders of the Convertible Notes will make demand for payment of the defaulted interest and accelerate and make demand for full and immediate repayment of the outstanding principal amount due under the Convertible Notes, all of which would have a material adverse effect on our business and financial condition. We do not have sufficient liquidity to satisfy such demands. In such event, it is probable that we would seek protection under the United States Bankruptcy laws.

         Significant Possibility of Substantial Shareholder Dilution in Connection With the Restructuring of the Indebtedness Represented by the Convertible Notes. We believe that it is likely that we will be required to issue a substantial amount of our unissued common stock in exchange for the agreement of the holders of the Convertible Notes to reduce the amount of the principal indebtedness due under the Convertible Notes and to restructure the repayment terms of the restructured indebtedness. It is likely that at the conclusion of the restructuring of the Convertible Notes, the holders of the Convertible Notes will own a substantial majority of our issued and outstanding common stock.

         Current Adverse Economic Environment. During 2001 and 2002, the United States economy experienced little to no growth. Many companies in the electronics industry experienced significant contraction due to adverse market conditions. We have continued cost cutting measures, initiated in 2001, that were directed at addressing these market conditions. There can be no assurance, however, that these cost cutting measures will be effective or adequate to compensate for the significant reductions in our sales and earnings. In addition, the defaults under our Credit Agreement and under the Convertible Notes have caused some of our vendors to limit the amount of credit extended to us or reduce the time for payment of credit extended thereby putting additional pressure on our overall financial condition. If current economic conditions continue for an extended period of time, we believe that this will have a material adverse effect on our operating results and financial condition and may require us to seek protection under the United States Bankruptcy laws.

         Dependence upon Key Vendors. Many of the components distributed by Reptron Distribution are currently manufactured by a relatively small number of independent vendors. Four vendors collectively accounted for approximately 47% and 53% of Reptron Distribution's net sales in 2002 and 2001, respectively (16% and 26% of Reptron's total 2002 and 2001 net sales, respectively). Reptron does not have long-term distribution contracts with its vendors. These contracts are non-exclusive and typically are cancelable upon 30 to 90 days written notice. Additionally, our management believes that vendors are consolidating their distribution relationships. We believe that our future success will depend, in large part, on maintaining our existing vendor relationships. The loss of, or significant disruptions in the relationship with, one or more of Reptron's principal vendors could have a material adverse effect on Reptron's future operating results. See "Reptron Distribution - Vendors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Customer Concentration and Related Factors Affecting Operating Results. Reptron's business units have certain customers that account for a significant part of their respective net sales. The ten largest ECD customers collectively represented 37% and 32% of its net sales in 2002 and in 2001 (18% and 19% of Reptron's total net sales in 2002 and 2001, respectively). Reptron's three largest EMS customers accounted for approximately 20%, 9% and 8% of its net sales in 2002, respectively, and 17%, 10% and 6% of its net sales in 2001, respectively, (11%, 5% and 4% of Reptron's total net sales in 2002, respectively, and 7%, 4% and 3% of Reptron's total net sales in 2001, respectively). The loss of one or more of these major customers, or a reduction in their level of purchasing, could have a material adverse effect on Reptron's business, results of operations and financial condition. Some of our customers have expressed concern over the large losses we have incurred and the defaults under our Credit Agreement and under the Convertible Notes. It is possible that our major customers could suspend or terminate business activity with us due to these concerns. This action would have a material adverse effect on our business.

         Reptron Manufacturing Services' operating results are affected by a number of factors, including fixed plant utilization, price competition, ability to keep pace with technological developments, the degree of automation that can be used in an assembly process, efficiencies that can be achieved by managing inventories and fixed assets, the timing of orders from major customers, the timing of capital expenditures in anticipation of increased sales, incurring substantial start-up costs on new assemblies, customer product delivery requirements and costs and shortages of components and labor. In addition, because of the limited number of

Reptron Manufacturing Services' customers and the corresponding concentration of its accounts receivable, the insolvency or other inability or unwillingness of its customers to pay for manufacturing services could have a material adverse effect on Reptron's operating results. See - "Reptron Distribution - Marketing and Customers" and "Reptron Manufacturing Services - Marketing and Customers."

         The Volume and Timing of Customer Sales May Vary- Reptron Distribution. The results for Reptron Distribution may vary widely based upon customer demand and general economic conditions. Consistent with historical periods of economic downturn in the electronics industry (including the current economic downturn), in 2001 and 2002 Reptron Distribution experienced a significant reduction in orders and increases in order cancellations and requests for delayed deliveries as well as increases in instances of customers being unable to pay for product. There can be no assurance that Reptron Distribution's contractual arrangements will adequately compensate it for the loss of sales due to these factors. Sustained economic downturn in the electronics industry will continue to have a material adverse effect on Reptron Distribution's operating results and financial condition.

         The Volume and Timing of Customer Sales May Vary - Reptron Manufacturing Services. The volume and timing of purchase orders placed by Reptron Manufacturing Services' customers are affected by a number of factors, including variation in demand for customers' products, customer attempts to manage inventory, changes in product design or specifications and changes in the customers' manufacturing strategies. Reptron Manufacturing Services typically does not obtain long-term purchase orders or commitments but instead works with its customers to develop nonbinding forecasts of future requirements. Based on such nonbinding forecasts, Reptron Manufacturing Services makes commitments regarding the level of business that it will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to each individual customer and generally affecting each customer's industry, may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except for payment for services rendered or product completed and, in certain circumstances, payment for materials purchased and charges associated with such cancellation, reduction or delay. Significant or numerous cancellations, reductions or delays in orders by customers, or any inability by customers to pay for services provided by us or to pay for components and materials purchased by us on such customers' behalf, could have a material adverse effect on our operating results.

         Competition. We face substantial competition. We believe that many of our competitors have international operations and significantly greater manufacturing, financial, marketing, research and development resources, and broader name recognition. Reptron Distribution faces competition from hundreds of electronic component distributors of various sizes, locations and market focuses (e.g., military, commercial, consumer) and competes principally on the basis of product selection, reputation and customer service. We believe that vendor representation and product diversity create segmentation among distributors. Reptron Distribution has several primary competitors that carry similar lines. Reptron Manufacturing Services and Reptron Display and System Integration compete in a highly fragmented market composed of a diverse group of EMS providers. Reptron believes that the key competitive factors in its markets are manufacturing flexibility, price, manufacturing quality, advanced manufacturing technology and reliable delivery. Additionally, Reptron Manufacturing Services faces the potential risk that its customers may elect to produce their products internally, thereby eliminating manufacturing opportunities for Reptron Manufacturing Services. There can be no assurance that Reptron will be able to continue to compete effectively with existing or potential competitors. See " - Competition."

         Availability of Components. We rely on third-party suppliers for electronic components. We believe that component shortages may have a material adverse effect on Reptron's ability to service its customers. At various times, there have been shortages of components in the electronics industry and from time to time the supply of certain electronic components is subject to limited allocations. If shortages of components should occur, we expect that we may be forced to delay shipment or to purchase components at higher prices (that may not be able to be passed on to our customers), which may have a material adverse effect on customer demand, our ability to service customer needs or our gross margins. We believe that any of these events could have a material adverse effect on our operating results.

         Dependence Upon Key Personnel. The success of Reptron to date has been largely dependent upon the efforts and abilities of Reptron's key managerial and technical employees. The loss of the services of certain of these key employees or an inability to attract or retain qualified employees could have a material adverse effect on Reptron.

         Volatility of Component Pricing. Reptron Distribution sells a significant amount of commodity-type components that have historically experienced volatile pricing. These components include dynamic random access memory ("DRAM") and static random access memory ("SRAM") products. If market pricing for these components decreases significantly, Reptron may experience periods when its investment in component inventory exceeds the market price of such components. Such market conditions could have a negative impact on sales, gross profit margins, and the increase in excess inventory. Most of the components sold through the Reptron Computer Products division are not supplied under distribution agreements and consequently, this inventory is not subject to those contractual protections afforded under standard distribution agreements. See "- Reptron Distribution - Vendors."

         Migration of Electronic Manufacturing to Asia. A growing number of electronic manufacturing service providers have relocated a portion or all of their manufacturing operations to Asia. In particular, the growth rate in China has been very strong in recent years to the detriment of other regions of the world. This trend is driven primarily by high availability of low cost labor. In order for us to remain competitive in the markets we serve and have targeted, we will need to expand a portion of our manufacturing capability to Asia. If we are unable to develop a manufacturing presence in Asia, our ability to effectively compete will be materially and adversely affected.

ELECTRONIC MANUFACTURING SERVICES (EMS)

         Our Electronic Manufacturing Services segment includes Reptron Manufacturing Services and Reptron Display and System Integration. We entered into the electronics manufacturing services business through an acquisition in 1986. Reptron Manufacturing Services currently operates from three locations and represents approximately 94% of the total 2002 EMS sales. Reptron Display and System Integration was acquired in 1999 and operates from a single facility. Reptron Display and Systems Integration represents approximately 6% of total 2002 EMS sales.

         Manufacturing Operations. Reptron Manufacturing Services provides turnkey manufacturing services, including the purchase of customer-specified components from its extensive network of component suppliers (including Reptron Distribution), assembly of components on printed circuit boards, performance of post-production testing and in certain instances total box build assembly. Reptron Manufacturing Services attempts to perform as much of a given manufacturing process as is feasible and generally does not perform labor-only, consignment assembly functions unless management believes that such engagements may provide a direct route to turnkey contracts. Typical manufacturing engagements include medium to high volume assembly of complex products.

         Reptron Manufacturing Services provides design-for-manufacturability engineering services as well as surface mount technology ("SMT") conversion, pin through hole ("PTH") interconnection technologies and printed circuit board layout services for existing products. Reptron Manufacturing Services also provides test process design capabilities that include the design and development of test fixtures and procedures and software for both in-circuit tests and functional tests of circuit boards, components and products.

         Reptron Manufacturing Services is able to efficiently manage its materials procurement and inventory management functions. The inherent scheduling and procurement challenges in medium volume production of a large number of different circuit board assemblies requires a high level of expertise in material procurement. Reptron Manufacturing Services obtains its electronic components from a wide variety of manufacturers and distributors, some of which are procured through Reptron Distribution.

         Reptron Display and Systems integration performs product assembly services for products that include flat panel display technology. We provided various forms of engineering, product burn-in, clean room environments and other services. This total service approach enables customer loyalty and higher margins.

         Marketing and Customers. Reptron Manufacturing Services follows a well-defined marketing strategy, which includes the following key elements:

    - Target Customers Requiring Complex Printed Circuit Board Assemblies. Reptron Manufacturing Services focuses on complex assemblies in medium-to-high volumes for customers primarily in the telecommunications, healthcare, industrial/instrumentation, banking and office products industries. Reptron Manufacturing Services does not manufacture extremely high volume printed circuit board assemblies for the personal computer, consumer products or automotive industries. Reptron Manufacturing Services targets customers requiring a high number of different circuit board assemblies, thereby seeking to minimize its exposure to any one product made for a specific customer. Reptron Manufacturing Services focuses on the medium-to-high volume batch business because of its reduced volatility. Reptron

         Manufacturing Services gains access to a significant number of these kinds of customers through its direct sales force and independent manufacturer's representatives. Additionally, Reptron Manufacturing Services expands its market and customer development through its independent sales representatives.

     - Target Customer Relationships where Reptron Manufacturing Services is the Primary Source. Reptron Manufacturing Services seeks engagements with customers that have decided to strategically outsource substantially all circuit board assembly. Consequently, Reptron Manufacturing Services markets its services as a "partnership" with the customer and encourages the customer to view Reptron Manufacturing Services as an extension of its own manufacturing capabilities. Reptron Manufacturing Services attempts to avoid relationships where Reptron Manufacturing Services is used as an overflow supplier to manage peak volume requirements.

     - Maintain a Diverse Customer and Industry Base. Reptron Manufacturing Services targets customers primarily in the telecommunications, medical, industrial/instrumentation, banking and office products industries and seeks to maintain a diversity of customers among these industries and within each industry. In addition, Reptron Manufacturing Services believes that the industries that it targets make products that generally have longer life cycles, more stable demand and less price pressure compared to consumer oriented products. Nevertheless, Reptron Manufacturing Services' customers from time to time, experience downturns in their respective businesses resulting in fluctuations in demand for Reptron Manufacturing Services' services. See "- Certain Considerations - The Volume and Timing of Customer Sales May Vary."

     - Target Customers Seeking Value-Added Services. Reptron Manufacturing Services offers a wide variety of services in addition to circuit board assembly and total product assembly. Theses services include various forms of engineering and inventory control programs. Reptron Manufacturing Services seeks to include its services offering in customer engagements to avoid a commodity service business model. We believe selling these value-added services promotes customer longevity and more profitable customer engagements.

         Our marketing cycle for customers meeting these criteria typically spans six-to-twelve months. Additionally, the start-up phase for an engagement may run an additional six months. Typically, during this phase, significant investments are made by Reptron Manufacturing Services and the customer to successfully launch a high number of different, complex circuit board assemblies. Reptron Manufacturing Services works closely with its customers in all phases of design, start-up and production, and through this cooperative effort develops a close working relationship with the customer. These relationships, and the investments made both in time and financial resources by the customer and Reptron Manufacturing Services, management believes, promotes long-term customer loyalty.

         Reptron Manufacturing Services seeks to maintain diversity within its customer base and industries served. During 2002, Reptron Manufacturing Services' largest three customers represented 22%, 10% and 8%, respectively of Reptron Manufacturing Services' 2002 net sales (11%, 5% and 4%, respectively of total Reptron net sales). During 2001, Reptron Manufacturing Services' largest three customers represented 18%, 11% and 6%, respectively of Reptron Manufacturing Services' 2001 net sales (7%, 4% and 3%, respectively of total Reptron net sales). The following table sets forth the principle industries and the percentage of Reptron Manufacturing Services sales derived from various industries for 2002 and 2001.

                               2002        2001
                            ----------  ----------
        Industry            % of Sales  % of Sales
--------------------------  ----------  ----------
Medical                        26%         22%
Semiconductor Equipment         5%         14%
Industrial/Instrumentation     16%         18%
Telecommunications             16%         15%
Banking                        14%         21%
Government                     11%          0%
Office Products                 5%          5%
Other                           7%          5%

         Manufacturing Facilities. Reptron Manufacturing Services operates three plants. These manufacturing facilities are equipped with advanced SMT assembly equipment and PTH insertion equipment. The Gaylord, Michigan 80,000 square foot manufacturing facility is owned by us and was constructed in 1988. The Tampa, Florida 150,000 square foot manufacturing and corporate headquarters facility is owned by us and was completed in the first quarter of 1997. Reptron Manufacturing Services leases six buildings in Hibbing, Minnesota, which total 127,000 square feet. These buildings are owned in part by four individuals on Reptron Manufacturing's senior management team. Additionally, we own a 40,300 square foot building in Hibbing, Minnesota which is occupied by Reptron Manufacturing Services. Reptron Display and System Integration operates from a 40,000 square foot leased facility in Fremont, California.

         The Hibbing, Minnesota manufacturing plant accounted for approximately 38% of Reptron Manufacturing Services' 2002 net sales, with the Tampa, Florida plant totaling approximately 33% of 2002 net sales, and the Gaylord, Michigan manufacturing plant totaling approximately 29% of 2002 net sales.

ELECTRONIC COMPONENT DISTRIBUTION (ECD)

         Our Electronic Component Distribution segment includes Reptron Distribution and Reptron Computer Products. Reptron Distribution sells electronic components primarily to original equipment manufacturers in a wide variety of industries. We were founded in 1973 in Detroit, Michigan as a distributor of electronic components. Reptron Distribution now operates in a significantly reduced network of sales offices, outside sales personnel, in-house telemarketing sales and customer support personnel which management believes collectively addresses most of the total available electronic components market in the United States as well as selected international markets. Reptron Distribution represented approximately 71% of total 2002 ECD segment sales.

         Reptron Computer Products primarily sells memory modules to retail stores. This operating unit was formed in 1995 and has grown to represent approximately 29% of 2002 ECD segment sales.

         Products. Reptron Distribution represents over 30 vendor lines and distributes more than 45,000 separate items. The products that Reptron distributes can be broadly divided into four main groups: semiconductors, flat panel displays, passive products and electromechanical components.

         Semiconductors accounted for approximately 60% and 65% of Reptron Distribution's sales in 2002 and 2001, respectively. Reptron Distribution's product offering includes application specific integrated circuits ("ASICs"), a variety of memory devices (i.e.., dynamic, static, programmable) and microprocessors and controllers produced by over 22 vendors. We represent a number of leading semiconductor manufacturers, including Hitachi, Sharp, OKI and Samsung. Flat panel displays accounted for approximately 18% and 13% of Reptron Distribution's sales in 2002 and 2001, respectively. The display product offering included liquid crystal displays (LCD) and thin film transistor displays (TFT) as well as various peripheral devices produced by leading manufacturers including Hitachi, Kyocera, Samsung and Sharp. Passive products and electromechanical components accounted for the remaining 22% and 22% of Reptron Distribution sales in 2002 and 2001, respectively. Among these components are capacitors, resistors, relays, power supplies and industrial printers manufactured by over 12 vendors, such as Astec, Vishay, Lambda and Seiko MPD. Reptron Distribution's largest four vendor lines collectively represented 47% and 53% of Reptron Distribution's sales in 2002 and 2001, respectively (16% and 26% of Reptron's total net sales in 2002 and 2001, respectively). See "Certain Considerations-Dependence Upon Key Vendors."

         Reptron's Computer Products unit is devoted primarily to selling memory modules. This business unit employs a separate sales and support staff that focuses on a different market niche and customer base than is serviced by Reptron Distribution. This unit sells primarily to retail stores. Other markets include computer integrators, internet retailing and value-added resellers. Sales are generally characterized by higher volumes, lower gross profit margins and lower selling, general and administrative expenses than other electronic component sales generated by Reptron Distribution. Sales from Reptron Computer Products accounted for 29% and 15% of ECD net sales in 2002 and 2001, respectively (14% and 9% of Reptron's total net sales in 2002 and 2001, respectively).

         Services. Reptron Distribution sells primarily to approximately 2,000 customers representing diverse industries including: robotics, telecommunications, computers and computer peripherals, consumer electronics, healthcare, industrial controls and contract manufacturing. Services provided to these customers include component sales, component engineering, inventory replenishment programs, in-plant stores, component programming, EDI, and other internet based communications. For its vendors, Reptron Distribution has developed product promotion, technical seminars, and customer identification programs that help vendors build recognition of individual products and target and market to specific types of customers. Reptron Distribution has also developed and hosts several internet web sites which promote and sell vendor products.

         Vendors. In selecting vendors to represent, Reptron Distribution considers numerous factors, including product demand, availability and compatibility with existing product lines. Reptron Distribution has non-exclusive, geographically limited agreements with its franchised vendors for the sale of their products, which we believe is customary in the industry. Reptron Distribution's agreements with vendors do not restrict us from selling similar products manufactured by our vendors' competitors, and typically allow termination by either party upon 30 to 90 days notice.

         Reptron Distribution's franchised vendors generally protect Reptron against potential write-downs of inventories based upon vendors' price reductions or technological changes. Under the terms of most of Reptron Distribution's franchised distributor agreements, if we comply with certain conditions, the vendor is required, pursuant to price protection privileges, to credit us for decreases in inventory value resulting from reductions in the vendor's list prices of the items. In addition, under the stock rotation terms of Reptron Distribution's franchised distributor agreements, we have the right to return to the vendor for credit against current obligations or future orders a specified portion of those inventory items purchased within a designated period. These return privileges generally do not apply to inventory items designated by the vendors as non-standard or discontinued. Additionally, the return privileges may be limited to items purchased within one year. The extent of these return privileges are customarily tied to the amount of new inventory purchased over designated periods. Reptron's ability to return product has been diminished in recent years due to the significant downward trend in our purchases of inventory from franchised vendors, primarily due to the depressed status of our industry.

         A vendor that elects to terminate a distributor agreement is generally required to purchase from the distributor the total amount of its products carried in the distributor's inventory, less a restocking charge. Once again, vendors generally are not required to accept return of non-standard or discontinued items as well as items purchased over one year prior to such a termination. We believe that our distributor agreements are on terms and conditions consistent with industry standards. Reptron Distribution will, as well, purchase inventory from non-franchise vendors, which inventory is not subject to price protection and stock rotation privileges. Most of the components sold through the Computer Products division are not supplied under vendor distribution agreements, and consequently, this inventory is not subject to the price protection and stock rotation privileges.

         Marketing and Customers. Reptron Distribution has developed a focused sales strategy. Large key accounts are identified in each market and field sales personnel are assigned to serve these accounts directly. All other customers in each market are served by a corporate sales team which operates from our corporate headquarters. The corporate sales team also services customers in regions of the country where we do not have dedicated sales personnel.

         Reptron Distribution has approximately 2,000 primary customers located throughout the United States. Reptron Distribution's customers are in diverse industries, including robotics, telecommunications, computers and computer peripherals, consumer electronics, healthcare, industrial controls and contract manufacturing.

         Property and Offices. Reptron owns a 150,000 square foot facility in Tampa, Florida. A portion of this building houses centralized customer support personnel, the corporate sales team, management staff and executive offices for Reptron Distribution. We lease a 71,500 square foot distribution center in Reno, Nevada where substantially all of Reptron Distribution's shipments originate. Reptron leases six office suites serving as sales offices for Reptron Distribution. These offices average approximately 5,000 square feet in size and contain a small space for warehousing of inventory and sales materials. Lease terms of these facilities range from 3 to 7 years and expire at various dates through 2006. In all other areas served by Reptron Distribution, outside sales personnel and field application engineers work from an office in their home. During 2002, we closed eleven sales offices converting their respective geographic areas from the sales office suite operating model to our current home office approach. The table that follows describes how each geographic market is served:

                 Locations With Office Suites;

                 Atlanta, Georgia
                 Boston, Massachusetts
                 Chicago, Illinois
                 Irvine, California
                 San Jose, California
                 Tampa, Florida
                 Robinson Point, Singapore

                 Locations served by personnel from home offices:

                 Austin, Texas
                 Baltimore, Maryland
                 Cleveland, Ohio
                 Dallas, Texas
                 Dayton, Ohio
                 Detroit, Michigan
                 Ft. Lauderdale, Florida
                 Guadalajara, Mexico
                 Hartford, Connecticut
                 Hauppauge (Long Island), New York
                 Huntsville, Alabama
                 Los Angeles, California
                 Minneapolis, Minnesota
                 Philadelphia, Pennsylvania
                 Portland, Oregon
                 Raleigh, North Carolina
                 Rochester, New York
                 Sacramento, California
                 San Diego, California
                 Seattle, Washington
                 Toronto, Canada

Reptron Computer Products leases a 7,650 square foot packaging and distribution center in Tampa, Florida. The lease for this facility expires in March, 2007. Management for this division is located in a 1,500 square foot office suite in Salem, New Hampshire. This lease expires in December 2003.

COMPETITION

         We face substantial competition. Many of our competitors in each division have international operations and significantly greater manufacturing, financial, marketing and research and development resources and broader name recognition than we do. Reptron Distribution faces competition from hundreds of electronic component distributors of various sizes, locations and market focuses (e.g. military, commercial, consumer) and competes principally on the basis of product selection and value-added customer service. Vendor representation and product diversity create segmentation among distributors. Reptron Distribution has several primary competitors that carry similar significant Asian semiconductor vendors, as well as competitors who manufacture electronic components domestically. Reptron Distribution attempts to differentiate itself from these competitors through its focus on a select set of technologies where it can bring superior value to its customers and suppliers based on its expertise.

         Reptron Manufacturing Services competes in a highly fragmented market composed of a diverse group of EMS providers. Reptron Manufacturing Services believes that the key competitive factors in its markets are manufacturing flexibility, price, manufacturing quality, advanced manufacturing technology and reliable delivery. Many EMS providers operate extremely high-volume facilities and focus on target markets, such as the computer industry, that Reptron Manufacturing Services does not seek to serve. Reptron Manufacturing Services considers its key competitive advantages to include its expertise in medium-to-high volume, flexible batch processing, its provision of value-added services and its material management techniques. We believe that Reptron Manufacturing Services' expertise in flexible, batch processing differentiates it from its high-volume competitors because of the relative complexity of economically fulfilling a large number of batch contracts. We also believe that by focusing on medium-to-high volume production runs Reptron Manufacturing Services competes effectively. See -"Certain Considerations -- Competition."

         Reptron Display and System Integration competes in a highly fragmented market composed of a diverse group of display integration and electronic component distributors that have strategic alliances with display integration companies. We believe that market reputation combined with a high degree of technical competency, has allowed Reptron Display and System Integration to compete effectively in the marketplace.

MANAGEMENT INFORMATION SYSTEMS

         We have made significant investments in computer hardware, software and management information system ("MIS") personnel. The Reptron Distribution, Reptron Manufacturing Services and Reptron Display and System Integration's MIS departments collectively employ approximately 23 individuals who are responsible for hardware upgrades, maintenance of current software and related databases and augmenting software packages with custom programming. We currently maintain an internet web page that provides a wide variety of information, as well as, links to vendors and customers. Our expanded use of web based technologies include enhanced e-mail and interactive use of the our intranet for data warehouse applications such as quality documentation, human resources documentation, MIS systems documentation and interactive corporate forms. We operate within Reptron Distribution and Reptron Manufacturing Services with UNIX-based software packages written in a fourth generation language.

         The UNIX-based software packages used by Reptron Distribution and Reptron Manufacturing Services may be operated on a variety of hardware platforms. Therefore, neither division is restricted to the use of computer hardware from any one supplier and do not have the constraints associated with proprietary hardware.

         Reptron Distribution operates an integrated distribution software package that has been greatly enhanced with custom programming. This system allows management to direct the entire Reptron Distribution operation by connecting all sales offices to the corporate headquarters.

         Reptron Manufacturing Services operates an integrated MRP II package which has also been greatly enhanced by its MIS staff through custom programming. This system is used to operate and integrate Reptron Manufacturing Services' manufacturing plants with central administrative functions.

         Reptron Display and System Integration operates on a newly acquired integrated software package, MAS90. This client-server software has minimal hardware performance requirements and interfaces with a number of database formats, allowing the flexibility of utilizing third-party reporting tools.

EMPLOYEES

         As of February 28, 2003, we employed 1,317 persons, of whom 221 were dedicated to Reptron Distribution and Reptron Computer Products, 1,039 were dedicated to Reptron Manufacturing Services, 45 were dedicated to Reptron Display and System Integration and 12 were corporate employees. Hourly employees at the manufacturing plant in Hibbing, Minnesota are covered under a collective bargaining agreement with the International Brotherhood of Electrical Workers. The current term of the collective bargaining agreement expires in September 2006.

ITEM 2.  PROPERTIES

         We occupy a number of facilities located throughout the United States. Currently, we operate four manufacturing facilities, 6 sales offices, one main warehouse and a corporate headquarters facility.

         Owned facilities. We own a 150,000 square foot facility located in Tampa, Florida which is occupied by the Tampa Reptron Manufacturing Services plant, the operations headquarters and centralized customer support center for Reptron Distribution and the corporate headquarters for the entire Company. We also own a 80,000 square foot Reptron Manufacturing Services facility in Gaylord, Michigan. Finally, we own a 40,300 square foot manufacturing building which is one of seven buildings that forms our manufacturing campus in Hibbing, Minnesota.

         Leased facilities: We lease 6 office suites serving as sales offices for Reptron Distribution. These offices average approximately 5,000 square feet in size and contain a small space for warehousing inventory and sales materials. Lease terms on these offices range from three to five years and expire at various dates through 2006. Additionally, in November 2000 we entered into a lease for a warehouse facility in Reno, Nevada that is approximately 71,000 square feet for Reptron Distribution. The lease on this facility expires in May 2011. The warehouse and distribution operations were fully transferred to the Nevada facility in the first half of 2001.

         We lease a total of 127,000 square feet of manufacturing and administrative offices for the Reptron Manufacturing Services operation in Hibbing, Minnesota. The lease on these buildings expires in December 2007.

         We lease a total of 40,000 square feet of manufacturing and administrative offices for the Reptron Display and System Integration operation in Fremont, California. The lease on the buildings expires in July 2004.

ITEM 3.  LEGAL PROCEEDINGS

         We are one of ninety-one defendants in a patent infringement action commenced in April 2000, in the United States District Court for the District of Arizona, by the Lemelson Medical, Education & Research Foundation, Limited Partnership ("Lemelson"). Lemelson alleges that we and the other co-defendants have infringed various patents that purportedly cover the use of "machine vision" and "bar code" scanning equipment. Lemelson has asserted similar claims against other companies in our industry, as well as against companies in other industries. We understand that Lemelson has entered into licenses with others, for the patents alleged to be infringed by us. If our defenses of the alleged claims prove unsuccessful, we cannot ensure that we will be offered a license of the Lemelson patents. Based on our understanding of the terms that Lemelson has made available to other licensees, if such a license is negotiated, we believe that obtaining a license from Lemelson under the same or similar terms would not have a material adverse effect on our results of operations or financial condition. However, if a license is effectuated, we cannot ensure that its terms, or the ultimate resolution of this matter, will not have a material adverse effect on our operating results or financial condition.

         We are, from time to time, involved in other litigation relating to claims arising out of our operations in the ordinary course of business. We believe that none of these claims, which were outstanding as of December 31, 2002, should have a material adverse impact on our financial condition or results of operations.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matters were submitted to a vote of our shareholders during the fourth quarter of the fiscal year ending December 31, 2002.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Our common stock is traded on The NASDAQ SmallCap National Market under the symbol "REPT". Our common stock began trading of the NASDAQ SmallCap Market on January 27, 2003. Prior to that, our common stock was traded on the NASDAQ National Market System. The following table sets forth, for the periods indicated, the high and low close prices of our common stock as reported by the NASDAQ National Market and NASDAQ SmallCap Market, as appropriate:

 Fiscal 2001                            High       Low
--------------                         ------     ------
First Quarter                          $11.75     $ 5.69
Second Quarter                         $ 8.20     $ 4.02
Third Quarter                          $ 6.20     $ 2,60
Fourth Quarter                         $ 4.10     $ 2.41

 Fiscal 2002                            High       Low
--------------                         ------     ------
First Quarter                          $ 5.00     $  3.00
Second Quarter                         $ 3.82     $  1.61
Third Quarter                          $ 2.00     $  0.75
Fourth Quarter                         $ 0.92     $  0.36

 Fiscal 2003                            High       Low
--------------                         ------     ------
First Quarter (through April 11, 2003)  $ 0.96      $ 0.16

         On April 11, 2003, the last sale price of our common stock, as reported by The NASDAQ SmallCap System was $0.22 per share.

         As of April 11, 2003, there were approximately 100 holders of record of our common stock.

         We have never declared or paid dividends on our common stock. We do not intend, for the foreseeable future, to declare or pay any cash dividends and intend to retain earnings, if any, for the future operation and expansion of our business. Our current line of credit prohibits the payment of dividends.

The following table sets forth certain information relating to our equity compensation plans as of December 31, 2002.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                       Number of Securities
                                                                                      Remaining  Available for
                           Number of Securities to be                                     Future Issuance
                                   Issued Upon                                              Under Equity
                                   Exercise of                Weighted Average              Compensation
                                   Outstanding                 Exercise Price             Plans (Excluding
                                Options, Warrants          of Outstanding Options,    Securities Reflected in
     Plan Category                and Rights (a)           Warrants and Rights(b)          Column (a))(c)
----------------------     --------------------------      ----------------------     ------------------------
Equity Compensation
Plans Approved by
Shareholders..........             1,127,438                      $  6.42                     1,954,135

Equity Compensation
Plans Not Approved by
Shareholders..........                     -                      $     -                             -

ITEM 6.  SELECTED FINANCIAL DATA

     The following table summarizes selected financial data of Reptron and should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                                 Year Ended December 31,
                                                          ----------------------------------------------------------------------
                                                              1998           1999           2000          2001          2002
                                                          -----------    -----------    -----------   -----------    -----------
                                                                      (In thousands except share and per share data)
OPERATING STATEMENT DATA:

Net sales - Electronic Component Distribution             $   156,507    $   198,132    $   345,906   $   227,259    $   154,506
Net sales - Electronic Manufacturing Services                 146,282        161,085        230,553       171,388        165,101
                                                          -----------    -----------    -----------   -----------    -----------

    Total net sales ...............................       $   302,789    $   359,217    $   576,459   $   398,647    $   319,607
                                                          ===========    ===========    ===========   ===========    ===========

Gross profit - Electronic Component Distribution(1)       $    25,081    $    34,525    $    63,027   $    31,174    $    21,375
Gross profit - Electronic Manufacturing Services(2)            12,847         17,249         30,535        14,981         17,096
                                                          -----------    -----------    -----------   -----------    -----------

    Total gross profit ............................            37,928         51,774         93,562        46,155         38,471

Selling, general and administrative expenses(3) ...            51,206         55,902         71,543        66,685         56,658
                                                          -----------    -----------    -----------   -----------    -----------
    Operating income (loss) .......................           (13,278)        (4,128)        22,019       (20,530)       (18,187)
Interest expense, net .............................             8,339          8,582         11,425        10,754          8,020
                                                          -----------    -----------    -----------   -----------    -----------
    Earnings (loss) before income taxes ...........           (21,617)       (12,710)        10,594       (31,284)       (26,207)
Income tax provision (benefit)(4) .................            (8,470)        (4,703)         4,903        (9,460)             -
                                                          -----------    -----------    -----------   -----------    -----------
    Net earnings (loss) before extraordinary item             (13,147)        (8,007)         5,691       (21,824)       (26,207)
Extraordinary gain on extinguishment of debt, net                   -         12,776              -             -              -
                                                          -----------    -----------    -----------   -----------    -----------
    Net earnings (loss) ...........................       $   (13,147)   $     4,769    $     5,691   $   (21,824)   $   (26,207)
                                                          ===========    ===========    ===========   ===========    ===========

Net earnings (loss) per common share - basic ......       $     (2.15)   $      0.78    $      0.91   $     (3.42)   $     (4.08)
                                                          ===========    ===========    ===========   ===========    ===========
Weighted average Common Stock shares
    Outstanding - basic ...........................         6,118,023      6,151,563      6,252,938     6,389,474      6,416,319
                                                          ===========    ===========    ===========   ===========    ===========

Net earnings (loss) per common share - diluted ....       $     (2.15)   $      0.78    $      0.83   $     (3.42)   $     (4.08)
                                                          ===========    ===========    ===========   ===========    ===========
Weighted average Common Stock equivalent
 shares outstanding - diluted .....................         6,118,023      6,151,563      6,836,911    6,389,4741      6,416,319
                                                          ===========    ===========    ===========   ===========    ===========

                                                                   December 31,
                                               ----------------------------------------------------
                                                 1998       1999       2000       2001       2002
                                               --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Working capital ...........................    $101,829   $ 95,677   $146,708   $100,972   $ 27,076
Total assets ..............................     210,083    215,853    294,606    199,395    156,974
Long-term obligations - including current
  portion .................................     133,163    119,797    162,461    132,704     81,487
Shareholders' equity ......................      42,126     46,960     53,775    532,172      6,028

(1) Net of inventory writedown of $10.0 million in the second quarter of 2001 and $3.2 million in the fourth quarter of 2002.

(2) Net of inventory writedown of $2.0 million in the second quarter of 2001.

(3) Net of writedown of unamortized loan costs associated with a refinancing, severance pay associated with reduction in workforce, and costs incurred for early termination of office leases. All of these items collectively totaled approximately $1.8 million and were primarily incurred in the fourth quarter of 2002.(4) Net of deferred tax benefit asset of $2.2 million recorded in 2001 and $10.1 million in 2002.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This document contains certain forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following; business conditions and growth in Reptron's industry and in the general economy; competitive factors; risks due to shifts in market demand; the ability of Reptron to complete acquisitions; and the risk factors listed from time to time in Reptron's reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. The words "believe", "plans", "estimate", "expect", "intend", "anticipate", and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Reptron undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forword-looking statements.

     This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this report.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of Reptron's net sales represented by each line item presented, except for Reptron Distribution and Electronic Manufacturing Services gross profit, which is presented as a percentage of net sales of the respective segments:

                                                       Year ended December 31,
                                                     ---------------------------
                                                      2000     2001         2002
                                                     -----    -----        -----
Net sales - Electronic Component Distribution         60.0%    57.0%        48.3%
Net sales - Electronic Manufacturing Services         40.0     43.0         51.7
                                                     -----    -----        -----
    Total net sales ............................     100.0%   100.0%       100.0%
                                                     =====    =====        =====

Gross profit - Electronic Component Distribution      18.2%    13.7%(1)     13.8%(4)
                                                     =====    =====        =====
Gross profit - Electronic Manufacturing Services      13.2%     8.7%(2)     10.4%
                                                     =====    =====        =====

    Total gross profit .........................      16.2%    11.6%        12.0%
Selling, general and administrative expenses ...      12.4     16.7         17.7
                                                     -----    -----        -----
Operating income (loss) ........................       3.8     (5.1)        (5.7)
Interest expense, net ..........................       2.0      2.7          2.5
                                                     -----    -----        -----
Earnings (loss) before income taxes ............       1.8%    (7.8)%       (8.2)%
Income tax provision (benefit)                         0.8     (2.4)(3)        -
                                                     -----    -----        -----

    Net earnings (loss) ........................       1.0%    (5.4)%       (8.2)%
                                                     =====    =====        =====

(1) 18.1% excluding a $10.0 million inventory writedown in the second quarter of 2001.

(2) 9.9% excluding a $2.0 million inventory writedown in the second quarter of 2001.

(3) (2.9)% excluding a $2.2 million deferred tax benefit reserve recorded in 2001.

(4) 15.9% excluding a $3.2 million inventory writedown in the fourth quarter of 2002.

2002 COMPARED TO 2001

     Net Sales. Total net sales decreased $79.0 million, or 19.8%, from $398.6 million in 2001 to $319.6 million in 2002.

     ECD total net sales decreased $72.8 million, or 32.0%, from $227.3 million in 2001 to $154.5 million in 2002. Approximately $83.5 million of this decrease was from Reptron Distribution, our franchise distribution business that sells electronic components primarily to original equipment manufacturers ("OEM"). Management believes that this decrease resulted primarily from the continuation of the industry-wide downturn in the price and sales volume of electronic components experienced in the United States in 2001 and continuing throughout 2002 as well as our loss of market share. This decrease was partially offset by an increase of approximately $10.7 million from Reptron Computer Products, our memory module business which primarily sells DRAM modules through retail stores. Sales of semiconductors, displays, passive components and electromechanical components accounted for 72%, 12%, 6%, and 10%, respectively, of 2002 ECD net sales compared to 70%, 10%, 10%, and 10%, respectively, of 2001 ECD net sales. Sales generated from the top four ECD vendors accounted for approximately $51 million, or 33% of 2002 ECD net sales, as compared with approximately $102 million or 45% of 2001 ECD net sales.

     EMS net sales decreased $6.3 million, or 3.7%, from $171.4 million in 2001 to $165.1 million in 2002. This decrease is primarily attributable to decreased demand within the semiconductor equipment and telecommunications customer base of EMS. The three largest EMS customers accounted for approximately 20%, 9% and 8%, respectively, of 2002 EMS net sales (11%, 5% and 4%, respectively, of total Reptron 2002 net sales) as compared to 17%, 10% and 6%, respectively, of 2001 EMS net sales (7%, 4% and 3%, respectively, of total Reptron 2001 net sales).

     Gross Profit. Total gross profit decreased $7.7 million or 16.7%, from $46.2 million in 2001 to $38.5 million in 2002. The gross margin increased from 11.6% in 2001 (14.6% excluding the $12.0 million non-cash inventory writedown in the second quarter of 2001) to 12.0% in 2002 (13.0% excluding the $3.2 million non-cash inventory writedown in the fourth quarter of 2002). The change in gross profit margin, excluding the effect of the inventory writedowns, is primarily attributable to the overall decline in business as a result of general economic conditions.

     ECD gross profit decreased $9.8 million, or 31.4%, from $31.2 million in 2001 to $21.4 million in 2002. ECD gross margin increased from 13.7% in 2001 (18.1% excluding the $10.0 million non-cash inventory writedown in the second quarter of 2001 to reflect the rapid decline in market pricing for electronic components and as a result of distributor supplier lines terminated by Reptron) to 13.8% in 2002 (15.9% excluding the $3.2 million non-cash inventory writedown in the fourth quarter of 2002 to reflect the decline in market pricing for electronic components). The decrease in gross profit dollars and gross profit margin, excluding the effect of the inventory writedowns, is primarily due to a greater portion of total ECD sales being generated from sales from the memory module business, Reptron Computer Products, which has a lower gross profit margin, 10.5% in 2002, than sales from our base distribution business, 18.2% in 2002. Sales from the memory module business increased as a percentage of total ECD net sales from 15.3% 2001 to 29.5% in 2002. The decrease in gross profit dollars, excluding the effect of the inventory charges and the effect of our memory module business, is primarily due to a decrease in sales experienced in 2002 as compared to 2001 in our base distribution business unit.

     EMS gross profit Increased $2.1 million, or 14.1%, from $15.0 million in 2001 to $17.1 million in 2002 and gross margin increased from 8.7% in 2001 (9.9% excluding the $2.0 million non-cash inventory writedown charge in the second quarter of 2001) to 10.4% in 2002. The increase in gross profit and gross margin, excluding the effect of the 2001 inventory writedown, is primarily attributable to a more efficient materials procurement and a more effective manufacturing process in 2002 versus 2001.

     Selling, General, and Administrative Expenses. Selling, general, and administrative expenses decreased $10.0 million, or 15.0%, from $66.7 million 2001 ($67.8 million excluding a $1.1 million gain on the sale of assets in the fourth quarter of 2001) to $56.7 million in 2002. These expenses, as a percentage of net sales, increased from 16.7% in 2001 to 17.7% in 2002. The overall decrease in selling, general and administrative expenses is primarily attributable to cost cutting measures implemented in the second half of 2001 and throughout 2002. The employee base declined 215 from 1,532 in 2001 to 1,317 in 2002, a 14% reduction in workforce, resulting in a corresponding reduction in selling, general and administrative expenses. Additionally, the Company incurred approximately $1.8 million of restructuring charges in 2002 related to the conversion of Reptron Distribution sales model, in part, from a sales office suite to a home office approach.

     Interest Expense. Net interest expense decreased $2.7 million, or 25.4%, from $10.8 million in 2001 to $8.0 million in 2002. The decrease is primarily attributed to the decrease in average outstanding debt of $23.7 million, from $147.6 million during 2001 to $123.9 million during 2002, and a decrease in our overall average interest rate from 7.3% during 2001 to 6.5% during 2002.

     Income Taxes. During 2002, we incurred losses before income taxes of $26.2 million. As a result, we recognized a deferred tax asset and an offsetting valuation allowance of $8.7 million, resulting in no income tax benefit. Realization of the tax loss carryforwards are contingent upon future taxable earnings in the appropriate jurisdiction. Each carryforward item is reviewed for expected utilization, using a "more likely than not" approach, based on the character of the carryforward item (credit, loss, etc.), the associated taxing jurisdiction (federal or state), the relevant history for the particular item, the applicable expiration dates, and identified actions under our control in realizing the associated carryforward benefits. We assess the available positive and negative evidence surrounding the recoverability of the deferred tax assets and apply judgment in estimating the amount of valuation allowance necessary under the circumstances. We continue to assess and evaluate strategies that will enable the carryforward, or a greater portion thereof, to be utilized, and will reduce the valuation allowance appropriately for each item at such time when it is determined that the "more likely than not" criterion is satisfied.

2001 Compared to 2000

     Net Sales. Total net sales decreased $177.8 million, or 30.9%, from $576.5 million in 2000 to $398.6 million in 2001.

     ECD total net sales decreased $118.6 million, or 34.3%, from $345.9 million in 2000 to $227.3 million in 2001. Management believes that this decrease resulted primarily from a significant industry-wide slowdown in the sales volume and price reductions of electronic components in the United States. Sales of semiconductors, passive components and electromechanical components accounted for 83%, 7% and 10%, respectively, of 2001 ECD net sales compared to 67%, 24% and 9%, respectively, of 2000 ECD net sales. Sales generated from the top four ECD vendors accounted for approximately $102 million, or 43% of 2001 ECD net sales, as compared with approximately $147 million or 41% of 2000 ECD net sales.

     EMS net sales decreased $59.2 million, or 25.7%, from $230.6 million in 2000 to $171.4 million in 2001. This decrease is primarily attributable to decreased demand within the semiconductor equipment and telecommunications customer base of EMS. The three largest EMS customers accounted for approximately 17%, 10% and 6%, respectively, of 2001 EMS net sales (7%, 4% and 3%, respectively, of total Reptron 2001 net sales) as compared to 16%, 9% and 8%, respectively, of 2000 EMS net sales (6%, 4% and 3%, respectively, of total Reptron 2000 net sales).

     Gross Profit.    Total gross profit decreased $47.4 million or 50.7%, from
$93.6 million in 2000 to $46.2 million in 2001. During the second quarter of 2001, we recorded a non-cash inventory writedown charge of $12.0 million which is included in cost of sales. As a result of this charge, gross margin decreased from 14.6% to 11.6% in 2001 as compared to 16.2% in 2000. The remaining decrease in gross profit is primarily attributable to the overall decline in business as a result of general economic conditions.


     ECD gross profit decreased $31.9 million, or 50.5%, from $63.0 million in 2000 to $31.2 million in 2001. During the second quarter of 2001, the ECD segment recorded a non-cash inventory writedown charge of $10.0 million to reflect the rapid decline in market pricing for electronic components and as a result of distributor supplier lines terminated by Reptron. This charge is included in cost of sales and caused gross margin to decline from 18.1% to 13.7% in 2001. ECD gross margin was 18.2% in 2000. The decrease in gross profit dollars, excluding the effect of the inventory charge, is due to a decrease in sales experienced in 2001 as compared to 2000.

     EMS gross profit decreased $15.6 million, or 50.9%, from $30.5 million in 2000 to $15.0 million in 2001. During the second quarter of 2001, the EMS segment recorded a non-cash inventory writedown charge of $2.0 million as a result of excess components due to significant reductions in customer demands and decline in pricing of electronic components. This charge is included in cost of sales and caused gross margin to decline from 9.9% to 8.7% in 2001 as compared to 13.2% in 2000. The decrease in gross profit and gross margin from prior periods is primarily attributable to the under-absorption of fixed costs in the manufacturing process as a result of the significant reduction of sales orders in 2001 versus 2000.

     Selling, General, and Administrative Expenses.    Selling, general, and
administrative expenses decreased $4.9 million, or 6.8%, from $71.5 million 2000 to $66.7 million ($67.8 million excluding a $1.1 million gain on the sale of assets in the fourth quarter of 2001) in 2001. These expenses, as a percentage of net sales, increased from 12.4% in 2000 to 16.7% in 2001. The remaining decrease in selling, general and administrative expenses is primarily attributable to cost cutting measures implemented in 2001. Our overall employee base declined from 2,142 in 2000 to 1,532 in 2001, a 28.5% reduction in workforce.

     Interest Expense. Net interest expense decreased $0.7 million, or 5.9%, from $11.4 million in 2000 to $10.8 million in 2001. This decrease in net interest expense is the result of the combination of an increase in average outstanding debt of $7.9 million from $141.1 million in 2000 to $149.0 million in 2001, and a decrease in average interest rates from 8.1% in 2000 to 7.2% in 2001.

LIQUIDITY AND CAPITAL RESOURCES

     We primarily finance our operations through subordinated notes, bank credit lines, operating cash flows, and short-term financing through supplier credit lines.

     Net cash used in or provided by operating activities has historically been provided by net income (loss) levels combined with fluctuations in inventory, accounts receivable and accounts payable. Operating activities for 2002 provided cash of approximately $22.4 million. This cash flow resulted primarily from decreases in accounts receivables of $11.3 million, inventories of $19.1 million, income taxes receivable of $7.0 million, and an increase in accrued expenses of $1.2 million. Days sales in accounts receivable were approximately 50 days at December 31, 2002 compared to 60 days at December 31, 2001. Annualized inventory turns for 2002 were 4.7 times compared to 3.7 times for 2001.

     Capital expenditures totaled approximately $4.2 million in 2002. These capital expenditures were primarily for manufacturing equipment and the conversion of available floor space in our Tampa, Florida manufacturing facility into office space for our distribution division's support staff and corporate headquarters. These expenditures were funded by the working capital line of credit.

     Credit Agreement. Three lenders have made available to us a $60 million revolving credit facility (the "Credit Agreement") through October 10, 2005. Borrowings under the Credit Agreement are collateralized by substantially all assets of Reptron including inventory, accounts receivable, equipment and general intangibles and certain of our real property. The Credit Agreement limits the amount of capital expenditures and prohibits the payment of dividends without the lender's consent. Amounts outstanding under the Credit Agreement as of December 31, 2002 were approximately $33.6 million. As of December 31, 2002, approximately $6.2 million was available under this Credit Agreement.

     The Credit Agreement contains certain covenants including a minimum quarterly measure of earnings before interest, taxes, depreciation and amortization ("EBITDA") as defined by the Credit Agreement. Reptron was not in compliance with the minimum quarterly EBITDA covenant as of December 31, 2002. Additionally, management believes that Reptron will not meet the EBITDA covenants required under the Credit Agreement for at least the calendar quarters ending March 31 and June 30, 2003. Additionally, we are in default of the Credit Agreement as a result of our default of the Convertible Notes (see below). As a result of these defaults, our lenders could make demand for immediate repayment of all outstanding advances under the Credit Agreement and exercise their rights as a secured lender as provided under the Credit Agreement. Additionally, some of the advance ratios provided under our Credit Agreement have been made more restrictive, thereby reducing our liquidity. Notwithstanding our lender's right to make demand for immediate and full repayment of all outstanding advances under the Credit Agreement, our lenders continue to provide us financing under the Credit Agreement. Management is working with our lenders to develop arrangements for our lenders to waive these defaults under the Credit Agreement as well as negotiating an amendment to the Credit Agreement directed toward reducing the EBITDA covenants required in future calendar quarters. We cannot assure you that we will receive the necessary waivers and adjustments to these covenants. If our lenders were to terminate the Credit Agreement, for any reason, or substantially reduce the amount available under the Credit Agreement, it is unlikely that we would be able to continue our operations without the benefit of protection under the United States Bankruptcy laws, all of which would have a material adverse effect on our business and financial condition.

     Convertible Notes. As of December 31, 2002, there was outstanding approximately $76.3 million of Convertible Notes. The holders of the Convertible Notes have the right to convert any portion of the principal amount of the outstanding Convertible Notes, at the date of conversion, into shares of our common stock at any time prior to the close of business on August 1, 2004, at a conversion rate of 35.0877 shares of common stock per $1,000 principal amount of the Convertible Notes (equivalent to a conversion price of approximately $28.50 per share). There is no requirement that the holders of the

Convertible Notes convert on or before August 1, 2004. Additionally, the Company has the right to require the redemption of the Convertible Notes under certain circumstances. We believe it is extremely unlikely that the Convertible Notes will be either converted or redeemed given the Company's financial condition and the trading price for its stock.

         The Company failed to make the February 1, 2003 interest payment due to holders of the Convertible Notes. Reptron does not have adequate liquidity to make this interest payment and we cannot determine when, if ever we will have the ability to do so. Because we were unable to cure this default on or before March 5, 2003, under identified conditions described in the Notes and under that certain Trust Indenture between Reptron and Reliance Trust Company (the predecessor to the current trustee, US Bank), dated August 5, 1997 pursuant to which the Notes were issued, the outstanding principal indebtedness of the Convertible Notes can be currently accelerated and become immediately due and payable.

         Certain holders of the Convertible Notes have formed an ad-hoc committee to discuss possible alternatives regarding in the restructuring of the indebtedness and terms of repayment of the restructured debt under the Convertible Notes. The ad-hoc committee represents approximately 56% of the total outstanding principal due under the Convertible Notes. The ad-hoc committee has retained legal counsel and we have engaged a consulting firm to assist in the negotiations of this restructuring with the ad-hoc committee. If we fail to reach an agreement, it is likely that the holders of the Convertible Notes will make demand for payment of the defaulted interest and accelerate and make demand for full and immediate repayment of the outstanding principal amount due under the Convertible Note, all of which would have a material adverse effect on our business and financial condition. We do not have sufficient liquidity to satisfy such demands. In such event, it is probable that we would seek protection under the United States Bankruptcy laws.

         Future liquidity and cash requirements will depend on a wide range of factors including the level of business in existing operations, credit lines extended by trade suppliers, the need for expansion of manufacturing operations in foreign countries (especially China) and capital expenditure requirements. The ability to meet future liquidity requirements will depend upon the successful negotiation of waivers of the defaults under our Credit Agreement, renegotiating our Credit Agreement to reduce the future quarterly EBITDA requirements, as well as restructuring the indebtedness represented by the Convertible Notes. There can be no assurance of successful completion of any of these items. Additionally, there can be no assurance that the lenders under our Credit Agreement will continue to provide financing in light of the existing defaults under the Credit Agreement or that the indebtedness under the Convertible Notes will not be accelerated and become immediately due and payable. Accordingly, there can be no assurance that Reptron will be able to meet its working capital needs for any future period. As a result of the items discussed above, the Report of Independent Certified Public Accountants included elsewhere herein has been modified to indicate substantial doubt regarding our ability to continue as a going concern.

CRITICAL ACCOUNTING POLICIES

         The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period and related disclosure of contingent assets and liabilities. These estimates and assumptions are based upon the Company's continuous evaluation of historical results and anticipated future events. Actual results may differ from these estimates under different assumptions or conditions.

         The Securities and Exchange Commission (the "SEC") defines critical accounting polices as those that are, in management's view, most important to the portrayal of the Company's financial condition and results of operations and those that require significant judgments and estimates. The Company believes the following critical accounting policies involve the more significant judgments and estimates used in the preparation of its consolidated financial statements:

         Valuation of Receivables. The Company maintains an allowance for doubtful accounts for estimated losses resulting from customer defaults. The Company performs ongoing credit evaluations of its customers considering among other things, the customers' payment history and current ability to pay. A provision for uncollectible amounts is adjusted based on these evaluations and historical experience. if the financial condition of a customer were to deteriorate, resulting in an impairment of that customer's ability to make payments to the Company, additional reserves may be required.

         Valuation of Inventories. Inventories are recorded at the lower of cost or estimated market value. Cost is determined using the first-in, first-out and average cost methods. The Company's inventories are comprised, in part, of high technology components sold to rapidly changing and competitive markets whereby such inventories may be subject to early technological obsolescence.

         The Company evaluates inventories for excess, obsolescence or other factors that may render inventories unmarketable at normal margins. Write-downs are recorded so that inventories reflect the approximate net realizable value and take into consideration the Company's contractual provisions with its customers and suppliers governing price protection, stock rotation and return privileges relating to obsolescence. Because of the large number of transactions and the complexity of managing the process around price protections and stock rotations, estimates are made regarding adjustments to the carrying amount of inventories. Additionally, assumptions about future demand, market conditions and decisions to discontinue certain product lines can impact the decision to write down inventories. If assumptions about future demand change or actual market conditions are less favorable than those projected by management, additional write-downs of inventories may be required. In any case, actual amounts could be different from those estimated.

         Goodwill. In assessing the Company's goodwill for impairment in accordance with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," the Company is required to assess the valuation of its reporting units, which involves making significant assumptions about the future cash flows and overall performance of its reporting units. Should these assumptions or the structure of the reporting units change in the future based upon market conditions or changes in business strategy, the Company may be required to record impairment charges to its goodwill.

         Deferred Income Taxes. The carrying value of the Company's deferred income lax assets is dependent upon the Company's ability to generate sufficient future taxable income in certain tax jurisdictions. Should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be expensed in the period such determination was made. The Company presently records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not expected to be realized. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event that the Company were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount (including the valuation allowance), an adjustment to the deferred tax asset would increase income in the period such determination was made.

         Restructuring and Other Special Charges. The Company has recorded a reserve of approximately $1.1 million in connection with restructuring its distribution business. This reserve primarily includes estimates related to employee separation costs and costs related to the consolidation of facilities. Actual amounts could be different from those estimated.

         Contingencies. The Company is the subject of various threatened or pending legal actions and contingencies in the normal course of conduction its business. The Company provides for costs related to these matters when a loss is probable and the amount can be reasonably estimated. The Company assesses the likelihood of adverse judgements or outcomes to these matters, as well as the range of potential losses. A determination of the reserves required, if any, is made after careful analysis. The required reserves may change in the future due to new developments.

NEW ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for the year beginning January 1, 2002, however, certain provisions of that Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. The adoption of these pronouncements did not have a material effect on our financial position or results of operations.

         A third party valuation consultant was engaged to assist in preparing valuations on certain business units of Reptron for the purpose of evaluating the impact of the adoption of SFAS 142. Based primarily on a report dated May 13, 2002 from the valuation consultant and our internal analysis, as of January 1, 2002, there is no impairment of the net goodwill associated with acquisitions we made in prior periods. Beginning January 1, 2002, we ceased amortization of goodwill. This amortization expense was approximately $ 0.8 million in 2001.

In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. We do not expect the adoption of this standard to materially affect our financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires entities to recognize costs associated with exit or disposal activities when liabilities are incurred rather than when the entity commits to an exit or disposal plan, as currently required. Examples of costs covered by this guidance include one-time employee termination benefits, costs to terminate contracts other than capital leases, costs to consolidate facilities or relocate employees, and certain other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, and will impact any exit or disposal activities the Company initiates after that date.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections (SFAS
145). Among other provisions, SFAS 145 rescinds FASB Statement 4, Reporting Gains and Losses from Extinguishment of Debt. Accordingly, gains or losses from extinguishment of debt should not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of Accounting Principles Board Opinion 30, Reporting the Results of Operations-- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB 30). Gains or losses from extinguishment of debt, which do not meet the criteria of APB 30, should be reclassified to income from continuing operations in all prior periods presented. The provisions of SFAS 145 will be effective for fiscal years beginning after May 15, 2002.

In December 2002, the FASB issued SFAS No. 148 (SFAS 148), Accounting for Stock-Based Compensation -- Transition and Disclosure: an amendment of FASB Statement 123 (SFAS 123), to provide alternative transition methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in annual financial statements about the method of accounting for stock-based employee compensation and the pro forma effect on reported results of applying the fair value based method for entities that use the intrinsic value method of accounting. The pro forma effect disclosures are also required to be prominently disclosed in interim period financial statements. This statement is effective for financial statements for fiscal years ending after December 15, 2002 and is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002, with earlier application permitted. The Company does not plan a change to the fair value based method of accounting for stock-based employee compensation and has included the disclosure requirements of SFAS 148 in the accompanying financial statements.

In November 2002, FASB issued Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45), was issued, FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. The Company does not expect FIN 45 will have a material effect on its 2003 financial statements.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("Variable Interest Entities"). Variable Interest Entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a Variable Interest Entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to Variable Interest Entities created after January 31, 2003, and to Variable Interest Entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to Variable Interest Entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company does not expect that the adoption of the provisions of FIN 46 will have a material affect on its financial condition or results of operations.

ITEM 7a. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         While Reptron had no holdings of derivative financial or commodity instruments at December 31, 2002, we are exposed to financial market risks, including changes in interest rates. Approximately 71% of interest bearing borrowings have a fixed interest rate. However, borrowings under the working capital Credit Agreement bear interest at a variable rate based on the Domestic Rate Loan (5.5% at December 31, 2002). Based on the average floating rate borrowings outstanding throughout 2002, a 90 basis point change in the interest rates would have caused Reptron's interest expense, net of the income tax effect, to change by approximately $380,000. Reptron believes that this amount is not significant to its 2002 results of operations.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The financial statements required by this Item are contained in pages F-l through F-26 of this Report and are incorporated into this Item by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         Information required by this Item is incorporated by reference to the definitive proxy statement to be filed by Reptron for the Annual Meeting of Shareholders to be held June 23, 2003.

ITEM 11. EXECUTIVE COMPENSATION

         Information required by this Item is incorporated by reference to the definitive proxy statement to be filed by Reptron for the Annual Meeting of Shareholders to be held June 23, 2003.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

         Information required by this Item is incorporated by reference to the definitive proxy statement to be filed by Reptron for the Annual Meeting of Shareholders to be held June 23, 2003.

         Information regarding equity compensation plans required by this Item is included in Item 5 of Part II of this report and is incorporated into this Item by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Information required by this Item is incorporated by reference to the definitive proxy statement to be filed by Reptron for the Annual Meeting of Shareholders to be held June 23, 2003.

ITEM 14. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

         Within 90 days prior to the date of this report, we carried out an evaluation (the "Evaluation"), under the supervision and with the participation of our Chief Executive Officer and Principal Accounting Officer, of the effectiveness of the design and operation of our disclosure controls and procedures ("Disclosure Controls"). Based on the Evaluation, our Chief Executive Officer and Principal Accounting Officer concluded that, subject to the limitations noted below, our Disclosure Controls are effective in timely alerting them to material information required to be included in our periodic SEC reports.

Changes in Internal Controls

         We have also evaluated our internal controls for financial reporting, and there have been no significant changes in our internal controls or in other factors that could significantly affect those controls subsequent to the date of their last evaluation.

Limitations on the Effectiveness of Controls

         Our management, including our Chief Executive Officer and Principal Accounting Officer, does not expect that our Disclosure Controls and internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control.

         The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, missstatements due to error or fraud may occur and not be detected.

Chief Executive Officer and Principal Accounting Officer Certifications

         Appearing immediately following the Signatures section of this report there are Certifications of the Chief Executive Officer and the Principal Accounting Officer. The Certifications are required in accord with Section 302 of the Sarbanes-Oxley Act of 2002 (the Section 302 Certifications). This Item of this report, which you are currently reading is the information concerning the Evaluation referred to in the Section 302 Certifications and this information should be read in conjunction with the Section 302 Certifications for a more complete understanding of the topics presented.

                                     PART IV

ITEM 15.          EXHIBITS, FINANCIAL STATEMENT SCHEDULE, AND REPORTS ON FORM
                  8-K

         (a)      The following documents are filed as part of the report:

                  1. and 2. The financial statements and schedule filed as part of this report are listed separately in the Index to Financial Statements and Schedules beginning on page F-l of this report.

                  3. For Exhibits see Item 15 (c), below.

         (b) No reports on Form 8-K have been filed during the last quarter of the fiscal year ended December 31, 2002, by Reptron.

         (c)      List of Exhibits:

Exhibit No.                                    DESCRIPTION
-----------      ------------------------------------------------------------------------
 3.1             Articles of Incorporation (1)

 3.l(a)          Articles of Amendment to the Articles of Incorporation (5)

 3.2             Bylaws(1)

 4.1             Specimen Certificate for the Common Stock of Registrant (1)

 4.2             Form of Indenture (4)

 4.3             Form of Convertible Subordinated Note (included in Exhibit 4.2)

 4.4             See Items 10.8 to 10.14 and Items 10.20 and 10.21

10.1             Reptron Electronics, Inc, Employee Profit Sharing Plan (1)

10.2             Reptron Electronics, Inc. Amended and Restated Incentive Stock Option
                 Plan (2)

10.3             Reptron Electronics, Inc. Non-Employee Director Stock Option Plan (2)

10.4             Reptron Electronics, Inc. 401(k) Retirement Savings Plan (3)

10.5             Employment Agreement between Michael L. Musto and Reptron Electronics,
                 Inc., dated June 5, 1998 (7)

10.6             Employment Agreement between Paul Plante and Reptron Electronics, Inc., dated January 5, 1999 (13)

10.7             Employment Agreement between Jack Killoren and Reptron Electronics,
                 Inc., dated January 14, 1999 (9)

10.8             Revolving Credit Facility and Security Agreement between PNC Bank,
                 National Association and Reptron Electronics, Inc., dated January 8,
                 1999 (8)

10.9             Revolving Credit and Security Agreement First Amendment between PNC
                 Bank, National Association and Reptron Electronics, Inc., dated
                 November 10, 1999 (11)

10.10            Revolving Credit and Security Agreement Second Amendment between PNC
                 Bank, National Association and Reptron, dated February 28, 2000 (11)

10.11            Revolving Credit and Security Agreement Third Amendment between PNC
                 Bank, National Association and Reptron Electronics, Inc., dated May 4,
                 2000 (15)

10.12            Revolving Credit and Security Agreement Fourth Amendment between PNC
                 Bank, National Association and Reptron Electronics, Inc., dated July
                 20, 2000 (13)

Exhibit No.                                    DESCRIPTION
-----------      ------------------------------------------------------------------------
10.13            Revolving Credit and Security Agreement Fifth Amendment between PNC
                 Bank, National Association and Reptron Electronics, Inc., dated
                 September 27, 2001 (14)

10.14            Revolving Credit and Security Agreement Sixth Amendment between PNC
                 Bank, National Association and Reptron Electronics, Inc., dated
                 December 31, 2001 (15)

10.15            Distributor Contract between the Electronic Components Division of
                 Seiko Instruments U.S.A., Inc. and Reptron Electronics, Inc., dated
                 February 11, 1998 (6)

10.16            Distributor Contract between Micro Printer Division of Seiko
                 Instruments U.S.A., Inc. and Reptron Electronics, Inc., dated February
                 4, 1998 (6)

10.17            Distributor Agreement between Samsung Semiconductor, Inc. and Reptron
                 Electronics, Inc., dated June 1, 1998 (8)

10.18            Distributor Agreement between Samsung Display Devices Inc. and Reptron
                 Electronics, Inc., dated June 24, 1999 (10)

10.19            Commercial Mortgage Agreement between General Electric Capital Business
                 Asset Funding Corporation and Reptron Electronics, Inc. dated February
                 29, 2000 (12)

10.20            Revolving Credit and Security Agreement Seventh Amendment between PNC
                 Bank, National Association and Reptron Electronics, Inc., dated June
                 26, 2002 (16)

10.21            Loan and Security Agreement between Congress Financial and Reptron
                 Electronics, Inc., dated October 10, 2002 (17)

10.22            Employment Agreement between Leigh Adams and Reptron Electronics, Inc., dated December 5, 1997

23.1             Consent of Grant Thornton LLP

24.1             Power of Attorney (See Signature Page)

99.1             Certification by the Chief Executive Officer of Reptron Electronics,
                 Inc. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section
                 906 of the Sarbanes-Oxley Act of 2002

99.2             Certification by the Principal Accounting Officer of Reptron
                 Electronics, Inc. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

--------------------------------
(1) Filed with Reptron's Registration Statement on Form S-l, dated February 8,1994 (File No. 33-75040).

(2) Filed with Reptron's Registration Statement on Form S-8, dated December 22, 1994 (File No. 33-87854)

(3) Filed with Reptron's Registration Statement on Form S-8, dated June 6, 1997 (File No. 333-28727)

(4) Filed with Reptron's Amendment No. 1 to Registration Statement on Form S-3, dated August 4, 1997 (File No. 333-31605)

(5)      Filed with Reptron's Form 10-Q for the quarter ended June 30, 1997

(6)      Filed with Reptron's Form 10-K for the year ended December 31, 1997

(7)      Filed with the Company's Form 10-Q for the quarter ended June 30, 1998

(8)      Filed with Reptron's Form 10-K for the year ended December 31, 1998

(9)      Filed with Reptron's Form 10-Q for the quarter ended March 31, 1999

(10)     Filed with Reptron's Form 10-Q for the quarter ended September 30, 1999

(11)     Filed with Reptron's Form 10-K for the year ended December 31, 1999

(12)     Filed with Reptron's Form 10-Q for the quarter ended March 31, 2000

(13)     Filed with Reptron's Form 10-K for the year ended December 31, 2000

(14)     Filed with Reptron's Form 10-Q for the quarter ended September 30, 2001

(15)     Filed with Reptron's Form 10-K for the year ended December 31, 2001

(16)     Filed with Reptron's Form 10-Q for the quarter ended June 30, 2002

(17)     Filed with Reptron's Form 10-Q for the quarter ended September 30, 2002

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Tampa, State of Florida, on March 31, 2003.

                                              REPTRON ELECTRONICS, INC.

                                              By: /s/ Michael L. Musto
                                                  ------------------------------
                                                    Michael L. Musto,
                                                    Chief Executive Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Paul J. Plante, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this report and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

      SIGNATURES                              TITLE                          DATE
      ----------                              -----                          -----
/s/ Michael L. Musto           Chief Executive Officer, and Director     April 15, 2003
-----------------------        (Principal Executive Officer)
Michael L. Musto

/s/ Paul J. Plante__           President, Chief Operating Officer,       April 15, 2003
-----------------------        Principal Accounting Officer and
Paul J. Plante                 Director (Principal Financial Officer)


/s/ Leigh A. Lane              Secretary and Director                    April 15, 2003
-----------------------
Leigh A. Lane

/s/ William L. Elson           Director                                  April 15, 2003
-----------------------
William L. Elson

/s/ Bertram Miner              Director                                  April 15, 2003
-----------------------
Bertram Miner

/s/ Vincent Addonisio          Director                                  April 15, 2003
-----------------------
Vincent Addonisio

                                 CERTIFICATIONS

1. Michael L. Musto, certify that:

1. I have reviewed this annual report on Form 10-K of Reptron Electronics, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: April 15, 2003                   /s/ Michael L. Musto
                                       -----------------------------------------
                                       Michael L. Musto, Chief Executive Officer

                                 CERTIFICATIONS

I. Paul J. Plante, certify that:

1. I have reviewed this annual report on Form 10-K of Reptron Electronics, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: April 15, 2003                   /s/ Paul J. Plante
                                       -----------------------------------------
                                       Paul J. Plante,
                                       President and Chief Operating Officer
                                       (Principal Accounting Officer)

                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 17,2003, which includes an explanatory paragraph for going concern matters, accompanying the consolidated financial statements of Reptron Electronics, Inc. and our report dated March 17, 2003 accompanying the schedule of Reptron Electronics, Inc., that are included in the Company's Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Reptron Electronics, Inc., on Forms S-8 (File No. 33-103936, Effective March 19, 2003, File No. 333-28727, effective June 6, 1997 and File No. 33-87854, effective December 22, 1994).

GRANT THORNTON LLP

Tampa, Florida
March 17, 2003

                                  EXHIBIT 99.1

                CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
      AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Reptron Electronics, Inc. (the "Company") on Form 10-K for the fiscal year ended December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Form 10-K"), I, Michael L. Musto, Chief Executive Officer, and Director of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

         (1) The Form 10-K fully complies with the requirements of Section 13(a)or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

         (2) The information contained in the Form 10-K fairly presents, in all material respects,the financial condition and results of operations of the Company.

Dated: April 15, 2003

/s/ Michael L. Musto
-----------------------------
Michael L. Musto
Chief Executive Officer, and Director

A SIGNED ORIGINAL OF THIS WRITTEN STATEMENT REQUIRED BY SECTION 906 HAS BEEN PROVIDED TO REPTRON ELECTRONICS, INC. AND WILL BE RETAINED BY REPTRON ELECTRONICS, INC. AND FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST

                                  EXHIBIT 99.2

                CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
      AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Reptron Electronics, Inc. (the "Company") on Form 10-K for the fiscal year ended December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Form 10-K"), I, Paul J. Plante, President and Chief Operating Officer, and Director of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

         (3) The Form 10-K fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

         (4) The information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: April 15, 2003

/s/ Paul J. Plante
-----------------------------
Paul J. Plante
President, Chief Operating Officer,
Principal Accounting Officer, and Director
(Principal Financial Officer)

A SIGNED ORIGINAL OF THIS WRITTEN STATEMENT REQUIRED BY SECTION 906 HAS BEEN PROVIDED TO REPTRON ELECTRONICS, INC. AND WILL BE RETAINED BY REPTRON ELECTRONICS, INC. AND FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST

CASH FORECAST - EXIT FINANCING

                             Dec 15-19    Dec 22-26   Dec 29-Jan 2     Jan 5-9      Jan 12-16    Jan 19-23
                             ---------    ---------   ------------     -------      ---------    ---------
Revolver Balance             7,548,253    8,190,388     8,566,302      8,180,116    8,645,800    7,865,017

Collections:
 Hibbing                     1,120,552    1,120,552       860,000      1,032,000      688,000      688,000
 Tampa / Gaylord             1,839,343    1,759,371     1,305,000      1,305,000    1,667,500    1,522,500
 Display                       257,022      267,022       189,940        189,940      208,934      189,940
 Modules & Distribution

Total Collections            3,226,917    3,146,945     2,354,940      2,526,940    2,564,434    2,400,440

Disbursements:
 Hibbing                     1,099,920      699,920       573,800        648,560      449,040      449,040
 Tampa / Gaylord             2,016,819    1,070,435       806,900        806,900    1,017,150      933,050
 Display                       180,213      180,213       133,964        133,954      145,360      133,964
 Modules & Distribution              0            0             0              0            0            0
 Corporate                     572,100    1,672,290       354,090      1,403,200      172,100    1,817,290
 Pre-Petition Trades

Total Disbursements          3,869,052    3,622,859     1,868,754      2,992,624    1,783,650    3,333,344

Revolver Balance             8,190,388    8,666,302     8,180,116      8,645,800    7,865,017    8,797,921

Weekly Billings              3,049,117    3,180,495     1,981,000      2,101,000    2,205,500    2,054,500

 Gross AR Balance           14,791,006   14,824,556    14,450,617     14,024,677   13,665,743   13,319,804

 Ineligible Receivables     (3,254,021)  (3,261,402) (3,179,13[?])    (3,085,429)  (3,143,121)  (3,063,555)

Eligible Receivables        11,536,985   11,563,154    11,271,481     10,939,248   10,522,622   10,256,249

Advance Rate                        85%          85%           85%            85%          85%          85%

 Collateral Value of AR      9,806,437    9,828,681     9,580,759      9,298,361    8,944,229    8,717,812

 Collateral Value of Inv     3,850,000    3,600,000     3,500,000      3,500,000    3,400,000    3,400,000

 Total Collateral Value     13,656,437   13,428,681    13,080,759     12,798,361   12,344,229   12,117,812

AR Reserves                   (576,849)    (578,158)     (563,574)      (546,962)    (526,131)    (512,812)
 Reserves                     (800,000)    (800,000)     (800,000)      (800,000)    (800,000)    (800,000)

Availability                 4,089,199    3,384,221     3,537,069      2,805,598    3,153,081    2,007,078

                             Jan 26-30     Feb 2-6      Feb 9-13    Feb 16-20    Feb 23-27    March 1-5
                             ---------     -------      -------     ---------    ---------    ---------
Revolver Balance              8,797,921    8,281,193    8,706,707    8,123,671    8,184,754     7,148,166
Collections:
 Hibbing                      1,032,000      968,000    1,100,000    1,232,000    1,100,000       600,000
 Tampa / Gaylord              1,450,000    1,026,000    1,254,000    1,596,000    1,824,000     1,161,000
 Display                        170,948      185,738      221,117      221,117      256,495       220,000
 Modules & Distribution
Total Collections             2,652,946    2,179,738    2,575,117    3,049,117    3,180,495     1,981,000
Disbursements:
 Hibbing                        248,560      211,440      288,000      364,560      288,000        98,000
 Tampa / Gaylord                291,000      195,080      177,320      375,680      307,920       273,380
 Display                        122,567      131,443      152,670      152,670      173,897       152,000
 Modules & Distribution               0            0            0            0            0             0
 Corporate                      474,090    1,217,290      374,090    1,217,290      374,090     1,217,290
 Pre-Petition Trades          1,000,000      850,000    1,000,000    1,000,000    1,000,000       750,000
Total Disbursements           2,136,217    2,605,253    1,992,080    3,110,200    2,143,907     2,490,670
Revolver Balance              8,281,193    8,706,707    8,123,671    8,184,754    7,148,166     7,657,836
Weekly Billings               2,208,000    2,052,000    2,444,000    2,921,000    3,133,000     1,981,000
 Gross AR Balance            12,874,858   12,747,120   12,616,003   12,487,887   12,440,391    12,440,391
 Ineligible Receivables      (3,089,966)  (3,059,309)  (3,027,841)  (2,997,093)  (2,985,694)   (2,985,694)
Eligible Receivebles          9,784,892    9,587,811    9,588,163    9,490,794    9,454,697     9,454,697
Advance Rate                         85%          85%          85%          85%          85%           85%
 Collateral  Value of AR      8,317,158    8,234,640    8,149,938    8,067,175    8,036,493     8,036,493
 Collateral Value of Inv      4,000,000    4,000,000    4,000,000    4,000,000    4,000,000     4,000,000
 Total Collateral Value      12,317,158   12,234,640   12,149,938   12,067,175   12,036,493    12,036,493
AR Reserves                    (489,245)    (484,391)    (479,408)    (474,540)    (472,735)     (472,735)
 Reserves                             0            0            0            0            0             0
Availability                  3,546,721    3,043,542    3,546,859    3,407,881    4,415,592     3,905,922

                             March 8-12  March 15-19  March 22-26  March 29-Apr 2     Apr 5-9
                            -----------  -----------  -----------  --------------     -------
Revolver Balance              7,657,836    7,273,906    7,789,726      7,425,326      7,939,216
Collections:
 Hibbing                        720,000      480,000      480,000        720,000        660,000
 Tampa / Gaylord              1,161,000    1,483,500    1,354,500      1,290,000      1,161,000
 Display                        220,000      242,000      220,000        198,000        231,000
 Modules & Distribution
Total Collections             2,101,000    2,205,500    2,054,500      2,208,000      2,052,000
Disbursements:
 Hibbing                        167,600      128,400      128,400        267,600        232,800
 Tampa / Gaylord                273,380      660,430      585,610        548,200        473,380
 Display                        152,000      165,200      152,000        138,800        158,600
 Modules & Distribution               0            0            0              0              0
 Corporate                      374,090    1,317,290      374,090      1,317,290        374,090
 Pre-Petition Trades            750,000      450,000      450,000        450,000        450,000
Total Disbursements           1,717,070    2,721,320    1,690,100      2,721,890      1,688,870
Revolver Balance              7,273,906    7,789,726    7,425,326      7,939,216      7,576,086
Weekly Billings               2,101,000    2,205,500    2,054,500      2,208,000      2,291,440
 Gross AR Balance            12,440,391   12,440,391   12,440,391     12,440,391     12,679,831
 Ineligible Receivables      (2,985,694)  (2,985,694)  (2,985,694)    (2,985,694)    (3,043,159)
Eligible Receivebles          9,454,697    9,454,697    9,454,697      9,454,697      9,636,672
Advance Rate                         85%          85%          85%            85%            85%
 Collateral  Value of AR      8,036,493    8,036,493    8,036,493      8,036,493      8,191,171
 Collateral Value of Inv      4,000,000    4,000,000    4,000,000      4,000,000      4,000,000
 Total Collateral Value      12,036,493   12,036,493   12,036,493     12,036,493     12,191,171
AR Reserves                    (472,735)    (472,735)    (472,735)      (472,735)      (481,834)
 Reserves                             0            0            0              0              0
Availability                  4,289,852    3,774,032    4,138,432      3,624,542      4,133,252

                                   EXHIBIT 3

HIBBING

                                            Sep-03     Oct-03     Nov-03      Dec-03     Jan-04     Feb-04     Mar-04     Apr-4
                                            ------     ------     ------      ------     ------     ------     -----      -----
Monthly Billings                           3,609,000  4,668,965  4,300,000  4,400,000  3,000,000  3,000,000  3,000,000  3,250,000

Forecasted Weekly Collections   % of Rev
    60 Days after Billing

         Dec 1-5                  22.0%               1,027,172
        Dec 8-12                  30.0%               1,400,690
        Dec 15-19                 24.0%               1,120,552
        Dec 22-26                 24.0%               1,120,552
      Dec 29-Jan 2                20.0%                            860,000
         Jan 5-9                  24.0%                          1,032,000
       Jan 12-16                  16.0%                            688,000
       Jan 19-23                  16.0%                            688,000
       Jan 26-30                  24.0%                          1,032,000
        Feb 2-6                   22.0%                                       968,000
        Feb 9-13                  25.0%                                     1,100,000
       Feb 16-20                  28.0%                                     1,232,000
       Feb 23-27                  25.0%                                     1,100,000
      Mar 1-Mar 5                 20.0%                                                 600,000
        Mar 8-12                  24.0%                                                 720,000
       Mar 15-19                  16.0%                                                 480,000
       Mar 22-26                  16.0%                                                 480,000
      Mar 29-Apr 2                24.0%                                                 720,000
        April 5-9                 22.0%                                                             660,000
      April 12-16                 25.0%                                                             750,000
       April 19-23                28.0%                                                             840,000
      April 26-30                 25.0%                                                             750,000
         May 3-7                  20.0%                                                                        600,000
       May 10-14                  24.0%                                                                        720,000
       May 17-21                  16.0%                                                                        480,000
       May 24-28                  16.0%                                                                        480,000
     May 31-June 4                24.0%                                                                        720,000
       June 7-11                  22.0%                                                                                   715,000
      June 14-18                  25.0%                                                                                   812,500
      June 21-25                  28.0%                                                                                   910,000
    June 28-July 2                25.0%                                                                                   812,500

TAMPA & GAYLORD

                                            Sep-03      Oct-03     Nov-03     Dec-03     Jan-04     Feb-04     Mar-04     Apr-04
                                            ------      ------     ------     ------     ------     ------     ------     ------
Monthly Billings                           7,799,000  7,997,142  7,250,000  5,700,000  6,450,000  6,450,000  6,450,000  7,358,000

Forecasted Weekly Collections   % of Rev
    60 Days after Billing

         Dec 1-5                  25.0%               1,999,286
        Dec 8-12                  30.0%               2,399,143
        Dec 15-19                 23.0%               1,839,343
        Dec 22-26                 22.0%               1,759,371
      Dec 29-Jan 2                18.0%                          1,305,000
         Jan 5-9                  18.0%                          1,305,000
       Jan 12-16                  23.0%                          1,667,500
       Jan 19-23                  21.0%                          1,522,500
       Jan 26-30                  20.0%                          1,450,000
        Feb 2-6                   18.0%                                     1,026,000
        Feb 9-13                  22.0%                                     1,254,000
       Feb 16-20                  28.0%                                     1,596,000
       Feb 23-27                  32.0%                                     1,824,000
      Mar 1-Mar 5                 18.0%                                                1,161,000
        Mar 8-12                  18.0%                                                1,161,000
       Mar 15-19                  23.0%                                                1,483,500
       Mar 22-26                  21.0%                                                1,354,500
      Mar 29-Apr 2                20.0%                                                1,290,000
        April 5-9                 18.0%                                                           1,161,000
      April 12-16                 22.0%                                                           1,419,000
       April 19-23                28.0%                                                           1,806,000
      April 26-30                 32.0%                                                           2,064,000
         May 3-7                  16.0%                                                                      1,161,000
       May 10-14                  18.0%                                                                      1,161,000
       May 17-21                  23.0%                                                                      1,483,500
       May 24-28                  21.0%                                                                      1,354,500
     May 31-June 4                20.0%                                                                      1,290,000
       June 7-11                  18.0%                                                                                 1,324,440
      June 14-18                  22.0%                                                                                 1,618,760
      June 21-25                  28.0%                                                                                 2,060,240
    June 28-July 2                32.0%                                                                                 2,354,560

DISPLAY & INTEGRATION

                                            Sep-03      Oct-03      Nov-03    Dec-03    Jan-04     Feb-04     Mar-04     Apr-04
                                            ------      ------     -------    ------    ------     ------     ------     ------
Monthly Billings                            989,473     988,972    949,698    884,467  1,100,000  1,100,000  1,100,000  1,200,000

Forecasted Weekly Collections   % Of Rev
    60 Days after Billing

          Dec 1-5                 21.0%                 207,684
          Dec 8-12                25.0%                 247,243
         Dec 15-19                27.0%                 267,022
         Dec 22-26                27.0%                 267,022
        Dec 29-Jan 2              20.0%                            189,940
          Jan 5-9                 20.0%                            189,940
         Jan 12-16                22.0%                            208,934
         Jan 19-23                20.0%                            189,940
         Jan 26-30                18.0%                            170,946
          Feb 2-6                 21.0%                                       185,738
          Fab 9-13                25.0%                                       221,117
         Feb 16-20                25.0%                                       221,117
         Feb 23-27                29.0%                                       256,495
        Mar 1-Mar 5               20.0%                                                  220,000
          Mar 8-12                20.0%                                                  220,000
         Mar 15-19                22.0%                                                  242,000
         Mar 22-26                20.0%                                                  220,000
        Mar 29-Apr 2              18.0%                                                  198,000
         April 5-9                21.0%                                                             231,000
        April 12-16               25.0%                                                             275,000
        April 19-23               25.0%                                                             275,000
        April 26-30               29.0%                                                             319,000
          May 3-7                 20.0%                                                                        220,000
         May 10-14                20.0%                                                                        220,000
         May 17-21                22.0%                                                                        242,000
         May 24-28                20.0%                                                                        220,000
      May 31-June 4               18.0%                                                                        198,000
         June 7-11                21.0%                                                                                   252,000
         June 14-18               25.0%                                                                                   300,000
         June 21-25               25.0%                                                                                   300,000
      June 28-July 2              29.0%                                                                                   348,000

                 Dec 15-19   Dec 22-26   Dec 29-Jan 2   Jan 5-9   Jan 12-16  Jan 19-23  Jan 26-30   Feb 2-6   Feb 9-13
                 ---------   ---------   ------------  ---------  ---------  ---------  ---------   -------   --------
Cost of product    649,920     649,920     498,800       598,560   399,040    399,040     598,560   561,440    838,000

Others             450,000      50,000      75,000        50,000    50,000     50,000      50,000    50,000     50,000

Total            1,099,920     699,920     573,800       648,560   449,040    449,040     648,560   611,440    688,000

60 day billings  1,120,552   1,120,552     860,000     1,032,000   688,000    688,000   1,032,000   968,000  1,100,000

% of sales           58.00%      58.00%      58.00%        58.00%    58.00%     58.00%      58.00%    58.00%     58,00%

                 Feb 16-20   Feb 23-27   March 1-5   March 8-12   March 15-19  March 22-26  Mar 29-APR 2  Apr 5-9
                 ---------   ---------   ----------  -----------  -----------  -----------  ------------  -------
Cost of product    714,560     638,000    348,000      417,600      278,400      278,400      417,800     382,800

Others              50,000      50,000     50,000       50,000       50,000       50,000       50,000      50,000

Total              764,560     688,000    398,000      467,600      328,400      328,400      467,600     432,800

60 day billings  1,232,000   1,100,000    600,000      720,000      480,000      480,000      720,000     660,000

% of sales           58.00%      58.00%     58.00%       58.00%       58.00%       58.00%       58.00%      58.00%

TG Disbursements

                  Dec 15-19   Dec 22-26   Dec 29-Jan 2   Jan 5-9    Jan 12-16   Jan 19-23   Jan 26-30    Feb 2-6
                  ---------   ---------   ------------   --------   ---------   ---------   ---------    --------
Cost of Product   1,066,819   1,020,435       756,900     756,900     967,150     883,050     841,000     595,080

Others              950,000      50,000        50,000      50,000      50,000      50,000      50,000      50,000

Total             2,016,819   1,070,435       806,900     806,900   1,017,150     533,050     891,000     645,080

60 day billings   1,839,343   1,759,371     1,305,000   1,305,000   1,867,500   1,522,500   1,450,000   1,026,000

% of sales            58.00%      58.00%        58.00%      58.00%      58.00%      58.00%      58.00%      58.00%

                  Feb 9-13    Feb 16-20   Feb 23-27   March 1-5   March 8-12   March 15-19  March 22-26  Mar 29-Apr 2
                  ---------   ---------   ---------   ---------   ----------   -----------  -----------  ------------
Cost of Product     727,320     925,680   1,057,920     673,380      673,380       860,430      785,610      748,200

Others               50,000      50,000    (150,000)     50,000       50,000        50,000       50,000       50,000

Total               777,320     976,680     907,920     723,380      723,380       910,430      835,610      798,200

60 day billings   1,254,000   1,596,000   1,824,000   1,161,000    1,161,000     1,483,500    1,354,500    1,290,000

% of sales            58.00%      58.00%      58.00%      58.00%       58.00%        58.00%       58.00%       58.00%

TG Disbursements

                  Dec 15-19   Dec 22-28   Dec 29-Jan 2   Jan 5-9    Jan 12-16   Jan 19-23   Jan 26-30    Feb 2-6    Feb 9-13
                  ---------   ---------   ------------   --------   ---------   ---------   ---------    --------   ---------
Cost of Product   1,066,819   1,020,435      756,900      756,900     967,150     883,050     841,000     595,080     727,320

Others              950,000      50,000       50,000       50,000      50,000      50,000      50,000      50,000      50,000

Total             2,016,819   1,070,435      806,900      806,900   1,017,150     933,050     891,000     645,080     777,320

60 day billings   1,839,343   1,759,371    1,305,000    1,305,000   1,667,500   1,522,500   1,450,000   1,026,000   1,254,000

% of sales            58.00%      58.00%       58.00%       58.00%      58.00%      58.00%      58.00%      58.00%      58.00%

                  Feb 16-20   Feb 23-27   March 1-5   March 8-12   March 15-19  March 22-26  Mar 29-Apr 2   Apr 5-9
                  ---------   ---------   ---------   ----------   -----------  -----------  ------------   --------
Cost of Product     925,680   1,057,920     673,380     673,380       860,430      785,610       748,200     673,380

Others               50,000    (150,000)     50,000      50,000        50,000       50,000        50,000      50,000

Total               975,680     907,920     723,380     723,380       910,430      835,610       798,200     723,380

60 day billings   1,596,000   1,824,000   1,161,000   1,161,000     1,483,500    1,354,500     1,290,000   1,161,000

% of sales            58.00%      58.00%      58.00%      58.00%        58.00%       58.00%        58.00%      58.00%

Display Disbursements

                  Dec 15-19  Dec 22-26  Dec 29-Jan 2  Jan 5-9   Jan 12-15  Jan 19-23  Jan 26-30  Feb 2-6   Feb 9-13
                  ---------  ---------  ------------  -------   ---------  ---------  ---------  -------   --------
Cost of product    160,213    160,213     113,964     113,964    125,360    113,954    102,557   111,443   132,670
Others              20,000     20,000      20,000      20,000     20,000     20,000     20,000    20,000    20,000

Total              180,213    180,213     133,964     133,964    145,360    133,964    122,567   131,443   152,670

                   160,213    160,213     113,964     113,964    125,360    113,964    102,567   111,443   132,670

                     60.00%     60.00%      60.00%      60.00%     60.00%     60.00%     60.00%    60.00%    60.00%

                  Feb 16-20  Feb 23-27  March 1-5  March 8-12  March 15-19  March 22-26  Mar 29-Apr 2  Apr 5-9
                  ---------  ---------  ---------  ----------  -----------  -----------  ------------  -------
Cost of product    132,670    153,897    132,000    132,000      145,200      132,000      118,800     138,600
Others              20,000     20,000     20,000     20,000       20,000       20,000       20,000      20,000

Total              152,670    173,897    152,000    152,000      165,200      152,000      138,800     158,600

                   132,670    153,897    132,000    132,000      145,200      132,000      118,800     138,600

                     60.00%     60.00%     60.00%     60.00%       60.00%       60.00%       60.00%      60.00%

                                         DEC 15-19  DEC 22-26  DEC 29-JAN 2   JAN 5-9   JAN 12-16  JAN 19-23  JAN 26-30   FEB 2-6
                                         ---------  ---------  ------------   -------   ---------  ---------  ---------  ---------
Vendor
Payroll                                   330,000   1,200,000          -     1,200,000         -   1,600,000         -   1,000,000
Acordie                                                           50,000                                        50,000
Blue Cross/Blue Shield                    125,000     100,000    100,000       100,000   100,000     100,000   100,000      80,000
Computershare Stock Purchase Plan               -         990         90           900         -         990        90         990
Hartford                                                          50,000                                        50,000
Highmark Life                                                                   21,000
Jefferson Pilot                                                   30,000                                        30,000
Merrill Lynch 401k                              -      42,000     21,000        21,000         -      42,000    21,000      42,000
Regency                                     2,100       4,300      3,000         4,300     2,100       4,300     3,000       4,300
Spectera                                                                         6,000
Unisource                                                         50,000                                        50,000
Professional Fees                               -     275,000          -             -         -           -   100,000      20,000
Bankrupcty Exp - Mating / printing         75,000      10,000     10,000        10,000    10,000      10,000    10,000      10,000
Others / Interest                          40,000      40,000     40,000        40,000    60,000      60,000    60,000      60,000
Total                                     572,100   1,672,290    354,090     1,403,200   172,100   1,817,290   474,090   1,217,290

                                          FEB 9-13  FEB 16-20  FEB 23-27  MARCH 1-5  MARCH 8-12  MARCH 15-19  MARCH 22-26
                                          --------  ---------  ---------  ---------  ----------  -----------  -----------
Vendor
Payroll                                          -  1,000,000         -   1,000,000          -    1,100,000           -
Acordie                                     50,000               50,000                 50,000                   50,000
Blue Cross/Blue Shield                      80,000     80,000    80,000      80,000     80,000       80,000      80,000
Computershare Stock Purchase Plan               90        990        90         990         90          990          90
Hartford                                    50,000               50,000                 50,000                   50,000
Highmark Life
Jefferson Pilot                             30,000               30,000                 30,000                   30,000
Merrill Lynch 401k                          21,000     42,000    21,000      42,000     21,000       42,000      21,000
Regency                                      3,000      4,300     3,000       4,300      3,000        4,300       3,000
Spectera
Unisource                                   50,000               50,000                 50,000                   50,000
Professional Fees                           20,000     20,000    20,000      20,000     20,000       20,000      20,000
Bankrupcty Exp - Mating / printing          10,000     10,000    10,000      10,000     10,000       10,000      10,000
Others / Interest                           60,000     60,000    60,000      60,000     60,000       60,000      60,000
Total                                      374,090  1,217,290   374,090   1,217,290    374,090    1,317,290     374,090

                                          MAR 29-APR 2  APR 5-9
                                          ------------  -------
Vendor
Payroll                                    1,100,000          -
Acordie                                                  50,000
Blue Cross/Blue Shield                        80,000     80,000
Computershare Stock Purchase Plan                990         90
Hartford                                                 50,000
Highmark Life
Jefferson Pilot                                          30,000
Merrill Lynch 401k                            42,000     21,000
Regency                                        4,300      3,000
Spectera
Unisource                                                50,000
Professional Fees                             20,000     20,000
Bankrupcty Exp - Mating / printing            10,000     10,000
Others / Interest                             60,000     60,000
Total                                      1,317,290    374,090

                              DEC 1-DEC 5 DEC 8-12 DEC 15-19 DEC 22-26 DEC 29-JAN 2 JAN 5-9 JAN 12-16 JAN 19-23 JAN 26-30 FEB 2-6
                              ----------  -------- --------- --------- -----------  ------- --------- --------- --------- -------
Vendor
E-Tech
Princeton
Continental Promotion Group      0.00      0.00
Georgia Natural Gas

Others

Total                            0.00      0.00      0.00      0.00

REPTRON ELECTRONICS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

                         OCT       NOV      DEC      Q4-03      2003    JANUARY  FEBRUARY   MARCH   Q1-04     APRIL    MAY
Total Net Sales         13,809   12,200    11,400    37,409   150,575   10,550    10,550   10,550   31,650   11,908   11,908
Total COGS              12,193   10,807    10,146    33,146   131,313    9,318     9,247    9,177   27,742   10,192   10,192
                        ---------------------------------------------   ----------------------------------------------------
Total Gross Profit       1,616    1,393     1,254     4,263    19,262    1,232     1,303    1,374    3,908    1,716    1,716
Total SG&A               1,507    1,405     1,405     4,317    18,337    1,329     1,279    1,214    3,621    1,332    1,332
Operating Income           109      (12)     (151)      (54)      925      (97)       24      160       87      384      384
Total Interest             504      100       100       704     5,405      256       251      251      757      249      251
Pre-Tax Income            (395)    (112)     (251)      758     4,408     (353)     (227)     (91)    (670)     135      133
Income Tax Expense/
 Gain on Reorg               -        -   (51,874)  (51,874)  (51,874)    (141)      (91)     (36)    (268)      54       53
Net Income (Loss)         (395)    (112)   51,623    51,116    47,394     (212)     (136)     (54)    (402)      81       80
                        =============================================   ====================================================
Depr/Amort                  60       60        60       180       720       6O        60       60      180       60       60
Depr/Amort                 435      431       431     1,297     5,475      430       430      430    1,290      430      430
                        ---------------------------------------------   ----------------------------------------------------
Total Depr/Amort           495      491       491     1,477     6,195      490       490      490    1,470      490      490
EBITDA                     604      479       340     1,423     7,120      393       514      650    1,557      874      874
                        =============================================   ====================================================
Margin Analysis
GP Margin                 11.7%    11.4%     11.0%     11.4%     12.5%    11.7%     12.4%    13.0%    12.3%    14.4%    14.4%
Total SG&A                10.9%    11.5%     12.3%     11.5%     12.2%    12.6%     12.1%    11.5%    12.1%    11.2%    11.2%
Operating Income           0.8%    -0.1%     -1.3%     -0.1%      0.6%    -0.9%      0.2%     1.5%     0.3%     3.2%     3.2%
Total Interest             3.6%     0.8%      0.9%      1.9%      3.6%     2.4%      2.4%     2.4%     2.4%     2.1%     2.1%
Pre-Tax Income            -2.9%    -0.9%     -2.2%     -2.0%     -3.0%    -3.3%     -2.1%    -0.9%    -2.1%     1.1%     1.1%
Net Income                -2.9%    -0.9%    452.8%    136.5%     31.5%    -2.0%     -1.3%    -0.5%    -1.3%     0.7%     0.7%
EBITDA                     4.4%     3.9%      3.0%      3.9%      4.7%     3.7%      4.9%     6.2%     4.9%     7.3%     7.3%

                         JUNE     Q2-04    JULY    AUGUST    SEPT    Q3-04      OCT     NOV      DEC      Q4-04     2004
Total Net Sales         11,908   35,724   13,400   13,400   13,400   40,200   14,100   14,100   14,100   42,300   149,874
Total COGS              10,192   30,576   11,378   11,378   11,378   34,133   11,937   11,937   11,937   35,810   128,261
                        -------------------------------------------------------------------------------------------------
Total Gross Profit       1,715    5,148    2,022    2,022    2,022    8,067    2,164    2,164    2,164    6,491    21,613
Total SG&A               1,332    3,996    1,384    1,384    1,384    4,152    1,431    1,431    1,431    4,293    16,261
Operating Income           384    1,152      538      638      638    1,915      733      733      733    2,198     5,352
Total Interest             262      762      258      256      265      779      260      256      257      772     1,070
Pre-Tax Income             122      390      381      382      373    1,136      473      477      476    1,426     2,282
Income Tax Expense/
 Gain on Reorg              49      156      152      153      149      454      189      191      190      570       913
Net Income (Loss)           73      234      228      229      224      682      284      286      286      855     1,369
                        =================================================================================================
Depr/Amort                  60      180       60       60       60      180       60       60       60      180       720
Depr/Amort                 430    1,290      430      430      429    1,289      429      429      429    1,287     5,156
                        -------------------------------------------------------------------------------------------------
Total Depr/Amort           490    1,470      490      490      489    1,489      489      489      489    1,467     5,876
EBITDA                     874    2,522    1,128    1,128    1,127    3,384    1,222    1,222    1,222    3,665    11,228
                        =================================================================================================
Margin Analysis
GP Margin                 14.4%    14.4%    15.1%    15.1%    15.1%    15.1%    15.3%    15.3%    15.3%    15.3%    -14.4%
Total SG&A                11.2%    11.2%    10.3%    10.3%    10.3%    10.3%    10.1%    10.1%    10.1%    10.1%     10.8%
Operating Income           3.2%     3.2%     4.8%     4.8%     4.8%     4.8%     5.2%     5.2%     5.2%     5.2%      3.6%
Total Interest             2.2%     2.1%     1.9%     1.9%     2.0%     1.9%     1.6%     1.8%     1.8%     1.8%      2.0%
Pre-Tax Income             1.0%     1.1%     2.8%     2.9%     2.8%     2.8%     3.4%     3.4%     3.4%     3.4%      1.5%
Net Income                 0.6%     0.7%     1.7%     1.7%     1.7%     1.7%     2.0%     2.0%     2.0%     2.0%      0.9%
EBITDA                     7.3%     7.3%     8.4%     8.4%     8.4%     8.4%     8.7%     8.7%     8.7%     8.7%      7.5%

                          2005      2006      2007     2008
Total Net Sales         161,864   174,813   188,798   203,902
Total COGS              137,988   148,452   160,361   173,190
                        -------------------------------------
Total Gross Profit       23,876    26,331    28,437    30,712
Total SG&A               16,499    17,442    18,356    19,439
Operating Income          7,377     8,889    10,081    11,273
Total Interest            3,011     2,477     2,804     2,587
Pre-Tax Income            4,366     6,412     7,277     8,686
Income Tax Expense/
 Gain on Reorg            1,746     2,565     2,911     3,474
Net Income (Loss)         2,620     3,547     4,366     5,211
                        =====================================
Depr/Amort                   60        60        60        60
Depr/Amort                4,456     4,106     3,756     3,405
                        -------------------------------------
Total Depr/Amort          4,516     4,166     3,816     3,465
EBITDA                   11,593    13,055    13,697    14,739
                        =====================================
Margin Analysis
GP Margin                  14.8%     15.1%     15.1%     15.1%
Total SG&A                 10.2%     10.0%      9.7%      9.5%
Operating Income            4.6%      5.1%      5.3%      5.5%
Total Interest              1.9%      1.4%      1.5%      1.3%
Pre-Tax Income              2.7%      3.7%      3.9%      4.3%
Net Income                  1.6%      2.2%      2.3%      2.6%
EBITDA                      7.3%      7.5%      7.4%      7.2%

REPTRON ELECTRONICS, INC.
REPTRON DISPLAY & SYSTEM INTEGRATION
STATEMENT OF OPERATIONS

                       OCT     NOV     DEC    Q4-03    2003    JANUARY  FEBRUARY  MARCH   Q1-04   APRIL    MAY     JUNE   Q2-04
                      --------------------------------------   ----------------------------------------------------------------
Net Sales             1,184   1,000   1,000   3,184   13,051    1,100     1,100   1,100   3,300   1,300   1,300   1,300   3,900
Cost of Sales           957     800     800   2,557   10,026      880       880     880   2,540   1,021   1,021   1,021   3,062
                      --------------------------------------   ----------------------------------------------------------------
Gross Profit            227     200     200     627    3,025      220       220     220     660     280     280     280     839
SG&A                    215     200     200     615    2,429      182       182     182     545     215     215     215     644
Corp O/H Charge           -       -       -       -        -       28        28      28      85      28      28      28      85
                      --------------------------------------   ----------------------------------------------------------------
Total SG&A              215     200     200     615    2,429      210       210     210     629     243     243     243     728
Operating Income         12       -       -      12      596       10        10      10      31      37      37      37     110
Interest                 10      10      10      30      572       25        19      25      70      25      25      26      76
Pre-Tax Income            2     (10)    (10)    (18)      24      (15)       (9)    (15)    (35)     12      12      11      34
Income Tax                -       -       -       -        -       (6)       (4)     (6)    (16)      5       5       4      14
Net Income                2     (10)    (10)    (18)      24       (9)       (5)     (9)    (24)      7       7       6      21
                      ======================================   ================================================================
Depr/Amount               8       8       5      24       81        7         7       7      21       7       7       7      21
EBITDA                   20       8       8      36      677       17        17      17      52      44      44      44     131
                      ======================================   ================================================================
Margin Analysis
Gross Profit           19.2%   20.0%   20.0%   19.7%    23.2%    20.0%     20.0%   20.0%   20.0%   21.5%   21.5%   21.5%   21.5%
Total SG&A             18.2%   20.0%   20.0%   19.3%    18.6%    19.1%     19.1%   19.1%   19.1%   18.7%   18.7%   18.7%   18.7%
Operating Income        1.0%    0.0%    0.0%    0.4%     4.6%     0.9%      0.9%    0.9%    0.9%    2.8%    2.8%    2.8%    2.8%
Interest                0.8%    1.0%    1.0%    0.9%     4.4%     2.3%      1.8%    2.3%    2.1%    1.9%    1.9%    2.0%    1.9%
Pre-tax Income          0.2%   -1.0%   -1.0%   -0.6%     0.2%    -1.4%     -0.5%   -1.4%   -1.2%    0.9%    0.9%    0.8%    0.9%
Net Income              0.2%   -1.0%   -1.0%   -0.6%     0.2%    -0.8%     -0.5%   -0.8%   -0.7%    0.6%    0.5%    0.5%    0.5%
EBITDA                  1.7%    0.8%    0.8%    1.1%     5.2%     1.6%      1.6%    1.6%    1.6%    3.4%    3.4%    3.4%    3.4%

                       JULY   AUGUST   SEPT   Q3-04    OCT     NOV     DEC    Q4-04    2004     2005     2006      2007     2008
                      ----------------------------------------------------------------------   ----------------------------------
Net Sales             1,100   1,100   1,100   3,300   1,000   1,000   1,000   3,000   13,500   14,580   15,746    17,006   18,367
Cost of Sales           864     864     864   2,591     785     785     785   2,355   10,647   11,227   12,125    13,095   14,142
                      ----------------------------------------------------------------------   ----------------------------------
Gross Profit            237     237     237     710     215     215     215     845    2,853    3,353    3,622     3,911    4,224
SG&A                    182     182     182     670     165     165     165     495    2,353    2,770    2,913     3,061    3,306
Corp O/H Charge          28      28      28      85      28      28      28      55      339      353      367       381      397
                      ----------------------------------------------------------------------   ----------------------------------
Total SG&A              210     210     210     755     193     193     193     580    2,692    3,123    3,280     3,442    3,703
Operating Income         27      27      27     (45)     22      22      22      65      161      231      342       469      522
Interest                 26      25      26      78      26      25      25      77      300      298      307       281      281
Pre-Tax Income            1       1       0    (123)     (4)     (4)     (4)    (11)    (139)     (67)      35       188      241
Income Tax                0       1       0       1      (2)     (1)     (1)     (5)      (5)     (27)      14        75       96
Net Income                1       1       0    (124)     (2)     (2)     (2)     (7)    (134)     (40)      21       113      145
                      ======================================================================   ==================================
Depr/Amount               7       7       6      20       6       6       6      18       60       80       80        80       80
EBITDA                   34      34      33     (25)     28      28      28      83      241      311      422       549      602
                      ======================================================================   ==================================
Margin Analysis
Gross Profit           21.5%   21.5%   21.5%   21.5%   21.5%   21.5%   21.5%   21.5%    21.1%    23.0%    23.0%     23.0%    23.0%
Total SG&A             19.1%   19.1%   19.1%   22.9%   19.3%   19.3%   19.3%   19.3%    19.9%    21.4%    20.8%     20.2%    20.2%
Operating Income        2.4%    2.4%    2.4%   -1.4%    2.2%    2.2%    2.2%    2.2%     1.2%     1.6%     2.2%      2.8%     2.8%
Interest                2.3%    2.3%    2.4%    2.3%    2.6%    2.5%    2.5%    2.6%     2.2%     2.0%     2.0%      1.7%     1.5%
Pre-tax Income          0.1%    0.1%    0.0%   -3.7%   -0.4%   -0.4%   -0.4%   -0.4%    -1.0%    -0.5%     0.2%      1.1%     1.3%
Net Income              0.1%    0.1%    0.0%   -3.8%   -0.2%   -0.2%   -0.2%   -0.2%    -1.0%    -0.3%     0.1%      0.7%     0.8%
EBITDA                  3.1%    3.1%    3.0%   -0.8%    2.8%    2.8%    2.8%    2.8%     1.8%     2.1%     2.7%      3.2%     3.3%

REPTRON ELECTRONICS, INC.
REPTRON MANUFACTURING SERVICES - Combined
STATEMENT OF OPERATIONS

                                   OCT        NOV        DEC       Q4-03     2003      JANUARY  FEBRUARY     MARCH     Q1-04
                                  ------    -------    ------     ------    -------    -------  --------     -----     ------
Net Sales                         12,625     11,200    10,400     34,225    137,524     9,450     9,450      9,450     28,350
Direct Material                    7,491      6,528     6,103     20,122     80,503     5,481     5,481      5,481     16,443
Direct Labor                       1,075      1,004       909      2,968     11,452       883       812        741      2,435
                                  ------     ------    ------     ------    -------     -----     -----      -----     ------
Manufacturing Margin               4,059      3,668     3,388     11,115     45,569     3,086     3,158      3,228      9,472
Manufacturing O/H                  2,670      2,475     2,334      7,479     29,332     2,075     2,075      2,075      6,224
Total COGS                        11,235     10,007     9,346     30,589    121,287     8,438     8,367      8,297     25,102
                                  ------     ------    ------     ------    -------     -----     -----      -----     ------
Gross Profit                       1,389      1,193     1,054      3,636     16,237     1,012     1,063      1,154      3,248
SG&A                                 922        795       795      2,512      9,761       790       790        775      2,356
Corp O/H Charge                      370        410       410      1,190      6,127       329       279        229        836
                                  ------     ------    ------     ------    -------     -----     -----      -----     ------
Total SG&A                         1,292      1,205     1,205      3,702     15,908     1,119     1,069      1,004      3,192
Operating Income                      97        (12)     (151)       (66)       329      (107)       14        150         56
Total Interest                       494         90        90        674      4,833       230       232        225        687
Pre-Tax Income                      (397)      (102)     (241)      (740)    (4,504)     (338)     (218)       (76)      (631)
Income Tax/ Gain on Reorg              -          -   (51,874)   (51,874)   (51,874)     (135)      (87)       (30)      (252)
Net Income                          (397)      (102)   51,633     51,134     47,370      (203)     (131)       (45)      (376)
                                  ======     ======    ======     ======    =======     =====     =====      =====     ======
Depr Amort                           427        423       423      1,273      5,394       423       423        423      1,269
EBITDA                               524        411       272      1,207      5,723       316       437        573      1,325
                                  ======     ======    ======     ======    =======     =====     =====      =====     ======

MARGIN ANALYSIS

Direct Material                     59.3%      58.3%     58.7%      58.8%      58.5%     58.0%     58.0%      58.0%      58.0%
Direct Labor                         8.5%       9.0%      8.7%       8.7%       6.3%      9.3%      8.8%       7.8%       8.6%
MFG Margin                          32.2%      32.8%     32.6%      32.5%      33.1%     32.7%     33.4%      34.2%      33.4%
MFG O/H                             21.1%      22.1%     22.4%      21.9%      21.3%     22.0%     22.0%      22.0%      22.0%
Total COGS                          89.0%      89.3%     89.9%      89.4%      88.2%     89.3%     88.5%      87.8%      88.5%
Gross Profit                        11.0%      10.7%     10.1%      10.6%      11.8%     10.7%     11.5%      12.2%      11.5%
Total SG&A                          10.2%      10.8%     11.6%      10.8%      11.6%     11.8%     11.3%      10.6%      11.3%
Operating Income                     0.8%      -0.1%     -1.4%      -0.2%       0.2%     -1.1%      0.1%       1.8%       0.2%
Interest                             3.9%       0.8%      0.9%       2.0%       3.5%      2.4%      2.5%       2.4%       2.4%
Pre-Tax Income                      -3.1%      -0.9%     -2.3%      -2.2%      -3.3%     -3.5%     -2.3%      -0.5%      -2.2%
Net Income                          -3.1%      -0.9%    496.5%     149.4%      34.4%     -2.1%     -1.4%      -0.5%      -1.3%
EBITDA                               4.2%       3.7%      2.6%       3.5%       4.2%      3.3%      4.6%       6.1%       4.7%

                                  APRIL       MAY      JUNE      Q2-04       JULY      AUGUST      SEPT      Q3-04       OCT
                                 ------     ------    ------     ------     ------     ------     ------     ------     ------
Net Sales                        10,608     10,608    10,808     31,824     12,300     12,300     12,300     36,900     13,100
Direct Material                   6,153      6,153     5,153     18,456      7,073      7,073      7,073     21,218      7,533
Direct Labor                        832        832       632      2,497        964        964        964      2,893      1,028
                                 ------     ------    ------     ------     ------     ------     ------     ------     ------
Manufacturing Margin              3,623      3,623     3,623     10,869      4,263      4,263      4,263     12,790      4,540
Manufacturing O/H                 2,187      2,187     2,187      8,560      2,475      2,478      2,478      7,433      2,592
Total COGS                        9,172      9,172     9,172     27,515     10,514     10,514     10,514     31,543     11,152
                                 ------     ------    ------     ------     ------     ------     ------     ------     ------
Gross Profit                      1,436      1,436     1,436      4,309      1,786      1,786      1,786      5,357      1,949
SG&A                                861        851       861      2,582        946        946        946      2,837      1,009
Corp O/H Charge                     229        229       229        686        229        229        229        686        229
                                 ------     ------    ------     ------     ------     ------     ------     ------     ------
Total SG&A                        1,089      1,089     1,069      3,267      1,174      1,174      1,174      3,523      1,238
Operating Income                    347        347       347      1,042        612        612        612      1,835        711
Total Interest                      224        226       238        686        232        231        239        701        234
Pre-Tax Income                      123        121       112        356        380        381        373      1,133        477
Income Tax/ Gain on Reorg            49         48        45        142        152        152        149        453        191
Net Income                           74         73        67        213        228        229        224        680        286
                                 ======     ======    ======     ======     ======     ======     ======     ======     ======
Depr/Amort                          423        423       423      1,269        423        423        423      1,269        423
EBITDA                              770        770       770      2,311      1,035      1,035      1,035      3,104      1,134
                                 ======     ======    ======     ======     ======     ======     ======     ======     ======

MARGIN ANALYSIS

Direct Material                    58.0%      58.0%     58.0%      58.0%      57.5%      57.5%      57.5%      57.5%      57.5%
Direct Labor                        7.8%       7.8%      7.8%       7.8%       7.8%       7.8%       7.8%       7.8%       7.8%
MFG Margin                         34.2%      34.2%     34.2%      34.2%      34.7%      34.7%      34.7%      34.7%      34.7%
MFG O/H                            20.6%      20.6%     20.6%      20.6%      20.1%      20.1%      20.1%      20.1%      19.8%
Total COGS                         66.5%      86.5%     86.5%      86.5%      85.5%      85.5%      85.5%      85.5%      85.1%
Gross Profit                       13.5%      13.5%     13.5%      13.5%      14.5%      14.5%      14.5%      14.5%      14.9%
Total SG&A                         10.3%      10.3%     10.3%      10.3%       9.5%       9.5%       9.5%       9.5%       9.4%
Operating Income                    3.3%       3.3%      3.3%       3.3%       5.0%       5.0%       5.0%       5.0%       5.4%
Interest                            2.1%       2.1%      2.2%       2.2%       1.9%       1.9%       1.9%       1.9%       1.8%
Pre-Tax Income                      1.2%       1.1%      1.1%       1.1%       3.1%       3.1%       3.0%       3.1%       3.6%
Net Income                          0.7%       0.7%      0.6%       0.7%       1.9%       1.9%       1.8%       1.8%       2.2%
EBITDA                              7.3%       7.3%      7.3%       7.3%       8.4%       8.4%       8.4%       8.4%       8.7%

                                    NOV      DEC        Q4-04      2004       2005       2006       2007        2008
                                  ------    ------     ------    -------     -------   -------    -------     -------
Net Sales                         13,100    13,100     39,300    136,374     147,294   159,067    171,792     185,535
Direct Material                    7,533     7,533     22,598     78,716      84,920    91,168     98,462     106,339
Direct Labor                       1,028     1,028      3,083     10,908      11,551    12,475     13,473      14,551
                                  ------    ------     ------    -------     -------   -------    -------     -------
Manufacturing Margin               4,540     4,540     13,520     46,750      50,813    55,423     59,857      64,646
Manufacturing O/H                  2,592     2,592      7,775     27,990      30,291    32,714     35,331      38,158
Total COGS                        11,152    11,152     33,455    117,614     126,762   136,358    147,266     159,047
                                  ------    ------     ------    -------     -------   -------    -------     -------
Gross Profit                       1,949     1,949      5,846     18,750      20,522    22,709     24,526      26,488
SG&A                               1,009     1,009      3,027     10,802      10,388    11,075     11,725      12,442
Corp O/H Charge                      229       229        686      2,893       2,988     3,087      3,169       3,294
                                  ------    ------     ------    -------     -------   -------    -------     -------
Total SG&A                         1,238     1,238      3,713     13,695      13,376    14,162     14,914      15,737
Operating Income                     711       711      2,133      5,066       7,146     8,547      9,612      10,751
Total Interest                       230       231        696      2,770       2,713     2,170      2,524       2,306
Pre-Tax Income                       481       480      1,437      2,295       4,433     6,378      7,069       6,445
Income Tax/ Gain on Reorg            192       192        575        918       1,773     2,551      2,835       3,378
Net Income                           288       288        862      1,377       2,680     3,827      4,253       5,067
                                  ======    ======     ======    =======     =======   =======    =======     =======
Depr/Amort                           423       423      1,259      5,075       4,376     4,026      3,678       3,326
EBITDA                             1,134     1,134      3,402     10,142      11,522    12,573     13,286      14,077
                                  ======    ======     ======    =======     =======   =======    =======     =======

MARGIN ANALYSIS

Direct Material                     57.5%     57.5%      57.5%      57.7%       57.7%     57.3%     57.3%        57.3%
Direct Labor                         7.8%      7.8%       7.8%       8.0%        7.8%      7.8%      7.8%         7.8%
MFG Margin                          34.7%     34.7%      34.7%      34.3%       34.5%     34.8%     34.8%        34.8%
MFG O/H                             19.8%     19.8%      19.8%      20.5%       20.6%     20.6%     20.6%        20.6%
Total COGS                          85.1%     85.1%      85.1%      86.2%       86.1%     85.7%     85.7%        85.7%
Gross Profit                        14.9%     14.9%      14.9%      13.8%       13.9%     14.3%     14.3%        14.3%
Total SG&A                           9.4%      9.4%       9.4%      10.0%        9.1%      6.9%      6.7%         8.5%
Operating Income                     5.4%      5.4%       5.4%       3.7%        4.9%      5.4%      5.6%         5.6%
Interest                             1.8%      1.8%       1.8%       2.0%        1.8%      1.4%      1.5%         1.2%
Pre-Tax Income                       3.7%      3.7%       3.7%       1.7%        3.0%      4.0%      4.1%         4.6%
Net Income                           2.2%      2.2%       2.2%       1.0%        1.8%      2.4%      2.5%         2.7%
EBITDA                               6.7%      6.7%       6.7%       7.4%        7.8%      7.9%      7.7%         7.6%

REPTRON ELECTRONICS INC.
REPTRON MANUFACTURING SERVICES - TAMPA&GAYLORD
STATEMENT OF OPERATIONS

                           OCT    NOV     DEC     Q4-03     2003   JANUARY  FEBRUARY   MARCH   Q1-04  APRIL   MAY    JUNE   Q2-04
                          ---------------------------------------  --------------------------------------------------------------
Net Sales                 7,994  7,100    5,400   20,494   82,846   6,450     6,450    6,450  19,350  7,358  7,358  7,358  22,074

Direct Material           4,513  4,047    3,078   11,738   45,997   3,741     3,741    3,741  11,223  4,268  4,268  4,268  12,603
Direct Labor                704    669      524    1,917    7,332     613       581      516   1,709    589    589    589   1,766
                          ---------------------------------------  --------------------------------------------------------------
Manufacturing Margin      2,677  2,384    1,796    6,640   28,520   2,096     2,129    2,193   6,418  2,502  2,502  2,502   7,505

Manufacturing O/H         1,469  1,491    1,134    4,094   17,036   1,355     1,355    1,355   4,064  1,472  1,472  1,472   4,415

Total COGS                6,786  6,227    4,736   17,749   71,365   5,708     5,676    5,612  16,996  6,328  6,328  6,328  18,984
                          ---------------------------------------  --------------------------------------------------------------
Gross Profit              1,208    873      664    2,746   11,484     742       774      839   2,354  1,030  1,030  1,030   3,090

SG&A                        570    495      495    1,560    6,427     535       535      535   1,606    607    607    607   1,821
Corp O/H Charge             275    280      280      835    4,167     257       207      157     520    157    157    157     470
                          ---------------------------------------  --------------------------------------------------------------
Total SG&A                  845    775      775    2,395   10,594     792       742      692   2,226    764    764    764   2,291
Operating Income           383     98     (111)     351      890     (50)       32      145     128    266    266    266     799
Total Interest              188     60       60      308    2,015     163       164      160     487    158    161    167     487

Pre-Tax Income              175     38     (171)      43   (1,126)   (214)     (132)     (13)   (359)   107    106    100     313

Income Tax/Gain on Reorg      -      -  (51,874) (51,674) (51,874)    (66)      (53)      (5)   (144)    43     42     40     125

Net Income                  175     38   51,703   51,917   50,749    (128)      (79)      (8)   (216)    64     64     60     188
                          =======================================  ==============================================================
Deprt/Amort                 314    300      300      914    3,982     300       300      300     900    300    300    300     500

EBITDA                      677    398      189    1,265    4,872     250       332      446   1,028    586    586    586   1,699

Margin Analysis

Direct Material            57.7%  57.0%    57.0%    57.3%    56.7%   58.0%     58.0%    58.0%   58.0%  58.0%  58.0%  58.0%   58.0%
Direct Labor                8.8%   9.7%     9.7%     9.4%     8.8%    9.5%      9.0%     8.0%    8.8%   8.0%   8.0%   8.0%    8.0%
MFG Margin                 33.5%  33.3%    33.3%    33.4%    34.4%   32.5%     33.0%    34.0%   33.2%  34.0%  34.0%  34.0%   34.0%
MFG O/H                    18.4%  21.0%    21.0%    20.0%    20.6%   21.0%     21.0%    21.0%   21.0%  20.0%  20.0%  20.0%   20.0%
Total CDGS                 84.9%  87.7%    87.7%    86.6%    86.1%   88.5%     88.0%    87.0%   87.8%  86.0%  86.0%  86.0%   86.0%
Gross Profit               15.1%  12.3%    12.3%    13.4%    13.9%   11.5%     12.0%    13.0%   17.2%  14.0%  14.0%  14.0%   14.0%
Total SG&A                 10.5%  10.9%    14.4%    11.7%    12.8%   12.3%     11.5%    10.7%   11.5%  10.4%  10.4%  10.4%   10.4%
Operating Income            4.5%   1.4%    -2.1%     1.7%     1.1%   -0.8%      0.5%     2.3%    0.7%   3.6%   3.6%   3.6%    3.6%
Interest                    2.4%   0.8%     1.1%     1.5%     2.4%    2.5%      2.8%     2.5%    2.5%   2.2%   2.2%   2.3%    2.2%
Per-Tax Income              2.2%   0.5%    -3.2%     0.2%    -1.4%   -3.3%     -2.1%    -0.2%   -1.9%   1.5%   1.4%   1.4%    1.4%
Net Income                  2.2%   0.5%   957.5%   253.3%    61.3%   -2.0%     -1.2%    -0.1%   -1.1%   0.9%   0.9%   0.8%    0.9%
EBITDA                      8.5%   5.6%     3.5%     6.2%     5.9%    3.9%      5.1%     6.9%    5.3%   7.7%   7.7%   7.7%    7.7%
                          =======================================  ===============================================================
                          JULY   AUGUST   SEPT  Q3-04      OCT     NOV    DEC    Q4-04    2004     2005     2006    2007     2008
                          ---------------------------------------  ---------------------------------------------------------------
Net Sales                 8,350  8,350   8,350  25,060    9,000   9,000  9,000  27,000   93,474  100,952  109,028 117,750  127,170

Direct Material           4,801  4,801   4,801  14,404    5,175   5,175  5,175  15,525   53,955   58,047   62,146  67,118   72,487
Direct Labor                668    668     668   2,004      720     720    720   2,160    7,639    8,076     8722   9,420   10,174
                          -------------------------------------   ----------------------------------------------------------------
Manufacturing Margin      2,881  2,881   2,881   8,642    3,105   3,105  3,105   9,315   31,880   34,828   38,160  41,213   44,510

Manufacturing O/H         1,628  1,628   1,628   4,885    1,710   1,710  1,710   5,130   18,493   20,190   21,806  23,550   25,434

Total COGS                7,098  7,098   7,098  21,293    7,605   7,605  7,605  22,815   80,087   86,314   92,674 100,088  108,095
                          -------------------------------------   ----------------------------------------------------------------
Gross Profit              1,253  1,253   1,253   3,758    1,395   1,395  1,395   4,185   13,387   14,838   16,354  17,663   19,076

SG&A                        689    689     689   2,067      743     743    743   2,228    7,721    7,576    7,972   8,420    8,924
Corp O/H Charge             157    157     157     470      157     157    157     470    2,030    2,091    2,154   2,218    2,285
                          -------------------------------------   ----------------------------------------------------------------
Total SG&A                  846    846     846   2,537      899     899    899   2,698    9,751    9,667   10,126  10,638   11,208
Operating Income            407    407     407   1,221      496     496    496   1,487    3,636    4,971    6,228   7,024    7,867
Total Interest              164    163     169     496      165     163    163     491    1,961    1,898    1,518   1,753    1,595

Pre-Tax Income              243    244     230     725      331     333    333     997    1,575    3,073    4,710   5,271    6,272

Income Tax/Gain on Reorg     97     98      95     290      132     133    133     399      670    1,229    1,884   2,108    2,509

Net Income                  146    146     143     435      158     200    200     598    1,005    1,844    2,825   3,163    3,763
                          =====================================   ================================================================
Deprt/Amort                 300    300     300     900      300     300    300     900    3,600    3,100    2,850   2,600    2,350

EBITDA                      707    707     707   2,121      796     796    796   2,387    7,236    8,071    9,070   9,624   10,217
                          =====================================   ================================================================
Margin Analysis

Direct Material            57.5%  57.5%   57.5%   57.5%    57.5%   57.5%  57.5%   57.5%    57.7%    57.5%    57.0%   57.0%    57.0%
Direct Labor                8.0%   8.0%    8.0%    8.0%     8.0%    8.0%   8.0%    8.0%     8.2%     8.0%     8.0%    8.0%     8.0%
MFG Margin                 34.5%  34.5%   34.5%   34.5%    34.5%   34.5%  34.5%   34.5%    34.1%    34.5%    35.0%   35.0%    35.0%
MFG O/H                    19.5%  19.5%   19.5%   19.5%    19.0%   19.0%  19.0%   19.0%    19.8%    20.0%    20.0%   20.0%    20.0%
Total CDGS                 85.0%  85.0%   85.0%   85.0%    84.5%   84.5%  84.5%   84.5%    85.7%    85.5%    85.0%   85.0%    85.0%
Gross Profit               15.0%  15.0%   15.0%   15.0%    15.5%   15.5%  15.5%   15.5%    14.3%    14.5%    15.0%   15.0%    15.0%
Total SG&A                 10.1%  10.1%   10.1%   10.1%    10.0%   10.0%  10.0%   10.0%    10.4%     9.6%     9.3%    9.0%     8.8%
Operating Income            4.9%   4.9%    4.9%    4.9%     5.5%    5.5%   5.5%    5.5%     3.5%     4.9%     5.7%    6.0%     6.2%
Interest                    2.0%   2.0%    2.0%    2.0%     1.8%    1.8%   1.8%    1.8%     2.1%     1.9%     1.4%    1.5%     1.3%
Per-Tax Income              2.9%   2.9%    2.9%    2.9%     3.7%    3.7%   3.7%    3.7%     1.8%     3.0%     4.3%    4.5%     4.9%
Net Income                  1.7%   1.8%    1.7%    1.7%     2.2%    2.2%   2.2%    2.2%     1.1%     1.8%     2.6%    2.7%     3.0%
EBITDA                      8.5%   8.5%    8.5%    8.5%     8.8%    8.8%   8.8%    8.8%     7.7%     8.0%     8.3%    8.2%     8.0%

REPTRON ELECTRONICS, INC.
REPTRON MANUFACTURING SERVICES - HIBBING
STATEMENT OF OPERATIONS

                          OCT      NOV     DEC     Q4-03     2003   JANUARY FEBRUARY MARCH   Q1-04   APRIL    MAY    JUNE    Q2-04
                          ---      ---     ---     -----     ----   ------- -------- -----   -----   -----    ---    ----    -----
Net Sales                4,631    4,100   5,000   13,731    54,676   3,000   3,000   3,000   9,000   3,250   3,250   3,250   9,750
Direct Material          2,878    2,481   3,025    8,384    33,506   1,740   1,740   1,740   5,220   1,885   1,885   1,885   5,655
Direct Labor               371      316     385    1,072     4,121     270     231     225     726     244     244     244     731
                         -----    -----   -----    -----    ------   -----   -----   -----   -----   -----   -----   -----   -----
Manufacturing Margin     1,382    1,304   1,590    4,276    17,050     990   1,029   1,035   3,054   1,121   1,121   1,121   3,364
Manufacturing O/H        1,201      984   1,200    3,385    12,296     720     720     720   2,160     715     715     715   2,145
Total COGS               4,450    3,780   4,610   12,840    49,922   2,730   2,691   2,685   8,106   2,844   2,844   2,844   8,531
                         -----    -----   -----    -----    ------   -----   -----   -----   -----   -----   -----   -----   -----
Gross Profit               181      320     390      891     4,754     270     309     315     894     406     406     406   1,219
SG&A                       352      300     300      952     3,354     255     255     240     750     254     254     254     761
Corp O/H Charge             95      130     130      355     1,960      72      72      72     216      72      72      72     216
                         -----    -----   -----    -----    ------   -----   -----   -----   -----   -----   -----   -----   -----
Total SG&A                 447      430     430    1,307     5,314     327     327     312     966     325     325     325     975
Operating Income          (266)    (110)    (40)    (416)     (560)    (57)    (18)      3     (72)     81      81      81     243
Total Interest             306       30      30      366     2,818      67      67      65     200      65      66      69     200
Pre-Tax Income            (572)    (140)    (70)    (782)   (3,378)   (124)    (85)    (62)   (271)     16      15      12      43
Income Tax                   -        -       -        -         -     (50)    (34)    (25)   (109)      6       6       5      17
Net Income                (572)    (140)    (70)    (782)   (3,378)    (74)    (52)    (37)   (163)      9       9       7      25
                         =====    =====   =====   ======    ======   =====   =====   =====   =====   =====   =====   =====   =====
Dept/Amort                 113      123     123      359     1,412     123     123     123     369     123     123     123     269
EBITDA                    (153)      13      83      (57)      852      66     105     126     297     204     204     204     612
                         =====    =====   =====   ======    ======   =====   =====   =====   =====   =====   =====   =====   =====

Margin Analysis

Direct Material           62.1%    60.5%   60.5%    61.1%     61.3%   58.0%   58.0%   58.0%   58.0%   58.0%   58.0%   58.0%   58.0%
Direct Labor               8.0%     7.7%    7.7%     7.8%      7.5%    9.0%    7.7%    7.5%    8.1%    7.5%    7.5%    7.5%    7.5%
MGF Margin                29.8%    31.8%   31.6%    31.1%     31.2%   33.0%   34.3%   34.5%   33.9%   34.5%   34.5%   34.5%   34.5%
MFG O/H                   25.9%    24.0%   24.0%    24.7%     22.5%   24.0%.  24.0%   24.0%   24.0%   22.0%   22.0%   22.0%   22.0%
Total COGS                96.1%    92.2%   92.2%    93.5%     91.3%   91.0%   89.7%   89.5%   90.1%   87.5%   87.5%   87.5%   87.5%
Gross Profit               3.9%     7.8%    7.5%     8.5%      8.7%    9.0%   10.3%   10.5%    9.9%   12.5%   12.5%   12.5%   12.5%
Total SG&A                 9.7%    10.5%    8.6%     9.5%      9.7%   10.9%   10.9%   10.4%   10.7%   10.0%   10.0%   10.0%   10.0%
Operating Income          -5.7%    -2.7%   -0.8%    -3.0%     -1.0%   -1.8%   -0.6%    0.1%   -0.8%    2.5%    2.5%    2.5%    2.5%
Interest                   6.6%     0.7%    0.6%     2.7%      5.2%    2.2%    2.2%    2.2%    2.2%    2.0%    2.0%    2.1%    2.0%
Pre-Tax Income           -12.4%    -3.4%   -1.4%    -5.7%     -6.2%   -4.1%   -2.8%   -2.1%   -3.0%    0.5%    0.5%    0.4%    0.4%
Net Income               -12.4%    -3.4%   -1.4%    -5.7%     -6.2%   -2.5%   -1.7%   -1.2%   -1.8%    0.3%    0.3%    0.2%    0.3%
EBITDA                    -3.3%     0.3%    1.7%    -0.4%      1.6%    2.2%    3.5%    4.2%    3.3%    6.3%    6.3%    6.3%    6.3%

                       JULY    AUGUST   SEPT   Q3-04     OCT     NOV     DEC    Q4-04     2004     2005     2006     2007     2008
                       ----    ------   ----   -----     ---     ---     ---    -----     ----     ----     ----     ----     ----
Net Sales              3,950   3,950   3,950   11,850   4,100   4,100   4,100   12,300   42,900   46,332   50,039   54,042   58,365
Direct Material        2,271   2,271   2,271    6,814   2,358   2,358   2,358    7,073   24,761   26,873   29,022   31,344   33,852
Direct Labor             296     296     296      889     308     308     308      923    3,269    3,475    3,753    4,053    4,377
                       -----   -----   -----    -----   -----   -----   -----    -----   ------   ------   ------   ------   ------
Manufacturing Margin   1,383   1,383   1,383    4,149   1,435   1,435   1,435    4,305   14,870   15,985   17,263   16,644   20,136
Manufacturing O/H        849     849     849    2,548     882     882     882    2,645    9,497   10,100   10,908   11,781   12,724
Total COGS             3,417   3,417   3,417   10,250   3,547   3,547   3,547   10,640   37,527   40,446   43,584   47,178   50,953
                       -----   -----   -----    -----   -----   -----   -----    -----   ------   ------   ------   ------   ------
Gross Profit             533     533     533    1,600     554     554     554    1,661    5,373    5,884    8,355    6,863    7,412
SG&A                     257     257     257      770     267     267     267      800    3,080    2,812    3,102    3,305    3,519
Corp O/H Charge           72      72      72      216      72      72      72      216      863      897      933      971    1,010
                       -----   -----   -----    -----   -----   -----   -----    -----   ------   ------   ------   ------   ------
Total SG&A               329     329     329      986     338     338     338    1,015    3,943    3,709    4,036    4,275    4,528
Operating Income         205     205     205      614     215     215     215      645    1,430    2,175    2,319    2,588    2,884
Total Interest            68      67      70      205      69      58      68      205      809      815      651      771      711
Pre-Tax Income           137     137     134      408     146     147     147      441      621    1,360    1,668    1,817    2,173
Income Tax                55      55      54      163      58      59      59      176      248      544      667      727      869
Net Income                82      82      81      245      88      88      88      264      372      815    1,001    1,090    1,304
                       =====   =====   =====   ======   =====   =====   =====   ======   ======   ======   ======   ======   ======
Dept/Amort               123     123     123      369     123     123     123      369    1,476    1,276    1,176    1,076      976
EBITDA                   328     328     328      983     338     338     338    1,014    2,906    3,451    3,495    3,654    3,860
                       =====   =====   =====   ======   =====   =====   =====   ======   ======   ======   ======   ======   ======

Margin Analysis

Direct Material         57.5%   57.5%   57.5%    57.5%   57.5%   57.5%   57.5%    57.5%    57.7%    58.0%    58.0%    58.0%    58.0%
Direct Labor             7.5%    7.5%    7.5%     7.5%    7.5%    7.5%    7.5%     7.5%     7.6%     7.5%     7.5%     7.5%     7.5%
MGF Margin              35.0%   35.0%   35.0%    35.0%   35.0%   35.0%   35.0%    35.0%    34.7%    34.5%    34.5%    34.5%    34.5%
MFG O/H                 21.5%   21.5%   21.5%    21.5%   21.5%   21.5%   21.5%    21.5%    22.1%    21.8%    21.8%    21.8%    21.8%
Total COGS              86.5%   86.5%   86.5%    86.5%   86.5%   86.5%   86.5%    86.5%    87.5%    87.3%    87.3%    87.3%    87.3%
Gross Profit            13.5%   13.5%   13.5%    13.5%   13.5%   13.5%   13.5%    13.5%    12.5%    12.7%    12.7%    12.7%    12.7%
Total SG&A               8.3%    8.3%    8.3%     8.3%    8.3%    8.3%    8.3%     8.3%     9.2%     8.0%     8.1%     7.9%     7.8%
Operating Income         5.2%    5.2%    5.2%     5.2%    5.2%    5.2%    5.2%     5.2%     3.3%     4.7%     4.6%     4.8%     4.9%
Interest                 1.7%    1.7%    1.8%     1.7%    1.7%    1.7%    1.7%     1.7%     1.9%     1.6%     1.3%     1.4%     1.2%
Pre-Tax Income           3.5%    3.5%    3.4%     3.4%    3.8%    3.6%    3.6%     3.6%     1.4%     2.9%     3.3%     3.4%     3.7%
Net Income               2.1%    2.1%    2.0%     2.1%    2.1%    2.2%    2.1%     2.1%     0.9%     1.8%     2.0%     2.0%     2.2%
EBITDA                   8.3%    8.3%    8.3%     8.3%    8.2%    8.2%    8.2%     8.2%     6.8%     7.4%     7.0%     6.8%     6.6%

REPTRON ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEET

                               SEP-03   OCT-03   NOV-03    DEC-03   JAN-04   FEB-04   MAR-04   APR-04   MAY-04    JUN-04
                               ------   ------   ------    ------   ------   ------   ------   ------   ------    ------
ASSETS

CURRENT ASSETS
 Cash                             816      812      812       812      812      812      812      812      812       812
 Accounts Receivable net       16,519   16,045   15,848    13,439   12,739   11,889   11,889   13,247   14,805    14,605
 Inventories                   22,036   21,766   21,264    19,719   18,752   18,210   18,210   19,022   19,834    19,834
 Prepaids & Other               1,859    3,377    3,377     3,377    3,377    3,377    3,377    3,377    3,377     3,377
 Tax Assets                         -        -        -         -        -        -        -        -        -         -
                               -----------------------------------------------------------------------------------------
   Total Current Assets        40,730   42,000   41,301    37,347   35,880   34,288   34,288   36,458   38,828    38,628

PROPERTY, PLANT & EQUIPMENT    20,902   20,828   20,628    20,628   20,378   20,128   19,878   19,628   19,378    19,128
GOODWILL                       26,779   26,779   26,779    26,779   26,779   26,779   26,779   26,779   26,779    26,779
DEFERRED TAX  ASSETS            2,480    2,480    2,480     2,480    2,480    2,480    2,480    2,480    2,480     2,480
OTHER ASSETS                    1,698    1,682    1,682     1,682    1,682    2,017    2,017    2,017    2,017     2,017
                               -----------------------------------------------------------------------------------------
TOTAL ASSETS                   92,589   93,569   92,870    88,916   86,999   85,692   85,442   87,362   89,282    89,032
                               =========================================================================================
LIABILITIES & EQUITY

CURRENT LIABILITIES
 Accounts Payable              14,851   17,481   13,910    13,245   11,768   11,677   11,588   13,155   13,457    13,758
 Current Porting of LTD           617      617      617       617      617      617      617      617      617       617
 Accrued Expenses               9,883    9,867    9,867     3,858    3,408    3,408    3,408    3,408    3,408     3,408
 Income Tax Payable                 -        -        -         -        -        -        -        -        -         -
 Other                              -        -        -         -        -        -        -        -        -         -
                               -----------------------------------------------------------------------------------------
   Total Current Liabilities   25,351   27,965   24,394    17,720   15,793   15,702   15,603   17,180   17,482    17,783

LONG-TERM DEBT
 Inter -Currency
    Payable/Receivable              -        -        -         -        -        -        -        -        -
 Convertible Notes             76,315   76,315   76,315    30,000   30,000   30,000   30,000   30,000   30,000    30,000
 Capital Leases & Mortgages     3,778    3,617    3,556     3,495    3,434    3,373    3,312    3,251    3,239     3,260
 Bank Line of Credit           13,928    7,715   10,760     8,232    8,515    7,497    7,450    7,784    9,335     8,689
                               -----------------------------------------------------------------------------------------
   Total Long-Term Debt        94,021   87,647   90,631    41,727   41,949   40,870   40,762   41,035   42,574    41,949

DEFERRED TAX LIABILITIES            -        -        -         -        -        -        -        -        -         -

EQUITY
 Common Stock                      64       64       64        64       64       64       64       64       64        64
 Additional Paid-in Capital    23,146   23,146   23,146    23,146   23,146   23,146   23,146   23,146   23,146    23,146
 Retained Earnings            (49,993) (45,253) (45,365)    6,258    6,047    5,911    5,856    5,937    6,017     6,090
                               -----------------------------------------------------------------------------------------
   Total Equity               (26,783) (22,043) (22,155)   29,468   29,257   29,121   29,066   29,147   29,227    29,300

TOTAL LIABILITIES & EQUITY     92,589   93,569   92,870    88,916   86,999   85,692   85,442   87,362   89,282    89,032
                               =========================================================================================

Days Sales to Inventory
Days Sales Outstanding
Days Sales In Payable
                               -----------------------------------------------------------------------------------------
Cash Conversion Cycle               -        -        -         -        -        -        -        -        -         -
                               -----------------------------------------------------------------------------------------

                               JUL-04  AUG-04     SEP-04   OCT-04   NOV-04   DEC-04    2005     2006      2007     2008
                               ------  ------     ------   ------   ------   ------    ----     ----      ----     ----
ASSETS

CURRENT ASSETS
 Cash                             812      812       812      812      812      812      812      812     4,016     7,489
 Accounts Receivable net       16,097   17,589    17,589   18,289   18,989   18,989   19,830   21,416    23,129    24,979
 Inventories                   20,597   21,360    21,360   21,742   22,123   22,123   23,586   25,244    27,284    29,445
 Prepaids & Other               3,377    3,377     3,377    3,377    3,377    3,377    3,377    3,377     3,377     3,377
 Tax Assets                         -        -         -        -        -        -        -        -         -         -
                               ------------------------------------------------------------------------------------------
   Total Current Assets        40,883   43,138    43,138   44,220   45,301   45,301   47,605   50,849    57,785    85,290

PROPERTY, PLANT & EQUIPMENT    18,878   18,628    18,378   18,128   17,878   17,628   15,628   14,328    13,378    12,778
GOODWILL                       26,779   26,779    26,779   26,779   26,779   26,779   26,779   26,779    26,779    26,779
DEFERRED TAX  ASSETS            2,480    2,480     2,480    2,480    2,480    2,480    2,480    2,480     2,480     2,480
OTHER ASSETS                    2,017    2,017     2,017    2,017    2,017    2,017    2,017    2,017     2,017     2,017
                               ------------------------------------------------------------------------------------------
TOTAL ASSETS                   91,037   93,042    92,792   93,624   94,455   94,205   94,509   96,453   102,438   109,344
                               ==========================================================================================
LIABILITIES & EQUITY

CURRENT LIABILITIES
 Accounts Payable              15,771   16,115    16,462   17,669   18,035   18,402   18,731   19,876    21,463    23,177
 Current Porting of LTD           617      617       617      617      617      617      617      617       617       617
 Accrued Expenses               3,408    3,408     3,408    3,408    3,408    3,408    3,408    3,408     3,408     3,408
 Income Tax Payable                 -        -         -        -        -        -        -        -         -         -
 Other                              -        -         -        -        -        -        -        -         -         -
                               ------------------------------------------------------------------------------------------
   Total Current Liabilities   19,796   20,141    20,487   21,694   22,060   22,427   22,756   23,901    25,488    27,202

LONG-TERM DEBT
 Inter -Currency
    Payable/Receivable              -        -        -         -        -        -        -        -         -         -
 Convertible Notes             30,000   30,000    30,000   30,000   30,000   30,000   30,000   30,000    30,000    30,000
 Capital Leases & Mortgages     3,280    3,297     3,311    3,323    3,333    3,340    3,364    3,340     3,372     3,351
 Bank Line of Credit            8,433    3,546     9,012    8,341    8,510    7,601    4,932    1,908     1,908     1,908
                               ------------------------------------------------------------------------------------------
   Total Long-Term Debt        41,713   43,142    42,323   41,664   41,843   40,941   38,295   35,248    35,281    35,259

DEFERRED TAX LIABILITIES            -        -         -        -        -        -        -        -         -         -

EQUITY
 Common Stock                      64       64        64       64       64       64       64       64        64        64
 Additional Paid-in Capital    23,146   23,146    23,146   23,146   23,146   23,146   23,146   23,146    23,146    23,146
 Retained Earnings              6,319    8,540     6,772    7,056    7,342    7,627   10,247   14,094    18,460    23,672
                               ------------------------------------------------------------------------------------------
   Total Equity                29,529   29,750    29,982   30,266   30,552   30,837   33,457   37,304    41,570    46,282

TOTAL LIABILITIES & EQUITY     91,037   93,042    92,792   93,624   94,455   94,205   94,509   96,453   102,438   109,344
                               ==========================================================================================

Days Sales to Inventory
Days Sales Outstanding
Days Sales In Payable
                               ------------------------------------------------------------------------------------------
Cash Conversion Cycle               -        -         -        -        -        -        -        -         -         -
                               ------------------------------------------------------------------------------------------

REPTRON ELECTRONICS, INC.
REPTRON MANUFACTURING SERVICES - TAMPA&GAYLORD
BALANCE SHEET

                                   SEP-03  OCT-03  NOV-03    DEC-03    JAN-04    FEB-04    MAR-04     APR-04     MAY-04     JUN-04
                                   ------  ------  ------    ------    ------    ------    ------     ------     ------     ------
ASSETS

CURRENT ASSETS
  Cash                                  3       2       2          2         2        2          2          2          2          2
  Accounts Receivable, net         10,593   9,714   9,015      6,421     4,721    5,771      5,771      6,679      7,587      7,587
  Inventories                      12,517  12,037  11,289      9,754     9,445   10,111     10,111     10,638     11,164     11,164
  Prepaids & Other                    402     611     611        611       611      611        611        611        611        611
  Tax Assets                            -       -       -          -         -        -          -          -          -          -
                                   ------  ------  ------   --------   -------   ------    -------    -------    -------    -------
     Total Current Assets          23,615  22,364  20,917     18,788    14,782   16,495     16,495     17,930     19,364     19,364
PROPERTY, PLANT & EQUIPMENT        17,266  17,047  17,047     17,047    16,647   16,647     16,447     16,247     16,047     15,847
GOODWILL                                -       -       -          -         -        -          -          -          -          -
DEFERRED TAX ASSETS                     -       -       -          -         -        -          -          -          -          -
OTHER ASSETS                           28      28      28         28        28       28         28         28         28         28
                                   ------  ------  ------   --------   -------   ------    -------    -------    -------    -------
TOTAL ASSETS                       40,909  39,439  37,992     33,863    31,657   33,170     32,970     34,205     35,439     35,239
                                   ======  ======  ======   ========   =======   ======    =======    =======    =======    =======

     LIABILITIES & EQUITY

CURRENT LIABILITIES
Accounts Payable                    9,503  10,481   7,984      6,228     7,131    7,091      7,011      8,114      8,322      8,530
Current Porting Of LTD                410     410     410        410       410      410        410        410        410        410
Accrued Expenses                    2,573   2,144   2,144      2,144     2,144    2,144      2,144      2,144      2,144      2,144
Income Tax payable                      -       -       -          -         -        -          -          -          -          -
Other                                   -       -       -          -         -        -          -          -          -          -
                                   ------  ------  ------   --------   -------   ------    -------    -------    -------    -------
     Total Current Liabilities     12,456  13,035  10,538      8,762     9,685    9,645      9,565     10,668     10,668     11,064

LONG TERM DEBT
  Inter Company Payable Receivable 22,500  20,453  21,515    (32,511)  (35,443) (33,760)   (33,821)   (33,704)   (32,740)   (33,205)
  Convert table Notes                   -       -       -          -         -        -          -          -          -          -
  Capital Leases & Mortgages        3,398   3,251   3,201      3,151     3,101    3,051      3,001      2,951      2,950      2,947
  Bank Line Of Credit                   -       -       -          -         -        -          -          -          -          -
                                   ------  ------  ------   --------   -------   ------    -------    -------    -------    -------
     Total Long-Term Debt          25,896  23,704  24,716   (29,380)   (32,342)  (30709)   (30,820)   (30,753)   (29,790)   (30,258)

DEFERRED TAX LIABILITIES                -       -       -          -         -        -          -          -          -          -

EQUITY
  Common Stock                          -       -       -          -         -        -          -          -          -          -
  Additional Paid in Capital            -       -       -          -         -        -          -          -          -          -
  Retained Earnings                 2,525   2,700   2,738     54,442    54,313   54,234     54,226     54,290     54,354     54,414
                                   ------  ------  ------   --------   -------   ------    -------    -------    -------    -------
     Total Equity                   2,525   2,700   2,738     54,442    54,313   54,234     54,226     54,290     54,354     54,414

TOTAL LIABILITIES & EQUITY         40,909  39,439  37,992     32,883    31,657   33,170     32,970     34,205     35,439     35,239
                                   ======  ======  ======   ========   =======   ======    =======    =======    =======    =======

Days Sales Inventory                   50      50      50         20        60       60         60         60         60         60
Days Sales Outstanding                 40      40      40         40        45       45         45         45         45         45
Days Sales in Payable                 (40)    (40)    (39)       (40)      (38)     (38)       (38)       (39)       (40)       (41)
                                   ------  ------  ------   --------   -------   ------    -------    -------    -------    -------
Cash Conversion Cycle                  50      50      51         50        57       67         67         66         65         64
                                   ------  ------  ------   --------   -------   ------    -------    -------    -------    -------

                                    Total Fixed Assets                    -100     -100       -100       -100       -100       -100

                                    Indeed Amount                            0        0          0          0        -50        -50
                                    Current Lease                            0        0          0          0        -50       -100
                                    Lease Payment                            0        0          0          0   -1.38889   -2.77778

                                     JUL-04   AUG-04   SEP-04   OCT-04   NOV-04    DEC-04     2005      2006      2007      2008
                                     ------   ------   ------   ------   ------    ------     ----      ----      ----      ----
ASSETS

CURRENT ASSETS
  Cash                                     2        2        2        2        2         2         2         2         2         2
  Accounts Receivable, net             8,579    9,571    9,571   10,221   10,871    10,871    12,446    13,442    14,517    15,679
  Inventories                         11,898   12,232   12,232   12,605   12,979    12,979    14,189    15,234    16,453    17,769
  Prepaids & Other                       611      611      611      611      611       611       611       611       611       611
  Tax Assets                               -        -        -        -        -         -         -         -         -         -
                                    -------- -------- -------- -------- --------  --------  --------  --------  --------  --------
     Total Current Assets             20,890   22,416   22,416   23,439   24,463    24,463    27,248    29,289    31,583    34,061
PROPERTY, PLANT & EQUIPMENT           15,647   15,447   15,447   15,047   14,847    14,647    13,147    12,147    11,397    10,897
GOODWILL                                   -        -        -        -        -         -         -         -         -         -
DEFERRED TAX ASSETS                        -        -        -        -        -         -         -         -         -         -
OTHER ASSETS                              28       28       28       28       28        28        28        28        28        28
                                    -------- -------- -------- -------- --------  --------  --------  --------  --------  --------
TOTAL ASSETS                          36,565   37,691   37,691   38,514   39,338    39,138    40,423    41,464    43,006    44,986
                                    ======== ======== ======== ======== ========  ========  ========  ========  ========  ========

     LIABILITIES & EQUITY

CURRENT LIABILITIES
Account payable                        9,800   10,034   10,297   11,251   11,501    11,731    11,988    12,695    13,711    14,806
Current Porting Of LTD                   410      410      410      410      410       410       410       410       410       410
Accrued Expenses                       2,144    2,144    2,144    2,144    2,144     2,144     2,144     2,144     2,144     2,144
Income Tax Payable                         -        -        -        -        -         -         -         -         -         -
Other                                      -        -        -        -        -         -         -         -         -         -
                                    -------- -------- -------- -------- --------  --------  --------  --------  --------  --------
     Total Current Liabilities        12,354   12,588   12,821   13,805   14,055    14,305    14,542    15,249    16,265    17,362

LONG TERM DEBT
  Inter Company Payable Receivable   (33,291) (32,340) (32,909) (33,260) (32,878)  (33,515)  (34,144)  (36,538)  (39,105)  (41,873)
  Convert table Notes                      -        -        -        -        -         -         -         -         -         -
  Capital Leases & Mortgages           2,943    2,937    2,930    2,922    2,912     2,901     2,734     2,634     2,572     2,455
  Bank Line Of Credit                      -        -        -        -        -         -         -         -         -         -
                                    -------- -------- -------- -------- --------  --------  --------  --------  --------  --------
     Total Long-Term Debt            (30,349) (29,403) (29,979) (30,338) (29,964)  (30,614)  (31,410)  (33,902)  (36,536)  (39,418)

DEFERRED TAX LIABILITIES                   -        -        -        -        -         -         -         -         -         -

EQUITY
  Common Stock                             -        -        -        -        -         -         -         -         -         -
  Additional paid in Capital               -        -        -        -        -         -         -         -         -         -
  Retained Earnings                   54,559   54,706   54,848   55,047   55,247    55,446    57,290    60,118    63,279    67,042
                                    -------- -------- -------- -------- --------  --------  --------  --------  --------  --------
     Total Equity                     54,559   54,706   54,848   55,047   56,247    55,446    57,290    60,118    63,279    67,042

TOTAL LIABILITIES & EQUITY            36,565   37,891   37,691   38,514   39,338    39,138    40,423    41,464    43,008    44,986
                                    ======== ======== ======== ======== ========  ========  ========  ========  ========  ========

Days Sales Inventory                      60       60       60       60       60        60        60        60        60        60
Days Sales Outstanding                    45       45       45       45       45        45        45        45        45        45
Days Sales in Payable                    (42)     (43)     (44)     (45)     (46)      (47)      (50)      (50)      (50)      (50)
                                    -------- -------- -------- -------- --------  --------  --------  --------  --------  --------
Cash Conversion Cycle                     63       62       61       60       59        58        55        55        55        56
                                    -------- -------- -------- -------- --------  --------  --------  --------  --------  --------

                                        -100     -100     -100     -100     -100      -100     -1200     -1500     -1850     -1850

                                         -50      -50      -50      -50      -50       -50      -600      -800      -925      -925
                                        -150     -200     -250     -300     -350      -400     -1000     -1800     -2325     -2650
                                    -4.16667 -5.55556 -6.94444 -8.33333 -9.72222  -11.1111  -166.667      -300    -387.5  -441.667

REPTRON ELECTRONICS, INC.
REPTRON MANUFACTURING SERVICES - HIBBING
BALANCE SHEET

                                     SEP-03   OCT-03   NOV-03   DEC-03   JAN-04   FEB-04   MAR-04   APR-04   MAY-04    JUN-04
                                     ------   ------   ------   ------  -------   ------   ------   ------   ------   --------
ASSETS

CURRENT ASSETS
 Cash                                     1        1        1        1        1        1        1        1        1          1
 Accounts Receivable, net             4,494    4,660    5,151    5,520    6,420    4,420    4,420    4,570    4,920      4,920
 Inventories                          7,045    7,348    7,640    7,787    7,046    5,761    5,761    5,905    6,051      6,051
 Prepaids & Others                      622      625      625      625      625      625      625      825      625        625
 Tax Assets                               -        -        -        -        -        -        -        -        -          -
                                     ---------------------------------  ------------------------------------------------------
  Total Current Assets               12,162   12,634   13,417   13,933   14,092   10,807   10,807   11,202   11,597     11,597

PROPERTY, PLANT & EQUIPMENT           3,356    3,247    3,247    3,247    3,197    3,147    3,097    3,047    2,997      2,947
GOODWILL                             18,970   18,970   18,970   18,970   18,970   18,970   18,970   18,970   15,970     18,970
DEFERRED TAX ASSETS                       -        -        -        -        -        -        -        -        -          -
OTHER ASSETS                              -        -        -        -        -        -        -        -        -          -
                                     ---------------------------------  ------------------------------------------------------
TOTAL ASSETS                         34,488   34,851   35,634   36,150   36,259   32,924   32,874   33,219   33,564     33,514
                                     =================================  ======================================================

LIABILITIES & EQUITY

CURRENT LIABILITIES
 Accounts Payable                     4,739    5,955    4,971    6,602    3,590    3,539    3,531    3,833    3,927      4,020
 Current Porting Of LTD                 207      207      207      207      207      207      207      207      207        207
 Accrued Expenses                     1,161    1,103    1,103    1,103    1,103    1,103    1,103    1,103    1,103      1,103
 Income Tax Payable                       -        -        -        -        -        -        -        -        -          -
 Other                                    -        -        -        -        -        -        -        -        -          -
                                     ---------------------------------  ------------------------------------------------------
  Total Current Liabilities           6,107    7,265    6,291    7,372    4,900    4,849    4,841    5,143    5,237      5,330

LONG-TERM DEBT
 Inter-Company Payable/Receivable    20,168   27,665   29,782   29,288   31,955   28,734   28,740   28,784   29,038     28,863
 Convertible Notes                        -        -        -        -        -        -        -        -        -          -
 Capital Leases & Mortgages             380      366      355      344      333      322      311      300      289        313
 Bank Line of Credit                      -        -        -        -        -        -        -        -        -          -
                                     ---------------------------------  ------------------------------------------------------
  Total Long-Term Debt               28,548   28,231   30,137   29,632   32,288   29,056   29,051   29,084   29,327     29,176

DEFERRED TAX LIABILITIES                  -        -        -        -        -        -        -        -        -          -

EQUITY
 Common Stock                             -        -        -        -        -        -        -        -        -          -
 Additional Paid-In Capital               -        -        -        -        -        -        -        -        -          -
 Retained Earnings                     (167)    (545)    (785)    (855)    (929)     961   (1,018)  (1,009)    (999)      (992)
                                     ---------------------------------  ------------------------------------------------------
  Total Equity                         (167)    (545)    (785)    (855)    (929)     961   (1,018)  (1,009)    (999)      (992)

TOTAL LIABILITIES & EQUITY           34,488   34,851   35,634   36,150   36,259   32,924   32,874   33,219   33,564     33,514
                                     =================================  ======================================================

Days Sales In Inventory                  60       50       60       60       60       60       60       60       60         60
Days Sales Outstanding                   40       35       40       40       40       40       40       40       40         40
Days Sales In Payable                   (40)     (40)     (40)     (40)     (40)     (40)     (40)     (41)     (42)       (43)
                                     ---------------------------------  ------------------------------------------------------
Cash Conversion Cycle                    60       55       60       50       60       60       60       59       58         57
                                     ---------------------------------  ------------------------------------------------------

    Total Fixed Assets                                                      -73      -73      -73      -73      -73        -73

    Leased Amount                                                             0        0        0        0        0      -36.5
    Cumm Lease                                                                0        0        0        0        0      -36.5

    Lease Payment                                                             0        0        0        0        0   -1.01389

                                      JUL-04     AUG-04     SEP-04     OCT-04     NOV-04     DEC-04      2005      2006
                                     --------   --------   --------   --------   --------   --------   --------   -------
ASSETS

CURRENT ASSETS
 Cash                                       1          1          1          1          1          1          1         1
 Accounts Receivable, net               5,620      6,320      6,320      6,470      6,520      6,620      5,451     5,887
 Inventories                            6,437      6,824      6,824      6,910      6,996      6,996      6,741     7,181
 Prepaids & Others                        625        625        625        625        625        625        625       625
 Tax Assets                                 -          -          -          -          -          -          -         -
                                     ---------------------------------------------------------------   ------------------
  Total Current Assets                 12,683     13,770     13,770     14,006     14,242     14,242     12,818    13,694

PROPERTY, PLANT & EQUIPMENT             2,897      2,847      2,797      2,747      2,697      2,647      2,147     1,847
GOODWILL                               18,970     18,970     18,970     18,970     18,970     18,970     18,970    18,970
DEFERRED TAX ASSETS                         -          -          -          -          -          -          -         -
OTHER ASSETS                                -          -          -          -          -          -          -         -
                                     ---------------------------------------------------------------   ------------------
TOTAL ASSETS                           34,550     35,587     35,537     35,723     35,909     35,859     33,935    34,511
                                     ===============================================================   ==================

LIABILITIES & EQUITY

CURRENT LIABILITIES
 Accounts Payable                       4,943      5,055      5,167      5,480      5,597      5,713      5,618     5,984
 Current Porting Of LTD                   207        207        207        207        207        207        207       207
 Accrued Expenses                       1,103      1,103      1,103      1,103      1,103      1,103      1,103     1,103
 Income Tax Payable                         -          -          -          -          -          -          -         -
 Other                                      -          -          -          -          -          -          -         -
                                     ---------------------------------------------------------------   ------------------
  Total Current Liabilities             6,253      6,365      6,477      6,790      6,907      7,023      6,928     7,294

LONG-TERM DEBT
 Inter-Company Payable/Receivable      28,871     29,690     29,425     29,191     29,153     28,880     25,045    25,178
 Convertible Notes                          -          -          -          -          -          -          -         -
 Capital Leases & Mortgages               337        359        381        401        421        439        630       705
 Bank Line of Credit                        -          -          -          -          -          -          -         -
                                     ---------------------------------------------------------------   ------------------
  Total Long-Term Debt                 29,208     30,049     29,806     29,592     29,573     29,319     25,674    25,883

DEFERRED TAX LIABILITIES                    -          -          -          -          -          -          -         -

EQUITY
 Common Stock                               -          -          -          -          -          -          -         -
 Additional Paid-In Capital                 -          -          -          -          -          -          -         -
 Retained Earnings                       (910)      (828)      (747)       [?]       (571)       483        333     1,334
                                     ---------------------------------------------------------------   ------------------
  Total Equity                           (910)      (828)      (747)       [?]       (571)       483        333     1,334

TOTAL LIABILITIES & EQUITY             34,550     35,587     35,537     35,723     35,909     35,859     33,935    34,511
                                     ===============================================================   ==================

Days Sales In Inventory                    60         60         60         60         60         60         60        60
Days Sales Outstanding                     40         40         40         40         40         40         40        40
Days Sales In Payable                     (44)       (45)       (46)       (47)       (48)       (49)       (50)      (50)
                                     ---------------------------------------------------------------   ------------------
Cash Conversion Cycle                      56         55         54         53         52         51         50        50
                                     ---------------------------------------------------------------   ------------------

    Total Fixed Assets                    -73        -73        -73        -73        -73        -73       -876      -776

    Leased Amount                       -36.5      -36.5      -36.5      -36.5      -36.5      -38.5       -438      -388
    Cumm Lease                            -73     -109.5       -146     -182.5       -219     -255.5     -593.5   -1081.5

    Lease Payment                    -2.02778   -3.04157   -4.05556   -5.06944   -6.08333   -7.09722   -115.583   -180.25

                                       2007       2008
                                     --------   --------
ASSETS

CURRENT ASSETS
 Cash                                       1          1
 Accounts Receivable, net               6,358      6,866
 Inventories                            7,735      8,376
 Prepaids & Others                        625        625
 Tax Assets                                 -          -
                                     -------------------
  Total Current Assets                 14,739     15,868

PROPERTY, PLANT & EQUIPMENT             1,647      1,547
GOODWILL                               18,970     18,970
DEFERRED TAX ASSETS                         -          -
OTHER ASSETS                                -          -
                                     -------------------
TOTAL ASSETS                           35,356     36,385
                                     ===================

LIABILITIES & EQUITY

CURRENT LIABILITIES
 Accounts Payable                       5,453      6,980
 Current Porting Of LTD                   207        207
 Accrued Expenses                       1,103      1,103
 Income Tax Payable                         -          -
 Other                                      -          -
                                     -------------------
  Total Current Liabilities             7,773      8,290

LONG-TERM DEBT
 Inter-Company Payable/Receivable      24,359     23,472
 Convertible Notes                          -          -
 Capital Leases & Mortgages               801        896
 Bank Line of Credit                        -          -
                                     -------------------
  Total Long-Term Debt                 25,159     24,368

DEFERRED TAX LIABILITIES                    -          -

EQUITY
 Common Stock                               -          -
 Additional Paid-In Capital                 -          -
 Retained Earnings                      2,424      3,728
                                     -------------------
  Total Equity                          2,424      3,728

TOTAL LIABILITIES & EQUITY             35,356     36,385
                                     ===================

Days Sales In Inventory                    60         60
Days Sales Outstanding                     40         40
Days Sales In Payable                     (50)       (50)
                                     -------------------
Cash Conversion Cycle                      50         50
                                     -------------------

    Total Fixed Assets                   -876       -876

    Leased Amount                        -438       -438
    Cumm Lease                          -1264      -1264

    Lease Payment                    -210.687   -210.687

REPTRON ELECTRONICS, INC.
REPTRON DISPLAY & SYSTEM INTEGRATION
BALANCE SHEET

                                     SEP-03   OCT-03  NOV-03   DEC-03   JAN-04  FEB-04  MAR-04  APR-04  MAY-04  JUN-04
                                     ------   ------  ------   ------   ------  ------  ------  ------  ------  ------
ASSETS

CURRENT ASSETS
  Cash                                    11      11      11       11       11      11      11      11      11       11
  Accounts Receivable, net             1,329   1,668   1,679    1,495    1,595   1,695   1,695   1,895   2,095    2,095
  Inventories                          2,474   2,381   2,335    2,178    2,258   2,338   2,338   2,479   2,619    2,619
  Prepaids & Other                        88      89      89       89       89      89      89      89      89       89
  Tax Assets                               -       -       -        -        -       -       -       -       -        -
                                      ------  ------  ------   ------   ------  ------  ------  ------  ------   ------
   Total Current Assets                3,902   4,149   4,114    3,773    3,953   4,133   4,133   4,474   4,814    4,814

PROPERTY, PLANT & EQUIPMENT              181     240     240      240      240     240     240     240     240      240
GOODWILL                               7,809   7,809   7,809    7,809    7,809   7,809   7,809   7,809   7,809    7,809
DEFERRED TAX ASSETS                        -       -       -        -        -       -       -       -       -        -
OTHER ASSETS                              36      36      36       36       36      36      36      36      36       36
                                      ------  ------  ------   ------   ------  ------  ------  ------  ------   ------
TOTAL ASSETS                          11,928  12,234  12,199   11,658   12,038  12,218  12,218  12,559  12,899   12,899
                                      ======  ======  ======   ======   ======  ======  ======  ======  ======   ======

LIABILITIES & EQUITY

CURRENT LIABILITIES
  Accounts Payable                       578   1,011     921      921    1,013   1,013   1,013   1,174   1,174    1,174
  Current Porting Of LTD                   -       -       -        -        -       -       -       -       -        -
  Accrued Expenses                       156     100     100      100      100     100     100     100     100      100
  Income Tax Payable                       -       -       -        -        -       -       -       -       -        -
  Other                                    -       -       -        -        -       -       -       -       -        -
                                      ------  ------  ------   ------   ------  ------  ------  ------  ------   ------
   Total Current Liabilities             744   1,111   1,021    1,021    1,113   1,113   1,113   1,274   1,274    1,274

LONG-TERM DEBT
  Inter-Company Payable/Receivable    13,114  13,105  13,170   12,839   12,936  13,122  13,131  13,303  13,636   13,630
  Convertible Notes                        -       -       -        -        -       -       -       -       -        -
  Capital Leases & Mortgages               -       -       -        -        -       -       -       -       -        -
  Bank Line Of Credit                      -       -       -        -        -       -       -       -       -        -
                                      ------  ------  ------   ------   ------  ------  ------  ------  ------   ------
   Total Long-Term Debt               13,114  13,105  13,170   12,839   12,936  13,122  13,131  13,303  13,636   13,630

DEFERRED TAX LIABILITIES                   -       -       -        -        -       -       -       -       -        -

EQUITY
  Common Stock                             -       -       -        -        -       -       -       -       -        -
  Additional Paid-In Capital               -       -       -        -        -       -       -       -       -        -
  Retained Earnings                   (1,930) (1,982) (1,992)  (2,002)  (2,011) (2,016) (2,026) (2,018) (2,011)  (2,005)
                                      ------  ------  ------   ------   ------  ------  ------  ------  ------   ------
   Total Equity                       (1,930) (1,982) (1,992)  (2,002)  (2,011) (2,016) (2,026) (2,018) (2,011)  (2,005)

TOTAL LIABILITIES & EQUITY            11,928  12,234  12,199   11,856   12,038  12,218  12,218  12,559  12,899   12,899
                                      ======  ======  ======   ======   ======  ======  ======  ======  ======   ======

Days Sales In Inventory                   95      95      95       95       90      90      89      89      86       86
Days Sales Outstanding                    45      45      45       45       45      45      45      45      45       45
Days Sales In Payable                    (35)    (35)    (35)     (35)     (35)    (35)    (35)    (35)    (35)     (35)
                                      ------  ------  ------   ------   ------  ------  ------  ------  ------   ------
Cash Conversion Cycle                    105     105     105      105      100     100      99      98      98       96
                                      ------  ------  ------   ------   ------  ------  ------  ------  ------   ------

                                     JUL-04  AUG-04  SEP-04   OCT-04  NOV-04  DEC-04    2005     2006    2007    2008
                                     ------  ------  ------   ------  ------  ------    ----     ----    ----    ----
ASSETS

CURRENT ASSETS
  Cash                                   11      11      11       11      11      11       11       11      11      11
  Accounts Receivable, net            1,895   1,695   1,695    1,595   1,495   1,495    1,930    2,084   2,251   2,431
  Inventories                         2,462   2,305   2,305    2,227   2,148   2,148    2,656    2,829   3,056   3,300
  Prepaids & Other                       89      89      89       89      89      89       89       89      89      89
  Tax Assets                              -       -       -        -       -       -        -        -       -       -
                                     ------  ------  ------   ------  ------  ------   ------   ------  ------  ------
   Total Current Assets               4,457   4,100   4,100    3,922   3,743   3,743    4,586    5,013   5,406   5,831

PROPERTY, PLANT & EQUIPMENT             240     240     240      240     240     240      240      240     240     240
GOODWILL                              7,809   7,809   7,809    7,809   7,809   7,809    7,509    7,809   7,809   7,809
DEFERRED TAX ASSETS                       -       -       -        -       -       -        -        -       -       -
OTHER ASSETS                             36      36      36       36      36      36       36       36      36      36
                                     ------  ------  ------   ------  ------  ------   ------   ------  ------  ------
TOTAL ASSETS                         12,542  12,185  12,185   12,007  11,828  11,828   12,771   13,096  13,491  13,916
                                     ======  ======  ======   ======  ======  ======   ======   ======  ======  ======

LIABILITIES & EQUITY

CURRENT LIABILITIES
  Accounts Payable                      994     994     994      903     903     903    1,091    1,163   1,256   1,356
  Current Porting Of LTD                  -       -       -        -       -       -        -        -       -       -
  Accrued Expenses                      100     100     100      100     100     100      100      100     100     100
  Income Tax Payable                      -       -       -        -       -       -        -        -       -       -
  Other                                   -       -       -        -       -       -        -        -       -       -
                                     ------  ------  ------   ------  ------  ------   ------   ------  ------  ------
   Total Current Liabilities          1,094   1,094   1,094    1,003   1,003   1,003    1,191    1,263   1,356   1,456

LONG-TERM DEBT
  Inter-Company Payable/Receivable   13,453  13,095  13,095   13,009  12,833  12,835   13,630   13,856  14,053  14,232
  Convertible Notes                       -       -       -        -       -       -        -        -       -       -
  Capital Leases & Mortgages              -       -       -        -       -       -        -        -       -       -
  Bank Line Of Credit                     -       -       -        -       -       -        -        -       -       -
                                     ------  ------  ------   ------  ------  ------   ------   ------  ------  ------
   Total Long-Term Debt              13,453  13,095  13,095   13,009  12,833  12,835   13,630   13,856  14,053  14,232

DEFERRED TAX LIABILITIES                  -       -       -        -       -       -        -        -       -       -

EQUITY
  Common Stock                            -       -       -        -       -       -        -        -       -       -
  Additional Paid-In Capital              -       -       -        -       -       -        -        -       -       -
  Retained Earnings                  (2,004) (2,003) (2,003)  (2,006) (2,008) (2,010)  (2,050)  (2,030) (1,917) (1,772)
                                     ------  ------  ------   ------  ------  ------   ------   ------  ------  ------
   Total Equity                      (2,004) (2,003) (2,003)  (2,006) (2,008) (2,010)  (2,050)  (2,030) (1,917) (1,772)

TOTAL LIABILITIES & EQUITY           12,542  12,185  12,185   12,007  11,828  11,828   12,771   13,096  13,491  13,916
                                     ======  ======  ======   ======  ======  ======   ======   ======  ======  ======
Days Sales In Inventory                  87      87      86       86      86      85       85       85      85      85
Days Sales Outstanding                   45      45      45       45      45      45       45       45      45      45
Days Sales In Payable                   (35)    (35)    (35)     (35)    (35)    (35)     (35)     (35)    (35)    (35)
                                     ------  ------  ------   ------  ------  ------   ------   ------  ------  ------
Cash Conversion Cycle                    97      97      96       96      96      95       95       95      95      95
                                     ------  ------  ------   ------  ------  ------   ------   ------  ------  ------

REPTRON ELECTRONICS, INC.
REPTRON CORPORATE
BALANCE SHEET

                                    SEP-03    OCT-03    NOV-03    DEC-03    JAN-04    FEB-04    MAR-04    APR-04    MAY-04   JUN-04
                                   -------   -------   -------    ------    ------    ------    ------    ------    ------   -------
ASSETS

CURRENT ASSETS
  Cash                                 801       798       798       798       798       798       798       798       798      798
  Accounts Receivable, Net               3         3         3         3         3         3         3         3         3        3
  Inventories                            -         -         -         -         -         -         -         -         -        -
  Prepaids & Other                     247     2,052     2,052     2,052     2,052     2,052     2,052     2,052     2,052    2,052
  Tax Assets                             -         -         -         -         -         -         -         -         -        -
                                   -------   -------   -------    ------    ------    ------    ------    ------    ------   ------
      Total Current Assets           1,051     2,853     2,853     2,853     2,853     2,853     2,853     2,853     2,853    2,853

PROPERTY, PLANT & EQUIPMENT             99        94        94        94        94        94        94        94        94       94
GOODWILL                                 -         -         -         -         -         -         -         -         -        -
DEFERRED TAX ASSETS                  2,480     2,480     2,480     2,480     2,480     2,480     2,480     2,480     2,480    2,480
OTHER ASSETS                         1,634     1,618     1,618     1,618     1,618     1,953     1,953     1,953     1,953    1,953
                                   -------   -------   -------    ------    ------    ------    ------    ------    ------   ------
TOTAL ASSETS                         5,264     7,045     7,045     7,045     7,045     7,380     7,380     7,380     7,380    7,380
                                   =======   =======   =======    ======    ======    ======    ======    ======    ======   ======
LIABILITIES & EQUITIES

CURRENT LIABILITIES
  Accounts Payable                      31        34        34        34        34        34        34        34        34       34
  Current Porting Of LTD                 -         -         -         -         -         -         -         -         -        -
  Accrued Expenses                   5,983     6,520     6,520       511        61        61        61        61        61       61
  Income Tax Payable                     -         -         -         -         -         -         -         -         -        -
  Other                                  -         -         -         -         -         -         -         -         -        -
                                   -------   -------   -------    ------    ------    ------    ------    ------    ------   ------
      Total Current Liabilities      6,014     6,554     6,554       545        95        95        95        95        95       95

LONG-TERM DEBT
  Inter-Company Payable/Receivable (63,782)  (61,423)  (64,468)   (9,616)   (9,449)   (8,096)   (8,049)   (8,383)   (9,934)  (9,287)
  Convertible Notes                 76,315    76,315    76,315    30,000    30,000    30,000    30,000    30,000    30,000   30,000
  Capital Leases & Mortgages             -         -         -         -         -         -         -         -         -        -
  Bank Loan Of Credit               13,928     7,715    10,760     8,232     8,515     7,497     7,450     7,784     9,335    8,688
                                   -------   -------   -------    ------    ------    ------    ------    ------    ------   ------
      Total Long-Term Debt          26,461    22,607    22,607    28,616    29,066    29,401    29,401    29,401    29,401   29,401
DEFERRED TAX LIABILITIES                 -         -         -         -         -         -         -         -         -        -

EQUITY
  Common Stock                          64        64        64        64        64        64        64        64        64       64
  Additional Paid-in Capital        23,146    23,146    23,146    23,146    23,146    23,146    23,146    23,146    23,146   23,146
  Retained Earnings                (50,421)  (45,326)  (45,326)  (45,326)  (45,326)  (45,326)  (45,326)  (45,326)  (45,326) (45,326)
                                   -------   -------   -------    ------    ------    ------    ------    ------    ------   ------
      Total Equity                 (27,211)  (22,116)  (22,116)  (22,116)  (22,116)  (22,116)  (22,116)  (22,116)  (22,116) (22,116)

TOTAL LIABILITIES & EQUITY           5,264     7,045     7,045     7,045     7,045     7,380     7,380     7,380     7,380    7,380
                                   =======   =======   =======    ======    ======    ======    ======    ======    ======   ======

                                     JUL-04  AUG-04   SEP-04   OCT-04   NOV-04   DEC-04    2005     2006     2007     2008
                                     ------  ------   ------   ------   ------   ------    ----     ----     ----     ----
ASSETS

CURRENT ASSETS
  Cash                                  798      798      798      798      798      798      798      798    4,002    7,475
  Accounts Receivable, Net                3        3        3        3        3        3        3        3        3        3
  Inventories                             -        -        -        -        -        -        -        -        -        -
  Prepaids & Other                    2,052    2,052    2,052    2,052    2,052    2,052    2,052    2,052    2,052    2,052
  Tax Assets                              -        -        -        -        -        -        -        -        -        -
                                     ------  -------  -------  -------  -------  -------  -------  -------  -------  -------
      Total Current Assets            2,853    2,853    2,853    2,853    2,853    2,853    2,853    2,853    6,057    9,530

PROPERTY, PLANT & EQUIPMENT              94       94       94       94       94       94       94       94       94       94
GOODWILL                                  -        -        -        -        -        -        -        -        -        -
DEFERRED TAX ASSETS                   2,480    2,480    2,480    2,480    2,480    2,480    2,480    2,480    2,480    2,480
OTHER ASSETS                          1,953    1,953    1,953    1,953    1,953    1,953    1,953    1,953    1,953    1,953
                                     ------  -------  -------  -------  -------  -------  -------  -------  -------  -------
TOTAL ASSETS                          7,380    7,380    7,380    7,380    7,380    7,380    7,380    7,380   10,584   14,057
                                     ======  =======  =======  =======  =======  =======  =======  =======  =======  =======
LIABILITIES & EQUITIES

CURRENT LIABILITIES
  Accounts Payable                       34       34       34       34       34       34       34       34       34       34
  Current Porting Of LTD                  -        -        -        -        -        -        -        -        -        -
  Accrued Expenses                       61       61       61       61       61       61       61       61       61       61
  Income Tax Payable                      -        -        -        -        -        -        -        -        -        -
  Other                                   -        -        -        -        -        -        -        -        -        -
                                     ------  -------  -------  -------  -------  -------  -------  -------  -------  -------
      Total Current Liabilities          95       95       95       95       95       95       95       95       95       95

LONG-TERM DEBT
  Inter-Company Payable/Receivable   (9,032) (10,445)  (9,511)  (8,940)  (9,109)  (8,200)  (5,531)  (2,507)     696    4,170
  Convertible Notes                  30,000   30,000   30,000   30,000   30,000   30,000   30,000   30,000   30,000   30,000
  Capital Leases & Mortgages              -        -        -        -        -        -        -        -        -        -
  Bank Loan Of Credit                 8,433    9,846    9,012    8,341    8,510    7,601    4,932    1,908    1,908    1,908
                                     ------  -------  -------  -------  -------  -------  -------  -------  -------  -------
      Total Long-Term Debt           29,401   29,401   29,401   29,401   29,401   29,401   29,401   29,401   32,605   36,078
DEFERRED TAX LIABILITIES                  -        -        -        -        -        -        -        -        -        -

EQUITY
  Common Stock                           64       64       64       64       64       64       64       64       64       64
  Additional Paid-in Capital         23,146   23,146   23,146   23,146   23,146   23,146   23,146   23,146   23,146   23,146
  Retained Earnings                 (45,326) (45,326) (45,326) (45,326) (45,326) (45,326) (45,326) (45,326) (45,326) (45,326)
                                     ------  -------  -------  -------  -------  -------  -------  -------  -------  -------
      Total Equity                  (22,116) (22,116) (22,116) (22,116) (22,116) (22,116) (22,116) (22,116) (22,116) (22,116)

TOTAL LIABILITIES & EQUITY            7,380    7,380    7,380    7,380    7,380    7,380    7,380    7,380   10,584   14,057
                                     ======  =======  =======  =======  =======  =======  =======  =======  =======  =======

REPTRON ELECTRONICS, INC.
REPTRON MANUFACTURING SERVICES - TAMPA&GAYLORD
STATEMENT OF CASH FLOWS

                                             OCT     NOV      DEC       Q4-03     2003    JANUARY   FEBRUARY  MARCH   Q1-04
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Cash Flows From Operating Activities:
   Net Income                                  175      38    51,703    51,917    51,917      (128)      (79)    (8)    (216)
   Depreciation & Amortization                 314     300       300       914       914       300       300    300      900
   Deferred Income Taxes                         -       -         -         -         -         -         -      -        -
   (Gain) Loss on Disposal of FA                 -       -         -         -         -         -         -      -        -

   Change in Assets & Liabilities:
       Accounts Receivable                     979     699     2,594     4,272     4,272     1,700    (1,050)     -      650
       Inventory                               480     748     1,535     2,763     2,763       306      (663)     -     (357)
       Prepaids                               (209)      -         -      (209)     (209)        -         -      -        -
       Other Assets                              -       -         -         -         -         -         -      -        -
       Accounts Payable                        978  (2,497)   (1,756)   (3,275)   (3,275)      904       (40)   (81)     783
       Accrued Expenses                       (429)      -         -      (429)     (429)        -         -      -        -
       Income Taxes                              -       -         -         -         -         -         -      -        -
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
   Cash From Operations                      2,288    (712)   54,376    55,952    55,952     3,081    (1,533)   211    1,760
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                    -       -         -         -         -         -         -      -        -
   Purchases of PP&E                           (95)   (300)     (300)     (695)     (695)     (100)     (100)  (100)    (300)
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Net Cash From Investing Activities             (95)   (300)     (300)     (695)     (695)     (100)     (100)  (100)    (300)
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options       -       -         -         -         -         -         -      -        -
   Net proceeds (payments) on InterCo-Debt  (2,047)  1,062   (54,026)  (55,011)  (55,011)   (2,931)    1,683    (61)  (1,310)
   Net proceeds (payments) on LT Debt         (147)    (50)      (50)     (247)     (247)      (50)      (50)   (50)    (150)
   Net proceeds (payments) on LOC                -       -         -         -         -         -         -      -        -
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Net Cash Flows From Financing Activities    (2,194)  1,012   (54,076)  (55,258)  (55,258)   (2,981)    1,633   (111)  (1,460)
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Net Change in Cash                              (1)      -         -        (1)       (1)        -         0      0        0
Beginning Cash Balance                           1       -         -         1         1         -         -      0        -
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Ending Cash Balance                              -       -         -         -         -         -         0      0        0
                                            ======  ======  ========  ========  ========  ========  ========  =====  =======

                                             APRIL    MAY   JUNE    Q2-04      JULY     AUGUST     SEPT     Q3-04
                                            -------  -----  -----  --------  --------  --------  --------  --------
Cash Flows From Operating Activities:
   Net Income                                    64     64     60       186       146       146       143       435
   Depreciation & Amortization                  300    300    300       900       300       300       300       900
   Deferred Income Taxes                          -      -      -         -         -         -         -         -
   (Gain) Loss on Disposal of FA                  -      -      -         -         -         -         -         -

   Change in Assets & Liabilities:
       Accounts Receivable                     (908)  (908)     -    (1,816)     (992)     (992)        -    (1,984)
       Inventory                               (527)  (527)     -    (1,053)     (534)     (534)        -    (1,067)
       Prepaids                                   -      -      -         -         -         -         -         -
       Other Assets                               -      -      -         -         -         -         -         -
       Accounts Payable                       1,103    208    208     1,519     1,271       233       233     1,737
       Accrued Expenses                           -      -      -         -         -         -         -         -
       Income Taxes                               -      -      -         -         -         -         -         -
                                            -------  -----  -----  --------  --------  --------  --------  --------
   Cash From Operations                          33   (863)   568      (263)      191      (846)      676        21
                                            -------  -----  -----  --------  --------  --------  --------  --------
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                     -      -      -         -         -         -         -         -
   Purchases of PP&E                           (100)  (100)  (100)     (300)     (100)     (100)     (100)     (300)
                                            -------  -----  -----  --------  --------  --------  --------  --------
Net Cash From Investing Activities             (100)  (100)  (100)     (300)     (100)     (100)     (100)     (300)
                                            -------  -----  -----  --------  --------  --------  --------  --------
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options        -      -      -         -         -         -         -         -
   Net proceeds (payments) on InterCo-Debt      117    964   (465)      617       (87)      951      (569)      296
   Net proceeds (payments) on LT Debt           (50)    (1)    (3)      (54)       (4)       (5)       (7)      (17)
   Net proceeds (payments) on LOC                 -      -      -         -         -         -         -         -
                                            -------  -----  -----  --------  --------  --------  --------  --------
Net Cash Flows From Financing Activities         67    963   (468)      563       (91)      946      (576)      279
                                            -------  -----  -----  --------  --------  --------  --------  --------
Net Change in Cash                               (0)     -      0        (0)       (0)        0        (0)       (0)
Beginning Cash Balance                            0     (0)    (0)        0         0        (0)       (0)        0
                                            -------  -----  -----  --------  --------  --------  --------  --------
Ending Cash Balance                              (0)    (0)     0         0        (0)       (0)       (0)       (0)
                                            =======  =====  =====  ========  ========  ========  ========  ========

                                              OCT     NOV      DEC       Q4-04      2004      2005      2006      2007      2008
                                             -----   -----   --------   --------  --------  --------  --------  --------  --------
Cash Flows From Operating Activities:
   Net Income                                  198     200        200        598     1,005     1,844     2,626     3,153     3,763
   Depreciation & Amortization                 300     300        300        900     3,600     3,100     2,650     2,600     2,350
   Deferred Income Taxes                         -       -          -          -         -         -         -         -         -
   (Gain) Loss on Disposal of FA                 -       -          -          -         -         -         -         -         -

   Change in Assets & Liabilities:
       Accounts Receivable                    (650)   (650)         -     (1,300)   (4,450)   (1,575)     (596)   (1,075)   (1,161)
       Inventory                              (374)   (374)         -       (748)   (3,225)   (1,210)   (1,045)   (1,219)   (1,316)
       Prepaids                                  -       -          -          -         -         -         -         -         -
       Other Assets                              -       -          -          -         -         -         -         -         -
       Accounts Payable                        964     250        250      1,484     5,523       237       707     1,016     1,097
       Accrued Expenses                          -       -          -          -         -         -         -         -         -
       Income Taxes                              -       -          -          -         -         -         -         -         -
                                             -----   -----   --------   --------  --------  --------  --------  --------  --------
   Cash From Operations                        459    (274)       750        935     2,453     2,396     4,342     4,484     4,732
                                             -----   -----   --------   --------  --------  --------  --------  --------  --------
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                    -       -          -          -         -         -         -         -         -
   Purchases of PP&E                          (100)   (100)      (100)      (300)   (1,200)   (1,600)   (1,850)   (1,850)   (1,850)
                                             -----   -----   --------   --------  --------  --------  --------  --------  --------
Net Cash From Investing Activities            (100)   (100)      (100)      (300)   (1,200)   (1,600)   (1,850)   (1,850)   (1,850)
                                             -----   -----   --------   --------  --------  --------  --------  --------  --------
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options       -       -          -          -         -         -         -         -         -
   Net proceeds (payments) on InterCo-Debt    (350)    383       (639)      (605)   (1,003)     (629)   (2,392)   (2,572)   (2,766)
   Net proceeds (payments) on LT Debt           (8)    (10)       (11)       (29)     (250)     (167)     (100)      (63)     (117)
   Net proceeds (payments) on LOC                -       -          -          -         -         -         -         -         -
                                             -----   -----   --------   --------  --------  --------  --------  --------  --------
Net Cash Flows From Financing Activities      (359)    374       (650)      (635)   (1,253)     (796)   (2,492)   (2,634)   (2,882)
                                             -----   -----   --------   --------  --------  --------  --------  --------  --------
Net Change in Cash                              (0)     (0)         0          0        (0)       (0)        -         0        (0)
Beginning Cash Balance                          (0)     (0)        (0)        (0)        -        (0)       (0)       (0)       (0)
                                             -----   -----   --------   --------  --------  --------  --------  --------  --------
Ending Cash Balance                             (0)     (0)        (0)        (0)       (0)       (0)       (0)       (0)       (0)
                                             =====   =====   ========   ========  ========  ========  ========  ========  ========

REPTRON ELECTRONICS, INC.
REPTRON MANUFACTURING SERVICES - HIBBING
STATEMENT OF CASH FLOWS

                                             OCT     NOV      DEC       Q4-03     2003    JANUARY   FEBRUARY  MARCH   Q1-04
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Cash Flows From Operating Activities:
   Net Income                                 (572)   (140)       70      (782)     (782)      (74)      (51)   (37)    (163)
   Depreciation & Amortization                 113     123       123       359       359       123       123    123      369
   Deferred Income Taxes                         -       -         -         -         -         -         -      -        -
   (Gain) Loss on Disposal of FA                 -       -         -         -         -         -         -      -        -

   Change in Assets & Liabilities:
       Accounts Receivable                    (166)   (491)     (369)   (1,026)   (1,026)     (900)    2,000      -    1,100
       Inventory                              (303)   (292)     (147)     (742)     (742)      741     1,285      -    2,025
       Prepaids                                 (3)      -         -        (3)       (3)        -         -      -        -
       Other Assets                              -       -         -         -         -         -         -      -        -
       Accounts Payable                      1,218    (984)    1,091     1,323     1,323    (2,472)      (51)    (8)  (2,532)
       Accrued Expenses                        (58)      -         -       (58)      (58)        -         -      -        -
       Income Taxes                              -       -         -         -         -         -         -      -        -
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
   Cash From Operations                        227  (1,783)      628      (928)     (928)   (2,583)    3,306     78      800
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                    -       -         -         -         -         -         -      -        -
   Purchases of PP&E                            (4)   (123)     (123)     (250)     (250)      (73)      (73)   (73)    (219)
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Net Cash From Investing Activities              (4)   (123)     (123)     (250)     (250)      (73)      (73)   (73)    (219)
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options       -       -         -         -         -         -         -      -        -
   Net proceeds (payments) on InterCo-Debt    (303)  1,917      (494)    1,120     1,120     2,667    (3,222)     6     (548)
   Net proceeds (payments) on LT Debt          (14)    (11)      (11)      (36)      (36)      (11)      (11)   (11)     (33)
   Net proceeds (payments) on LOC                -       -         -         -         -         -         -      -        -
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Net Cash Flows From Financing Activities      (317)  1,906      (505)   (1,084)   (1,084)    2,656    (3,233)    (5)    (581)
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Net Change in Cash                             (94)      -         0       (94)      (94)        -         -     (0)      (0)
Beginning Cash Balance                           1     (93)      (93)        1         1       (93)      (93)   (93)     (93)
                                            ------  ------  --------  --------  --------  --------  --------  -----  -------
Ending Cash Balance                            (93)    (93)      (93)      (93)      (93)      (93)      (93)   (93)     (93)
                                            ======  ======  ========  ========  ========  ========  ========  =====  =======
                                             APRIL    MAY   JUNE    Q2-04      JULY     AUGUST     SEPT     Q3-04
                                            -------  -----  -----  --------  --------  --------  --------  --------
Cash Flows From Operating Activities:
   Net Income                                     9      9      7       [?]        82        82        81       245
   Depreciation & Amortization                  123    123    123       369       123       123       123       369
   Deferred Income Taxes                          -      -      -         -         -         -         -         -
   (Gain) Loss on Disposal of FA                  -      -      -         -         -         -         -         -

   Change in Assets & Liabilities:
       Accounts Receivable                     (250)  (250)     -      (500)     (700)     (700)        -    (1,400)
       Inventory                               (145)  (145)     -      (290)     (386)     (386)        -      (773)
       Prepaids                                   -      -      -         -         -         -         -         -
       Other Assets                               -      -      -         -         -         -         -         -
       Accounts Payable                         302     93     93       489       922       112       112     1,147
       Accrued Expenses                           -      -      -         -         -         -         -         -
       Income Taxes                               -      -      -         -         -         -         -         -
                                            -------  -----  -----  --------  --------  --------  --------  --------
   Cash From Operations                          40   (169)   224        94        41      (769)      315      (411)
                                            -------  -----  -----  --------  --------  --------  --------  --------
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                     -      -      -         -         -         -         -         -
   Purchases of PP&E                            (73)   (73)   (73)     (219)      (73)      (73)      (73)     (219)
                                            -------  -----  -----  --------  --------  --------  --------  --------
Net Cash From Investing Activities              (73)   (73)   (73)     (219)      (73)      (73)      (73)     (219)
                                            -------  -----  -----  --------  --------  --------  --------  --------
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options        -      -      -         -         -         -         -         -
   Net proceeds (payments) on InterCo-Debt       44    253   (175)      123         8       819      (264)      583
   Net proceeds (payments) on LT Debt           (11)   (11)    24         2        23        22        21        67
   Net proceeds (payments) on LOC                 -      -      -         -         -         -         -         -
                                            -------  -----  -----  --------  --------  --------  --------  --------
Net Cash Flows From Financing Activities         33    242   (151)      125        32       842      (243)      630
                                            -------  -----  -----  --------  --------  --------  --------  --------
Net Change in Cash                                0     (0)    (0)        0         0        (0)       (0)        -
Beginning Cash Balance                          (93)   (93)   (93)      (93)      (93)      (93)      (93)      (93)
                                            -------  -----  -----  --------  --------  --------  --------  --------
Ending Cash Balance                             (93)   (93)   (93)      (93)      (93)      (93)      (93)      (93)

                                            =======  =====  =====  ========  ========  ========  ========  ========
                                             OCT    NOV    DEC    Q4-04      2004      2005      2006      2007      2008
                                            -----  -----  -----  --------  --------  --------  --------  --------  --------
Cash Flows From Operating Activities:
   Net Income                                  88     88     88       264       372       816     1,001     1,090     1,304
   Depreciation & Amortization                123    123    123       369     1,476     1,276     1,176     1,076       975
   Deferred Income Taxes                        -      -      -         -         -         -         -         -         -
   (Gain) Loss on Disposal of FA                -      -      -         -         -         -         -         -         -

   Change in Assets & Liabilities:
       Accounts Receivable                   (150)  (150)     -      (300)   (1,100)    1,169      (436)     (471)     (509)
       Inventory                              (86)   (86)     -      (173)      791       255      (440)     (574)     (620)
       Prepaids                                 -      -      -         -         -         -         -         -         -
       Other Assets                             -      -      -         -         -         -         -         -         -
       Accounts Payable                       313    117    117       546      (349)      (96)      356       479       517
       Accrued Expenses                         -      -      -         -         -         -         -         -         -
       Income Taxes                             -      -      -         -         -         -         -         -         -
                                            -----  -----  -----  --------  --------  --------  --------  --------  --------
   Cash From Operations                       287     92    328       707     1,190     3,420     1,567     1,600     1,668
                                            -----  -----  -----  --------  --------  --------  --------  --------  --------
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                   -      -      -         -         -         -         -         -         -
   Purchases of PP&E                          (73)   (73)   (73)     (219)     (876)     (776)     (876)     (876)     (876)
                                            -----  -----  -----  --------  --------  --------  --------  --------  --------
Net Cash From Investing Activities            (73)   (73)   (73)     (219)     (876)     (776)     (876)     (876)     (876)
                                            -----  -----  -----  --------  --------  --------  --------  --------  --------
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options      -      -      -         -         -         -         -         -         -
   Net proceeds (payments) on InterCo-Debt   (235)   (38)  (273)     (546)     (409)   (2,835)     (867)     (819)     (887)
   Net proceeds (payments) on LT Debt          20     19     18        56        95       190        76        95        95
   Net proceeds (payments) on LOC               -      -      -         -         -         -         -         -         -
                                            -----  -----  -----  --------  --------  --------  --------  --------  --------
Net Cash Flows From Financing Activities     (214)   (19)  (255)     (488)     (314)   (2,644)     (791)     (724)     (792)
                                            -----  -----  -----  --------  --------  --------  --------  --------  --------
Net Change in Cash                             (0)    (0)     0         0        (0)        -         0         0         -
Beginning Cash Balance                        (93)   (93)   (93)      (93)      (93)        -         -         0        (0)
                                            -----  -----  -----  --------  --------  --------  --------  --------  --------
Ending Cash Balance                           (93)   (93)   (93)      (93)      (93)        -         0        (0)       (0)
                                            =====  =====  =====  ========  ========  ========  ========  ========  ========

REPTRON ELECTRONICS, INC.
REPTRON DISPLAY & SYSTEM INTEGRATION
STATEMENT OF CASH FLOWS

                                                 OCT        NOV        DEC       Q4-03      2003
                                                -----       ----      -----      -----      -----
Cash Flows From Operating Activities:
   Net Income                                      2        (10)       (10)       (18)       (18)
   Depreciation & Amortization                     8          8          8         24         24
   Deferred Income Taxes                           -          -          -          -          -
   (Gain) Loss on Disposal of FA                   -          -          -          -          -

   Change in Assets & Liabilities:
      Accounts Receivable                       (339)       (11)       184       (166)      (166)
      Inventory                                   93         46        157        296        296
      Prepaids                                    (1)         -          -         (1)        (1)
      Other Assets                                 -          -          -          -          -
      Accounts Payable                           433        (90)         -        343        343
      Accrued Expenses                           (66)         -          -        (56)       (66)
      Income Taxes                                 -          -          -          -          -
                                                ----        ---       ----       ----      -----

   Cash From Operations                          130        (57)       339        412        412
                                                ----        ---       ----       ----      -----
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                      -          -          -          -          -
   Purchases of PP&E                             (67)        (8)        (8)       (83)       (83)
                                                ----        ---       ----       ----      -----
Net Cash From Investing Activities               (67)        (8)        (8)       (83)       (83)
                                                ----        ---       ----       ----      -----

Cash Flows From Financing Activities:
   Proceeds from exercise of stock options         -          -          -          -          -
   Net proceeds (payments) on InterCo-Debt        (9)        65       (331)      (275)      (275)
   Net proceeds (payments) on LT Debt              -          -          -          -          -
   Net proceeds (payments) on LOC                  -          -          -          -          -
                                                ----        ---       ----       ----      -----

Net Cash Flows From Financing Activities          (9)        65       (331)      (275)      (275)
                                                ----        ---       ----       ----      -----
Net Change in Cash                                54          0          -         54         54

Beginning Cash Balance                             1         55         55          1          1
                                                ----        ---       ----       ----      -----

Ending Cash Balance                               55         55         55         55         55
                                                ====        ===       ====       ====      =====

                                               JANUARY    FEBRUARY     MARCH     Q1-04      APRIL       MAY         JUNE
                                               -------    --------     -----     -----      -----      -----        ----
Cash Flows From Operating Activities:
   Net Income                                     (9)        (5)        (9)       (24)         7          7          6
   Depreciation & Amortization                     7          7          7         21          7          7          7
   Deferred Income Taxes                           -          -          -          -          -          -          -
   (Gain) Loss on Disposal of FA                   -          -          -          -          -          -          -

   Change in Assets & Liabilities:
      Accounts Receivable                       (100)      (100)         -       (200)      (200)      (200)         -
      Inventory                                  (80)       (60)         -       (160)      (141)      (141)         -
      Prepaids                                     -          -          -          -          -          -          -
      Other Assets                                 -          -          -          -          -          -          -
      Accounts Payable                            92          -          -         92        162          -          -
      Accrued Expenses                             -          -          -          -          -          -          -
      Income Taxes                                 -          -          -          -          -          -          -
                                                ----      -----         --       ----       ----       ----       ----

   Cash From Operations                          (90)      (178)        (2)      (271)      (165)      (326)        13
                                                ----      -----         --       ----       ----       ----       ----
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                      -          -          -          -          -          -          -
   Purchases of PP&E                              (7)        (7)        (7)       (21)        (7)        (7)        (7)
                                                ----      -----         --       ----       ----       ----       ----
Net Cash From Investing Activities                (7)        (7)        (7)       (21)        (7)        (7)        (7)
                                                ----      -----         --       ----       ----       ----       ----
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options         -          -          -          -          -          -          -
   Net proceeds (payments) on InterCo-Debt        97        185          9        292        172        333         (5)
   Net proceeds (payments) on LT Debt              -          -          -          -          -          -          -
   Net proceeds (payments) on LOC                  -          -          -          -          -          -          -

                                                ----      -----         --       ----       ----       ----       ----

Net Cash Flows From Financing Activities          97        185          9        292        172        333         (6)
                                                ----      -----         --       ----       ----       ----       ----
Net Change in Cash                                (0)         -         (0)        (0)         0         (0)        (0)

Beginning Cash Balance                            55         55         55         55         55         55         55
                                                ----      -----         --       ----       ----       ----       ----

Ending Cash Balance                               55         55         55         55         55         55         55
                                                ====      =====         ==       ====       ====       ====       ====

                                                Q2-04      JULY      AUGUST       SEPT      Q3-04       OCT        NOV         DEC
                                                -----      -----     ------       ----      -----       ---       -----        ---
Cash Flows From Operating Activities:
   Net Income                                     21          1          1          0          2         (2)        (2)        (2)
   Depreciation & Amortization                    21          7          7          6         20          6          6          6
   Deferred Income Taxes                           -          -          -          -          -          -          -          -
   (Gain) Loss on Disposal of FA                   -          -          -          -          -          -          -          -

   Change in Assets & Liabilities:
      Accounts Receivable                       (400)       200        200          -        400        100        100          -
      Inventory                                 (281)       157        157          -        314         79         79          -
      Prepaids                                     -          -          -          -          -          -          -          -
      Other Assets                                 -          -          -          -          -          -          -          -
      Accounts Payable                           162       (181)         -          -       (181)       (90)         -          -
      Accrued Expenses                             -          -          -          -          -          -          -          -
      Income Taxes                                 -          -          -          -          -          -          -          -
                                                ----       ----       ----         --       ----        ---       ----         --

   Cash From Operations                         (478)       184        365          6        555         92        182          4
                                                ----       ----       ----         --       ----        ---       ----         --

Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                      -          -          -          -          -          -          -          -
   Purchases of PP&E                             (21)        (7)        (7)        (6)       (20)        (6)        (6)        (6)
                                                ----       ----       ----         --       ----        ---       ----         --

Net Cash From Investing Activities               (21)        (7)        (7)        (6)       (20)        (6)        (6)        (6)
                                                ----       ----       ----         --       ----        ---       ----         --
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options         -          -          -          -          -          -          -          -
   Net proceeds (payments) on InterCo-Debt       499       (177)      (358)        (0)      (535)       (86)      (176)         2
   Net proceeds (payments) on LT Debt              -          -          -          -          -          -          -          -
   Net proceeds (payments) on LOC                  -          -          -          -          -          -          -          -
                                                ----       ----       ----         --       ----        ---       ----         --
Net Cash Flows From Financing Activities         499       (177)      (358)        (0)      (535)       (86)      (176)         2
                                                ----       ----       ----         --       ----        ---       ----         --
Net Change in Cash                                (0)         0          -          0          0          -         (0)         0

Beginning Cash Balance                            55         55         55         55         55         55         55         55
                                                ----       ----       ----         --       ----        ---       ----         --

Ending Cash Balance                               55         55         55         55         55         55         55         55
                                                ====       ====       ====         ==       ====        ===       ====         ==

                                                Q4-04       2004       2005       2006       2007      2008
                                                -----       ----      -----      -----      -----      ----
Cash Flows From Operating Activities:
   Net Income                                     (7)        (8)       (40)        21        113        145
   Depreciation & Amortization                    18         80         80         80         80         80
   Deferred Income Taxes                           -          -          -          -          -          -
   (Gain) Loss on Disposal of FA                   -          -          -          -          -          -

   Change in Assets & Liabilities:
      Accounts Receivable                        200          -       (435)      (154)      (167)      (180)
      Inventory                                  157         30        [?]       (173)       226       (244)
      Prepaids                                     -          -          -          -          -          -
      Other Assets                                 -          -          -          -          -          -
      Accounts Payable                           (90)       (17)       188         71         93        100
      Accrued Expenses                             -          -          -          -          -          -
      Income Taxes                                 -          -          -          -          -          -
                                                ----        ---       ----       ----       ----       ----

   Cash From Operations                          278         85       (715)      (156)      (107)      (100)
                                                ----        ---       ----       ----       ----       ----
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                      -          -          -          -          -          -
   Purchases of PP&E                             (18)       (80)       (80)       (80)       (80)       (80)
                                                ----        ---     ------       ----     ------     ------

Net Cash From Investing Activities               (18)       (80)       (80)       (80)       (80)       (80)
                                                ----        ---     ------       ----     ------     ------
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options         -          -          -          -          -          -
   Net proceeds (payments) on InterCo-Debt      (260)        (5)       795        236        187        180
   Net proceeds (payments) on LT Debt              -          -          -          -          -          -
   Net proceeds (payments) on LOC                  -          -          -          -          -          -
                                                ----        ---       ----       ----       ----       ----
Net Cash Flows From Financing Activities        (260)        (5)       795        236        187        180
                                                ----        ---       ----       ----       ----       ----
Net Change in Cash                                (0)        (0)         0         (0)         0         (0)

Beginning Cash Balance                            55         55         55         55         55         55
                                                ----        ---     ------       ----     ------     ------

Ending Cash Balance                               55         55         55         55         55         55
                                                ====        ===     ======       ====     ======     ======

REPTRON ELECTRONICS, INC.
REPTRON CONSOLIDATED
STATEMENT OF CASH FLOWS

                                                  OCT         NOV       DEC       Q4-03      2003
                                                -------     -------   -------    --------   -------
Cash Flows From Operating Activities:
   Net Income                                     (395)       (112)    51,523     51,118     51,116
   Depreciation & Amortization                     495         491        491      1,477      1,477
   Deferred Income Taxes                             -           -          -          -          -
   Proceeds On Disposal                              -           -          -          -          -

   Change in Assets & Liabilities:
      Accounts Receivable                          474         197      2,409      3,080      3,080
      Inventory                                    270         503      1,545      2,318      2,316
      Prepaids                                  (2,018)          -          -     (2,018)    (2,018)
      Other Assets                                  16           -          -         16         16
      Accounts Payable                           2,630      (3,571)      (565)    (1,506)    (1,606)
      Accrued Expenses                             (18)          -     (6,009)    (6,025)    (5,025)
      Income Taxes                                   -           -          -          -          -
                                                ------      ------    -------    -------    -------
   Cash From Operations                          1,456      (2,493)    49,395     48,358     48,358
                                                ------      ------    -------    -------    -------
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                        -           -          -          -          -
   Purchases of PP&E                              (221)       (491)      (491)    (1,203)    (1,203)
                                                ------      ------    -------    -------    -------
Net Cash From Investing Activities                (221)       (491)      (491)    (1,203)    (1,203)
                                                ------      ------    -------    -------    -------

Cash Flows From Financing Activities:
   Proceeds from exercise of stock options           -           -          -          -          -
   Net proceeds (payments) on InterCo-Debt           -           -          -          -          -
   Net proceeds (payments) on LT Debt             (181)        (51)   (46,376)   (46,598)   (48,598)
   Net proceeds (payments) on LOC               (6,213)      3,045     (2,528)    (5,696)    (5,696)
                                                ------      ------    -------    -------    -------
Net Cash Flows From Financing Activities        (6,374)      2,964    (48,904)   (52,294)   (52,294)
                                                ------      ------    -------    -------    -------
Net Change in Cash                              (5,139)          -          -     (5,139)    (5,139)

Beginning Cash Balance                             800      (4,339)    (4,339)       800        800
                                                ------      ------    -------    -------    -------
Ending Cash Balance                             (4,339)     (4,339)    (4,339)    (4,339)    (4,339)
                                                ======      ======    =======    =======    =======

                                               JANUARY    FEBRUARY     MARCH     Q1-04      APRIL       MAY         JUNE
                                               -------    --------     ------    ------     ------     ------       ------
Cash Flows From Operating Activities:
   Net Income                                     (212)       (136)       (54)     (402)        81         80           73
   Depreciation & Amortization                     490         490        490     1,470        490        490          490
   Deferred Income Taxes                             -           -          -         -          -          -            -
   Proceeds On Disposal                              -           -          -         -          -          -            -

   Change in Assets & Liabilities:
      Accounts Receivable                          700         850          -     1,550     (1,358)    (1,358)           -
      Inventory                                    967         542          -     1,509       (812)      (812)           -
      Prepaids                                       -           -          -         -          -          -            -
      Other Assets                                   -        (335)         -      (335)         -          -            -
      Accounts Payable                          (1,477)        (92)       (88)   (1,657)     1,567        302          302
      Accrued Expenses                            (450)          -          -      (450)         -          -            -
      Income Taxes                                   -           -          -         -          -          -            -
                                               -------    --------     ------   -------     ------     ------       ------
   Cash From Operations                             18       1,320        347     1,685        (32)    (1,299)         865
                                               -------    --------     ------   -------     ------     ------       ------
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                        -           -          -         -          -          -            -
   Purchases of PP&E                              (240)       (240)      (240)     (720)      (240)      (240)        (240)
                                               -------    --------     ------   -------     ------     ------       ------
Net Cash From Investing Activities                (240)       (240)      (240)     (720)      (240)      (240)        (240)
                                               -------    --------     ------   -------     ------     ------       ------
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options           -           -          -         -          -          -            -
   Net proceeds (payments) on InterCo-Debt           -           -          -         -          -          -            -
   Net proceeds (payments) on LT Debt              (61)        (61)       (61)     (183)       (61)       (12)          22
   Net proceeds (payments) on LOC                  283      (1,019)       (46)     (782)       333      1,551         (647)
                                               -------    --------     ------   -------     ------     ------       ------

Net Cash Flows From Financing Activities           222      (1,080)      (107)     (965)       272      1,538         (625)
                                               -------    --------     ------   -------     ------     ------       ------
Net Change in Cash                                  (0)          0          0         0         (0)        (0)           0

Beginning Cash Balance                          (4,339)     (4,339)    (4,339)   (4,339)    (4,339)    (4,339)      (4,339)
                                               -------    --------     ------   -------     ------     ------       ------
Ending Cash Balance                             (4,339)     (4,339)    (4,339)   (4,339)    (4,339)    (4,339)      (4,339)
                                               =======    ========     ======   =======     ======     ======       ======

                                                Q2-04       JULY     AUGUST      SEPT       Q3-04        OCT       NOV       DEC
                                                ------     ------    ------     ------      ------      -----     ------    ------
Cash Flows From Operating Activities:
   Net Income                                      234        228       229        224         682        284        286       285
   Depreciation & Amortization                   1,470        490       490        489       1,489        489        489       489
   Deferred Income Taxes                             -          -         -          -           -          -          -         -
   Proceeds On Disposal                              -          -         -          -           -          -          -         -

   Change in Assets & Liabilities:
      Accounts Receivable                       (2,716)    (1,492)   (1,492)         -      (2,984)      (700)      (700)        -
      Inventory                                 (1,524)      (763)     (763)         -      (1,526)      (382)      (362)        -
      Prepaids                                       -          -         -          -           -          -          -         -
      Other Assets                                   -          -         -          -           -          -          -         -
      Accounts Payable                           2,170      2,012       346        346       2,704      1,207        367       367
      Accrued Expenses                               -          -         -          -           -          -          -         -
      Income Taxes                                   -          -         -          -           -          -          -         -
                                                ------     ------    ------     ------      ------      -----     ------    ------
   Cash From Operations                           (466)       476    (1,190)     1,058         345        898         60     1,141
                                                ------     ------    ------     ------      ------      -----     ------    ------
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                        -          -         -          -           -          -          -         -
   Purchases of PP&E                              (720)      (240)     (240)      (239)       (719)      (239)      (239)     (239)
                                                ------     ------    ------     ------      ------      -----     ------    ------
Net Cash From Investing Activities                (720)      (240)     (240)      (239)       (719)      (239)      (239)     (239)
                                                ------     ------    ------     ------      ------      -----     ------    ------
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options           -          -         -          -           -          -          -         -
   Net proceeds (payments) on InterCo-Debt           -          -         -          -           -          -          -         -
   Net proceeds (payments) on LT Debt              (52)        19        17         15          51         12         10         7
   Net proceeds (payments) on LOC               (1,238)      (255)    1,413       (834)        324        671        169      (909)
                                                ------     ------    ------     ------      ------      -----     ------    ------
Net Cash Flows From Financing Activities         1,186       (236)    1,430       (819)        374       (659)       179      (902)
                                                ------     ------    ------     ------      ------      -----     ------    ------
Net Change in Cash                                  (0)        (0)        -         (0)         (0)         0         (0)        0

Beginning Cash Balance                          (4,339)    (4,339)   (4,339)    (4,339)     (4,339)    (4,339)    (4,339)   (4,339)
                                                ------     ------    ------     ------      ------      -----     ------    ------
Ending Cash Balance                             (4,339)    (4,339)   (4,339)    (4,339)     (4,339)    (4,339)    (4,339)   (4,339)
                                                ======     ======    ======     ======      ======      =====     ======    ======

                                                Q4-04        2004      2005       2006       2007       2008
                                                ------      ------    ------     ------     ------     ------
Cash Flows From Operating Activities:
   Net Income                                      855       1,389     2,620      3,847      4,366      5,211
   Depreciation & Amortization                   1,487       5,876     4,516      4,166      3,816      3,466
   Deferred Income Taxes                             -           -         -          -          -          -
   Proceeds On Disposal                              -           -         -          -          -          -

   Change in Assets & Liabilities:
      Accounts Receivable                       (1,400)     (5,550)     (841)    (1,586)    (1,713)    (1,850)
      Inventory                                   (763)     (2,405)   (1,463)    (1,658)    (2,020)    (2,181)
      Prepaids                                       -           -         -          -          -          -
      Other Assets                                   -        (335)        -          -          -          -
      Accounts Payable                           1,940       5,157       329      1,144      1,587      1,714
      Accrued Expenses                               -        (450)        -          -          -          -
      Income Taxes                                   -           -         -          -          -          -
                                                ------      ------    ------     ------     ------     ------
   Cash From Operations                          2,096       3,663     5,161      5,914      5,037      6,361
                                                ------      ------    ------     ------     ------     ------
Cash Flows From Investing Activities:
   Proceeds from sale of PP&E                        -           -         -          -          -          -
   Purchases of PP&E                              (717)     (2,876)   (2,516)    (2,866)    (2,866)    (2,866)
                                                ------      ------    ------     ------     ------     ------
Net Cash From Investing Activities                (717)     (2,876)   (2,516)    (2,866)    (2,866)    (2,866)
                                                ------      ------    ------     ------     ------     ------
Cash Flows From Financing Activities:
   Proceeds from exercise of stock options           -           -         -          -          -          -
   Net proceeds (payments) on InterCo-Debt           -           -         -          -          -          -
   Net proceeds (payments) on LT Debt               29        (155)       24        (24)        33        (21)
   Net proceeds (payments) on LOC               (1,411)       (632)   (2,669)    (3,023)        (0)         0
                                                ------      ------    ------     ------     ------     ------
Net Cash Flows From Financing Activities        (1,382)       (787)   (2,645)    (3,048)        33        (21)
                                                ------      ------    ------     ------     ------     ------
Net Change in Cash                                   -          (0)        0          0      3,204      3,473

Beginning Cash Balance                          (4,339)     (4,339)   (4,339)    (4,339)    (4,339)    (1,135)
                                                ------      ------    ------     ------     ------     ------
Ending Cash Balance                             (4,339)     (4,339)   (4,339)    (4,339)    (1,135)     2,338
                                                ======      ======    ======     ======     ======     ======

REPTRON ELECTRONICS, INC.
CONSOLIDATED BORROWING BASE

                                 OCT-03  NOV-03  DEC-03  JAN-04  FEB-04  MAR-04  APR-04  MAY-04  JUNE-04   JUL-04
                                 --------------------------------------------------------------------------------
Accounts Receivable, Net         16,045  15,848  13,439  12,739  11,889  11,889  13,247  14,605   14,605   16,097
Add: AR Allowance                     -       -       -       -       -       -       -       -        -        -
                                 ------  ------  ------  ------  ------  ------  ------  ------  -------  -------
Gross AR                         15,045  15,848  13,439  12,739  11,889  11,889  13,247  14,605   14,605   16,097

Ineligible Receivables/Reserve    4,252   4,200   3,225   3,057   2,853   2,853   3,179   3,505    3,505    3,583
                                 ------  ------  ------  ------  ------  ------  ------  ------  -------  -------
Eligible Receivables             11,793  11,648  10,214   9,682   9,036   9,038  10,068  11,100   11,100   12,234
                                 ------  ------  ------  ------  ------  ------  ------  ------  -------  -------
Collateral Value of AR           10,024   9,901   8,682   8,229   7,680   7,680   8,558   9,435    9,435   10,399
                                 ======  ======  ======  ======  ======  ======  ======  ======  =======  =======
Inventory,  net                  21,766  21,264  19,719  18,752  18,210  18,210  19,022  19,834   19,834   20,597

    Inventory Reserve                 -       -       -       -       -       -       -       -        -        -
                                 ------  ------  ------  ------  ------  ------  ------  ------  -------  -------
    Inventory                    21,766  21,264  19,719  18,752  18,210  18,210  19,022  19,834   19,834   20,597

Ineligible Inventory              6,965   8,804   6,310   6,001   5,827   5,827   6,087   6,347    6,347    6,581
                                 ------  ------  ------  ------  ------  ------  ------  ------  -------  -------
Eligible Inventory               14,801  14,459  13,409  12,751  12,383  12.383  12,835  13,487   13,487   14,006

Inventory Advance Rate               25%     25%     25%     30%     30%     30%     30%     30%      30%      30%
                                 ------  ------  ------  ------  ------  ------  ------  ------  -------  -------
Collateral Value of Inventory     3,700   3,615   3,352   3,625   3,715   3,715   3,881   4,046    4,046    4,202
                                 ======  ======  ======  ======  ======  ======  ======  ======  =======  =======
LOC Balance                       7,715  10,750   8,232   6,515   7,497   7,450   7,784   9,335    8,888    8,433
                                 ======  ======  ======  ======  ======  ======  ======  ======  =======  =======
Reserves:
 Holdback Reserve                   800     800     800       -       -       -       -       -        -        -
 Letter of Credit - GE                -       -       -       -       -       -       -       -        -        -
 Letter of Credit - WC                -       -       -       -       -       -       -       -        -        -
 Other                                -       -       -       -       -       -       -       -        -        -
                                 ------  ------  ------  ------  ------  ------  ------  ------  -------  -------
Total Reserves                      800     800     800       -       -       -       -       -        -        -
                                 ======  ======  ======  ======  ======  ======  ======  ======  =======  =======
Availability                      5,209   1,958   3,001   3,540   3,899   3,945   4,654   4,146    4,793    6,167
                                 ======  ======  ======  ======  ======  ======  ======  ======  =======  =======

                                 AUG-04  SEP-04  OCT-04   NOV-04  DEC-04   2005    2006    2007    2008
                                 -----------------------------------------------------------------------
Accounts Receivable, Net         17,589  17,589   18,289  18,989  18,989  19,830  21,416  23,129  24,979
Add: AR Allowance                     -       -        -       -       -       -       -       -       -
                                 ------  ------  -------  ------  ------  ------  ------  ------  ------
Gross AR                         17,589  17,589   18,289  18,989  18,969  19,830  21,416  23,129  24,979

Ineligible Receivables/Reserve    4,221   4,221    4,389   4,557   4,557   4,557   4,557   4,557   4,557
                                 ------  ------  -------  ------  ------  ------  ------  ------  ------
Eligible Receivables             13,368  13,368   13,900  14,432  14,432  15,272  16,858  18,571  20,422
                                 ------  ------  -------  ------  ------  ------  ------  ------  ------
Collateral Value of AR           11,362  11,362   11,815  12,267  12,267  12,981  14,330  15,786  17,358
                                 ======  ======  =======  ======  ======  ======  ======  ======  ======
Inventory, net                   21,360  21,360   21,742  22,123  22,123  23,586  25,244  27,264  29,445

     Inventory Reserve                -       -        -       -       -       -       -       -       -
                                 ------  ------  -------  ------  ------  ------  ------  ------  ------
     Inventory                   21,360  21,360   21,742  22,123  22,123  23,586  25,244  27,264  29,445

Ineligible Inventory              6,835   6,835    6,957   7,079   7,079   7,548   5,078   8,724   9,422
                                 ------  ------  -------  ------  ------  ------  ------  ------  ------
Eligible Inventory               14,525  14,525   14,784  15,044  15,044  16,038  17,166  18,539  20,022

Inventory Advance Rate               30%     30%      30%     30%     30%     30%     30%     30%     30%
                                 ------  ------  -------  ------  ------  ------  ------  ------  ------
Collateral Value of Inventory     4,357   4,357    4,435   4,513   4,513   4,812   5,150   5,562   6,007
                                 ======  ======  =======  ======  ======  ======  ======  ======  ======
LOC Balance                       8,846   9,012    6,341   8,510   7,601   4,932   1,908   1,908   1,908
                                 ======  ======  =======  ======  ======  ======  ======  ======  ======
Reserves:
 Holdback Reserve                     -       -        -       -       -       -       -       -       -
 Letter of Credit - GE                -       -        -       -       -       -       -       -       -
 Letter of Credit - WC                -       -        -       -       -       -       -       -       -
 Other                                -       -        -       -       -       -       -       -       -
                                 ------  ------  -------  ------  ------  ------  ------  ------  ------
Total Reserves                        -       -        -       -       -       -       -       -       -
                                 ======  ======  =======  ======  ======  ======  ======  ======  ======
Availability                      5,874   6,708    7,909   8,270   9,179  12,861  17,571  19,439  21,457
                                 ======  ======  =======  ======  ======  ======  ======  ======  ======

                                                                       EXHIBIT 4

REPTRON ELECTRONICS, INC.  -  LIQUIDATION ANALYSIS (IN-COURT)

                                                               Book Value       Liquidation Values (orderly wind-down)
                   ($ in millions)                             10/28/2003        "Low"       %       "High"      %
----------------------------------------------------------------------------------------------------------------------
Cash                                                               0.5             0.5      100%       0.5      100%
Total Accounts Receivable, Net (1)                                17.1            13.9       81%      14.7       86%

Inventories ,net (2)
   Computer Products                                               0.4             0.1       19%       0.1       24%
   RMS-TG                                                         11.6             3.0       26%       3.5       31%
   RMS-H                                                           7.8             1.8       23%       2.2       28%
   Display & System Integration                                    2.8             0.8       28%       0.9       33%
                                                                  -------------------------------------------------
Total Inventories, Net                                            22.6             5.6       25%       6.8       30%

Prepaid Expenses/Other                                             3.4             0.0        0%       0.0        0%
Property, Plant & Equipment
   Tampa Facility (3)                                              7.9             6.7       85%       7.5       95%
   Land & Building (Excluding Tampa facility)                      3.0             1.5       50%       1.8       60%
   Leasehold Improvements                                          2.3             0.0        0%       0.0        0%
   Furniture, Fixtures & Equipment                                11.9             1.2       10%       1.8       15%

   Goodwill/Other Assets/Deferred Taxes                           31.0             0.0        0%       0.0        0%

                  TOTAL BOOK VALUE                                99.7

GROSS LIQUIDATION PROCEEDS                                                        29.4                33.1
      Percentage of Book Value                                                      29%                 33%

SECURED CLAIMS
Revolver Balance @10/28/03                                                         9.8      100%       9.8      100%
Capital Leases and Mortgages (4)                                                   4.7      100%       4.7      100%
                                                                                 -----               -----
Total Secured Claims                                                              14.5                14.5

Proceeds After Secured Claims                                                     14.9                18.6

ADMINISTRATIVE CLAIMS (5)
Trustee Fees (6)                                                                   0.3                 0.3
Wind-Down Expenses (7)                                                             0.8                 0.9
Professional Fees (8)                                                              0.6                 0.9
                                                                                 -----               -----
Total Administrative Claims                                                        1.7                 2.2

NET LIQUIDATION PROCEEDS AVAILABLE TO UNSECURED CLAIMS                            13.2                16.4

UNSECURED CLAIMS
6 3/4% Notes (Including Accrued Interest) (9)                                     82.3                82.3
AP                                                                                17.0                17.0
Accrued Expenses                                                                   4.5                 4.5
                                                                                 -----               -----
    TOTAL UNSECURED CLAIMS                                                       103.8               103.8

Recovery % for Unsecured Claims                                                   12.7%               15.8%

NOTES

NOTE 1 - ACCOUNTS RECEIVABLE

Orderly liquidation percentages for AR were estimated based on the net advance rates provided under the Company's current senior credit facility.

The assumed liquidation values used estimate there would be a 5%-10% additional recovery over the senior lender's advance rate

($000's)                                                    10/28/2003
                                                            ----------
Net AR Balance for Borrowing Base Calc                        14,141
Available under Borrowing Base                                10,817
Net Advance Rate                                                  76%

NOTE 2 - INVENTORIES

Orderly liquidation percentages for Inventory were estimated based on the net advance rates provided under the Company's current senior credit facility. The values used assumed a 5-10% additional recovery over the senior lender's advance rate.

NOTE 3 - TAMPA FACILITY

The orderly liquidation value for this facility is based on management's estimate.

NOTE 4 - CAPITAL LEASES AND MORTGAGES

Includes capital leases on equipment and mortgages on Gaylord and Tampa facility.

NOTE 5 - ADMINISTRATIVE CLAIMS

Assumes no administrative claims related to employee related costs, taxes, critical vendor payments or insurance premiums.

NOTE 6 - TRUSTEE FEES

Estimated to be 1% of gross liquidation proceeds

NOTE 7 - WIND-DOWN EXPENSES

Wind-down expenses were estimated based on a percentage of monthly SG&A

In addition to the wind-down expenses estimated below, the estimated inventory recovery percentages take into account $2.4 million of commissions, payroll, real property holding costs and other expenses associated with the liquidation of inventory.

                                                                      Low              High
Monthly SG&A (proforma)                                         1,460
1st Month                                                          20%     292     25%     365
2nd Month                                                          15%     219     15%     219
3rd Month                                                           5%      73     10%     146
4th Month                                                           5%      73      5%      73
5th Month                                                           5%      73      5%      73
6th Month                                                           5%      73      5%      73
                                                                           ---             ---
Total                                                                      803             949

NOTE 8 - PROFESSIONAL FEES

Estimated at $100K to $150K per month for 6 months

NOTE 9 - 6 3/4% CONVERTIBLE SUBORDINATED NOTES

Amount Outstanding 76,315 $
Accrued Interest 6,009
Total Claim 82,324 $

                                                                       EXHIBIT 5

REPTRON ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEET
AS OF CONFIRMATION

                                                            UNAUDITED                                    PRO FORMA
                                                              OCT-03             ADJUSTMENTS           CONFIRMATION
                                                              ------             -----------           ------------
ASSETS

CURRENT ASSETS
  Cash                                                           805                    -                    805
  Accounts Receivable, net                                    16,878                    -                 16,878
  Inventories                                                 20,577                    -                 20,577
  Prepaids & Other                                             4,785                    -                  4,785
  Tax Assets                                                       -                    -                      -
                                                             -------              -------                 ------
      Total Current Assets                                    43,045                    -                 43,045

PROPERTY, PLANT & EQUIPMENT                                   20,628                    -                 20,628
GOODWILL                                                      26,779                    -                 26,779
DEFERRED TAX ASSETS (1)                                        2,480               (2,480)                     -
OTHER ASSETS (2)                                               1,695                 (350)                 1,345
                                                             -------              -------                 ------
TOTAL ASSETS                                                  94,627               (2,830)                91,797
                                                             ===================================================

LIABILITIES & EQUITY

CURRENT LIABILITIES
  Accounts Payable                                            18,200                    -                 18,200
  Current Portion Of LTD                                         617                    -                    617
  Accrued Expenses (3)                                         9,966               (6,009)                 3,957
  Income Tax Payable                                               -                    -                      -
  Other                                                            -                    -                      -
                                                             ---------------------------------------------------
      Total Current Liabilities                               28,783               (6,009)                22,774

LONG-TERM DEBT
  Inter-Company Payable/Receivable                                 3                    -                      3
  Convertible Notes (4)                                       76,315              (46,315)                30,000
  Capital Leases & Mortgages                                   3,617                    -                  3,617
  Bank Line Of Credit                                          7,715                    -                  7,715
                                                             ---------------------------------------------------
      Total Long-Term Debt                                    87,650              (46,315)                41,335

DEFERRED TAX LIABILITIES                                           -                    -                      -

EQUITY
Combined Equity / Retained Earnings (5)                      (21,806)              51,974                 30,168

TOTAL LIABILITIES & EQUITY                                    94,627                 (350)                94,277
                                                             ===================================================

(1) Remove asset based on limitations of the asset going forward as well as potential offset by the debt relief gain.

(2) Remove asset related to previous financing expenses.

(3) Remove accrued unpaid interest on the convertible notes.

(4) Effect change of old notes for new notes.

(5) Effect balance sheet changes to equity and retained earnings.

                                                                       EXHIBIT 6

REPTRON ELECTRONICS, INC.
GOING CONCERN VALUATION ANALYSIS

Current Equity Trading Analysis
-------------------------------
Average Stock Price (last 30 days)                                     0.18
shares outstanding                                                6,417,196
                                                                  ---------
Total Equity Value                                                1,155,095

Equity conversion through Ch 11
20 times current value                                           23,101,906     market cap

Add Debt to Valuation:
Revolver                                                          9,000,000
New Notes                                                        30,000,000
Capital Leases & Mortgages                                        3,600,000

Total Enterprise Value based on equity value                     65,701,906
                                                                 ==========

Valuation Based on Cash Flow Multiples
--------------------------------------
2004 Projected EBITDA                                            11,200,000

Multiples:
            5 times                                              56,000,000
          5.5 times                                              61,600,000
            6 times                                              67,200,000

These multiples are on average for the electronic manufacturing services industry.

Valuation Based on Asset Book Value
-----------------------------------
Cash                                                                509,000
Total Accounts Receivable, Net                                   17,100,000
Total Inventories, Net                                           22,593,000

Prepaid Expenses/Other                                            3,390,000
Property, Plant & Equipment
  Land & Building                                                10,900,000
  Leasehold Improvements                                          2,300,000
  Furniture, Fixtures & Equipment                                 8,300,000

  Goodwill/Other Assets/Deferred Taxes                           31,047,000

             Total Book Value of Assets                          96,139,000

Less Intangibles

  Goodwill/Other Assets/Deferred Taxes                           31,047,000

                                                                 65,092,000
                                                                 ==========

                                                                       EXHIBIT 7

COVENANT TEST SHEET

                                      October 27 - 31    Nov 03-07      Nov 10-14       Nov 17-21       Nov 23-28      Dec 1-Dec 5
Collections By Week                    2,583,709.84    2,428,295.68    3,625,084.60    2,519,630.95    2,794,981.90    1,929,479.87
Cumulative Collections                 2,583,709.84    5,012,005.52    8,637,090.12   11,156,721.07   13,951,702.97   15,881,182.84

Covenant Amount @ 85%                  2,196,153.36    4,260,204.69    7,341,526.60    9,483,212.91   11,858,947.52   13,499,005.41

Actual Collections                                     5,493,568.18    2,143,267.79    3,404,091.64    2,998,987.46    1,883,684.00
Actual Cumulative Collections                          5,493,568.18    7,636,835.97   11,040,927.61   14,039,915.07   15,923,599.07

Comparison to Covenant                                 1,233,363.49      295,309.37    1,557,714.70    2,180,967.55    2,424,593.66

Disbursements by Week                  3,575,442.00    2,257,767.00    3,555,260.76    1,987,127.77    3,606,887.14    1,788,103.52
Cumulative Disbursements               3,575,442.00    5,833,209.00    9,388,469.76   11,375,597.53   14,982,484.67   16,770,588.19

Covenant Amount @ 115%                 4,111,758.30    6,708,190.35   10,796,740.22   13,081,937.16   17,229,857.37   19,286,176.42

Actual Disbursements                                   3,500,000.00    2,270,000.00    2,900,000.00    3,400,000.00    3,625,000.00
Actual Cumulative Disbursements                        3,500,000.00    5,770,000.00    8,670,000.00   12,070,000.00   15,695,000.00

Comparison to Covenant                                 3,208,190.35    5,026,740.22    4,411,937.16    5,159,857.37    3,591,176.42

Net Cash Provided (Used)                (991,732.16)     170,528.68       69,823.84      532,503.18     (811,905.24)     141,376.35
Net Cash Provided (Used) Cum            (991,732.16)    (821,203.48)    (751,379.64)    (218,876.46)  (1,030,781.70)    (889,405.35)

Covenant Amount                                         (944,384.00)    (864,086.59)    (251,707.93)  (1,185,398.96)  (1,022,816.15)

Actual Net Cash Provided (Used)                        1,993,568.18     (126,732.21)     504,091.64     (401,012.54)  (1,741,316.00)
Actual Net Cash Provided (Used) Cum                    1,993,568.18    1,866,835.97    2,370,927.61    1,969,915.07      228,599.07

Comparison to Covenant                                 2,814,771.66    2,618,215.61    2,589,804.07    3,000,696.77    1,118,004.42

                                         Dec 8-12       Dec 15-19       Dec 22-26      Dec 29-Jan 2      Jan 5-9        Jan 12-16
Collections By Week                    2,876,685.52    3,297,614.40    3,756,273.28    3,612,398.80    2,616,691.68    2,772,869.60
Cumulative Collections                18,757,868.36   22,055,482.76   25,811,756.04   29,424,154.84   32,040,846.52   34,813,716.12

Covenant Amount @ 85%                 15,944,188.11   18,747,160.35   21,939,992.63   25,010,531.61   27,234,719.54   29,591,658.70

Actual Collections                     4,244,991.00            0.00            0.00            0.00            0.00            0.00
Actual Cumulative Collections         20,168,590.07   20,168,590.07   20,168,590.07   20,168,590.07   20,168,590.07   20,168,590.07

Comparison to Covenant                 4,224,401.96    1,421,429.72   (1,771,402.56)  (4,841,941.54)  (7,066,129.47)  (9,423,068.63)

Disbursements by Week                  3,657,003.31    2,431,577.44    4,138,521.17    2,774,321.28    3,516,166.21    2,138,531.76
Cumulative Disbursements              20,427,591.50   22,859,168.94   26,997,690.11   29,772,011.39   33,288,177.60   35,426,709.36

Covenant Amount @ 115%                23,491,730.23   26,288,044.29   31,047,343.63   34,237,813.10   38,281,404.24   40,740,715.76

Actual Disbursements                   1,400,000.00            0.00            0.00            0.00            0.00            0.00
Actual Cumulative Disbursements       17,095,000.00   17,095,000.00   17,095,000.00   17,095,000.00   17,095,000.00   17,095,000.00

Comparison to Covenant                 6,396,730.23    9,193,044.29   13,952,343.63   17,142,813.10   21,186,404.24   23,645,715.76

Net Cash Provided (Used)                (780,317.79)     866,036.96     (382,247.89)     838,077.52     (899,474.53)     634,337.84
Net Cash Provided (Used) Cum          (1,669,723.14)    (803,686.18)  (1,185,934.07)    (347,856.55)  (1,247,331.08)    (612,993.24)

Covenant Amount                       (1,920,181.62)    (924,239.11)  (1,363,824.18)    (400,035.03)  (1,434,430.74)    (704,942.23)

Actual Net Cash Provided (Used)        2,844,991.00            0.00            0.00            0.00            0.00            0.00
Actual Net Cash Provided (Used) Cum    3,073,590.07    3,073,590.07    3,073,590.07    3,073,590.07    3,073,590.07    3,073,590.07

Comparison to Covenant                 4,743,313.21    3,877,276.25    4,259,524.14    3,421,446.62    4,320,921.15    3,686,583.31

                      MONTHLY FINANCIAL REPORT FOR BUSINESS

      FOR THE PERIOD BEGINNING October 28 2003 AND ENDING November 30, 2003

REPTRON ELECTRONICS, INC., Debtor                                   Case No. 03-
                                                   35966-BKC-PGH
Petition Date: October 28, 2003

                                                       CURRENT        CUMULATIVE
                                                        MONTH      PETITION TO DATE
                                                      ----------   ----------------
1. CASH AT BEGINNING OF PERIOD                           684,130         684,130
2. RECEIPTS
   A. Cash sales
   Less: Cash Refunds
      Net Cash Sales
   B. Collection on A/R                               13,951,703      13,951,703
   C. Net Borrowings from Line                           198,941
   D. Other Receipts (Attach List)
3.  TOTAL RECEIPTS                                    14,150,644      13,951,703
4.  TOTAL CASH AVAILABLE FOR
    OPERATIONS (Line 1 + Line 3)                      14,635,833      14,635,833

5.  DISBURSEMENTS
    A. U. S. Trustee Quarterly Fees
    B. Net Payroll                                     2,585,000       2,585,000
    C. Payroll Taxes Paid                                985,520         985,520
    D. Sales and Use Tax                                     842             842
    E. Other Taxes                                       107,581         107,581
    F. Rent                                              110,766         110,766
    G. Other Leases (Attachment 3)                        24,578          24,578
    H. Telephone                                          51,526          51,526
    I. Utilities                                         107,264         107,264
    J. Travel & Entertainment                             42,531          42,531
    K. Vehicle Expenses                                      646             646
    L. Office Supplies                                    30,309          30,309
    M. Advertising                                         1,441           1,441
    N. Insurance (Attachment 7)                          138,723         138,723
    O. Purchases of Fixed Assets                           7,384           7,384
    P. Purchases of Inventory                          8,938,396       8,938,396
    Q. Manufacturing Supplies                             29,051          29,051
    R. Repairs & Maintenance                              20,186          20,186
    S. Payments to Secured Creditors                      82,801          82,801
    T. Other Operating Expenses                        1,124,395       1,124,395
6.  TOTAL CASH DISBURSEMENTS                          14,388,940      14,388,940
7.  ENDING CASH BALANCE
    (LINE 4 - LINE 6)                                    246,893         246,893

                                  ATTACHMENT 1

              MONTHLY ACCOUNTS RECEIVABLE AGING AND RECONCILIATION

REPTRON ELECTRONICS, INC., Debtor                                   Case No. 03-
                                                35966-BKC-PGH
Petition Date: October 28, 2003

Reporting Period beginning October 28, 2003 and ending November 30, 2003

ACCOUNTS RECEIVABLE AT PETITION DATE: 17,066,926.86

ACCOUNTS RECEIVABLE RECONCILIATION (Include all accounts receivable, pre-petition and post-petition, including charge card sales which have not been received):

Beginning of Month Balance                          17,066,927
PLUS: Current Month New Billings       13,781,462
LESS: Collection During the Month    - 13,951,703
End of Month Balance                                              16,896,686

                                  ATTACHMENT 2

              MONTHLY ACCOUNTS PAYABLE AND SECURED PAYMENTS REPORT

REPTRON ELECTRONICS, INC., Debtor Case No. 03-36966-BKC-PGH
Petition Date: October 28, 2003

Reporting Period beginning October 28, 2003 and ending November 30, 2003

In the space below list all invoices or bills incurred and not paid since the filing of the petition. do not include amounts owed prior to filing the petition.

   Date        Days
Incurred    Outstanding       Vendor    Description    Amount
--------    -----------       ------    -----------    ------

See attached "Current Post Petition Payables"

ACCOUNTS PAYABLE RECONCILIATION (Post Petition Only):

Opening Balance (total from prior report)              0
PLUS: New Indebtedness Incurred This Month
LESS: Amount Paid on Prior Accounts Payable
Ending Month Balance

SECURED: List the status of Payments to Secured Creditors and Lessors (Post Petition Only)

                                            Number           Total
                                           of Post         Amount of
   Secured          Date                   Petition      Post Petition
  Creditor/       Payment     Payment      Payments        Payments
   Lessor           Due        Amount     Delinquent      Delinquent
   ------           ---        ------     ----------      ----------
GE Capital        11/1/03                     0                0

TransAmerica      11/1/03                     0                0

Lease Finance     11/1/03                     0                0

SBA               11/1/03                     0                0

State of MN       11/1/03                     0                0

                                  ATTACHMENT 3

                        INVENTORY AND FIXED ASSETS REPORT

REPTRON ELECTRONICS, INC., Debtor Case No. 03-36966-BKC-PGH
Petition Date: October 28, 2003

Reporting Period beginning October 28, 2003 and ending November 30, 2003

                                INVENTORY REPORT

INVENTORY BALANCE AT PETITION DATE:         22,589,000

INVENTORY RECONCILIATION:

         Inventory Balance at Beginning of Month      22,589,000
         Inventory Purchased During Month
         Inventory Used or Sold

         Inventory On Hand at End of Month                       20,437,717

METHOD OF COSTING INVENTORY:  FIFO

                               FIXED ASSET REPORT

FIXED ASSETS FAIR MARKET VALUE AT PETITION DATE: 10,581,519
(Includes Property, Plant and Equipment)

BRIEF DESCRIPTION (First Report Only): Office equipment, production machinery, leasehold improvements, building improvements

FIXED ASSETS RECONCILIATION:

Fixed Asset Book Value at Beginning of Month               10,581,519
         LESS:  Depreciation Expense                   ___________________
         PLUS:  New Purchases                          ___________________
Ending Monthly Balance                                 ___________________

BRIEF DESCRIPTION OF FIXED ASSETS PURCHASES AND DISPOSALS DURING THE REPORTING
PERIOD:

Production machinery used to produce electronic parts

                                December 17, 2003

Paul Plante, President and COO
Reptron Electronics, Inc.
13700 Reptron Blvd.
Tampa, Fl 33626-3046

Dear Mr. Plante:

You have provided us with certain information and have discussed with us the current and future needs for the post-confirmation financing described herein of Reptron Electronics, Inc. and its subsidiaries or affiliates (the "Company").

In connection therewith, we are pleased to submit our commitment to provide a secured revolving credit and term loan facility (the "Financing") of up to Twenty Five Million ($25,000,000) Dollars to the Company (the "Credit Facility"). The proceeds of the Credit Facility would be used (a) to refinance all existing indebtedness owed by Borrowers to The CIT Group/Business Credit, Inc. pursuant to the existing DIP credit facility, (b) to fund payments required in order to substantially consummate the Company's Second Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Plan"), (c) to pay transaction fees and expenses in respect of the Financing, and (d) subject to the terms and conditions provided for under the Credit Facility, for the general corporate purposes of the Company.

The exact structure and terms of the proposed Credit Facility cannot be precisely stated until the completion of our field examinations, any additional due diligence and final credit approval as a result of same. However, in general, we contemplate that the Credit Facility may be structured as follows:

1.       Revolving Credit Facility.

           (a) Amount: Revolving loans of up to Twenty Five Million ($25,000,000) Dollars based upon the lending formulas, and subject to the sublimits and other terms described below.

           (b)      Lending Formulas:

                    (i) Accounts: Up to eighty-five percent (85%) of the net amount of eligible accounts receivable of the Company, subject to a reserve for dilution in excess of five percent (5%) for the preceding six (6) month period as computed at each field exam. Eligible accounts receivable and the net

                                    EXHIBIT 8
                           amounts thereof will be determined by us pursuant to general criteria which will be set forth in the loan documentation. Generally, eligible accounts receivable will exclude (i) accounts which are unpaid more than sixty (60) days past the original due date thereof, but in any event which are unpaid more than ninety (90) days from the original invoice date, (ii) accounts owed by an account debtor which has more than fifty percent (50%) of the aggregate amount thereof unpaid more than sixty (60) days past the original due date thereof, but in any event which are unpaid more than ninety (90) days past the original invoice date thereof and/or due date, (iii) contra accounts, (iv) poor credits, (v) employee or affiliate accounts receivable, (vi) foreign accounts, except for accounts of Diebold and Bayer up to agreed upon limits, those accounts covered by foreign credit insurance, or those accounts otherwise approved on a case-by-case basis, (vii) sales to any customer to the extent that such sales exceed at one time 15% or more of Eligible Accounts except as specifically approved for higher limits to be agreed upon after due diligence on same for Diebold, Bayer, Datascope, Zole Medical or any other account on a case-by-case basis; and (viii) those other accounts which do not constitute collateral acceptable for lending purposes pursuant to criteria established by us.

                  (ii) Inventory: Up to the lesser of thirty percent (35%) of the value of eligible raw materials and finished goods inventory of the Company, valued at the lower of cost or market, as determined by us, with cost determined under the first-in-first-out method, or eighty-five percent (85%) of the orderly liquidation value, net of liquidation expenses based on an appraisal of the inventory to be conducted semi-annually at the expense of the Company by independent appraisers acceptable to us, provided, that, slow-moving inventory will be capped at the level reflected in the most recent appraisal and monitored monthly. Eligible inventory will be determined by us pursuant to general criteria which will be set forth in the loan documentation. Generally, eligible inventory will exclude work-in-process, packaging, slow-moving or obsolete inventory, and those other items which do not constitute collateral acceptable for lending purposes pursuant to criteria established by us.

                  (iii) Equipment: Up to fifty percent (50%) of the net forced liquidation value of the equipment subject to our first perfected security interest and based on an appraisal to be conducted at the expense of the Company by independent appraisers acceptable to us. A current appraisal must be received prior to including equipment into the borrowing base, and the equipment advance rate will subsequently reduce to zero if the appraisal becomes more than twelve (12) months old with no update authorized by the Company.

         (c) Inventory Loan Limit: The maximum amount of loans available in respect of eligible inventory shall not exceed Seven Million ($7,000,000) Dollars at any time, notwithstanding the total value of eligible inventory, and including for this purpose our reliance on eligible inventory to be acquired under commercial letters of credit opened by or through us under the letter of credit facility described below.

         (d) Equipment Loan Limit: The maximum amount of loans available in respect of eligible equipment shall not exceed One Million Five Hundred Thousand ($1,500,000) Dollars, notwithstanding the total value of eligible equipment, and beginning on April 1, 2004 and each quarter thereafter, the maximum amount shall reduce by One Hundred Twenty-Five Thousand ($125,000) Dollars, notwithstanding the total value of eligible equipment.

2.       Letter of Credit Facility.

         (a) Amount: Letters of credit arranged through us ("LCs") of up to an aggregate amount at any time outstanding of Four Million ($4,000,000) Dollars, included within the overall Revolving Credit Facility.

         (b) LC Reserves Against Availability: Reserves against the revolving loans otherwise available equal to (i) one hundred percent (100%) minus the percentage set forth above for the inventory lending formula multiplied by the cost of the goods being purchased with the LC, plus (ii) duty, freight and cost of transport within the U.S., will be required when opening LCs for the purpose of purchasing eligible inventory. LCs which are opened for other purposes approved by us will require reserves of one hundred percent (100%) of the amount of such LCs.

         (c) Letter of Credit Fee: Two percent (2.0%) per annum on the daily outstanding balance of the LCs payable monthly in arrears. All applicable bank and opening charges will be in addition to our fee and charged to the loan account of the Company.

3. Collateral. All obligations of the Company and any corporate guarantors to us will be secured by first and only security interests in and liens upon all present and future assets of the Company and any corporate guarantors, including all accounts, contract rights, general intangibles, chattel paper, documents, instruments, deposit accounts, investment property, inventory, equipment, fixtures and all products and proceeds thereof, but shall not be secured by real property owned by the Company in Tampa, Florida subject to an existing mortgage, except that, the order confirming the Plan shall provide that upon our request we shall be provided a junior and subordinate mortgage lien upon said Tampa, Florida Property.

4. Interest Rate. The interest rate on loans shall be at the "Applicable Prime Rate Margin" above the rate announced from time to time by Wachovia Bank, National

Association, as its "prime rate" or at the Company's option, the "Applicable Eurodollar Margin" above the adjusted Eurodollar rate used by us (in each case subject to a two percent (2.0%) higher rate after default). The adjusted Eurodollar rate will be calculated based on the average of rates of interest per annum at which Wachovia Bank, National Association is offered deposits of U.S. dollars in the London interbank market adjusted by the reserve percentage prescribed by governmental authorities as determined by us. Collections will be credited to the loan account of the Company on a daily basis, allowing one (1) business day after our receipt of a wire transfer of federal funds into our payment account designated for such purpose.

The Applicable Margin for the first six (6) months and thereafter, if the quarterly Debt Service Coverage Ratio as defined in the loan agreement is 1.2 to 1 or less, will be the Prime rate plus one percent (1.0%) or the adjusted Eurodollar rate plus three percent (3.0%). Provided the quarterly Debt Service Coverage Ratio is greater than 1.2 to 1 for a fiscal quarter (after the initial six (6) months), the Applicable Margin for the three (3) months following the month of receipt of the 10Q for the fiscal quarter will be adjusted based on the attached pricing grid.

5. Fees. All fees listed below are in addition to interest and other fees and charges provided for herein and may, at our option, be charged directly to any loan account of the Company maintained with us.

         (a)      Closing Fee: Zero ($0) Dollars.

         (b) Servicing Fee: Two Thousand Five Hundred ($2,500) Dollars for each month or part thereof during the term of the arrangements, payable monthly in advance.

         (c) Unused Line Fee: The Applicable Unused Line Fee for the first six (6) months and thereafter, if the quarterly Debt Service Coverage Ratio as defined in the loan agreement is 1.2 to 1 or less, will be three-eighths of one percent (0.375%) per annum times (i) for the first eighteen (18) months, the difference between the average monthly balance of revolving loans and LCs outstanding under the Credit Facility and Twenty Million ($20,000,000) Dollars, and (ii) at all times thereafter, the difference between the average monthly balance of revolving loans and LCs outstanding under the Credit Facility and Twenty Five Million ($25,000,000) Dollars, payable monthly. If the quarterly Debt Service Coverage Ratio is greater than 1.2 to 1 for a fiscal quarter (after the initial six (6) months), the Applicable Unused Line Fee for the three (3) months following the month of receipt of the 10Q for such fiscal quarter will be adjusted based on the attached pricing grid.

         (d) Early Termination Fee: If the Credit Facility is terminated for any reason prior to the end of the then current term:

                  (i) two percent (2.0%) of the Credit Facility if terminated on or prior to the first (1st) anniversary of the date of closing;

                  (ii) one-half of one percent (0.5%) of the Credit Facility if terminated after the first (1st) anniversary and prior to the third (3rd) anniversary of the date of closing or at any other time prior to the end of the then current term

         We agree to waive all prepayment penalty fees after one (1) year from the closing, if Wachovia Bank, National Association replaces our facility in full.

6. Term. The Credit Facility will have an initial term of three (3) years from the date of closing, with a fourth (4th) year at our option and automatic annual renewals thereafter unless either party gives sixty (60) days prior written notice to the other party of the intention to terminate the Credit Facility.

7. Expenses. The Company agrees to pay all reasonable legal and closing expenses, including attorneys' fees and disbursements, filing and search fees, appraisal fees and field examination expenses and per diem field examination charges, whether or not this transaction closes. We charge eight hundred ($800) dollars per person per day for our field examiners in the field and in the office, plus travel, hotel and all other out-of-pocket expenses. Field examinations will be limited to four (4) per year if no event of default exist and will be limited to three (3) per year if excess availability exceeds Three Million ($3,000,000) Dollars and no default exists. In addition, field examination charges will be limited to Fifty Thousand ($50,000) per year plus out-of-pocket expenses provided no event of default exist. All such expenses shall be paid to us upon demand, together with such advance funds on account of such expenses and charges as we may from time to time request. This Section shall survive the expiration or termination of this letter.

8. Deposits. As evidence of our mutual good faith, and in consideration of our having incurred and continuing to incur certain expenses in the expectation of establishing the financing arrangements between us and the Company, we request that the Company deposit with us Fifteen Thousand ($15,000) Dollars against our expenses. This amount, together with any other deposits at any time received by us will be:

         (a) Returned to the Company, less the cost of our field examinations, legal fees and other expenses directly related to the loan application and credit review, if our credit approval of the proposed financing is not obtained;

         (b) Retained by us, and credited to the loan account of the Company, less the expenses described in paragraph (a) above, if the credit is approved and booked;

         (c) Retained by us, as a fee in addition to expenses payable by the Company as set forth above, if our credit approval of the proposed financing is obtained and the transaction does not close simultaneously with the acceptance of the Company's Plan and exit of bankruptcy, whether as a result of your election not to do business with us or a failure to fulfill any of the conditions of the proposed financing as approved by us; or

         (d) Retained by us, as a fee in addition to expenses payable by the Company as set forth above, if at any time during the loan and credit review, the Company intentionally misleads us or intentionally fails to disclose material information which, if disclosed, would have had a material adverse impact on the loan approval.

9. Other Information and Conditions. Subject to such conditions as may be established in connection with the credit approval, we would anticipate that the closing of the Credit Facility will be subject to the satisfaction, in a manner acceptable to us, of the following:

         (a) We shall have received, in form and substance satisfactory to us in our sole discretion, the Plan and the revised 13-week cash flow and availability projections reflecting the payment of the vendors in accordance with the Plan. In addition, the Company shall furnish us with all financial information, projections, budgets, business plans, cash flows and such other information as we may reasonably request from time to time. We shall have received current agings of receivables, current perpetual inventory records and/or rollforwards of accounts and inventory through the date of closing, together with supporting documentation, and other documents and information that will enable us to accurately identify and verify the eligible collateral at or before closing in a manner satisfactory to us and including documentation with respect to inventory in transit, goods in bonded warehouses or at other third-party locations. We may require daily or weekly reporting of collateral information from the Company and/or may establish in our records a loan account for the Company prior to closing. Such actions should not be construed to waive or modify any conditions to lending. Provided no Event of Default exists and excess availability of at least Three Million ($3,000,000) Dollars is maintained at all times, reporting of inventory will only be required monthly. Otherwise, inventory reporting will be required at least weekly.

         (b) Satisfactory legal review of the terms of the Credit Facility and its structure by our counsel, and execution and delivery of loan documents, all in form and substance satisfactory to us. The loan documents will include, among other documents, a loan agreement, security agreements, UCC financing statements, intercreditor agreements with any subordinated creditors, including any subordinated creditor with a junior lien on any of the assets of the Company, agreements from certain third parties, opinion letters of counsel, the guarantee of the obligations of the Company to us by its corporate subsidiaries and affiliates. Such loan documents will contain provisions, representations, warranties, conditions, covenants and events of default satisfactory to us and our counsel. With respect to financial covenants, the loan documents will include only one
                  (1) financial covenant, which covenant will only be tested if the excess availability under the Credit Facility falls below Three Million ($3,000,000) Dollars at any time during the fiscal quarter to be tested and no default exists. Such financial covenant will be a quarterly Debt Service Coverage ratio test as defined in the loan agreement and shall be greater than .9:1 for the fiscal quarter ended March 31, 2004, and shall be greater than 1.2:1 for the fiscal quarter ended June 30, 2004 and at all times thereafter.

         (c) The excess availability under the lending formulas provided for above, subject to sublimits and reserves, shall be not less than Two Million Five Hundred Thousand ($2,500,000) Dollars at the closing, after the payment of fees and expenses of the transaction and the application of the proceeds of the initial loans, and after deduction for past due payables and other obligations (except for those non-critical payables that were no more than forty-five (45) days past due at the time of the bankruptcy filing and expected to be repaid from the cash flow generated from the restoration of thirty (30) to forty-five (45) day terms from the respective vendors upon payment of the pre-petition payables for similar amounts outstanding). Accounts payable of the Company must be at a level and in a condition reasonably acceptable to us.

         (d) All subordinated debt to be on terms and conditions acceptable to us. In addition to, and not in limitation of the forgoing, we shall have received, in form and substance acceptable to us, intercreditor and subordination agreements with any subordinated creditors, including any subordinated creditor with a junior lien on any of the assets of the Company.

         (e) The Company shall have provided to us balance sheet, income statement, cashflow, and availability projections (including the assumptions underlying such projections), all in a level of detail acceptable to us, prepared on a monthly basis for the first year of the contract term and on a quarterly basis thereafter.

         (f) We shall have received a certified copy of a final non-appealable order entered by the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division (the "Bankruptcy Court"), in form and substance acceptable to us, approving confirmation of the Plan ("Confirmation Order"), which Confirmation Order shall conform to the Plan in all material respects and include such provisions affecting the Financing as we may request, shall be entered by the Bankruptcy Court after due notice to all creditors and other parties-in-interest, shall not have been stayed by the Bankruptcy Court (or by any other Court having jurisdiction to issue any such stay) or reversed, vacated, amended, supplemented or modified in any respect, and the time to appeal the Confirmation Order shall have expired, no appeal or petition for review, rehearing, or certiorari with respect to the Confirmation Order shall be pending and the Confirmation Order shall otherwise be in full force and effect.

         (g) All conditions precedent to the occurrence of the effective date under the Plan shall have been satisfied in full, subject only to our making of the initial loans pursuant to the Credit Facility. In addition, the definitive documents shall provide that after closing Company shall be in compliance with all operating budgets and other transactions contemplated under the Plan.

         (h) No material adverse change in the business, operations, profits or prospects of the Company or in the condition of the assets of the Company shall have occurred since the date of our latest field examinations.

         (i) We shall have received and reviewed each of the Company's major customer contracts, which shall be in form and substance satisfactory to us.

         (j) We shall have received inventory appraisals, in form and substance acceptable to us, provided, that, if such inventory appraisals cannot be completed by closing, we shall have received evidence, satisfactory to us, that the inventory appraisals are in progress and could not be completed by closing. After closing, inventory appraisals will be limited to two (2) per year provided no defaults exist and provided availability exceeds Three Million ($3,000,000) Dollars. Otherwise, appraisals will be required as deemed appropriate by us. However, the availability test for this purpose will commence six (6) months from the date of the appraisal to be ordered in conjunction with the closing of this transaction.

         (k) This transaction and the events contemplated herein must close by January 23, 2004.

The terms and conditions described in this letter are intended as an outline only and this letter does not purport to include or summarize all of the terms, conditions, covenants and other provisions which will be contained in the loan documents.

This letter is delivered to the Company on the condition that its existence and its contents will not be disclosed by the Company without our prior written approval except (i) as may be required to be disclosed in any legal proceeding or as may otherwise be required by law and (ii) on a confidential and "need to know" basis, to your directors, officers, employees, advisors and agents. Notwithstanding the foregoing, after acceptance of this commitment letter by the Company, the Company may disclose the terms of this commitment letter with the Company's disclosure statement with respect to the Company's Plan that will be filed with the Bankruptcy Court. In no event shall we have any liability to the Company, its creditors or any other parties-in-interest in connection with such summary.

Unless accepted by the Company and as so accepted, received by us by the close of business in Miami, Florida on December 17, 2003 with the deposit referred to above, this commitment shall expire at such time.

This letter is solely for your benefit and is not to be relied upon by any third party.

We look forward to continuing to work with you and your associates in this transaction.

                                                 Very truly yours,

                                                 CONGRESS FINANCIAL CORPORATION
                                                 (FLORIDA)

                                                 By: /s/ Pat Cloninger
                                                     -------------------------
                                                        Pat Cloninger
                                                 Title: Vice President

ACCEPTED on this__________________day of December, 2003:

REPTRON ELECTRONICS, INC.

By: ______________________
       Paul Plante
Title: President

PERFORMANCE PRICING GRID (ONLY APPLICABLE IF DEBT SERVICE COVERAGE RATIO FOR THE PRECEDING FISCAL QUARTER IS GREATER THAN 1.2:1):

  QUARTERLY EXCESS       APPLICABLE     APPLICABLE        APPLICABLE
AVAILABILITY (AT ALL     PRIME RATE   EURODOLLAR RATE     UNUSED LINE
      TIMES)               MARGIN         MARGIN              FEE
---------------------    ----------   ---------------     -----------
>$12MM                      .25%           2.25%              .25%

>$8mm up to $12MM           .50%           2.50%              .25%

> $5mm up to $8MM           .75%           2.75%             .375%

$5MM Or less                  1%           3.00%             .375%